Form 10-K405, Exhibit 13
period 1997-12-31
NATIONWIDE FINANCIAL SERVICES INC/
filed 1998-03-31
CIK 1029786

                                                                      Exhibit 13


Nationwide Financial Services, Inc. and Subsidiaries
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

================================================================================

INTRODUCTION

Management's discussion and analysis of financial condition and results of operations of Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively the Company) for the three years ended December 31, 1997 follows. This discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this report.
         NFS is a holding company for Nationwide Life Insurance Company (NLIC) and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. In March 1997, NFS sold
23.6 million shares of its newly-issued Class A common stock in an initial public offering (the IPO), receiving net proceeds of $524.2 million. Concurrent with the IPO, NFS sold $300.0 million of senior notes and $100.0 million of capital securities of subsidiary trust in companion public offerings. In addition to actual results, the Company presents pro forma results adjusted for the public offerings and for special dividends paid in anticipation of the IPO as if they had occurred at the beginning of each year presented. See note 1 to the consolidated financial statements for additional information regarding the public offerings and special dividends.
         Management's discussion and analysis contains forward-looking statements that are intended to enhance the reader's ability to assess the future financial performance of the Company. These forward-looking statements are not based on historical information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment yields and interest spread, or the earnings or profitability of the Company's activities. Because these statements are subject to numerous assumptions, risks, and uncertainties, actual results could be materially different. The following factors, among others, may have such an impact: changes in economic conditions; movements in interest rates and the stock markets; competitive pressures on product pricing and services; success and timing of business strategies; and the nature and extent of legislation and regulatory actions and reforms. Readers are directed to consider these and the other risks and uncertainties described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future events, or otherwise.

==============================================================================
RESULTS OF OPERATIONS

In addition to net income, the Company reports net operating income, which excludes realized investment gains and losses and results of discontinued operations. Net operating income is commonly used in the insurance industry as a measure of on-going earnings performance.
         The following table reconciles the Company's reported net income to net operating income for each of the last three years. In addition, net operating income reflecting pro forma adjustments for the IPO, companion senior notes and capital securities public offerings and special dividends as discussed previously is also presented. This pro forma information is not necessarily indicative of what the Company's results would have been had the above transactions actually occurred at the beginning of each year presented, or of future results of the Company.

  (in millions of dollars,
  except per share amounts)     1997     1996     1995
=======================================================
Net income                     $265.2   $223.6   $209.6
Realized gains on
  investments, net of tax        (7.9)    (1.0)    (0.1)
Income from discontinued
  operations, net of tax           --    (11.3)   (24.7)
-------------------------------------------------------
  Net operating income          257.3    211.3    184.8
Pro forma adjustments, net of
  tax                            (2.9)   (26.2)   (26.2)
-------------------------------------------------------
  Pro forma net operating
    income                     $254.4   $185.1   $158.6
=======================================================
Basic and diluted pro forma
  net operating income per
  share                        $ 1.98   $ 1.44   $ 1.24
=======================================================

         Earnings per share amounts reflect the Company's adoption of Statement of Financial Accounting Standards No. 128 -- Earnings Per Share during 1997. The earnings per share amounts presented represent both basic and diluted earnings per share as the dilutive effects of stock options do

--------------------------------------------------------------------------------

not result in dilutive amounts different from basic earnings per share.

Revenues

Total revenues for 1997, excluding realized gains and losses on investments, increased to $2.23 billion compared to $2.02 billion for 1996 and $1.84 billion for 1995. Increases in policy charges and net investment income accounted for most of the growth.
         Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of variable annuities; administration fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts; and cost of insurance charges earned on universal life insurance products. Policy charges for each of the last three years were as follows:

   (in millions of dollars)      1997     1996     1995
========================================================
Asset fees                      $384.8   $275.5   $184.8
Administrative fees               59.5     50.1     40.7
Surrender fees                    32.4     22.1     17.3
Cost of insurance charges         68.5     53.2     43.8
--------------------------------------------------------
  Total policy charges          $545.2   $400.9   $286.6
========================================================

         The growth in asset fees reflects increases in total separate account assets of 40% in 1997 and 45% in 1996. As of year end, total separate account assets were $37.72 billion.

         Separate Account Assets
         (in billions)

          1993           $ 9.0
          1994           $12.1
          1995           $18.6
          1996           $26.9
          1997           $37.7


         Net investment income includes the gross investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on the Company's general account invested assets which are not allocated to product segments. Net investment income grew from $1.29 billion and $1.36 billion in 1995 and 1996, respectively, to $1.41 billion in 1997 primarily due to increased invested assets to support growth in fixed annuity policy reserves. Fixed annuity policy reserves, which include the fixed option of the Company's variable annuity products, increased $727.8 million in 1996 and $682.4 million in 1997 and were $14.19 billion as of year end 1997. The increase in net investment income due to growth in invested assets was partially offset by declining investment yields in 1997 and 1996 due to lower market interest rates.
         Realized gains and losses on investments are not considered by the Company to be recurring components of earnings and are reported in the Corporate and Other segment. The Company makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. Net realized gains on investments were $11.1 million in 1997 compared to realized losses of $0.2 million and $1.7 million in 1996 and 1995, respectively. Realized gains in 1997 include $14.4 million recognized when securities of $850.0 million were paid to Nationwide Corporation (Nationwide Corp.), the 100% owner of NFS prior to the IPO, as a dividend on February 24, 1997 as a part of certain transactions that were completed in anticipation of the IPO. Also, during 1997, the Company recorded a realized loss of $16.2 million related to the sale of a single corporate bond investment that had deteriorated due to the credit quality of the issuer.

Benefits and Expenses

Interest credited to policyholder account balances totaled $1.02 billion in 1997 compared to $982.3 million in 1996 and $950.3 million in 1995 and principally relates to fixed annuity products. The growth in interest credited reflects the increase in fixed annuity policy reserves previously discussed partially offset by reduced average crediting rates. The average crediting rate on fixed annuity policy reserves was 6.12% in 1997 compared to 6.30% and 6.58% in 1996 and 1995, respectively.
         Amortization of deferred policy acquisition costs (DAC) increased to $167.2 million in 1997 compared to $133.4 million in 1996 and $82.7 million in 1995. The increase is principally related to increased business in the Variable Annuities segment. Operating expenses were $402.7 million in 1997, a 14% increase from 1996 operating expenses of $353.5 million. Operating expenses were $317.7 million in 1995. The increase reflects the growth in the number of annuity and life insurance contracts in-force and the related increase in administrative processing costs. Increased operating expenses in 1997 also reflect the cost of certain technology initiatives.
         The Company has developed a plan to address issues related to the Year 2000. The problem relates to many existing computer programs using only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has been evaluating its exposure to the Year 2000 issue through a review of all of its operating systems as well as dependencies on the systems of others

--------------------------------------------------------------------------------

since 1996. The Company expects all system changes and replacements needed to achieve Year 2000 compliance to be completed by the end of 1998. Compliance testing will be completed in the first quarter of 1999. The Company charges to expense all costs associated with these system changes as the costs are incurred.
         Operating expenses in 1997 include approximately $45 million on technology projects, which includes costs related to Year 2000 and the development of a new policy administration system for traditional life insurance products and other system enhancements. The Company anticipates spending a comparable amount in 1998 on technology projects, including Year 2000 initiatives.
         The Company recorded interest expense of $26.1 million in 1997 on the senior notes and the capital securities issued in March 1997 concurrent with the Company's IPO.
         Federal income tax expense was $141.8 million representing an effective tax rate of 34.8% for 1997. Federal income tax expense in 1996 and 1995 was $115.8 million and $96.3 million, respectively, representing effective rates of 35.3% and 34.3%.

Discontinued Operations

Discontinued operations include the results of (i) the three NLIC subsidiaries whose outstanding common stock, on September 24, 1996, was declared as a dividend payable to Nationwide Corp. on January 1, 1997 and (ii) NLIC's accident and health and group life insurance business which was ceded to affiliates effective January 1, 1996. The Company entered into these transactions in 1996 in order to focus its business on long-term savings and retirement products. The transactions are described in note 19 of the consolidated financial statements. The Company did not recognize any gain or loss on the disposal of these subsidiaries or discontinuance of the accident and health and group life insurance business. Income from discontinued operations was $11.3 million in 1996 and $24.7 million in 1995. There was no income from discontinued operations in 1997.

Statutory Premiums and Deposits

         The Company sells its products through a broad distribution network comprised of wholesale and retail distribution channels. Wholesale distributors are unaffiliated entities that sell the Company's products to their own customer base and include investment broker/dealers, pension plan administrators and financial institutions. The Company has access to over 1,000 broker/dealers and over 30,000 registered representatives who sell individual and group variable annuities, fixed annuities and variable life insurance in all 50 states and the District of Columbia. Over 250 regional pension plan administrators market the Company's group variable and fixed annuities to employers sponsoring employee retirement programs. The Company currently has relationships with over 180 banks selling individual variable annuities (under the Company's brand name and on a private-label basis), individual fixed annuities, variable universal life insurance and group pension products.
         Retail distributors are representatives of the Company who market products directly to a customer base identified by the Company and include employees of the Company's sales subsidiaries and Nationwide Insurance Enterprise insurance agents. The Company markets products on a retail basis to state and local governments and to teachers through its subsidiary sales organizations. Approximately 4,300 licensed Nationwide Insurance Enterprise insurance agents sell life insurance and individual annuities primarily targeting holders of personal automobile and homeowners' insurance policies issued by the Nationwide Insurance Enterprise.
         Statutory premiums and deposits by distribution channel for each of the last three years are summarized as follows:

                                                     1997                  1996                  1995
                                              ------------------     -----------------     -----------------
          (in millions of dollars)             AMOUNT        %        Amount       %        Amount       %
============================================================================================================
WHOLESALE CHANNELS
  Investment dealers                          $ 3,894.1     37.7%    $3,627.8     42.5%    $2,835.4     42.8%
  Pension market                                2,325.0     22.5      1,911.6     22.4      1,573.7     23.8
  Financial institutions                        1,653.2     16.0        947.2     11.1        515.4      7.8
------------------------------------------------------------------------------------------------------------
    Total wholesale channels                    7,872.3     76.2      6,486.6     76.0      4,924.5     74.4
------------------------------------------------------------------------------------------------------------
RETAIL CHANNELS
  Public sector and teachers market             1,862.1     18.0      1,528.0     17.9      1,244.9     18.8
  Nationwide agents                               602.7      5.8        525.5      6.1        446.5      6.8
------------------------------------------------------------------------------------------------------------
    Total retail channels                       2,464.8     23.8      2,053.5     24.0      1,691.4     25.6
------------------------------------------------------------------------------------------------------------
Total external premiums and deposits           10,337.1    100.0%     8,540.1    100.0%     6,615.9    100.0%
============================================================================================================
Nationwide Insurance Enterprise employee and
  agent benefit plans                             174.9                 502.5                 182.1
------------------------------------------------------------------------------------------------------------
Total statutory premiums and deposits         $10,512.0              $9,042.6              $6,798.0
============================================================================================================

--------------------------------------------------------------------------------

         Excluding Nationwide Insurance Enterprise benefit plan sales, the Company achieved annual sales growth of 21%, 29%, and 21% in 1997, 1996 and 1995, respectively. The Company's goal is 20% annual growth in external sales and management believes the Company is well positioned to achieve that goal in 1998.
         The Company's flagship products are marketed under The BEST of AMERICA brand, and include individual and group variable annuities and variable life insurance. The BEST of AMERICA products allow customers to choose from among investment options managed by premier mutual fund managers. The Company has also developed private label variable and fixed annuity products in conjunction with other financial services providers which allow those providers to sell individual variable and fixed annuities with substantially the same features as the Company's brand name products to their own customer bases under their own brand name.
         The Company also markets group deferred compensation retirement plans to employees of state and local governments for use under Internal Revenue Code
(IRC) Section 457. The Company utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products. In addition, the Company utilizes an exclusive arrangement with the National Education Association (NEA) to market tax-qualified annuities under IRC 403(b) to NEA members. Variable annuities developed for the NEA members are sold under The NEA Valuebuilder brand.
         External statutory premiums and deposits by product are as follows:

   (in millions of dollars)       1997        1996       1995
===============================================================
The BEST of AMERICA products:
    Individual variable
      annuities                 $ 4,269.7   $3,801.5   $2,740.6
    Group variable annuities      2,220.5    1,807.1    1,457.6
    Variable universal life         220.3      165.4      101.3
Private label annuities           1,006.3      625.9      389.7
IRC Section 457 annuities         1,715.7    1,425.8    1,191.1
The NEA Valuebuilder annuities      145.5      102.2       53.8
Other                               759.1      612.2      681.8
---------------------------------------------------------------
                                $10,337.1   $8,540.1   $6,615.9
===============================================================

Business Segments

The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, the Company reports corporate income and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its distribution companies, revenues and expenses of its investment advisor subsidiary, revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee benefit plans and interest expense on long-term debt and capital securities in a Corporate and Other segment. All information set forth below relating to the Company's Variable Annuities segment excludes the fixed option under the Company's variable annuity contracts. Such information is included in the Company's Fixed Annuities segment.
         The following table summarizes operating income before federal income tax expense for the Company's business segments for each of the last three years.

   (in millions of dollars)      1997     1996     1995
========================================================
Variable annuity                $150.9   $ 90.3   $ 50.8
Fixed annuity                    169.5    135.4    137.0
Life insurance                    70.9     67.2     67.6
Corporate and other                4.6     35.4     27.5
--------------------------------------------------------
                                $395.9   $328.3   $282.9
========================================================

Variable Annuities

The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.
         The following table summarizes certain selected financial data for the Company's Variable Annuities segment for the years indicated.

(in millions of dollars)    1997        1996        1995
===========================================================
INCOME STATEMENT DATA (1)
Revenues:
  Asset fees              $   370.2   $   261.8   $   172.8
  Administrative fees          21.8        18.1        14.0
  Surrender fees               21.9        13.6        10.0
-----------------------------------------------------------
    Total policy charges      413.9       293.5       196.8
Net investment income
  and other (2)                (9.9)       (8.9)       (7.8)
-----------------------------------------------------------
                              404.0       284.6       189.0
-----------------------------------------------------------
Benefits and expenses:
  Benefits and claims           5.9         4.6         2.9
  Amortization of DAC          87.8        57.4        26.3
  Other operating
    expenses                  159.4       132.3       109.0
-----------------------------------------------------------
                              253.1       194.3       138.2
-----------------------------------------------------------
Operating income before
  federal income tax
  expense                 $   150.9   $    90.3   $    50.8
===========================================================

--------------------------------------------------------------------------------

(in millions of dollars)    1997        1996        1995
===========================================================
OTHER DATA (1)
Statutory premiums and
  deposits (3)            $ 7,535.8   $ 6,500.3   $ 4,399.3
Withdrawals                 2,683.3     1,697.4     1,071.6
Policy reserves as of
  year end                $34,486.7   $24,278.1   $16,761.8
Ratio of policy charges
  to average policy
  reserves                     1.41%       1.43%       1.44%
Pre-tax operating income
  to average policy
  reserves                     0.51%       0.44%       0.37%
===========================================================

(1) Excludes the fixed option under the Company's variable annuity contracts which is reported in the Company's Fixed Annuities segment.
(2) The Company's method of allocating net investment income results in a charge (negative net investment income) to this segment which is recognized in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.
(3) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

         Variable annuity segment results reflect a sharp increase in policy charge revenues partially offset by increases in amortization of DAC and other operating expenses. The increase in policy charge revenues is attributable to growth in asset fees. Asset fees were $370.2 million in 1997 up 41% from $261.8 million in 1996 and totaled $172.8 million in 1995. The increase in assets fees reflects substantial growth in policy reserve levels as a result of steady premium growth and through market appreciation on investments underlying reserves.

     Variable Annuity Policy Reserves
     (in billions)

          1993           $ 7.9
          1994           $10.8
          1995           $16.8
          1996           $24.3
          1997           $34.5

         Variable annuity policy reserves grew $10.21 billion during 1997 reaching $34.49 billion as of year end 1997 compared to growth in 1996 of $7.52 billion and year end 1996 reserves of $24.28 billion. Total policy charges as a percentage of policy reserves remained relatively stable between 141 and 144 basis points during the last three years presented, reflecting no or minimal changes in the levels of policy charges for most variable annuity products.
         The Company has sustained high sales growth over the recent three year period through deeper penetration of existing distribution channels and the addition of new sales outlets. In addition, variable annuity sales reflect growing consumer demand for equity-based retirement savings investments, coupled with a robust stock market and lower interest rates. Significant increases in production through financial institutions, pension plan administrators and public sector markets have contributed strongly to the growth in variable annuity sales in 1997, when sales increased 16% to a record $7.54 billion compared to $6.50 billion in 1996. Variable annuity sales in 1996 represented a 48% increase over 1995 sales of $4.40 billion.
         Favorable equity market conditions over the past three years have also contributed significantly to the growth in variable annuity policy reserves. Variable annuity policy reserves reflect market appreciation of $5.21 billion, $2.72 billion and $2.93 billion in 1997, 1996 and 1995, respectively.
         The increase in amortization of DAC in 1997 compared to 1996 and 1995 is due to overall growth in the variable annuity business.
         The growth in operating expenses also reflects the overall growth in the variable annuity business. Operating expenses were 54 basis points of average variable annuity policy reserves for 1997 comparing favorably to 64 basis points and 80 basis points for 1996 and 1995, respectively. The Company has controlled operating expense growth by increasing productivity through investments in technology and economies of scale.

Fixed Annuities

The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under the Company's variable annuity contracts.

--------------------------------------------------------------------------------

         The following table summarizes certain selected financial data for the Company's Fixed Annuities segment for the years indicated.

(in millions of dollars)    1997        1996        1995
===========================================================
INCOME STATEMENT DATA (1)
Revenues:
  Policy charges          $    15.9   $    18.0   $    16.4
  Life insurance
    premiums                   27.3        24.0        32.8
  Net investment income     1,098.2     1,050.6     1,002.8
-----------------------------------------------------------
                            1,141.4     1,092.6     1,052.0
-----------------------------------------------------------
Benefits and expenses:
  Interest credited to
    policyholder account
    balances                  823.4       805.0       775.7
  Other benefits and
    claims                     23.3        33.8        29.5
  Amortization of DAC          39.8        38.6        29.5
  Other operating
    expenses                   85.4        79.8        80.3
-----------------------------------------------------------
                              971.9       957.2       915.0
-----------------------------------------------------------
Operating income before
  federal income tax
  expense                 $   169.5   $   135.4   $   137.0
===========================================================
OTHER DATA (1)
Statutory premiums and
  deposits (2)            $ 2,137.9   $ 1,600.5   $ 1,864.2
Withdrawals and benefits    1,710.0     1,375.5     1,151.6
Policy reserves as of
  year end                $14,194.2   $13,511.8   $12,784.0
Net interest margin on
  general account policy
  reserves                     2.04%       1.92%       1.92%
Pre-tax operating income
  to average policy
  reserves                     1.22%       1.03%       1.14%
===========================================================

(1) Includes the fixed option under the Company's variable annuity contracts.
(2) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

         Fixed annuity segment results reflect an increase in interest spread income attributable to growth in fixed annuity policy reserves and wider interest margins. Interest spread is the differential between net investment income and interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by competitors, performance of the investment portfolio, changes in market interest rates and other factors. The following table depicts the interest margins on general account policy reserves in the Fixed Annuities segment for each of the last three years.

                                1997     1996     1995
-------------------------------------------------------
Net investment income            8.16%    8.22%    8.50%
Interest credited                6.12     6.30     6.58
-------------------------------------------------------
                                 2.04%    1.92%    1.92%
=======================================================

         The Company expects interest margins to compress during 1998 reflecting the lower interest rate environment available for new invested assets. The Company is able to mitigate the effects of lower investment yields by periodically resetting the rates credited on fixed annuity contracts. As of December 31, 1997, $6.85 billion, or 48% of fixed annuity policy reserves, were in contracts where the guaranteed interest rate is reestablished each quarter. Fixed annuity policy reserves of $4.88 billion are in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter. The Company also has $1.40 billion of fixed annuity policy reserves that call for the crediting rate to be reset annually on each January 1. The remaining $1.06 billion of fixed annuity policy reserves are in payout status where the Company has guaranteed periodic, typically monthly, payments.
         Fixed annuity policy reserves increased to $14.19 billion as of year-end compared to $13.51 billion a year ago and $12.78 billion as of the end of 1995.
         The growth reflects increased fixed annuity sales in 1997 through the financial institutions and investment dealer channels. Sales for 1997 were up 34% to $2.14 billion compared to $1.60 billion in 1996. Sales in 1995 totaled $1.86 billion. Most of the Company's fixed annuity sales are premiums allocated to the guaranteed fixed option of variable annuity contracts. Fixed annuity sales for 1997 include $1.67 billion in premiums allocated to the fixed option under a variable annuity contract, compared to $1.24 billion in 1996. Sales growth in 1997 reflects the success of proprietary fixed product sales through financial institutions, as well as the impact of a 1.00% first-year bonus crediting rate offered on The BEST of AMERICA-America's Vision product during the second half of 1997.

     Fixed Annuity Policy Reserves
     (in billions)

          1993           $10.2
          1994           $11.2
          1995           $12.8
          1996           $13.5
          1997           $14.2

         The decrease in other benefits and claims reflects a $13.0 million charge in 1996 related to reserve strengthening in the immediate annuity line due to changes in estimated profitability based on revised assumptions for mortality and

--------------------------------------------------------------------------------

reinvestment rates. Amortization of DAC reflects a reduction in 1996 of $6.0 million due to changes in estimates of expected future profits as a result of favorable investment spread and persistency experience.

Life Insurance

The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.
         The following table summarizes certain selected financial data for the Company's Life Insurance segment for the years indicated.

(in millions of dollars)    1997        1996        1995
-----------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
  Cost of insurance
    charges               $    68.5   $    53.2   $    43.8
  Other policy charges         36.8        33.4        27.5
-----------------------------------------------------------
    Total policy charges      105.3        86.6        71.3
  Life insurance
    premiums                  178.1       174.6       166.3
  Net investment income       189.1       174.0       171.3
  Other                         0.6         0.4         0.2
-----------------------------------------------------------
                              473.1       435.6       409.1
-----------------------------------------------------------
Benefits and expenses:
  Interest credited to
    policyholder account
    balances                   78.5        70.2        69.0
  Other benefits and
    claims                    149.0       141.2       133.0
  Policyholder dividends       40.6        40.7        39.7
  Amortization of DAC          39.6        37.4        31.0
  Other operating
    expenses                   94.5        78.9        68.8
-----------------------------------------------------------
                              402.2       368.4       341.5
-----------------------------------------------------------
Operating income before
  federal income tax
  expense                 $    70.9   $    67.2   $    67.6
===========================================================
OTHER DATA
  Statutory premiums(1):
  Traditional and
    universal life        $   248.4   $   253.9   $   248.3
  Variable universal
    life                      220.0       165.4       104.1
  Corporate-owned life        195.0        20.0          --
Policy reserves as of
  year end:
  Traditional and
    universal life          2,369.5     2,295.5     2,213.7
  Variable universal
    life                      892.1       622.6       446.8
  Corporate-owned life        225.4        20.8          --
Life insurance in force:
  Traditional and
    universal life         27,495.7    28,107.0    27,616.9
  Variable universal
    life                   11,337.4     8,094.6     4,926.5
  Corporate-owned life    $   426.3   $    73.0   $      --
===========================================================

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

         Life Insurance segment results reflect revenue growth in the variable universal life insurance line driven by a steady increase in insurance in-force and policy reserves partially offset by higher operating expenses associated with technology-related costs in the traditional life insurance lines.

    Life Insurance Policy Reserves
    (in billions)

          1993           $2.3
          1994           $2.4
          1995           $2.7
          1996           $2.9
          1997           $3.5

         Variable universal life insurance policy charges were $57.1 million in 1997, an increase of $18.5 million, or 48%, compared to $38.6 million in 1996. For 1995, variable universal life insurance policy charges were $26.7 million. The growth in variable universal life policy charges is attributable to the growth in insurance in-force and policy reserves, which increased 40% and 43%, respectively, in 1997. During 1996, variable universal life insurance in-force and policy reserves increased 64% and 39%, respectively. Growth in insurance in-force and policy reserves is due to strong sales from both investment dealers and Nationwide Insurance Enterprise insurance agents, combined with high persistency. In February, 1998, the Company introduced a new variable universal life insurance product called Next Generation, which offers an innovative, tiered-pricing structure that maximizes cash value. The Company anticipates continued sales growth in 1998 for variable universal life insurance as well as its recent entry into corporate-owned insurance products.
         The growth in operating expenses is due to technology-related costs combined with the increase in variable life insurance policies in-force. Technology-related expenses in 1997 were $16.5 million, compared to $3.2 million in 1996. The majority of the expenses are for a new policy administration system to support traditional life insurance products and for activities to make systems Year 2000 compliant.

--------------------------------------------------------------------------------

Corporate and Other

The following table summarizes certain selected financial data for the Company's Corporate and Other segment for the years indicated.

 (in millions of dollars)      1997       1996       1995
===========================================================
INCOME STATEMENT DATA
Revenues:
  Net investment income      $  153.5   $  154.7   $  137.6
  Other                          55.3       49.3       51.0
-----------------------------------------------------------
                                208.8      204.0      188.6
-----------------------------------------------------------
Benefits and expenses:
  Interest credited to
    policy reserves             114.7      106.1      105.6
  Interest expense on debt
    and capital securities
    of subsidiary trust          26.1         --         --
  Other operating expenses       63.4       62.5       55.5
-----------------------------------------------------------
                                204.2      168.6      161.1
-----------------------------------------------------------
Operating income before
  federal income tax
  expense(1)                 $    4.6   $   35.4   $   27.5
===========================================================
OTHER DATA
Statutory premiums and
  deposits(2)                $  174.9   $  502.6   $  182.1
Withdrawals and benefits        205.4      140.3      144.4
Policy reserves as of year
  end                         3,791.9    3,302.5    2,644.3
Nationwide retail mutual
  fund assets(3)             $2,555.0   $2,136.2   $2,113.9
===========================================================

(1) Excludes realized gains (losses) on investments and discontinued operations.
(2) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(3) Excludes mutual funds selected as investment options under the Company's variable annuity and variable universal life insurance contracts and mutual funds selected as investment options under Nationwide Insurance Enterprise employee and agent benefit plans.

         Revenues in the Corporate and Other segment consist of net investment income on invested assets not allocated to the three product segments, investment management fees and other revenues earned from Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments, commissions and other income earned by the marketing and distribution subsidiaries of the Company and net investment income and policy charges from group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.
         The decreases in operating income for the period to period comparisons primarily relate to interest expense on the senior notes and capital securities issued in March 1997 concurrent with the IPO and the impact on net investment income related to the special dividends paid in anticipation of the IPO. On a pro forma basis, net operating income (loss) before federal income tax expense was $0.2 million, $(4.9) million and $(12.8) million for 1997, 1996 and 1995, respectively.
         In addition to the operating revenues previously presented, the Company also reports realized gains and losses on investments in the Corporate and Other segment. Net realized gains on investments were $11.1 million in 1997 compared to realized losses of $0.2 million and $1.7 million in 1996 and 1995, respectively. Realized gains in 1997 include $14.4 million recognized when securities of $850.0 million were paid to Nationwide Corp. as a dividend on February 24, 1997. Also, during 1997, the Company recorded realized losses of $16.2 million related to the sale of a single corporate bond investment due to deterioration in the credit quality of the issuer.

===============================================================================
LIQUIDITY AND CAPITAL RESOURCES

Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate strong cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. The Company's capital structure consists of debt, capital securities of subsidiary trust and equity, summarized in the following table.

--------------------------------------------------------------------------------

                                      December 31,
                           ----------------------------------
                                          1996
 (in millions of dollars)    1997     Pro forma(1)     1996
=============================================================
Long-term debt             $  298.4     $  298.4     $     --
Capital securities of
  subsidiary trust            100.0        100.0           --
-------------------------------------------------------------
Total long-term debt and
  capital securities          398.4        398.4           --
-------------------------------------------------------------
Shareholders' equity,
  excluding unrealized
  gains on securities
  available-for-sale, net   1,877.1      1,632.3      1,958.1
Unrealized gains on
  securities
  available-for-sale, net     247.1        173.6        173.6
-------------------------------------------------------------
  Total shareholders'
    equity                  2,124.2      1,805.9      2,131.7
-------------------------------------------------------------
  Total capital            $2,522.6     $2,204.3     $2,131.7
=============================================================
  Total capital excluding
    unrealized gains on
    securities
    available-for-sale,
    net                    $2,275.5     $2,030.7     $1,958.1
=============================================================
Long-term debt and capital
  securities to total
  capital                      15.8%        18.1%          --
Long-term debt and capital
  securities to total
  capital excluding
  unrealized gains on
  securities
  available-for-sale, net      17.5%        19.6%          --
=============================================================

(1) Adjusts 1996 shareholders' equity for the net proceeds of the IPO and for the special dividends paid in anticipation of the IPO.

         The Company's long-term debt bears interest at 8% per annum and matures March 1, 2027. The capital securities of subsidiary trust are due March 1, 2037. There are no sinking fund requirements related to the debt or capital securities.
         NFS is a holding company whose principal asset is the common stock of NLIC. The principal sources of funds for NFS to pay interest, dividends and operating expenses are existing cash and investments, and dividends from NLIC and other subsidiaries.
         State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of certain prescribed limitations without prior approval. The ability of NLIC to pay dividends is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend if the fair market value of the dividend, together with that of other dividends made within the preceding 12 months, exceeds the greater of (i) 10% of policyholders' surplus as of the prior December 31 or (ii) the net income of the insurer for the prior year. NLIC's statutory-basis policyholders' surplus as of December 31, 1997 was $1.13 billion and statutory-basis net income for 1997 was $111.7 million. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of NFS and its stockholders. NFS currently does not expect such regulatory requirements to impair its ability to pay interest, dividends, operating expenses, and principal in the future.
         As a result of the $850.0 million dividend paid on February 24, 1997, any dividend paid by NLIC during the twelve-month period immediately following the $850.0 million dividend would be an extraordinary dividend under Ohio insurance laws. Accordingly, no such dividend could be paid without prior regulatory approval.
         The Company's principal sources of funds are premiums and deposits paid, contract charges earned, net investment income received and proceeds from investments called, redeemed or sold. The principal uses of these funds are the payment of benefits on annuity contracts and life insurance policies, operating expenses, commissions, and the purchase of investments. Net cash provided by operating activities (reflecting principally (i) premiums and contract charges collected, less (ii) benefits paid on life insurance products, plus (iii) income collected on invested assets, less (iv) commissions and other operating expenses paid) was $1.17 billion, $853.7 million and $1.12 billion in 1997, 1996 and 1995, respectively. Net cash used in investing activities (principally reflecting investments purchased less investments called, redeemed or sold) was $2.05 billion, $765.9 million and $1.73 billion in 1997, 1996 and 1995, respectively. Net cash provided by (used in) financing activities (principally reflecting net proceeds from the IPO and the companion offerings in 1997 only and deposits to investment product and universal life insurance product account balances less withdrawals from such account balances, and dividends to shareholders) was $1.01 billion, $(54.7) million and $616.5 million in, 1997, 1996 and 1995, respectively.
         Also available as a source of funds to the Company is a $600.0 million revolving credit facility entered into by NLIC and Nationwide Mutual Insurance Company in August 1996 with a five year term with a group of national financial institutions. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. The facility provides for several and not joint liability with respect to any amount drawn by any party. To date, no amounts have been drawn down on the facility. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangi-

--------------------------------------------------------------------------------

ble net worth, as defined, in excess of $1.23 billion and NLIC maintain statutory surplus in excess of $875 million.
         A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company mitigates this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account, and monitoring and matching anticipated cash inflows and outflows.
         For individual annuity products ($27.1 billion of reserves as of December 31, 1997) the surrender charge is calculated as a percentage of the lesser of deposits made or the amount surrendered and is assessed at declining rates during the first seven years after a deposit is made.
         For group annuity products ($20.5 billion of reserves as of December 31, 1997), the surrender charge amounts and periods can vary significantly, depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products.
         Life insurance policies are also subject to withdrawal. However, they are less susceptible to withdrawal than are annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
         The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company periodically reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. Adjustments are made periodically with respect to the Company's investment policies to reflect changes in the Company's short-term and long-term cash needs and changing business and economic conditions.
         The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. The Company's general account investments are primarily managed in a number of pools that are segregated by weighted average maturity of the assets required by the pools. On fixed maturity securities and mortgages, the weighted average maturity is based on repayments which are scheduled to occur under the terms of the asset. For mortgage backed securities, repayments are determined using the current rate of repayment of the underlying pool of mortgages and the terms of the securities. Each product line has an investment strategy based on the specific characteristics of such product line. The strategy establishes asset duration, quality and other guidelines. The Company's actuaries determine the amount of new investments needed for each line to arrive at the amount of new investments needed for each pool by month. The investments acquired for each pool are shared on a proportional basis by each of the lines requesting investments in the pool based on their actual investment needs.
         For all business having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. On December 31, 1997, the average duration of assets in this pool was 7.39 years and the average duration of the liabilities was 7.90 years. Policy reserves on this business were $1.06 billion as of December 31, 1997.
         Because the timing of the payment of future benefits on the majority of the Company's business can be changed by the policyholder, the Company employs cash flow testing techniques in its asset/liability management process. Annually, the Company's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting under a number of possible future interest rate scenarios the anticipated cash flows from such business and the assets required to support such business. The first seven of these scenarios are required by the state insurance laws. Projections are also made using 13 additional scenarios which involve more extreme fluctuations in future interest rates. Finally, to get a statistical analysis of possible results and to minimize any bias in the 20 predetermined scenarios, additional projections are made using 200 randomly generated interest rate scenarios. For the Company's 1997 cash flow testing process, interest rates for 90-day treasury bills ranged from 0.5% to 12.4% under the 20 predetermined scenarios and 0.9% to 29.4% under the 200 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from the Company's annuity and insurance business, which, in turn, are used to quantify the adequacy of the Company's reserves over the entire projection period. The results of the Company's cash flow testing for year end 1997 indicated that the Company's reserves were adequate as of December 31, 1997.
         The Company manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in inverse relationship with fluctuations in interest rates. For example, if interest rates rise, the Company's fixed maturity investments will generally decrease in value. Additionally, the Company's net investment income may be affected by interest rate changes. If interest rates decline, net investment income will decrease if high-yielding fixed maturity investments mature or are sold and the

--------------------------------------------------------------------------------

proceeds therefrom are reinvested in securities yielding a lower rate.
         Given the Company's historic cash flow and current financial results, management of the Company believes that the cash flow from the operating activities of the Company over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend payments.

================================================================================
INVESTMENTS

General

The Company's assets are divided between separate account and general account assets. As of December 31, 1997, $37.72 billion (or 63%) of the Company's total assets were held in separate accounts and $22.18 billion (or 37%) were held in the Company's general account, including $19.67 billion of general account investments.

                        IP graph here

1997 Investment Portfolio
19.7 Billion

Fixed Maturity                          $13.2
Mortgage                                $ 5.2
Real Estate, Policy
Loans Equites and other                 $ 1.3



         Separate account assets consist primarily of deposits from the Company's variable annuity business. Most separate account assets are invested in various mutual funds. All of the investment risk in the Company's separate account assets is borne by the Company's customers, with the exception of $365.5 million of policy reserves as of December 31, 1997 ($280.2 million as of December 31, 1996) for which the Company bears the investment risk. In addition to the information presented herein, see note 3 to the consolidated financial statements for information regarding the Company's investments.
         The following table summarizes the Company's consolidated general account invested assets by asset category.

                       DECEMBER 31, 1997     December 31, 1996
                       ------------------    ------------------
    (in millions       CARRYING     % OF     Carrying     % of
     of dollars)         VALUE     TOTAL       Value     Total
===============================================================
Fixed maturity
  securities           $13,210.1     67.2%   $12,310.5     67.2%
Mortgage loans, net      5,181.6     26.3      5,272.1     28.8
Real estate, net           311.4      1.6        265.8      1.5
Policy loans               415.3      2.1        371.8      2.0
Equity securities           80.4      0.4         59.1      0.3
Other long-term
  investments               25.2      0.1         28.7      0.2
Short-term
  investments              449.2      2.3          9.3       --
---------------------------------------------------------------
    Total              $19,673.2    100.0%   $18,317.3    100.0%
===============================================================

Fixed Maturity Securities

The following table summarizes the composition of the Company's general account fixed maturity securities by category.

                       DECEMBER 31, 1997     December 31, 1996
                       ------------------    ------------------
    (in millions       CARRYING     % OF     Carrying     % of
     of dollars)         VALUE     TOTAL       Value     Total
===============================================================
U.S. government/
  agencies             $   319.7      2.4%   $   285.1      2.3%
Foreign governments         95.8      0.7        101.9      0.9
State and political
  subdivisions               1.6       --          6.7       --
Mortgage-backed
  securities:
  U.S. government/
    agencies             3,750.3     28.4      3,665.3     29.8
Corporate:
  Public                 4,597.3     34.8      4,339.7     35.3
  Private                4,445.4     33.7      3,911.8     31.7
---------------------------------------------------------------
Total                  $13,210.1    100.0%   $12,310.5    100.0%
===============================================================

         The average duration and average maturity of the Company's general account fixed maturity securities as of December 31, 1997 were approximately
3.44 and 7.77 years, respectively. As a result, the market value of the Company's general account investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may also be likely to experience investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate environments.
         The National Association of Insurance Commissioners (NAIC) assigns securities quality ratings and uniform

--------------------------------------------------------------------------------

valuations called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. Of the Company's general account fixed maturity securities, 98% were in the highest two NAIC Designations as of December 31, 1997.

       The following table sets forth an analysis of credit quality, as determined by NAIC Designation, of the Company's general account fixed maturity securities portfolio.

                                                          DECEMBER 31, 1997                   December 31, 1996
     NAIC                  RATING AGENCY             ----------------------------        ----------------------------
DESIGNATION(1)       EQUIVALENT DESIGNATION(2)       CARRYING VALUE    % OF TOTAL        Carrying Value    % of Total
=====================================================================================================================

                                                                         (in millions of dollars)
      1            Aaa/Aa/A                          $      8,815.3          66.7%       $      8,453.4          68.7%
      2            Baa                                      4,116.6          31.2               3,629.9          29.5
      3            Ba                                         220.9           1.7                 166.6           1.3
      4            B                                           53.7           0.4                  49.7           0.4
      5            Caa and lower                                3.6            --                  10.9           0.1
      6            In or near default                            --            --                    --            --
---------------------------------------------------------------------------------------------------------------------
                                                     $     13,210.1         100.0%       $     12,310.5         100.0%
=====================================================================================================================

(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparison's between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.

         The Company's general account mortgage-backed security (MBS) investments include residential MBSs and multi-family mortgage pass-through certificates. As of December 31, 1997, MBSs were $3.75 billion (or 28%) of the carrying value of the general account fixed maturity securities available-for-sale, all of which were guaranteed by the U.S. government or an agency of the U.S. government.
         The Company believes that general account MBS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account MBS investments is to provide reasonable cash flow stability and increased yield. General account MBS investments include collateralized mortgage obligations (CMOs), Real Estate Mortgage Investment Conduits (REMICs) and mortgage-backed pass-through securities. The Company's general account MBS investments do not include interest-only securities or principal-only securities or other MBSs which may exhibit extreme market volatility.
         Prepayment risk is an inherent risk of holding MBSs. However, the degree of prepayment risk is particular to the type of MBS held. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs. As of December 31, 1997, $2.65 billion (or 71%) of the carrying value of the general account MBS portfolio was invested in planned amortization class CMOs/REMICs (PACs). PACs are securities whose cash flows are designed to remain constant over a variety of mortgage prepayment environments. Other classes in the CMO/REMIC security are structured to accept the volatility of mortgage prepayment changes, thereby insulating the PAC class.
         The following table sets forth the distribution by investment type of the Company's general account MBS portfolio.

                         DECEMBER 31,         December 31,
                             1997                 1996
                       -----------------    -----------------
    (in millions       CARRYING    % OF     Carrying    % of
     of dollars)        VALUE     TOTAL      Value     Total
=============================================================
Accrual                $   48.5      1.3%   $  41.4       1.1%
Planned Amortization
  Class                 2,645.3     70.5    2,970.6      81.0
Sequential                 19.8      0.5        2.5       0.1
Scheduled                 160.6      4.3      167.2       4.6
Targeted Amortization
  Class                    90.8      2.4       87.7       2.4
Very Accurately
  Defined Maturity        550.1     14.7      395.9      10.8
Multi-family Mortgage
  Pass-through
  Certificates            235.2      6.3         --        --
-------------------------------------------------------------
                       $3,750.3    100.0%  $3,665.3     100.0%
=============================================================

         The Company invests in private fixed maturity securities because of the
(i) generally higher nominal yield available compared to comparably rated public fixed maturity securities, (ii) more restrictive financial and business cove-

--------------------------------------------------------------------------------

nants available in private fixed maturity security loan agreements and (iii) stronger prepayment protection. Although private fixed maturity securities are not registered with the Securities and Exchange Commission and generally are less liquid than public fixed maturity securities, restrictive financial and business covenants included in private fixed maturity security loan agreements generally are designed to compensate for the impact of increased liquidity risk. A significant majority of the private fixed maturity securities that the Company holds are participations in issues that are also owned by other investors. In addition, some of the private fixed maturity securities are rated by nationally recognized rating agencies and substantially all have been assigned a rating designation by the NAIC.
         The Company has not invested in derivative securities other than MBSs.

Mortgage Loans

As of December 31, 1997, general account mortgage loans were $5.18 billion (or 26%) of the carrying value of consolidated general account invested assets. As of such date, commercial mortgage loans constituted substantially all (99.9%) of total general account mortgage loans. Commitments to fund mortgage loans of $341.4 million extending into 1998 were outstanding as of December 31, 1997.
         In June 1997, the Company exchanged $359.7 million of multi-family mortgage loans with the Federal Home Loan Mortgage Corporation (FHLMC) for FHLMC multi-family mortgage pass-through certificates supported by the exchanged loans. The transaction resulted in the reclassification of the exchanged amount from mortgage loans on real estate to fixed maturity securities available-for-sale on the consolidated balance sheet. No gain or loss was recognized as a result of the exchange.
         The summary below depicts loans by remaining principal balance as of December 31, 1997:

    (in millions                                      APARTMENT
     of dollars)      OFFICE   WAREHOUSE    RETAIL     & OTHER     TOTAL
==========================================================================
East North Central    $131.7      $135.3   $  627.7      $154.3   $1,049.0
East South Central      33.9        25.4      155.4        72.9      287.6
Mountain                25.6        28.5      110.4       103.6      268.1
Middle Atlantic        120.6        93.7      166.0        15.3      395.6
New England             53.7        42.6      145.3          --      241.6
Pacific                216.6       338.1      426.2        89.7    1,070.6
South Atlantic         113.3       145.5      491.0       317.9    1,067.7
West North Central     134.0         8.7       73.2        52.9      268.8
West South Central     116.6       114.1      188.2       162.4      581.3
--------------------------------------------------------------------------
                      $946.0      $931.9   $2,383.4      $969.0    5,230.3
===============================================================

Less valuation allowances and unamortized discount                    48.7
--------------------------------------------------------------------------
Total mortgage loans on real estate, net                          $5,181.6
==========================================================================

         As of December 31, 1997, the Company's largest exposure to any single borrowing group was $98.5 million, or 2% of the Company's general account mortgage portfolio.
         The following table sets forth the maturity and principal repayment schedule for the Company's general account mortgage loan portfolio.

                            DECEMBER 31,             December 31,
                                1997                     1996
                       ----------------------   ----------------------
                       AGGREGATE                Aggregate
                       PRINCIPAL                Principal
                       BALANCE OF     % OF      Balance of     % of
                        MORTGAGE      TOTAL      Mortgage      Total
                         LOANS      PRINCIPAL     Loans      Principal
                        MATURING     BALANCE     Maturing     Balance
======================================================================
1997                    $     --        0.0%     $  162.0          3.0%
1998                       197.8        3.8         210.2          3.9
1999                       294.8        5.6         349.3          6.6
2000                       451.5        8.6         519.5          9.7
2001                       267.2        5.1         357.1          6.7
2002                       362.4        6.9         429.8          8.1
Thereafter               3,656.6       70.0       3,302.6         62.0
----------------------------------------------------------------------
                        $5,230.3      100.0%     $5,330.5        100.0%
======================================================================

--------------------------------------------------------------------------------

       The following table sets forth the delinquency, foreclosure and restructured commercial mortgage loan experience for the Company and for the life insurers reporting to the American Council of Life Insurance (ACLI) for the years indicated.

                                                      1997                    1996                    1995
                                               ------------------      ------------------      ------------------
                                               COMPANY    ACLI(1)      COMPANY    ACLI(2)      COMPANY    ACLI(2)
=================================================================================================================
Delinquent(3)                                     0.19%        --%        0.79%      1.79%        0.63%      2.35%
In foreclosure(4)                                 0.19         --         0.79       1.10         0.63       1.45
Restructured(5)                                   0.77         --         1.11       6.81         1.48       8.27
                                               -------    -------      -------    -------      -------    -------
    Subtotal                                      0.96         --         1.90       8.60         2.11      10.62
Foreclosed -- year to date                        1.07         --         0.35       1.01         0.74       1.75
-----------------------------------------------------------------------------------------------------------------
    Total                                         2.03%        --%        2.25%      9.61%        2.85%     12.37%
=================================================================================================================

(1) ACLI data for the year ended December 31, 1997 are not yet available.
(2) Source: ACLI Investment Bulletins entitled "Quarterly Survey of Mortgage Loan Delinquencies and Foreclosures," numbers 1367 and 1289, dated March 6, 1997 and February 28, 1996, respectively.
(3) Commercial mortgage loans are classified by the Company and the ACLI as delinquent when they are 60 days or more past due.
(4) Delinquent includes loans in foreclosure; therefore, subtotal and total lines exclude "In foreclosure" amounts.
(5) Commercial mortgage loans are classified by the Company and the ACLI as restructured when they are in good standing, but the basic terms have been modified as a result of an actual or anticipated delinquency.

--------------------------------------------------------------------------------

INFLATION

Many of the Company's assets and liabilities are monetary in nature and sensitive to the interest rate environment which can be affected by inflation. The Company is exposed to the risk of a reduction in interest spread or profit margins when interest rates fluctuate. Bond calls, mortgage prepayments, contract surrenders and withdrawals of annuity contracts and life insurance policies, and sales of contracts are influenced by the interest rate environment. In general, the fair value of the Company's fixed maturity securities portfolio increases or decreases inversely with fluctuations in interest rates. For example, if interest rates rise, the Company's fixed maturity investments will generally decrease in value. Additionally, the Company's net investment income may be affected by the interest rate changes. If interest rates decline, net investment income will decrease if high-yielding fixed maturity investments mature or are sold and the proceeds therefrom are reinvested in securities yielding a lower rate. Management attempts to mitigate the negative impact of interest rate changes through asset/liability management, product design, management of crediting rates, surrender charges and market value adjustments at withdrawal for certain products and management of mortality charges and dividend scales with respect to its in-force life insurance policies.

================================================================================
PROPOSED LEGISLATION

The Clinton Administration's 1999 budget proposal contains provisions which, if enacted, would eliminate many tax benefits currently afforded to annuity products and certain life insurance products. These provisions appear to be inconsistent with what the Company believes to be the Administration's desire to encourage private sector long-term savings.
          Currently, policyholders are permitted to exchange life insurance, endowment or annuity contracts for similar contracts without being required to pay tax on the accretion of value within the contracts being transferred in the exchange. In addition, policyholders who hold variable annuity or life insurance contracts are currently permitted to transfer funds between various investment options offered under such contracts on a tax-free basis. The 1999 budget proposal, if enacted in its current form, would make all exchanges involving insurance contracts immediately taxable. In addition, under the budget proposal each investment option offered under a single variable contract would be treated as a separate variable contract, and thus transfers of funds between different investment options would cause the amounts transferred to be subject to tax, to the extent there has been accretion in value. The budget proposal would also reduce policyholders' tax basis in annuity and life insurance contracts by the mortality and expense charges paid, increasing future taxable gains. Most of the tax benefits of corporate-owned life insurance products would also be eliminated by the budget proposal.
          The Company supports social policy that encourages private sector savings, and believes that the provisions contained in the budget proposal clearly run counter to that goal. Annuity products are specifically designed for long-term and retirement savings and play an important role in millions of individuals' financial protection plans. However, there can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's ability to sell its annuity and life insurance products.

--------------------------------------------------------------------------------

FIVE-YEAR SUMMARY

                                                                    Years ended December 31,
                                                    ---------------------------------------------------------
(in millions of dollars, except per share amounts)    1997        1996        1995        1994        1993
=============================================================================================================
RESULTS OF OPERATIONS (1)
Total policy charges                                $   545.2   $   400.9   $   286.6   $   217.2   $   165.5
Traditional life insurance premiums                     205.4       198.6       199.1       176.7       188.3
Net investment income                                 1,413.9     1,357.8     1,294.0     1,210.8     1,131.3
Realized gains (losses) on investments                   11.1        (0.2)       (1.7)      (16.5)      106.2
Other                                                    62.8        59.5        59.0        45.9        48.0
-------------------------------------------------------------------------------------------------------------
  Total revenues                                      2,238.4     2,016.6     1,837.0     1,634.1     1,639.3
-------------------------------------------------------------------------------------------------------------
Interest credited and other benefits                  1,235.4     1,201.6     1,155.4     1,031.5     1,025.2
Interest expense on debt and capital securities          26.1          --          --          --          --
Other operating expenses                                569.9       486.9       400.4       362.2       338.3
-------------------------------------------------------------------------------------------------------------
  Total benefits and expenses                         1,831.4     1,688.5     1,555.8     1,393.7     1,363.5
-------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal
  income tax expense and cumulative effect of
  changes in accounting principles                      407.0       328.1       281.2       240.4       275.8
Federal income tax expense                              141.8       115.8        96.3        82.5        96.7
-------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  cumulative effect of changes in accounting
  principles                                        $   265.2   $   212.3   $   184.9   $   157.9   $   179.1
=============================================================================================================
Net income                                          $   265.2   $   223.6   $   209.6   $   178.4   $   207.6
=============================================================================================================
Basic and diluted earnings per common share
  amounts: (2)
     Income from continuing operations              $    2.14
     Net income                                     $    2.14
Cash dividends declared                             $    0.18

RECONCILIATION OF NET OPERATING INCOME (1)
Net income                                          $   265.2   $   223.6   $   209.6   $   178.4   $   207.6
Less: Realized (gains) losses on investments, net
  of tax                                                 (7.9)       (1.0)       (0.1)       10.3       (69.3)
Less: Income from discontinued operations, net of
  tax                                                      --       (11.3)      (24.7)      (20.5)      (28.6)
-------------------------------------------------------------------------------------------------------------
Net operating income                                    257.3       211.3       184.8   $   168.2   $   109.7
                                                                                        =========   =========
Pro forma adjustments                                    (2.9)      (26.2)      (26.2)
                                                    ---------   ---------   ---------
Pro forma net operating income                      $   254.4   $   185.1   $   158.6
=====================================================================================
Pro forma net operating income per common share     $    1.98   $    1.44   $    1.24
=====================================================================================

(1) Comparisons between 1997 results of operations and those of prior years are affected by the Company's initial public offering in March 1997 and companion offerings of senior notes and capital securities as well as the payment of certain special dividends. Pro forma amounts adjust for these transactions. See note 1 to the consolidated financial statements for further description of these transactions and the related pro forma adjustments.
(2) Actual earnings per common share amounts have not been presented for periods prior to 1997, because such amounts are not meaningful due to the effects of the initial public offering and the $900.0 million of dividends paid prior to the initial public offering as described in note 1 to the consolidated financial statements.

--------------------------------------------------------------------------------

FIVE-YEAR SUMMARY

                                                                       As of December 31,
                                                    ---------------------------------------------------------
(in millions of dollars)                              1997        1996        1995        1994        1993
=============================================================================================================
SUMMARY OF FINANCIAL POSITION (1)
Total investments                                   $19,673.2   $18,317.3   $17,837.0   $15,239.1   $14,237.7
Deferred policy acquisition costs                     1,665.4     1,366.5     1,020.4       995.6       763.8
Separate account assets                              37,724.4    26,926.7    18,591.1    12,087.1     9,006.4
Other assets                                            829.9     1,159.7     1,057.6       921.5       696.0
-------------------------------------------------------------------------------------------------------------
  Total assets                                      $59,892.9   $47,770.2   $38,506.1   $29,243.3   $24,703.9
=============================================================================================================
Policy reserves                                     $18,702.8   $17,600.6   $16,771.9   $15,072.7   $13,803.7
Separate account liabilities                         37,724.4    26,926.7    18,591.1    12,087.1     9,006.4
Other liabilities                                       943.1     1,111.2       526.4       222.9       284.2
Long-term debt                                          298.4          --          --          --          --
-------------------------------------------------------------------------------------------------------------
  Total liabilities                                  57,668.7    45,638.5    35,889.4    27,382.7    23,094.3
NFS-obligated mandatorily redeemable capital
  securities of subsidiary trust                        100.0          --          --          --          --
Shareholders' equity                                  2,124.2     2,131.7     2,616.7     1,860.6     1,609.6
-------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity          $59,892.9   $47,770.2   $38,506.1   $29,243.3   $24,703.9
=============================================================================================================
POLICY RESERVES BY BUSINESS SEGMENT
Variable annuity                                    $34,486.7   $24,278.1   $16,761.8   $10,751.1   $ 7,854.7
Fixed annuity                                        14,194.2    13,511.8    12,784.0    11,247.0    10,154.1
Life insurance                                        3,487.0     2,938.9     2,660.5     2,425.2     2,254.9
Corporate and other                                   3,791.9     3,302.5     2,644.3     2,252.7     2,103.9
Reserves ceded                                          467.4       496.0       512.4       483.8       442.5
-------------------------------------------------------------------------------------------------------------
                                                    $56,427.2   $44,527.3   $35,363.0   $27,159.8   $22,810.1
=============================================================================================================

                                                                    Years ended December 31,
                                                    ---------------------------------------------------------
(in millions of dollars, except per share amounts)    1997        1996        1995        1994        1993
=============================================================================================================
OPERATING INCOME BEFORE FEDERAL INCOME TAX EXPENSE
  BY BUSINESS SEGMENT (1)
Variable annuity                                    $   150.9   $    90.3   $    50.8   $    24.6   $    10.4
Fixed annuity                                           169.5       135.4       137.0       139.0       105.9
Life insurance                                           70.9        67.2        67.6        53.0        49.7
Corporate and other                                       4.6        35.4        27.5        40.3         3.6
-------------------------------------------------------------------------------------------------------------
                                                    $   395.9   $   328.3   $   282.9   $   256.9   $   169.6
=============================================================================================================
EXTERNAL SALES BY BUSINESS SEGMENT
Variable annuity                                    $ 7,535.8   $ 6,500.3   $ 4,399.3   $ 3,821.2   $ 2,414.2
Fixed annuity                                         2,137.9     1,600.5     1,864.2     1,308.6     1,300.9
Life insurance                                          663.4       439.3       352.4       320.8       279.4
-------------------------------------------------------------------------------------------------------------
                                                    $10,337.1   $ 8,540.1   $ 6,615.9   $ 5,450.6   $ 3,994.5
=============================================================================================================

Nationwide Financial Services, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
(in millions of dollars, except per share amounts)

YEARS ENDED DECEMBER 31,                                        1997             1996             1995
========================================================================================================
REVENUES
  Investment product and universal life insurance product
     policy charges                                           $  545.2         $  400.9         $  286.6
  Traditional life insurance premiums                            205.4            198.6            199.1
  Net investment income                                        1,413.9          1,357.8          1,294.0
  Realized gains (losses) on investments                          11.1             (0.2)            (1.7)
  Other                                                           62.8             59.5             59.0
--------------------------------------------------------------------------------------------------------
                                                               2,238.4          2,016.6          1,837.0
--------------------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
  Interest credited to policyholder account balances           1,016.6            982.3            950.3
  Other benefits and claims                                      178.2            178.3            165.2
  Policyholder dividends on participating policies                40.6             41.0             39.9
  Amortization of deferred policy acquisition costs              167.2            133.4             82.7
  Interest expense on debt and capital securities of
     subsidiary trust                                             26.1               --               --
  Other operating expenses                                       402.7            353.5            317.7
--------------------------------------------------------------------------------------------------------
                                                               1,831.4          1,688.5          1,555.8
--------------------------------------------------------------------------------------------------------
     Income from continuing operations before federal income
       tax expense                                               407.0            328.1            281.2
Federal income tax expense                                       141.8            115.8             96.3
--------------------------------------------------------------------------------------------------------
     Income from continuing operations                           265.2            212.3            184.9
Income from discontinued operations (less federal income tax
  expense of $4.5 and $7.4 in 1996 and 1995, respectively)          --             11.3             24.7
--------------------------------------------------------------------------------------------------------
  Net income                                                  $  265.2         $  223.6         $  209.6
========================================================================================================
BASIC AND DILUTED EARNINGS PER COMMON SHARE
  Income from continuing operations                           $   2.14
  Net income                                                  $   2.14
Weighted average number of shares of common stock
  outstanding (in millions)                                      124.0
========================================================================================================

See accompanying notes to consolidated financial statements.

Nationwide Financial Services, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
(in millions of dollars, except per share amounts)

December 31,                                                    1997              1996
=========================================================================================
ASSETS
Investments:
  Securities available-for-sale, at fair value:
     Fixed maturity securities                                $13,204.1         $12,304.6
     Equity securities                                             80.4              59.1
  Fixed maturity securities held-to-maturity, at amortized
     cost (fair value $6.0 in 1997; $5.9 in 1996)                   6.0               5.9
  Mortgage loans on real estate, net                            5,181.6           5,272.1
  Real estate, net                                                311.4             265.8
  Policy loans                                                    415.3             371.8
  Other long-term investments                                      25.2              28.7
  Short-term investments                                          449.2               9.3
-----------------------------------------------------------------------------------------
                                                               19,673.2          18,317.3
-----------------------------------------------------------------------------------------
Cash                                                              180.9              43.2
Accrued investment income                                         211.2             210.2
Deferred policy acquisition costs                               1,665.4           1,366.5
Investment in subsidiaries classified as discontinued
  operations                                                         --             485.7
Other assets                                                      437.8             420.6
Assets held in Separate Accounts                               37,724.4          26,926.7
-----------------------------------------------------------------------------------------
                                                              $59,892.9         $47,770.2
=========================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Future policy benefits and claims                             $18,702.8         $17,600.6
Long-term debt                                                    298.4                --
Other liabilities                                                 943.1           1,111.2
Liabilities related to Separate Accounts                       37,724.4          26,926.7
-----------------------------------------------------------------------------------------
                                                               57,668.7          45,638.5
-----------------------------------------------------------------------------------------
Commitments and contingencies (notes 9 and 16)

NFS-obligated mandatorily redeemable capital securities of
  subsidiary trust holding solely junior subordinated
  debentures of NFS                                               100.0                --
-----------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock, $.01 par value Authorized 50.0 million
     shares; no shares issued and outstanding                        --                --
  Class A common stock, $.01 par value Authorized 750.0
     million shares; 23.8 million shares issued and
     outstanding in 1997 (none in 1996)                             0.2                --
  Class B common stock, $.01 par value Authorized 750.0
     million shares; 104.7 million shares issued and
     outstanding                                                    1.0               1.0
  Additional paid-in capital                                      629.2             551.4
  Retained earnings                                             1,247.8           1,405.7
  Unearned compensation                                            (1.1)               --
  Unrealized gains on securities available-for-sale, net          247.1             173.6
-----------------------------------------------------------------------------------------
                                                                2,124.2           2,131.7
-----------------------------------------------------------------------------------------
                                                              $59,892.9         $47,770.2
=========================================================================================

See accompanying notes to consolidated financial statements.

Nationwide Financial Services, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in millions of dollars)

                                                                                           UNREALIZED
                                                                                         GAINS (LOSSES)
                           CLASS A   CLASS B   ADDITIONAL                                ON SECURITIES        TOTAL
                           COMMON    COMMON     PAID-IN       RETAINED      UNEARNED       AVAILABLE-     SHAREHOLDERS'
                            STOCK     STOCK     CAPITAL       EARNINGS    COMPENSATION   FOR-SALE, NET       EQUITY
=======================================================================================================================
DECEMBER 31, 1994           $  --     $ 1.0     $  629.7     $  1,349.6     $     --        $ (119.7)          $1,860.6
Capital contribution           --        --         51.0             --           --            (4.1)              46.9
Net income                     --        --           --          209.6           --              --              209.6
Dividends to shareholder       --        --           --           (8.5)          --              --               (8.5)
Unrealized gains on
  securities
  available-for-sale, net      --        --           --             --           --           508.1              508.1
-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995              --       1.0        680.7        1,550.7           --           384.3            2,616.7
Net income                     --        --           --          223.6           --              --              223.6
Dividends to shareholder       --        --       (129.3)        (368.6)          --           (39.8)            (537.7)
Unrealized losses on
  securities
  available-for-sale, net      --        --           --             --           --          (170.9)            (170.9)
-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996              --       1.0        551.4        1,405.7           --           173.6            2,131.7
Issuance of Class A
  common stock                0.2        --        524.0             --           --              --              524.2
Net income                     --        --           --          265.2           --              --              265.2
Dividends to shareholders      --        --       (450.0)        (423.1)          --              --             (873.1)
Unrealized gains on
  securities
  available-for-sale, net      --        --           --             --           --            73.5               73.5
Other, net                     --        --          3.8             --         (1.1)             --                2.7
-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997           $ 0.2     $ 1.0     $  629.2     $  1,247.8     $   (1.1)       $  247.1           $2,124.2
=======================================================================================================================

See accompanying notes to consolidated financial statements.

Nationwide Financial Services, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of dollars)

Years Ended December 31,                                         1997              1996              1995
===========================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $   265.2         $   223.6         $   209.6
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Interest credited to policyholder account balances         1,016.6             982.3             950.3
     Capitalization of deferred policy acquisition costs         (487.9)           (422.6)           (321.3)
     Amortization of deferred policy acquisition costs            167.2             133.4              82.7
     Amortization and depreciation                                 (0.6)              7.3              13.2
     Realized (gains) losses on invested assets, net              (11.1)             (0.6)              3.3
     (Increase) decrease in accrued investment income              (1.0)              2.8             (16.9)
     (Increase) decrease in other assets                          (16.5)            (93.6)             25.8
     (Decrease) increase in policy liabilities                    (23.1)           (151.0)            123.9
     Increase in other liabilities                                270.3             177.4              69.9
     Other, net                                                    (5.7)             (5.3)            (22.0)
-----------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                  1,173.4             853.7           1,118.5
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of securities available-for-sale         993.4           1,162.8             634.6
  Proceeds from sale of securities available-for-sale             574.5             299.6             150.5
  Proceeds from maturity of fixed maturity securities
     held-to-maturity                                                --                --             564.4
  Proceeds from repayments of mortgage loans on real estate       437.3             309.0             207.8
  Proceeds from sale of real estate                                34.8              18.5              48.3
  Proceeds from repayments of policy loans and sale of other
     invested assets                                               22.7              22.8              53.6
  Cost of securities available-for-sale acquired               (2,828.1)         (1,573.6)         (1,998.2)
  Cost of fixed maturity securities held-to-maturity
     acquired                                                        --                --            (599.4)
  Cost of mortgage loans on real estate acquired                 (752.2)           (972.8)           (796.0)
  Cost of real estate acquired                                    (24.9)             (7.9)            (10.9)
  Policy loans issued and other invested assets acquired          (62.5)            (57.7)            (75.9)
  Short-term investments, net                                    (441.0)             33.4              91.7
-----------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                     (2,046.0)           (765.9)         (1,729.5)
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of Class A common stock              524.2                --                --
  Net proceeds from issuance of NFS-obligated mandatorily
     redeemable capital securities of subsidiary trust             98.3                --                --
  Net proceeds from issuance of long-term debt                    294.5                --                --
  Cash dividends paid                                             (15.4)            (52.0)             (8.5)
  Increase in investment product and universal life
     insurance product account balances                         2,488.5           1,781.8           1,883.7
  Decrease in investment product and universal life
     insurance product account balances                        (2,379.8)         (1,784.5)         (1,258.7)
-----------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities        1,010.3             (54.7)            616.5
-----------------------------------------------------------------------------------------------------------
Net increase in cash                                              137.7              33.1               5.5
Cash, beginning of year                                            43.2              10.1               4.6
-----------------------------------------------------------------------------------------------------------
Cash, end of year                                             $   180.9         $    43.2         $    10.1
===========================================================================================================

See accompanying notes to consolidated financial statements.

Nationwide Financial Services, Inc. and Subsidiaries
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995

================================================================================

1 ORGANIZATION AND DESCRIPTION OF BUSINESS

Nationwide Financial Services, Inc. (NFS) was formed in November 1996 as a holding company for Nationwide Life Insurance Company (NLIC) and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. NFS and its subsidiaries are collectively referred to as "the Company." On March 11 1997, NFS sold, in an initial public offering, 23.6 million shares of its newly-issued Class A common stock for net proceeds of $524.2 million (the Equity Offering). In March 1997, NFS also sold, in companion public offerings, $300.0 million of 8% Senior Notes (the Notes) and, through a wholly owned subsidiary trust, $100.0 million of 7.899% Capital Securities (the Capital Securities). Aggregate net proceeds from the Equity Offering, the offering of the Notes and the sale of the Capital Securities totaled $917.0 million. NFS contributed $836.8 million of the proceeds to the capital of NLIC and retained $80.2 million of the proceeds for general corporate purposes.
         Prior to the initial public offering , NFS was a wholly owned subsidiary of Nationwide Corporation (Nationwide Corp.). Nationwide Corp. continues to own all of the outstanding shares of Class B common stock, which represents approximately 98% of the combined voting power of the shareholders of NFS. During the first quarter of 1997, NFS's Board of Directors approved a 104,745 for one split of the NFS Class B common stock, which became effective February 10, 1997. Share information for all periods presented has been restated to reflect the split.
         During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings or retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations for all periods presented. See notes 14 and 19. On January 27, 1997, Nationwide Corp. contributed the common stock of NLIC and three marketing and distribution companies to NFS. Accordingly, the 1996 and 1995 consolidated financial statements include the results of NLIC and its subsidiaries and the three marketing and distribution companies as if they were consolidated with NFS for all periods presented. Additionally, the Company paid $900.0 million of dividends to Nationwide Corp., $50.0 million on December 31, 1996 and $850.0 million on February 24, 1997.
         The Company is a leading provider of long-term savings and retirement products. The Company is subject to regulation by the Insurance Departments of states in which it is licensed, and undergoes periodic examinations by those departments.
         The following unaudited pro forma information presents the results of operations of the Company for the years ended December 31, 1997, 1996 and 1995, with pro forma adjustments to net investment income and interest expense giving effect to (i) the Equity Offering and companion offerings of the Notes and the Capital Securities, (ii) the $850.0 million dividend paid by the Company on February 24, 1997 and (iii) for 1996 and 1995 only, the $50.0 million dividend paid by the Company on December 31, 1996, as if each had been consummated at the beginning of the year indicated. This pro forma information is not necessarily indicative of what would have occurred had the above transactions been made on the dates indicated, or of future results of the Company.

--------------------------------------------------------------------------------

                        (Unaudited)
-----------------------------------------------------------
(in millions of dollars,
except per share amounts)    1997        1996        1995
===========================================================
Revenues                   $2,240.1    $2,008.4    $1,828.8
Benefits and expenses       1,837.5     1,720.6     1,587.9
-----------------------------------------------------------
Income from continuing
  operations before
  federal
  income tax expense          402.6       287.8       240.9
Federal income tax
  expense                     140.3       101.7        82.2
-----------------------------------------------------------
Income from continuing
  operations                  262.3       186.1       158.7
Income from discontinued
  operations, net of
  federal income tax
  expense                        --        11.3        24.7
-----------------------------------------------------------
Net income                 $  262.3    $  197.4    $  183.4
===========================================================
Basic and diluted
  earnings per common
  share:
  Income from continuing
    operations             $   2.04    $   1.45    $   1.24
  Net income               $   2.04    $   1.54    $   1.43
Weighted average number
  of shares of common
  stock outstanding (in
  millions)                   128.5       128.4       128.4
===========================================================

         The impact on the above per common share amounts of realized gains on investments, net of tax, was $0.06 in 1997, $0.01 in 1996 and none in 1995.

===============================================================================

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for the Company's insurance subsidiaries, filed with the department of insurance of each insurance company's state of domicile, are prepared on the basis of accounting practices prescribed or permitted by each department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company's insurance subsidiaries have no material permitted statutory accounting practices.
         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.
         The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

a. Consolidation Policy

The consolidated financial statements include the accounts of NFS and its wholly owned subsidiaries. Subsidiaries that are classified and reported as discontinued operations are not consolidated but rather are reported as "Investment in subsidiaries classified as discontinued operations" in the accompanying consolidated balance sheets and "Income from discontinued operations" in the accompanying consolidated statements of income. All significant intercompany balances and transactions have been eliminated.

b. Valuation of Investments and Related Gains and Losses

The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of shareholders' equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as trading as of December 31, 1997 or 1996.
         Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received

--------------------------------------------------------------------------------

on non-accrual status mortgage loans on real estate is included in interest income in the period received.
         Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.
         Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

c. Revenues and Benefits

Investment Products and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed annuities. Universal life insurance products include universal life insurance, variable universal life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.
         Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

d. Deferred Policy Acquisition Costs

The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

e. Separate Accounts

Separate Account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $365.5 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

f. Future Policy Benefits

Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.
         Future policy benefits for traditional life insurance policies have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities. See note 4.

g. Participating Business

Participating business represents approximately 50% in 1997 (52% in 1996 and 54% in 1995) of the Company's life insurance in force, 77% in 1997 (78% in 1996 and 79% in 1995) of the number of life insurance policies in force, and 27% in 1997 (40% in 1996 and 47% in 1995) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

--------------------------------------------------------------------------------

h. Federal Income Tax

The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.
         The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

i. Reinsurance Ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. All of the Company's accident and health and group life insurance business is ceded to affiliates and is accounted for as discontinued operations. See notes 14 and 19.

j. Earnings Per Common Share

The Company adopted Statement of Financial Accounting Standards (SFAS) No.
128 -- Earnings Per Share during the fourth quarter of 1997. The statement requires dual presentation of basic and diluted earnings per share on the face of the income statement. The effects of common stock equivalents do not result in diluted earnings per share different from basic earnings per share. Earnings per common share amounts are adjusted for the stock split described in note 1. Actual earnings per common share amounts have not been presented for periods prior to 1997, because such amounts are not meaningful due to the effects of the initial public offering and the $900 million of dividends paid prior to the initial public offering as described in note 1.

k. Recently Issued Accounting Pronouncements

SFAS No. 130 -- Reporting Comprehensive Income was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders and includes net income. Comprehensive income would be reported in addition to earnings amounts currently presented. The Company will adopt the statement and begin reporting comprehensive income in the first quarter of 1998.

l. Reclassification

Certain items in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

--------------------------------------------------------------------------------

3 INVESTMENTS

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1997 and 1996 were:

                                                                            GROSS        GROSS
                                                              AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
(in millions of dollars)                                        COST        GAINS        LOSSES     FAIR VALUE
==============================================================================================================
DECEMBER 31, 1997
  Fixed maturity securities:
    U.S. Treasury securities and obligations of U.S.
      government corporations and agencies                    $   305.1     $  8.6       $   --     $   313.7
    Obligations of states and political subdivisions                1.6         --           --           1.6
    Debt securities issued by foreign governments                  93.3        2.7         (0.2)         95.8
    Corporate securities                                        8,698.7      355.5        (11.5)      9,042.7
    Mortgage-backed securities                                  3,634.2      118.6         (2.5)      3,750.3
==============================================================================================================
      Total fixed maturity securities                          12,732.9      485.4        (14.2)     13,204.1
  Equity securities                                                67.8       12.9         (0.3)         80.4
--------------------------------------------------------------------------------------------------------------
                                                              $12,800.7     $498.3       $(14.5)    $13,284.5
==============================================================================================================
DECEMBER 31, 1996
  Fixed maturity securities:
    U.S. Treasury securities and obligations of U.S.
      government corporations and agencies                    $   275.7     $  4.8       $ (1.3)    $   279.2
    Obligations of states and political subdivisions                6.2        0.5           --           6.7
    Debt securities issued by foreign governments                 100.7        2.1         (0.9)        101.9
    Corporate securities                                        7,999.3      285.9        (33.7)      8,251.5
    Mortgage-backed securities                                  3,589.0       91.4        (15.1)      3,665.3
--------------------------------------------------------------------------------------------------------------
    Total fixed maturity securities                            11,970.9      384.7        (51.0)     12,304.6
  Equity securities                                                43.9       15.6         (0.4)         59.1
--------------------------------------------------------------------------------------------------------------
                                                              $12,014.8     $400.3       $(51.4)    $12,363.7
==============================================================================================================

         The amortized cost and estimated fair value of the U.S. Treasury security classified as held-to-maturity were $6.0 million as of December 31, 1997 and were $5.9 million as of December 31, 1996. The security has a contractual maturity date of March 31, 1998.
         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    AMORTIZED   ESTIMATED
(in millions of dollars)              COST      FAIR VALUE
==========================================================
Fixed maturity securities
  available for sale:
  Due in one year or less           $   419.2   $   422.1
  Due after one year through
    five years                        4,573.5     4,708.4
  Due after five years through
    ten years                         2,772.6     2,879.7
  Due after ten years                 1,333.4     1,443.6
----------------------------------------------------------
                                      9,098.7     9,453.8
Mortgage-backed securities            3,634.2     3,750.3
----------------------------------------------------------
                                    $12,732.9   $13,204.1
==========================================================

--------------------------------------------------------------------------------

         The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

(in millions of dollars)               1997        1996
========================================================
Gross unrealized gains                $ 483.8     $349.0
Adjustment to deferred policy
  acquisition costs                    (103.7)     (81.9)
Deferred federal income tax            (133.0)     (93.5)
--------------------------------------------------------
                                      $ 247.1     $173.6
========================================================

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:

(in millions of dollars)      1997      1996       1995
========================================================
Securities
  available-for-sale:
  Fixed maturity securities  $137.5    $(289.2)   $876.3
  Equity securities            (2.7)       8.9        --
Fixed maturity securities
  held-to-maturity               --       (0.2)     75.9
--------------------------------------------------------
                             $134.8    $(280.5)   $952.2
========================================================

         Proceeds from the sale of securities available-for-sale during 1997, 1996 and 1995 were $574.5 million, $299.6 million and $150.5 million, respectively. During 1997, gross gains of $9.9 million ($6.4 million and $4.8 million in 1996 and 1995, respectively) and gross losses of $18.0 million ($13.7 million and $2.1 million in 1996 and 1995, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to Nationwide Corp. consisting of securities having an aggregate fair value of $850.0 million.
         During 1995, the Company transferred fixed maturity securities classified as held-to-maturity with amortized cost of $25.4 million to available-for-sale securities due to evidence of a significant deterioration in the issuer's creditworthiness. The transfer of those fixed maturity securities resulted in a gross unrealized loss of $3.5 million.
         As permitted by the Financial Accounting Standards Board's Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, issued in November 1995, the Company transferred nearly all of its fixed maturity securities previously classified as held-to-maturity to available-for-sale. As of December 14, 1995, the date of transfer, the fixed maturity securities had amortized cost of $3.32 billion, resulting in a gross unrealized gain of $155.9 million.
         Investments that were non-income producing for the twelve month period preceding December 31, 1997 amounted to $19.4 million ($26.8 million for 1996) and consisted of $3.0 million ($0.2 million in 1996) in securities available-for-sale, $16.4 million ($20.6 million in 1996) in real estate and none ($5.9 million in 1996) in other long-term investments.
         Real estate is presented at cost less accumulated depreciation of $45.1 million as of December 31, 1997 ($30.3 million as of December 31, 1996) and valuation allowances of $11.1 million as of December 31, 1997 ($15.2 million as of December 31, 1996).
         The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1997 was $19.9 million ($51.8 million as of December 31, 1996), which includes $3.9 million ($41.7 million as of December 31, 1996) of impaired mortgage loans on real estate for which the related valuation allowance was $0.1 million ($8.5 million as of December 31, 1996) and $16.0 million ($10.1 million as of December 31, 1996) of impaired mortgage loans on real estate for which there was no valuation allowance. During 1997, the average recorded investment in impaired mortgage loans on real estate was approximately $31.8 million ($39.7 million in 1996) and interest income recognized on those loans was $1.0 million ($2.1 million in 1996), which is equal to interest income recognized using a cash-basis method of income recognition.
         Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

(in millions of dollars)                1997      1996
=======================================================
Allowance, beginning of year            $51.0     $49.1
  (Reductions) additions charged to
    operations                           (1.2)      4.5
  Direct write-downs charged against
    the allowance                        (7.3)     (2.6)
-------------------------------------------------------
Allowance, end of year                  $42.5     $51.0
=======================================================

--------------------------------------------------------------------------------

         An analysis of investment income by investment type follows for the years ended December 31:

(in millions of dollars)    1997        1996        1995
==========================================================
Gross investment income:
  Securities
    available-for-sale:
    Fixed maturity
      securities          $  911.6    $  917.1    $  685.8
    Equity securities          0.8         1.3         1.3
  Fixed maturity
    securities
    held-to-maturity           0.4         0.4       201.8
  Mortgage loans on real
    estate                   457.7       432.8       395.5
  Real estate                 42.9        44.3        38.3
  Short-term investments      26.9         4.2        10.6
  Other                       21.1         3.6         7.2
----------------------------------------------------------
    Total investment
      income               1,461.4     1,403.7     1,340.5
Less investment expenses      47.5        45.9        46.5
----------------------------------------------------------
    Net investment
      income              $1,413.9    $1,357.8    $1,294.0
==========================================================

         An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

(in millions of dollars)         1997     1996     1995
========================================================
Securities available-for-sale:
  Fixed maturity securities      $ 3.6    $(3.5)   $ 4.2
  Equity securities                2.7      3.2      3.4
Mortgage loans on real estate      1.6     (4.1)    (7.1)
Real estate and other              3.2      4.2     (2.2)
--------------------------------------------------------
                                 $11.1    $(0.2)   $(1.7)
========================================================

         Fixed maturity securities with an amortized cost of $6.2 million as of December 31, 1997 and 1996 were on deposit with various regulatory agencies as required by law.

===============================================================================

4 FUTURE POLICY BENEFITS AND CLAIMS

The liability for future policy benefits for investment contracts represents approximately 86% and 87% of the total liability for future policy benefits as of December 31, 1997 and 1996, respectively. The average interest rate credited on investment product policies was approximately 6.1%, 6.3% and 6.6% for the years ended December 31, 1997, 1996 and 1995, respectively.
         The liability for future policy benefits for traditional life insurance policies has been established based upon the following assumptions:

      Interest rates: Interest rates vary by issue year and were 6.9% and 6.6% in 1997 and 1996, respectively. Interest rates have generally ranged from 6.0% to 10.5% for previous issue years.

      Withdrawals: Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience.

      Mortality: Mortality and morbidity rates are based on published tables, modified for the Company's actual experience.

         The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $220.2 million and $240.5 million as of December 31, 1997 and 1996, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.
         The Company has reinsurance agreements with certain affiliates as described in note 14. All other reinsurance agreements are not material to either premiums or reinsurance recoverable.

===============================================================

5 LONG-TERM DEBT

On March 10, 1997, NFS sold the Notes in a public offering generating net proceeds of $294.5 million. The Notes bear interest at the rate of 8% per annum and mature on March 1, 2027. The Notes are redeemable in whole or in part, at the option of NFS, at any time on or after March 1, 2007 at scheduled redemption premiums through March 1, 2016, and, thereafter, at 100% of the principal amount thereof plus, in each case, accrued and unpaid interest. The Notes are not subject to any sinking fund payments. The terms of the Notes contain various restrictive covenants including limitations on the disposition of subsidiaries. As of December 31, 1997, NFS was in compliance with all such covenants. The Company made interest payments on the Notes in 1997 of $11.4 million.

--------------------------------------------------------------------------------

6 MANDATORILY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUST

Nationwide Financial Services Capital Trust (the Trust), a wholly owned subsidiary of NFS, was formed under the laws of the state of Delaware. The Trust exists for the exclusive purposes of (i) issuing Capital Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds from the sale of the Capital Securities in Junior Subordinated Deferrable Interest Debentures (Junior Subordinated Debentures) of NFS; and
(iii) engaging in only those activities necessary or incidental thereto. These Junior Subordinated Debentures and the related income effects are eliminated in the consolidated financial statements.
         On March 11, 1997, the Trust sold, in a public offering, $100.0 million of 7.899% Capital Securities, representing preferred undivided beneficial interests in the assets of the Trust generating net proceeds of $98.3 million. Concurrent with the sale of the Trust's Capital Securities, NFS sold to the Trust $103.1 million in principal amount of its 7.899% Junior Subordinated Debentures due March 1, 2037. The Junior Subordinated Debentures are the sole assets of the Trust and are redeemable by NFS in whole at any time or in part from time to time at par plus an applicable make-whole premium. The Capital Securities will mature or be called simultaneously with the Junior Subordinated Debentures and have a liquidation value of $1,000 per Capital Security.
         The Capital Securities, through obligations of NFS under the Junior Subordinated Debentures, the Capital Securities Guarantee Agreement and the related Declaration of Trust and Indenture, are fully and unconditionally guaranteed by NFS. Distributions on the Capital Securities are cumulative and payable semi-annually in arrears. Distributions on the Capital Securities have been classified as interest expense in the consolidated statements of income. The Company made distributions on the Capital Securities in 1997 of $3.8 million.

7 FEDERAL INCOME TAX

The Company's current federal income tax liability was $59.4 million and $29.2 million as of December 31, 1997 and 1996, respectively.
         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1997 and 1996 are as follows:

(in millions of dollars)               1997       1996
=======================================================
DEFERRED TAX ASSETS
  Future policy benefits              $200.1     $183.0
  Liabilities in Separate Accounts     242.0      188.4
  Mortgage loans on real estate and
    real estate                         19.0       23.4
  Other assets and other liabilities    63.1       57.8
-------------------------------------------------------
    Total gross deferred tax assets    524.2      452.6
    Less valuation allowance            (7.0)      (7.8)
-------------------------------------------------------
    Net deferred tax assets            517.2      444.8
-------------------------------------------------------
DEFERRED TAX LIABILITIES
  Deferred policy acquisition costs    480.5      399.3
  Fixed maturity securities            193.3      133.2
  Deferred tax on realized
    investment gains                    40.1       37.6
  Equity securities and other
    long-term investments                7.5        8.2
  Other                                 22.2       25.4
-------------------------------------------------------
    Total gross deferred tax
      liabilities                      743.6      603.7
-------------------------------------------------------
    Net deferred tax liability        $226.4     $158.9
=======================================================

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. The valuation allowance decreased $0.8 million for the year ended December 31, 1997 (no change during 1996 and decreased $0.8 million during 1995).
         Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

(in millions of dollars)        1997      1996     1995
========================================================
Currently payable              $114.4    $116.0    $89.4
Deferred tax expense
  (benefit)                      27.4      (0.2)     6.9
--------------------------------------------------------
                               $141.8    $115.8    $96.3
========================================================

--------------------------------------------------------------------------------

         Total federal income tax expense for the years ended December 31, 1997, 1996 and 1995 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                           1997            1996            1995
    (in millions       -------------   -------------   -------------
     of dollars)       AMOUNT    %     Amount    %     Amount    %
====================================================================
Computed (expected)
  tax expense          $142.5   35.0   $114.8   35.0    $98.4   35.0
Tax exempt interest
  and dividends
  received deduction       --    0.0     (0.2)  (0.1)      --    0.0
Other, net               (0.7)  (0.2)     1.2    0.4     (2.1)  (0.7)
--------------------------------------------------------------------
  Total (effective
    rate of each
    year)              $141.8   34.8   $115.8   35.3    $96.3   34.3
====================================================================

         Total federal income tax paid was $84.2 million, $117.3 million and $58.1 million during the years ended December 31, 1997, 1996 and 1995, respectively.

===============================================================

8 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.
         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.
         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
         The following methods and assumptions were used by the Company in estimating its fair value disclosures:
         Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices.
         Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.
         Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.
         Separate Account assets and liabilities: The fair value of assets held in Separate Accounts is based on quoted market prices. The fair value of liabilities related to Separate Accounts is the amount payable on demand, which includes certain surrender charges.
         Investment contracts: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.
         Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.
         Long-term Debt: The fair value for long-term debt is based on quoted market prices.

--------------------------------------------------------------------------------

         Capital securities of subsidiary trust: The fair value for capital securities of subsidiary trust is based on quoted market prices.
         Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 9.
         Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                       1997                         1996
                                                              -----------------------      -----------------------
                                                              CARRYING     ESTIMATED       Carrying     Estimated
(in millions of dollars)                                       AMOUNT      FAIR VALUE       amount      fair value
==================================================================================================================
ASSETS
  Investments:
    Securities available-for-sale:
      Fixed maturity securities                               $13,204.1    $13,204.1       $12,304.6    $12,304.6
      Equity securities                                            80.4         80.4            59.1         59.1
    Fixed maturity securities held-to-maturity                      6.0          6.0             5.9          5.9
    Mortgage loans on real estate, net                          5,181.6      5,509.7         5,272.1      5,397.9
    Policy loans                                                  415.3        415.3           371.8        371.8
    Short-term investments                                        449.2        449.2             9.3          9.3
  Cash                                                            180.9        180.9            43.2         43.2
  Assets held in Separate Accounts                             37,724.4     37,724.4        26,926.7     26,926.7
LIABILITIES
  Investment contracts                                         14,708.2     14,322.1        13,914.4     13,484.5
  Policy reserves on life insurance contracts                   3,345.4      3,182.4         3,392.8      3,197.5
  Long-term debt                                                  298.4        327.0              --           --
  Liabilities related to Separate Accounts                     37,724.4     36,747.0        26,926.7     26,164.2
Capital securities of subsidiary trust                            100.0        109.4              --           --
==================================================================================================================

================================================================================

9 RISK DISCLOSURES

The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:
         Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduce demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.
         Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.
         Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.
         Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.
         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage

--------------------------------------------------------------------------------

property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $341.4 million extending into 1998 were outstanding as of December 31, 1997. The Company also had $63.9 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1997.
         Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 20% (21% in 1996) in any geographic area and no more than 2% (2% in 1996) with any one borrower as of December 31, 1997. As of December 31, 1997, 46% (44% in 1996) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.
         The Company had a significant reinsurance recoverable balance from one reinsurer as of December 31, 1997 and 1996. See note 4.

===============================================================================

10 PENSION PLAN

The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.
         Effective January 1, 1995, the plan was amended to provide enhanced benefits for participants who met certain eligibility requirements and elected early retirement no later than March 15, 1995. The entire cost of the enhanced benefit was borne by NMIC and certain of its property and casualty insurance company affiliates.
         Effective December 31, 1995, the Nationwide Insurance Companies and Affiliates Retirement Plan was merged with the Farmland Mutual Insurance Company Employees' Retirement Plan and the Wausau Insurance Companies Pension Plan to form the Nationwide Insurance Enterprise Retirement Plan (the Retirement Plan). Immediately prior to the merger, the plans were amended to provide consistent benefits for service after January 1, 1996. These amendments had no significant impact on the accumulated benefit obligation or projected benefit obligation as of December 31, 1995.
         Pension costs charged to operations by the Company during the years ended December 31, 1997, 1996 and 1995 were $8.3 million, $8.2 million and $11.4 million, respectively.
         The Company's net accrued pension expense as of December 31, 1997 and 1996 was $0.2 million and $1.2 million, respectively.
         The net periodic pension cost for the Retirement Plan as a whole for the years ended December 31, 1997 and 1996 and for the Nationwide Insurance Companies and Affiliates Retirement Plan as a whole for the year ended December 31, 1995 follows:

(in millions of dollars)      1997       1996       1995
==========================================================
Service cost (benefits
  earned during the period)  $  77.3    $  75.5    $  64.5
Interest cost on projected
  benefit obligation           118.6      105.5       95.3
Actual return on plan
  assets                      (328.0)    (210.6)    (249.3)
Net amortization and
  deferral                     196.4      101.8      143.4
----------------------------------------------------------
                             $  64.3    $  72.2    $  53.9
==========================================================

         Basis for measurements, net periodic pension cost:

(in millions of dollars)         1997     1996     1995
=======================================================
Weighted average discount rate   6.50%    6.00%    7.50%
Rate of increase in future
  compensation levels            4.75%    4.25%    6.25%
Expected long-term rate of
  return on plan assets          7.25%    6.75%    8.75%
=======================================================

--------------------------------------------------------------------------------

         Information regarding the funded status of the Retirement Plan as a whole as of December 31, 1997 and 1996 follows:

(in millions of dollars)           1997         1996
======================================================
Accumulated benefit obligation:
  Vested                         $1,547.5     $1,338.6
  Nonvested                          13.5         11.1
------------------------------------------------------
                                 $1,561.0     $1,349.7
======================================================
Net accrued pension expense:
  Projected benefit obligation
    for services rendered to
    date                         $2,033.8     $1,847.8
  Plan assets at fair value       2,212.9      1,947.9
------------------------------------------------------
    Plan assets in excess of
      projected benefit
      obligation                    179.1        100.1
  Unrecognized prior service
    cost                             34.7         37.9
  Unrecognized net gains           (330.7)      (202.0)
  Unrecognized net asset at
    transition                       33.3         37.2
------------------------------------------------------
                                 $  (83.6)    $  (26.8)
======================================================

         Basis for measurements, funded status of plan:

                                   1997         1996
======================================================
Weighted average discount rate       6.00%        6.50%
Rate of increase in future
  compensation levels                4.25%        4.75%
======================================================

         Assets of the Retirement Plan are invested in group annuity contracts of NLIC and Employers Life Insurance Company of Wausau (ELICW).

=============================================================================

11 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.
         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.
         The Company's accrued postretirement benefit expense as of December 31, 1997 and 1996 was $36.5 million and $34.9 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1997, 1996 and 1995 was $3.0 million, $3.4 million and $3.2 million, respectively.
         Information regarding the funded status of the plan as a whole as of December 31, 1997 and 1996 follows:

(in millions of dollars)              1997        1996
========================================================
Accrued postretirement benefit
  expense:
  Retirees                           $  93.3     $  93.0
  Fully eligible, active plan
    participants                        31.6        23.7
  Other active plan participants       113.0        84.0
--------------------------------------------------------
    Accumulated postretirement
      benefit obligation               237.9       200.7
  Plan assets at fair value             69.2        63.0
--------------------------------------------------------
    Plan assets less than
      accumulated postretirement
      benefit obligation              (168.7)     (137.7)
  Unrecognized transition
    obligation of affiliates             1.5         1.7
  Unrecognized net losses (gains)        1.6       (23.2)
--------------------------------------------------------
                                     $(165.6)    $(159.2)
========================================================

         The amount of NPPBC for the plan as a whole for the years ended December 31, 1997, 1996 and 1995 was as follows:

(in millions of dollars)         1997     1996     1995
========================================================
Service cost (benefits
  attributed to employee
  service during the year)       $ 7.0    $ 6.5    $ 6.2
Interest cost on accumulated
  postretirement benefit
  obligation                      14.0     13.7     14.2
Actual return on plan assets      (3.6)    (4.3)    (2.7)
Amortization of unrecognized
  transition obligation of
  affiliates                       0.2      0.2      3.0
Net amortization and deferral     (0.5)     1.8     (1.6)
--------------------------------------------------------
                                 $17.1    $17.9    $19.1
========================================================

--------------------------------------------------------------------------------

         Actuarial assumptions used for the measurement of the APBO and the NPPBC for 1997, 1996 and 1995 were as follows:

                          1997        1996        1995
========================================================
APBO:
  Discount rate             6.70%       7.25%       6.75%
  Assumed health care
    cost trend rate:
    Initial rate           12.13%      11.00%      11.00%
    Ultimate rate           6.12%       6.00%       6.00%
    Uniform declining
      period            12 YEARS    12 Years    12 Years
NPPBC:
  Discount rate             7.25%       6.65%       8.00%
  Long term rate of
    return on plan
    assets, net of tax      5.89%       4.80%       8.00%
  Assumed health care
    cost trend rate:
    Initial rate           11.00%      11.00%      10.00%
    Ultimate rate           6.00%       6.00%       6.00%
    Uniform declining
      period            12 YEARS    12 Years    12 Years
========================================================

         For the plan as a whole, a one percentage point increase in the assumed health care cost trend rate would increase the APBO as of December 31, 1997 by $0.4 million and have no impact on the NPPBC for the year ended December 31, 1997.

==============================================================================

12 STOCK COMPENSATION

The Company sponsors the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (LTEP) covering selected officers, directors and employees of the Company and certain of its affiliates. The LTEP provides for the grant of any or all of the following types of awards: (i) stock options for shares of Class A common stock; (ii) stock appreciation rights (SARs); (iii) restricted stock; and (iv) performance awards. The LTEP was effective December 11, 1996 and no awards may be granted under the LTEP after December 11, 2006. The number of shares of Class A common stock which may be issued under the LTEP, or as to which SARs or other awards may be granted, may not exceed 2.6 million.
         The Company has elected to continue to follow Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 -- Accounting for Stock-Based Compensation (SFAS 123). Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123, which require the fair value of the options granted to be recorded as expense over the vesting period, are required and are presented below.
         Stock options granted under the LTEP in 1997 have ten year terms. One third of the options vest and become fully exercisable at the end of each of three years of continued employment, or upon retirement. No stock options were granted in years prior to 1997.
         The Company's stock option activity and related information is summarized for the year ended December 31, 1997:

                                  Options on     Weighted
                                   Class A       average
                                    common       exercise
                                    stock         price
=========================================================
Outstanding, beginning of period          --           --
  Granted                            242,500       $23.72
  Exercised                               --           --
  Forfeited/Expired                       --           --
---------------------------------------------------------
Outstanding, end of period           242,500       $23.72
---------------------------------------------------------
Exercisable, end of period             2,500       $23.50
=========================================================

         The weighted average fair value at date of grant for options granted during 1997 was $9.79 per option. Fair value was estimated using a Black-Scholes option pricing model with the following assumptions:

========================================================
Risk free interest rate                             6.00%
Dividend yield                                      0.80%
Volatility factor                                  0.347
Weighted average expected option life            6 Years
========================================================

         Had the compensation cost for the employee stock options been determined in accordance with the fair value based accounting method provided by SFAS 123, net income and net income per common share for the year ended December 31, 1997 would have been as follows:

                                                   As
                                  Pro forma     presented
=========================================================
Net income                         $264.1        $265.2
Basic and diluted earnings per
  common share                     $ 2.13        $ 2.14
=========================================================

         Pro forma information has not been presented for the years ended December 31, 1996 and 1995 as no stock awards were made prior to 1997.

--------------------------------------------------------------------------------

13 SHAREHOLDERS' EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND
   DIVIDEND RESTRICTIONS

The Board of Directors of the Company has the authority to issue 50.0 million shares of preferred stock without further action of the shareholders. Preferred stock may be issued in one or more classes with full, special, limited or no voting powers, and designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions as stated in any resolution adopted by the Board of Directors of the Company issuing any class of preferred stock. No shares of preferred stock have been issued or are outstanding.
         The holders of Class A common stock are entitled to one vote per share. The holders of Class B common stock are entitled to ten votes per share. Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted. If at any time after the initial issuance of shares of Class A common stock the number of outstanding shares of Class B common stock falls below 5% of the aggregate number of issued and outstanding shares of common stock, then each outstanding share of Class B common stock shall automatically convert into one share of Class A common stock. In the event of any sale or transfer of shares of Class B common stock to any person or persons other than NMIC or its affiliates, such shares of Class B common stock so transferred shall be automatically converted into an equal number of shares of Class A common stock. Cash dividends of $0.18 per common share were declared during 1997.
         Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and each of its insurance company subsidiaries exceed the minimum risk-based capital requirements.
         The statutory capital and surplus of NLIC as of December 31, 1997, 1996 and 1995 was $1.13 billion, $1.00 billion and $1.36 billion, respectively. The statutory net income of NLIC for the years ended December 31, 1997, 1996 and 1995 was $111.7 million, $73.2 million and $86.5 million, respectively.
         As a result of the $850.0 million dividend paid on February 24, 1997, any dividend paid by NLIC during the twelve-month period immediately following the $850.0 million dividend would be an extraordinary dividend under Ohio insurance laws. Accordingly, no such dividend could be paid without prior regulatory approval. The Company has no reason to believe that any reasonably foreseeable dividend to be paid by NLIC would not receive the required approval.
         In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.
         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and shareholder dividends in the future.

==============================================================================

14 TRANSACTIONS WITH AFFILIATES

As part of the restructuring described in note 1, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.
         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1997, 1996 and 1995, the Company made lease payments to NMIC and its subsidiaries of $9.1 million, $10.0 million and $9.9 million, respectively.
         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by this agreement are subject to allocation among NMIC, the Company and other affiliates. Amounts allocated to the Company were $85.8 million, $101.6 million and $107.1 million in 1997, 1996 and 1995, respectively. The allocations are based on techniques and procedures in accordance with insurance regulatory guidelines. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies,

--------------------------------------------------------------------------------

salary expense, commissions expense and other methods agreed to by the participating companies that are within industry guidelines and practices. The Company believes these allocation methods are reasonable. In addition, the Company does not believe that expenses recognized under the inter-company agreements are materially different than expenses that would have been recognized had the Company operated on a stand alone basis. Amounts payable to NMIC from the Company under the cost sharing agreement were $20.5 million and $15.1 million as of December 31, 1997 and 1996, respectively.
         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1997 and 1996 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.
         Intercompany reinsurance agreements exist between NLIC and, respectively, NMIC and ELICW whereby all of NLIC's accident and health and group life insurance business is ceded on a modified coinsurance basis. NLIC entered into the reinsurance agreements during 1996 because the accident and health and group life insurance business was unrelated to the Company's long-term savings and retirement products. Accordingly, the accident and health and group life insurance business has been accounted for as discontinued operations for all periods presented. Under modified coinsurance agreements, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by ELICW or NMIC, as the case may be. Risk of asset default is retained by the Company, although a fee is paid by ELICW or NMIC, as the case may be, to the Company for the Company's retention of such risk. The agreements will remain in force until all policy obligations are settled. However, with respect to the agreement between NLIC and NMIC, either party may terminate the contract on January 1 of any year with prior notice. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Amounts ceded to NMIC and ELICW for the years ended December 31, 1997 and 1996 were:

                               1997              1996
                          ---------------   ---------------
(in millions of dollars)   NMIC    ELICW     NMIC    ELICW
===========================================================
Premiums                  $ 91.4   $199.8   $ 97.3   $224.2
Net investment income
  and other revenue       $ 10.7   $ 13.4   $ 10.9   $ 14.8
Benefits, claims and
  other expenses          $100.7   $225.9   $100.5   $246.6
===========================================================

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $286 million and $9.3 million as of December 31, 1997 and 1996, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.
         On March 1, 1995, Nationwide Corp. contributed all of the outstanding shares of common stock of Farmland Life Insurance Company (Farmland) to NLIC. Farmland merged into WCLIC effective June 30, 1995. The contribution resulted in a direct increase to consolidated shareholder's equity of $46.9 million. As discussed in note 19, WCLIC is accounted for as discontinued operations.

===============================================================

15 BANK LINES OF CREDIT

In August 1996, NLIC, along with NMIC, entered into a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement.

--------------------------------------------------------------------------------

16 CONTINGENCIES

The Company is a defendant in various lawsuits. In the opinion of management, the effects, if any, of such lawsuits are not expected to be material to the Company's financial position or results of operations.

==============================================================================

17 SEGMENT INFORMATION

The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by the Company and independent investment managers, with the investment returns accumulating on a tax-deferred basis. The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. The Fixed Annuities segment also includes the fixed option under the Company's variable annuity contracts. The Life Insurance segment consists of insurance products that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis. In addition, the Company reports corporate expenses and investments, and the related investment income supporting capital not specifically allocated to its product segments in a Corporate and Other segment. In addition, all realized gains and losses, investment management fees and other revenue earned from mutual funds other than the portion allocated to the variable annuities and life insurance segments, and income and expenses of the marketing and distribution companies are reported in the Corporate and Other segment.
         The following table summarizes revenues and income from continuing operations before federal income tax expense for the years ended December 31, 1997, 1996 and 1995 and assets as of December 31, 1997, 1996 and 1995, by segment.

(in millions of dollars)    1997         1996         1995
=============================================================
REVENUES
  Variable Annuities      $   404.0    $   284.6    $   189.1
  Fixed Annuities           1,141.4      1,092.6      1,052.0
  Life Insurance              473.1        435.6        409.1
  Corporate and Other         219.9        203.8        186.8
-------------------------------------------------------------
                          $ 2,238.4    $ 2,016.6    $ 1,837.0
=============================================================
INCOME FROM CONTINUING
  OPERATIONS BEFORE
  FEDERAL INCOME TAX
  EXPENSE
    Variable Annuities    $   150.9    $    90.3    $    50.8
    Fixed Annuities           169.5        135.4        137.0
    Life Insurance             70.9         67.2         67.6
    Corporate and Other        15.7         35.2         25.8
-------------------------------------------------------------
                          $   407.0    $   328.1    $   281.2
=============================================================
ASSETS
  Variable Annuities      $35,278.7    $25,069.7    $17,333.0
  Fixed Annuities          14,436.3     13,994.7     13,250.4
  Life Insurance            3,901.4      3,353.3      3,027.4
  Corporate and Other       6,276.5      5,352.5      4,895.3
-------------------------------------------------------------
                          $59,892.9    $47,770.2    $38,506.1
=============================================================

--------------------------------------------------------------------------------

18 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1997 and 1996.

(in millions of dollars)    1Q       2Q       3Q       4Q
===========================================================
1997
  Revenues other than
    investment gains
    (losses)              $531.7   $551.4   $566.7   $577.5
  Realized gains
    (losses) on
    investments             21.1    (11.9)    (4.8)     6.7
-----------------------------------------------------------
    Total revenues         552.8    539.5    561.9    584.2
  Benefits and expenses    446.7    454.6    461.6    468.5
-----------------------------------------------------------
  Income before federal
    income tax expense     106.1     84.9    100.3    115.7
  Federal income tax
    expense                 37.2     29.7     34.9     40.0
-----------------------------------------------------------
  Net income              $ 68.9   $ 55.2   $ 65.4   $ 75.7
===========================================================
Basic and diluted
  earnings per common
  share:
    Net income            $ 0.63   $ 0.43   $ 0.51   $ 0.59
===========================================================
1996
  Revenues other than
    investment gains
    (losses)              $490.2   $508.8   $502.4   $515.4
  Realized gains
    (losses) on
    investments              3.6      5.8     (5.1)    (4.5)
-----------------------------------------------------------
    Total revenues         493.8    514.6    497.3    510.9
  Benefits and expenses    415.9    423.2    413.7    435.7
-----------------------------------------------------------
  Income from continuing
    operations before
    federal income tax
    expense                 77.9     91.4     83.6     75.2
  Federal income tax
    expense                 26.6     32.6     29.5     27.1
-----------------------------------------------------------
  Income from continuing
    operations              51.3     58.8     54.1     48.1
  Income from
    discontinued
    operations, net of
    federal income tax
    expense                  4.2      3.1      2.3      1.7
-----------------------------------------------------------
  Net income              $ 55.5   $ 61.9   $ 56.4   $ 49.8
===========================================================

19 DISCONTINUED OPERATIONS

As discussed in note 1, NFS is a holding company for NLIC and certain other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the contribution by Nationwide Corp. to NFS of the outstanding common stock of NLIC and other companies, NLIC effected certain transactions with respect to certain subsidiaries and lines of business that were unrelated to long-term savings and retirement products.
         On September 24, 1996, NLIC's Board of Directors declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of three subsidiaries: ELICW, NCC and WCLIC. ELICW writes group accident and health and group life insurance business and maintains it offices in Wausau, Wisconsin. NCC is a property and casualty company with offices in Scottsdale, Arizona that serves as a fronting company for a property and casualty subsidiary of NMIC. WCLIC writes high dollar term life insurance policies and is located in San Francisco, California. ELICW, NCC and WCLIC have been accounted for as discontinued operations in the accompanying consolidated financial statements through December 31, 1996. The Company did not recognize any gain or loss on the disposal of these subsidiaries.
         Also, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to ELICW and NMIC, effective January 1, 1996. See note 14 for a complete discussion of the reinsurance agreements. The Company has discontinued its accident and health and group life insurance business and in connection therewith has entered into reinsurance agreements to cede all existing and any future writings to other affiliated companies. NLIC's accident and health and group life insurance business is accounted for as discontinued operations for all periods presented. The Company did not recognize any gain or loss on the disposal of the accident and health and group life insurance business. The assets, liabilities, results of operations and activities of discontinued operations are distinguished physically, operationally and for financial reporting purposes from the remaining assets, liabilities, results of operations and activities of the Company.

--------------------------------------------------------------------------------

         A summary of the results of operations of discontinued operations for the years ended December 31, 1997, 1996 and 1995 is as follows:

(in millions of dollars, except per
share amounts)                       1997      1996      1995
===============================================================
Revenues                             $   --    $668.9    $776.9
Net income                           $   --    $ 11.3    $ 24.7
Contribution to basic and diluted
  earnings per common share          $   --    $ 0.10    $ 0.24
===============================================================

         A summary of the assets and liabilities of discontinued operations as of December 31, 1997, 1996 and 1995 is as follows:

(in millions of dollars)      1997      1996       1995
=========================================================
Assets, consisting
  primarily of investments   $247.3   $3,288.5   $3,206.7
Liabilities, consisting
  primarily of policy
  benefits and claims        $247.3   $2,802.8   $2,700.0
=========================================================

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nationwide Financial Services, Inc.:

We have audited the accompanying consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries (collectively the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.
         As discussed in note 1 to the consolidated financial statements, the Company was formed in November 1996 as a holding company for Nationwide Life Insurance Company and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The consolidated financial statements are presented as if these companies were consolidated for all periods presented.

/s/ KPMG PEAT MARWICK LLP
-------------------------

Columbus, Ohio
January 30, 1998