Form 10-K405, Exhibit 13
period 1998-12-31
NATIONWIDE FINANCIAL SERVICES INC/
filed 1999-03-31
CIK 1029786

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION
  Management's discussion and analysis of financial condition and results of operations of Nationwide Financial Services, Inc. and its subsidiaries (NFS or collectively the Company) for the three years ended December 31, 1998 follows. This discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this report.
  NFS is the holding company for Nationwide Life Insurance Company (NLIC) and other companies that comprise the retirement savings operations of the Nationwide Insurance Enterprise. The Company is a leading provider of long-term savings and retirement products in the United States. The Company develops and sells a diverse range of products including variable annuities, fixed annuities and life insurance as well as investment management services, pension products and administrative services to address an increasing spectrum of customer needs. The Company markets its products through a broad network of wholesale and retail distribution channels, including independent investment dealers, national and regional brokerage firms, financial institutions, pension plan administrators, exclusive retail sales representatives, and Nationwide Insurance Enterprise insurance agents. The Company believes its unique combination of product innovation and strong distributor relationships positions it to compete effectively in the rapidly growing retirement savings market under various economic conditions.
  In March 1997, the Company sold 23.6 million newly-issued Class A shares of common stock in an initial public offering (IPO). Prior to and at the time of the IPO certain other transactions were completed to further access the capital markets and to focus the business of NFS on long-term savings and retirement products. These transactions included the sale of $400 million of senior notes and capital securities, the payment of $900 million of dividends to NFS's parent and the dividend of certain companies that do not offer long-term savings products. See note 1 to the Company's consolidated financial statements for a further description of these transactions.
  Management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) Nationwide Corporation's control of the Company through its beneficial ownership of approximately 97.8% of the combined voting power of all the outstanding common stock and approximately 81.5% of the economic interest in the Company;
(ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market; (ix) changes in interest rates and the capital markets causing a reduction of investment income or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends ratings assigned by nationally recognized statistical rating organizations or A.M. Best Company, Inc.; (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts; and (xiii) failure of the Company or its significant business partners and vendors to identify and correct all non-Year 2000 compliant systems, or to develop and execute adequate contingency plans.
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS
  In addition to net income, the Company reports net operating income, which excludes realized investment gains and losses and results of discontinued operations. Net operating income is commonly used in the insurance industry as a measure of on-going earnings performance.
  The following table reconciles the Company's reported net income to net operating income for each of the last three years. In addition, net operating income reflecting pro forma adjustments for the IPO, companion senior notes and capital securities public offerings and special dividends as discussed previously is also presented for 1997 and 1996. Note 1 to the Company's consolidated financial statements further describes these transactions. This pro forma information is not necessarily indicative of what the Company's results would have been had the above transactions actually occurred at the beginning of each year presented, or of future results of the Company.

    (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)       1998        1997        1996
------------------------------------------------------------------------------------------
Net income                                                  $332.4      $265.2      $223.6
Realized gains on investments, net of tax                    (11.7)       (7.9)       (1.0)
Income from discontinued operations, net of tax                 --          --       (11.3)
------------------------------------------------------------------------------------------
  Net operating income                                       320.7       257.3       211.3
Pro forma adjustments, net of tax                               --        (2.9)      (26.2)
------------------------------------------------------------------------------------------
  Pro forma net operating income                            $320.7      $254.4      $185.1
------------------------------------------------------------------------------------------
Basic and diluted pro forma net operating income per share  $ 2.49      $ 1.98      $ 1.44
------------------------------------------------------------------------------------------

REVENUES
  Revenues, excluding realized gains and losses on investments, increased $266.5 million, or 12%, to $2.49 billion in 1998 compared to $2.23 billion in 1997. Revenues in 1997 were up 10% from $2.02 billion reported in 1996. The growth in revenues over the past two years has primarily been driven by increases in policy charges and net investment income. Growth in other income also contributed significantly to revenue growth in 1998.
  Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of variable annuities; cost of insurance charges earned on universal life insurance products; administration fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; and surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts. Policy charges for each of the last three years were as follows:

                 (IN MILLIONS OF DOLLARS)                    1998        1997        1996
------------------------------------------------------------------------------------------
Asset fees                                                  $494.7      $384.8      $275.5
Cost of insurance charges                                     88.8        68.5        53.2
Administrative fees                                           73.8        59.5        50.1
Surrender fees                                                41.6        32.4        22.1
------------------------------------------------------------------------------------------
  Total policy charges                                      $698.9      $545.2      $400.9
------------------------------------------------------------------------------------------

  The growth in asset fees reflects increases in total separate account assets of $13.2 billion, or 35%, in 1998 and $10.8 billion, or 40%, in 1997. Record variable annuity sales and strong equity market performance in each of the last three years have resulted in separate account balances increasing 145% from $20.81 billion at the beginning of 1996 to $50.94 billion at the end of 1998.
  Cost of insurance charges are assessed as a percentage of the net amount at risk on universal life insurance policies. The net amount at risk is equal to a policy's death benefit minus the related policyholder account value. The increase in cost of insurance charges is due primarily to growth in the net amount at risk related to individual variable universal life insurance reflecting expanded distribution and increased customer demand for variable life products. The net amount at risk related to individual variable universal life insurance grew to $14.95 billion at the end of 1998 compared to $10.44 billion and $7.52 billion at the end of 1997 and 1996, respectively.
  The growth in administrative fees is consistent with the increased number of annuity and life insurance contracts in force during 1998 compared to the prior two years. Nearly all of the increase in surrender charges over the past two years is attributable to policyholder withdrawals in the Variable Annuities segment, and is driven by an overall increase in variable annuity policy reserves.

Separate Account Assets
(in billions)
  94       95        96        97       98
$12.1    $18.6     $26.9     $37.7    $50.9

  Net investment income includes the gross investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on the Company's general account invested assets which are not allocated to product segments. Net investment income grew from $1.36 billion and $1.41 billion in 1996 and 1997, respectively, to $1.49 billion in 1998 primarily due to increased invested assets to support growth in fixed annuity and life insurance policy reserves. Fixed annuity policy reserves, which include the fixed option of the Company's variable annuity products, increased $682.4 million in 1997 and $704.7 million in 1998 and were $14.90 billion as of year end 1998. The growth in life insurance reserves was led by corporate-owned life insurance products, where fixed reserves increased $201.1 million in 1997 and $596.7 million in 1998. The increase in net investment income due to growth in invested assets was partially offset by declining investment yields in 1998 and 1997 due to lower market interest rates.
  Realized gains and losses on investments are not considered by the Company to be recurring components of earnings. The Company makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors.
  Other income includes fees earned by the Company's investment management subsidiaries as well as commissions and other income earned by other subsidiaries of the Company that provide marketing, distribution and administration services. During 1998, NFS acquired three companies for a total purchase price of

$61.1 million in an effort to expand the Company's investment management and large case pension plan administration services. All three acquisitions were accounted for using the purchase method, and the related revenues and expenses have only been included in the Company's consolidated results since the date of acquisition. Other income included in the Company's current year results earned by companies that were acquired in 1998 totaled $20.5 million. The remaining $24.8 million increase in other income during 1998 is primarily attributable to growth in the Company's mutual fund operations that were in place during all the years presented. Other income in 1997 compared to 1996 was relatively unchanged.

BENEFITS AND EXPENSES
  Interest credited to policyholder account balances totaled $1.07 billion in 1998 compared to $1.02 billion in 1997 and $982.3 million in 1996 and principally relates to fixed annuity and corporate-owned life insurance products. The growth in interest credited reflects the increase in policy reserves previously discussed partially offset by reduced average crediting rates. The average crediting rate on fixed annuity policy reserves was 5.95% in 1998 compared to 6.12% and 6.30% in 1997 and 1996, respectively.
  Amortization of deferred policy acquisition costs (DAC) increased $47.4 million in 1998 and $33.8 million in 1997 principally due to the Variable Annuities segment, which accounted for $36.1 and $30.4 million of the increases as a result of strong sales growth in each of the last two years.
  Operating expenses were $472.1 million in 1998, a 17% increase from 1997 operating expenses of $402.7 million. Operating expenses were $353.5 million in 1996. The increase reflects the growth in the number of annuity and life insurance contracts in-force and the related increase in administrative processing costs as well as the effect of acquisitions and start-up companies. In addition to the three acquisitions discussed previously, two subsidiaries, Nationwide Trust Company, F.S.B. and Nationwide Financial Services (Bermuda), Ltd., began operations in 1998. Excluding the effects of the 1998 acquisitions and start-up companies, operating expenses increased 11% in 1998, down from the 14% increase reported in 1997.
  The increase in interest expense reflects the senior notes and capital securities issued at the IPO in March 1997 being outstanding for the entire year in 1998 as well as the interest expense on $200 million of preferred securities issued through a subsidiary trust in October 1998.
  Federal income tax expense was $173.1 million representing an effective tax rate of 34.2% for 1998. Federal income tax expense in 1997 and 1996 was $141.8 million and $115.8 million, respectively, representing effective rates of 34.8% and 35.3%.

YEAR 2000
  The Company has developed and implemented a plan to address issues related to the Year 2000. The problem relates to many existing computer systems using only two digits to identify a year in a date field. These systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer systems could fail or create erroneous results when processing information dated after December 31, 1999. Like many organizations, the Company is required to renovate or replace many computer systems so that the systems will function properly after December 31, 1999.
  The Company has completed an inventory and assessment of all computer systems and has implemented a plan to renovate or replace all applications that were identified as not Year 2000 compliant. The Company has renovated all applications that required renovation. Testing of the renovated programs included running each application in a Year 2000 environment and was completed as planned during 1998. For applications being replaced, the Company had all replacement systems in place and functioning as planned by year-end 1998. Conversions of existing traditional life policies will continue through second quarter, 1999. In addition, the shareholder services system that support mutual fund products will be fully deployed in the first quarter of 1999.
  The Company has completed an inventory and assessment of all vendor products and has tested and certified that each vendor product is Year 2000 compliant. Any vendor products that could not be certified as Year 2000 compliant were replaced or eliminated in 1998.
  The Company has also addressed issues associated with the exchange of electronic data with external organizations. The Company has completed an inventory and assessment of all business partners including electronic interfaces. Processes have been put in place and programs initiated to process data irrespective of the format by converting non-compliant data into a Year 2000 compliant format.
  Systems supporting the Company's infrastructure such as telecommunications, voice and networks will be compliant by March 1999. The Company's assessment of Year 2000 issues has also included non-information technology systems with embedded computer chips. The Company's building systems such as fire, security, and elevators and escalators supporting facilities in Columbus, Ohio have been tested and are Year 2000 compliant.
  In addition to resolving internal Year 2000 readiness issues, the Company is surveying significant external organizations (business partners) to assess if they will be Year 2000 compliant and be in a position to do business in the Year 2000 and beyond. Specifically, the Company has contacted mutual fund organizations that provide funds for our variable annuity and life products. The same action will continue during the first quarter of 1999 with wholesale producers. The Company continues its efforts to identify external risk factors and is planning to develop contingency plans as part of its ongoing risk management strategy.
  The preceding Year 2000 discussion excludes the three companies acquired in 1998. The Company has reviewed the acquired companies' systems, applications, and business partners, and work plans have been developed for the acquired companies to become Year 2000 compliant during the second and third quarters of 1999.
  Operating expenses in 1998 and 1997 include approximately $44.7 million and $45.4 million, respectively, for technology projects, including costs related to Year 2000. The company anticipates spending approximately $5 million on Year 2000 activities in 1999. Management does not anticipate that the completion of Year 2000 renovation and replacement activities will result in a reduction in operating expenses. Rather, personnel and resources currently allocated to Year 2000 issues will be assigned to other technology-related projects.

RECENTLY ISSUED ACCOUNTING STANDARDS
  In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133 -- Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain insurance contracts, are also addressed by the Statement. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may be implemented earlier provided adoption occurs as of the beginning of any fiscal quarter after issuance. The Company plans to adopt this Statement in first quarter 2000 and is currently evaluating the impact on results of operations and financial condition.
  In March 1998, The American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position
98-1 -- Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance intended to standardize accounting practices for costs incurred to develop or obtain computer software for internal use. Specifically, SOP 98-1 provides guidance for determining whether computer software is for internal use and when costs incurred for internal use software are to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1, which occurred on January 1, 1999, to have a material impact on the Company's financial statements.

STATUTORY PREMIUMS AND DEPOSITS
  The Company sells its products through a broad distribution network comprised of wholesale and retail distribution channels. Wholesale distributors are unaffiliated entities that sell the Company's products to their own customer base and include independent broker/dealers, national and regional brokerage firms, pension plan administrators and financial institutions. Retail distributors are representatives of the Company who market products directly to a customer base identified by the Company and include exclusive sales representatives and Nationwide Insurance Enterprise insurance agents. Statutory premiums and deposits by distribution channel for each of the last three years are summarized as follows:

             (IN MILLIONS OF DOLLARS)                 1998           1997           1996
-------------------------------------------------------------------------------------------
WHOLESALE CHANNELS
Independent broker/dealers                          $ 3,682.0      $ 3,699.1      $ 3,607.8
National and regional brokerage firms (1)               337.4             --             --
Financial institutions                                2,036.0        1,653.2          947.2
Pension plan administrators                           2,854.6        2,325.0        1,911.6
Life specialists                                        645.7          195.0           20.0
-------------------------------------------------------------------------------------------
  Total wholesale channels                            9,555.7        7,872.3        6,486.6
-------------------------------------------------------------------------------------------
RETAIL CHANNELS
Exclusive retail sales representatives                2,327.9        1,862.1        1,528.0
Nationwide agents                                       935.5          602.7          525.5
-------------------------------------------------------------------------------------------
  Total retail channels                               3,263.4        2,464.8        2,053.5
-------------------------------------------------------------------------------------------
Total external premiums and deposits                 12,819.1       10,337.1        8,540.1
-------------------------------------------------------------------------------------------
Nationwide Insurance Enterprise employee and agent
  benefit plans                                         323.3          174.9          502.5
-------------------------------------------------------------------------------------------
Total statutory premiums and deposits               $13,142.4      $10,512.0      $ 9,042.6
-------------------------------------------------------------------------------------------

(1) Prior to 1998, national and regional brokerage firm sales were included in independent broker/dealer sales.

  Excluding Nationwide Insurance Enterprise benefit plan sales, the Company achieved annual sales growth of 24%, 21%, and 29% in 1998, 1997 and 1996, respectively.
  The Company's flagship products are marketed under The BEST of AMERICA(R) brand, and include individual and group variable annuities and variable life insurance. The BEST of AMERICA(R) products allow customers to choose from among investment options managed by premier mutual fund managers. The Company has also developed private label variable and fixed annuity products in conjunction with other financial services providers which allow those providers to sell products to their own customer bases under their own brand name.
  The Company also markets group deferred compensation retirement plans to employees of state and local governments for use under Internal Revenue Code
(IRC) Section 457. The Company utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products. In addition, the Company utilizes an exclusive arrangement with the National Education Association (NEA) to market tax-qualified annuities under IRC 403(b) to NEA members. Variable annuities developed for the NEA members are sold under the NEA Valuebuilder brand.
  External statutory premiums and deposits by product for each of the last three years are as follows:

             (IN MILLIONS OF DOLLARS)                  1998           1997           1996
-------------------------------------------------------------------------------------------
The BEST of AMERICA(R) products:
  Individual variable annuities                      $ 4,661.1      $ 4,269.6      $3,801.5
  Group variable annuities                             2,760.0        2,220.5       1,807.1
  Variable universal life                                315.9          220.0         165.4
Private label annuities                                1,093.3        1,006.4         625.9
IRC Section 457 annuities                              2,155.3        1,716.5       1,425.8
The NEA Valuebuilder annuities                           172.6          145.6         102.2
Traditional/Universal life                               246.0          248.4         253.9
Corporate owned life insurance                           645.8          195.0          20.0
Other                                                    769.1          315.1         338.3
-------------------------------------------------------------------------------------------
                                                     $12,819.1      $10,337.1      $8,540.1
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BUSINESS SEGMENTS
  The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, the Company reports certain other revenues and expenses in a Corporate and Other segment. All information set forth below relating to the Company's Variable Annuities segment excludes the fixed option under the Company's variable annuity contracts. Such information is included in the Company's Fixed Annuities segment.

  The following table summarizes operating income (loss) before federal income tax expense for the Company's business segments for each of the last three years.

             (IN MILLIONS OF DOLLARS)                  1998         1997         1996
----------------------------------------------------------------------------------------
Variable annuities                                      $218.4       $150.9       $ 90.3
Fixed annuities                                          175.3        169.5        135.4
Life insurance                                            94.8         70.9         67.2
Corporate and other                                       (0.9)         4.6         35.4
----------------------------------------------------------------------------------------
                                                        $487.6       $395.9       $328.3
----------------------------------------------------------------------------------------

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

             (IN MILLIONS OF DOLLARS)                  1998         1997         1996
----------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues                                             $   529.5    $   404.0    $   284.6
Benefits and expenses                                    311.1        253.1        194.3
----------------------------------------------------------------------------------------
Operating income before federal income tax expense   $   218.4    $   150.9    $    90.3
----------------------------------------------------------------------------------------
OTHER DATA
Statutory premiums and deposits (1)                  $ 9,543.3    $ 7,535.8    $ 6,500.3
Policy reserves as of year end                       $46,420.8    $34,486.7    $24,278.1
Pre-tax operating income to average policy reserves       0.54%        0.51%        0.44%
----------------------------------------------------------------------------------------

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
  Variable Annuities segment revenues reflect a significant increase in policy charges, primarily asset fees, consistent with the growth in variable annuity policy reserves. Asset fees were $479.1 million in 1998 up 29% from $370.2 million in 1997 and totaled $261.8 million in 1996. Asset fees are charged as a percentage of policy reserves which have increased substantially in the past three years as a result of steady premium growth and through market appreciation on investments underlying reserves. Variable annuity policy reserves grew $11.93 billion during 1998 reaching $46.42 billion as of year end 1998 compared to growth in 1997 of $10.21 billion and year end 1997 reserves of $34.49 billion. During 1996, policy reserves increased $7.52 billion.
  The Company has continued to achieve high sales growth through deeper penetration of existing distribution channels and the addition of new sales outlets. In addition, growing consumer acceptance of equity-based retirement savings products, a robust United States stock market and low interest rates have all combined to provide a very favorable environment for variable annuity sales. The Company's broad network of strong distribution relationships coupled with product innovation allowed the Company to maintain its ranking as the third largest seller of individual variable annuities in the United States during 1998. Company sales of all variable annuities increased 27% during 1998 to a record $9.54 billion compared to $7.54 billion in 1997. Variable annuity sales in 1997 represented a 16% increase over 1996 sales of $6.50 billion.
  An example of the Company's ability to develop innovative products and to leverage its strong distributor relationships to maintain its competitive position is America's FUTURE Annuity. This individual variable annuity product was developed in late 1997 in association with mutual fund partners and distributors and offers the customer greater flexibility and investment choice with insurance charges lower than comparable products sold through the financial planning community. Sales of this product reached $2.4 billion during 1998, its first full year of availability.
  Although the equity markets were more volatile in 1998 than in the previous two years, equity market conditions over each of the past three years have contributed significantly to the growth in variable annuity policy reserves. Variable annuity policy reserves reflect market appreciation of $6.80 billion, $5.21 billion and $2.72 billion in 1998, 1997 and 1996, respectively.
  Increased variable annuity revenues were partially offset by increased amortization of DAC in 1998 compared to 1997 and 1996 due to overall growth in the variable annuity business and by increased operating expenses.

Variable Annuity Reserves
(in billions)
  94       95        96        97       98
$10.8    $16.8     $24.3     $34.5    $46.4

  Operating expenses increased 15% during 1998 and 20% during 1997; however, the growth in expenses was far outpaced by the 31% and 42% increases in revenues over those same periods. As a result, operating income as a percentage of reserves has improved to 0.54% in 1998 up 3 basis points from 1997 and up 10 basis points from 1996. The Company has controlled operating expense growth by increasing productivity through investments in technology and economies of scale.

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

  The following table summarizes certain selected financial data for the Company's Fixed Annuities segment for the years indicated.

              (IN MILLIONS OF DOLLARS)                  1998         1997         1996
-----------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
  Net investment income                               $ 1,116.6    $ 1,098.2    $ 1,050.6
  Other                                                    35.7         43.2         42.0
-----------------------------------------------------------------------------------------
                                                        1,152.3      1,141.4      1,092.6
-----------------------------------------------------------------------------------------
Benefits and expenses:
  Interest credited to policyholder account balances      828.6        823.4        805.0
  Other benefits and expenses                             148.4        148.5        152.2
-----------------------------------------------------------------------------------------
                                                          977.0        971.9        957.2
-----------------------------------------------------------------------------------------
Operating income before federal income tax expense    $   175.3    $   169.5    $   135.4
-----------------------------------------------------------------------------------------
OTHER DATA
Statutory premiums and deposits (1)                   $ 2,068.0    $ 2,137.9    $ 1,600.5
Policy reserves as of year end                        $14,898.9    $14,194.2    $13,511.8
Pre-tax operating income to average policy reserves        1.21%        1.22%        1.03%
-----------------------------------------------------------------------------------------

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
  Fixed Annuities segment results reflect an increase in interest spread income attributable to growth in fixed annuity policy reserves and wider interest margins. Interest spread is the differential between net investment income and interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by competitors, performance of the investment portfolio, changes in market interest rates and other factors.
  The following table depicts the interest margins on general account policy reserves in the Fixed Annuities segment for each of the last three years.

                                                        1998         1997         1996
-----------------------------------------------------------------------------------------
Net investment income                                      8.02%        8.16%        8.22%
Interest credited                                          5.95         6.12         6.30
-----------------------------------------------------------------------------------------
                                                           2.07%        2.04%        1.92%
-----------------------------------------------------------------------------------------

  The declining interest rate environment has put pressure on interest margins as fixed income investments have matured or prepaid and have been reinvested at lower rates; however, mortgage loan and bond prepayment income actually increased interest margins in 1998. Prepayment income added 8 additional basis points to the 1998 interest margin compared to 1997. The Company expects 1999 interest margins excluding prepayment income to return to historically normal levels of 190 to 195 basis points.
  The Company is able to mitigate the effects of lower investment yields by periodically resetting the rates credited on fixed annuity contracts. As of December 31, 1998, $7.17 billion, or 48% of fixed annuity policy reserves, were in contracts where the guaranteed interest rate is reestablished each quarter. Fixed annuity policy reserves of $5.29 billion are in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter. The Company also has $1.36 billion of fixed annuity policy reserves that call for the crediting rate to be reset annually on each January 1. The remaining $1.08 billion of fixed annuity policy reserves are in payout status where the Company has guaranteed periodic, typically monthly, payments.
  Fixed annuity policy reserves increased to $14.90 billion as of year-end compared to $14.19 billion a year ago and $13.51 billion as of the end of 1996. Fixed annuity sales during 1998 were $2.07 billion, essentially even with 1997 sales of $2.14 billion, reflecting the low interest rate environment and customer preference for equity-linked products. Sales in 1996 were $1.60 billion. The increase in sales in 1998 and 1997 over 1996 reflects the impact of first year bonus crediting rate programs for certain of the Company's variable annuity products. Such programs initially attract sales to the Fixed Annuities segment. Over the subsequent twelve months, the funds are then systematically transferred to variable investments. Most of the Company's fixed annuity sales are premiums allocated to the guaranteed fixed option of variable annuity contracts. Fixed annuity sales for 1998 include $1.68 billion in premiums allocated to the fixed option under a variable annuity contract, compared to $1.67 billion in 1997 and $1.24 billion in 1996.

Fixed Annuity Reserves
(in billions)
  94       95        96        97       98
$11.2    $12.8     $13.5     $14.2    $14.9

  Results in 1996 were adversely impacted by a $13.0 million charge related to reserve strengthening for the immediate annuity line.

LIFE INSURANCE
  The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and also allow the customer to build cash value on a tax-deferred basis.
  The following table summarizes certain selected financial data for the Company's Life Insurance segment for the years indicated.

              (IN MILLIONS OF DOLLARS)                   1998          1997          1996
-------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues                                               $  551.2      $  473.1      $  435.6
Benefits and expenses                                     456.4         402.2         368.4
-------------------------------------------------------------------------------------------
Operating income before federal income tax expense     $   94.8      $   70.9      $   67.2
-------------------------------------------------------------------------------------------
OTHER DATA
Statutory premiums (1):
  Traditional and universal life                       $  246.0      $  248.4      $  253.9
  Variable universal life                                 316.0         220.0         165.4
  Corporate-owned life                                    645.8         195.0          20.0
Policy reserves as of year end:
  Traditional and universal life                        2,439.7       2,369.5       2,295.5
  Variable universal life                               1,270.1         895.6         622.6
  Corporate-owned life                                    903.6         221.9          20.8
-------------------------------------------------------------------------------------------

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

  The increase in Life Insurance segment earnings is attributable to strong growth in investment life insurance products, which include individual variable universal life insurance and corporate-owned life insurance, where the Company has aggressively expanded its distribution capabilities. Investment life premiums and deposits increased from $185.4 million in 1996 to $415.0 million in 1997 to $961.8 million in 1998. As a result of the sales growth and high persistency, revenues from investment life products increased to $150.4 million in 1998 from $71.9 million in 1997 and $45.5 million in 1996. The Company believes there are growth opportunities for investment life products and in 1999 will be introducing new products and expanding distribution to new outlets to better penetrate these markets.

Life Insurance Reserves
(in billions)
  94       95        96        97       98
 $2.4     $2.7      $2.9      $3.5     $4.6

       The increase in benefits and expenses is composed primarily of increased interest credited to policyholders and increased operating expenses. Death claims and other policyholder benefits reflected modest growth during 1997 and 1998. Interest credited to policyholders increased $36.9 million in 1998 reaching $115.4 million compared to $78.5 million a year ago. Interest credited to policyholders totaled $70.2 million in 1996. The increased corporate-owned life insurance business discussed previously accounted for most of the increases. Operating expenses grew to $101.7 million in 1998 compared to $94.5 million and $78.9 million in 1997 and 1996, respectively, reflecting the increased number of policies in-force as well as technology related expenditures.

CORPORATE AND OTHER
  The following table summarizes certain selected financial data for the Company's Corporate and Other segment for the years indicated.

                 (IN MILLIONS OF DOLLARS)                    1998        1997        1996
------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues                                                    $260.8      $208.8      $204.0
Benefits and expenses                                        261.7       204.2       168.6
------------------------------------------------------------------------------------------
Operating income before federal income tax expense (1)      $ (0.9)     $  4.6      $ 35.4
------------------------------------------------------------------------------------------

(1) Excludes realized gains (losses) on investments and discontinued operations. Revenues in the Corporate and Other segment consist of net investment income on invested assets not allocated to the three product segments, investment management fees and other revenues earned from investment management services (other than the portion allocated to the Variable Annuities and Life Insurance segments), commissions and other income earned by the marketing and distribution subsidiaries of the Company and net investment income and policy charges from group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.
  The decrease in operating income in 1998 and 1997 compared to 1996 primarily relates to interest expense on the notes and capital securities issued in March 1997 concurrent with the IPO and on the preferred securities issued in October 1998. Interest expense totaled $35.1 million and $26.1 million in 1998 and 1997, respectively.

--------------------------------------------------------------------------------
INVESTMENTS

GENERAL
  The Company's assets are divided between separate account and general account assets. As of December 31, 1998, $50.94 billion (or 68%) of the Company's total assets were held in separate accounts and $23.73 billion (or 32%) were held in the Company's general account, including $20.94 billion of general account investments. Separate account assets consist primarily of deposits from the Company's variable annuity business. Most separate account assets are invested in various mutual funds. All of the investment risk in the Company's separate account assets is borne by the Company's customers, with the exception of $743.9 million of policy reserves as of December 31, 1998 ($365.5 million as of December 31, 1997) for which the Company bears the investment risk. In addition to the information presented herein, see note 3 to the consolidated financial statements for further information regarding the Company's investments.
  The following table summarizes the Company's consolidated general account invested assets by asset category.

                                            December 31, 1998         December 31, 1997
                                           ----------------------------------------------
                                           CARRYING       % OF       CARRYING       % OF
        (IN MILLIONS OF DOLLARS)             VALUE        TOTAL        VALUE        TOTAL
-----------------------------------------------------------------------------------------
Fixed maturity securities                  $14,247.9       68.0%     $13,210.1       67.2%
Mortgage loans, net                          5,328.4       25.5        5,181.6       26.3
Real estate, net                               243.6        1.2          311.4        1.6
Policy loans                                   464.3        2.2          415.3        2.1
Equity securities                              134.0        0.6           80.4        0.4
Other long-term investments                     44.0        0.2           25.2        0.1
Short-term investments                         478.3        2.3          449.2        2.3
-----------------------------------------------------------------------------------------
Total                                      $20,940.5      100.0%     $19,673.2      100.0%
-----------------------------------------------------------------------------------------

FIXED MATURITY SECURITIES
  The following table summarizes the composition of the Company's general account fixed maturity securities by category.

                                            December 31, 1998         December 31, 1997
                                           ----------------------------------------------
                                           CARRYING       % OF       CARRYING       % OF
        (IN MILLIONS OF DOLLARS)             VALUE        TOTAL        VALUE        TOTAL
-----------------------------------------------------------------------------------------
U.S. government/agencies                   $   269.0        1.9%     $   319.7        2.4%
Foreign governments                            111.0        0.8           95.8        0.7
State and political subdivisions                 1.6         --            1.6         --
Mortgage-backed securities:
  U.S. government/agencies                   3,562.2       25.0        3,750.3       28.4
  Non-government/agencies                         --         --             --         --
Corporate:
  Public                                     5,194.3       36.4        4,597.3       34.8
  Private                                    5,109.8       35.9        4,445.4       33.7
-----------------------------------------------------------------------------------------
    Total                                  $14,247.9      100.0%     $13,210.1      100.0%
-----------------------------------------------------------------------------------------

  The average duration and average maturity of the Company's general account fixed maturity securities as of December 31, 1998 were approximately 3.24 and
7.45 years, respectively. As a result, the market value of the Company's general account investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may also be likely to experience investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate environments.
  The National Association of Insurance Commissioners (NAIC) assigns securities quality ratings and uniform valuations called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. Of the Company's general account fixed maturity securities, 97% were in the highest two NAIC Designations as of December 31, 1998.
  The following table sets forth an analysis of credit quality, as determined by NAIC Designation, of the Company's general account fixed maturity securities portfolio.

                                               December 31, 1998         December 31, 1997
         (in millions of dollars)             ----------------------------------------------
     NAIC               RATING AGENCY         CARRYING       % OF       CARRYING       % OF
DESIGNATION(1)    EQUIVALENT DESIGNATION(2)     VALUE        TOTAL        VALUE        TOTAL
--------------------------------------------------------------------------------------------
      1              Aaa/Aa/A                 $ 9,166.1       64.3%     $ 8,815.3       66.7%
      2              Baa                        4,715.1       33.1        4,116.6       31.2
      3              Ba                           347.2        2.5          220.9        1.7
      4              B                              5.6         --           53.7        0.4
      5              Caa and lower                 13.9        0.1            3.6         --
      6              In or near default              --         --             --         --
--------------------------------------------------------------------------------------------
                                              $14,247.9      100.0%     $13,210.1      100.0%
--------------------------------------------------------------------------------------------

(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparison's between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.
  The Company's general account mortgage-backed security (MBS) investments include residential MBSs and multi-family mortgage pass-through certificates. As of December 31, 1998, MBSs were $3.56 billion (or 25%) of the carrying value of the general account fixed maturity securities available-for-sale, all of which were guaranteed by the U.S. government or an agency of the U.S. government.
  The Company believes that general account MBS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account MBS investments is to provide reasonable cash flow stability and increased yield. General account MBS investments include collateralized mortgage obligations (CMOs), Real Estate Mortgage Investment Conduits (REMICs) and mortgage-backed pass-through securities. The Company's general account MBS investments do not include interest-only securities or principal-only securities or other MBSs which may exhibit extreme market volatility.

  Prepayment risk is an inherent risk of holding MBSs. However, the degree of prepayment risk is particular to the type of MBS held. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs. As of December 31, 1998, $2.43 billion (or 68%) of the carrying value of the general account MBS portfolio was invested in planned amortization class CMOs/REMICs
(PACs). PACs are securities whose cash flows are designed to remain constant over a variety of mortgage prepayment environments. Other classes in the CMO/REMIC security are structured to accept the volatility of mortgage prepayment changes, thereby insulating the PAC class.
  The following table sets forth the distribution by investment type of the Company's general account MBS portfolio.

                                                December 31, 1998     December 31, 1997
                                                ---------------------------------------
                                                CARRYING     % OF     CARRYING    % OF
          (IN MILLIONS OF DOLLARS)                VALUE      TOTAL     VALUE      TOTAL
---------------------------------------------------------------------------------------
Accrual                                         $    77.3      2.2%   $   48.5      1.3%
Planned Amortization Class                        2,433.4     68.3     2,645.3     70.5
Sequential                                           45.6      1.3        19.8      0.5
Scheduled                                           143.8      4.0       160.6      4.3
Targeted Amortization Class                          92.0      2.6        90.8      2.4
Very Accurately Defined Maturity                    477.8     13.4       550.1     14.7
Multi-family Mortgage Pass-through
  Certificates                                      251.0      7.0       235.2      6.3
Other                                                41.3      1.2          --       --
---------------------------------------------------------------------------------------
                                                $ 3,562.2    100.0%   $3,750.3    100.0%
---------------------------------------------------------------------------------------

  The Company invests in private fixed maturity securities because of the (i) generally higher nominal yield available compared to comparably rated public fixed maturity securities, (ii) more restrictive financial and business covenants available in private fixed maturity security loan agreements and (iii) stronger prepayment protection. Although private fixed maturity securities are not registered with the Securities and Exchange Commission and generally are less liquid than public fixed maturity securities, restrictive financial and business covenants included in private fixed maturity security loan agreements generally are designed to compensate for the impact of increased liquidity risk. A significant majority of the private fixed maturity securities that the Company holds are participations in issues that are also owned by other investors. In addition, some of the private fixed maturity securities are rated by nationally recognized rating agencies and substantially all have been assigned a rating designation by the NAIC.

MORTGAGE LOANS
  As of December 31, 1998, general account mortgage loans were $5.33 billion (or 25%) of the carrying value of consolidated general account invested assets. As of such date, commercial mortgage loans constituted substantially all (99.9%) of total general account mortgage loans. Commitments to fund mortgage loans of $156.0 million extending into 1999 were outstanding as of December 31, 1998.
  In June 1997, the Company exchanged $359.7 million of multi-family mortgage loans with the Federal Home Loan Mortgage Corporation (FHLMC) for FHLMC multi-family mortgage pass-through certificates supported by the exchanged loans. The transaction resulted in the reclassification of the exchanged amount from mortgage loans on real estate to fixed maturity securities available-for-sale on the consolidated balance sheet. No gain or loss was recognized as a result of the exchange.
  The summary below depicts loans by remaining principal balance as of December 31, 1998:

                                                                     APARTMENT
    (IN MILLIONS OF DOLLARS)      OFFICE   WAREHOUSE      RETAIL      & OTHER      TOTAL
------------------------------------------------------------------------------------------
East North Central                $116.6    $  163.8     $  607.6    $  180.8     $1,068.8
East South Central                  32.4        28.1        126.4        90.3        277.2
Mountain                            32.5        19.6        101.7       105.1        258.9
Middle Atlantic                    145.4        98.3        167.6        58.4        469.7
New England                         29.6        45.8        123.4          --        198.8
Pacific                            216.9       345.2        440.8       123.9      1,126.8
South Atlantic                     115.9       152.6        484.5       444.1      1,197.1
West North Central                 127.9         8.5         55.9        61.6        253.9
West South Central                 124.9        91.7        144.3       160.3        521.2
------------------------------------------------------------------------------------------
                                  $942.1    $  953.6     $2,252.2    $1,224.5      5,372.4
------------------------------------------------------------------------------
  Less valuation allowances and unamortized discount                                  44.0
                                                                                  --------
  Total mortgage loans on real estate, net                                        $5,328.4
------------------------------------------------------------------------------------------

  As of December 31, 1998, the Company's largest exposure to any single borrowing group was $101.4 million, or 2% of the Company's general account mortgage portfolio.
  As of December 31, 1998 none of the Company's mortgage loans were classified as delinquent compared to 0.19% a year ago. Foreclosed and restructured loans totaled only 0.64% and 1.84% of the Company's mortgage loans as of December 31, 1998 and 1997, respectively.
--------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES
  Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate strong cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. The Company's capital structure consists of debt, capital and preferred securities of subsidiary trusts and equity, summarized in the following table.

                                                                   DECEMBER 31,
                                                       -------------------------------------
                                                                                   1996
              (IN MILLIONS OF DOLLARS)                   1998        1997      Pro forma (1)
--------------------------------------------------------------------------------------------
Long-term debt                                         $  298.4    $  298.4      $     298.4
Capital and preferred securities of subsidiary trusts     300.0       100.0            100.0
--------------------------------------------------------------------------------------------
  Total long-term debt and capital and preferred
    securities                                            598.4       398.4            398.4
--------------------------------------------------------------------------------------------
Shareholders' equity, excluding accumulated other
  comprehensive income                                  2,201.6     1,877.1          1,632.3
Accumulated other comprehensive income                    275.9       247.1            173.6
--------------------------------------------------------------------------------------------
  Total shareholders' equity                            2,447.5     2,124.2          1,805.9
--------------------------------------------------------------------------------------------
  Total capital                                        $3,045.9    $2,522.6      $   2,204.3
--------------------------------------------------------------------------------------------

(1) Adjusts 1996 shareholders' equity for the net proceeds of the IPO and for the special dividends paid in anticipation of the IPO.

  NFS is a holding company whose principal asset is the common stock of NLIC. The principal sources of funds for NFS to pay interest, dividends and operating expenses are existing cash and investments, and dividends from NLIC and other subsidiaries.
  State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of certain prescribed limitations without prior approval. The ability of NLIC to pay dividends is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend if the fair market value of the dividend, together with that of other dividends made within the preceding 12 months, exceeds the greater of (i) 10% of statutory-basis policyholders' surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. NLIC's statutory-basis policyholders' surplus as of December 31, 1998 was $1.32 billion and statutory-basis net income for 1998 was $171.0 million. Total dividends paid in the twelve months preceding December 31, 1998 were $100.0 million. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of NFS and its stockholders. NFS currently does not expect such regulatory requirements to impair its ability to pay interest, dividends, operating expenses, and principal in the future.
  Also available as a source of funds to the Company is a $600.0 million revolving credit facility entered into by NLIC and Nationwide Mutual Insurance Company in August 1996 with a five year term with a group of national financial institutions. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. The facility provides for several and not joint liability with respect to any amount drawn by any party. To date, no amounts have been drawn down on the facility. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.23 billion and NLIC maintain statutory surplus in excess of $875 million. The Company had no amounts outstanding under this agreement as of December 31, 1998.
  A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company mitigates this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account, and monitoring and matching anticipated cash inflows and outflows.
  For individual annuity products ($34.2 billion of reserves as of December 31, 1998) the surrender charge is calculated as a percentage of the lesser of deposits made or the amount surrendered and is assessed at declining rates during the first seven years after a deposit is made.
  For group annuity products ($26.0 billion of reserves as of December 31, 1998), the surrender charge amounts and periods can vary significantly, depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, over ninety percent of the general account group annuity reserves are subject to a market value adjustment at withdrawal.

  Life insurance policies are also subject to withdrawal. However, they are less susceptible to withdrawal than are annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
  The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company periodically reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. Adjustments are made periodically with respect to the Company's investment policies to reflect changes in the Company's short-term and long-term cash needs and changing business and economic conditions.
  Given the Company's historic cash flow and current financial results, management of the Company believes that the cash flow from the operating activities of the Company over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend and interest payments.
--------------------------------------------------------------------------------
MARKET RISK SENSITIVE FINANCIAL INSTRUMENTS
  The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks the Company is exposed to.

INTEREST RATE RISK
  Fluctuations in interest rates can potentially impact the Company's earnings and cash flows, and the fair value of its assets and liabilities. Generally, in a declining interest rate environment, the Company may be required to reinvest the proceeds from matured and prepaid investments at rates lower than the overall yield of the portfolio, which could reduce interest spread income. In addition, minimum guaranteed crediting rates (typically 3% or 3.5%) on certain annuity contracts could result in a reduction of the Company's interest spread income in the event of a significant and prolonged decline in interest rates from market rates at the end of 1998. The average crediting rate of annuity products during 1998 was 5.95%, well in excess of the guaranteed rates. The Company mitigates this risk by investing in assets with maturities and durations that match the expected characteristics of the liabilities and by investing in mortgage backed securities with limited prepayment exposure.
  Conversely, a rising interest rate environment could result in a reduction of interest spread income or an increase in policyholder surrenders. Investments supporting annuity liabilities have a weighted average maturity of seven years when purchased and therefore, the change in yield of the portfolio will lag changes in market interest rates. This lag is increased if the rate of prepayments of mortgage-backed securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If the Company could not fund the surrenders with its cash flow from operations, the Company may be required to sell investments, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges or market value adjustments at the time of surrender, by investing in assets with maturities and durations that match the expected characteristics of the liabilities, and by investing in mortgage backed securities with limited prepayment exposure.

ASSET/LIABILITY MANAGEMENT STRATEGIES TO MANAGE INTEREST RATE RISK
  The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. The Company's general account investments are primarily managed in a number of pools that are segregated by weighted average maturity of the assets acquired by the pools. For fixed maturity securities and mortgages, the weighted average maturity is based on repayments which are scheduled to occur under the terms of the asset. For mortgage backed securities, repayments are determined using the current rate of repayment of the underlying mortgages and the terms of the securities. Each product line has an investment strategy based on its specific characteristics. The strategy establishes asset duration, quality and other guidelines. The Company determines the amount of new investments needed for each line to arrive at the amount of new investments needed for each pool by month. The investments acquired for each pool are shared on a proportional basis by each of the lines requesting investments in the pool based on their actual investment needs.
  For all business having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. On December 31, 1998, the average duration of assets in this pool was 7.5 years and the average duration of the liabilities was 7.8 years. Policy reserves on this business were $1.1 billion as of December 31, 1998.
  Because the timing of the payment of future benefits on the majority of the Company's business can be changed by the policyholder, the Company employs cash flow testing techniques in its asset/liability management process. Annually, the Company's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting under a number of possible future interest rate scenarios the anticipated cash flows from such business and the assets required to support such business. The first seven of these scenarios are required by the state insurance laws. Projections are also made using 13 additional scenarios which involve more extreme fluctuations in future interest rates. Finally, to get a statistical analysis of possible results and to minimize any bias in the 20 predetermined scenarios, additional projections are made using 50 randomly generated interest rate scenarios. For the Company's 1998 cash flow testing process, interest rates for 90-day treasury bills ranged from 0.7% to 9.5% under the 20 predetermined scenarios and 1.2% to 21.9% under the 50 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from the Company's annuity and insurance business, which, in turn, are used to quantify the adequacy of the Company's reserves over the entire projection period. The results of the Company's cash flow testing indicated that the Company's reserves were adequate as of December 31, 1998.

CHARACTERISTICS OF INTEREST RATE SENSITIVE FINANCIAL INSTRUMENTS
  The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities, do not meet the definition of a financial instrument and are not included in the table.

                                                                                  THERE-                  FAIR
(IN MILLIONS OF DOLLARS)    1999       2000       2001       2002       2003      AFTER       TOTAL       VALUE
-----------------------------------------------------------------------------------------------------------------
ASSETS
Fixed maturity
 securities:
 Corporate bonds:
  Principal               $1,092.7   $1,049.2   $1,667.6   $1,386.3   $  882.7   $2,866.7   $ 8,945.2   $ 9,366.9
  Average interest rate        8.0%       7.5%       7.3%       7.2%       7.0%       7.6%
 Mortgage and other
  asset-backed
  securities:
  Principal               $  905.3   $  964.3   $  870.7   $  588.9   $  367.3   $  718.3   $ 4,414.8   $ 4,499.4
  Average interest rate        7.3%       7.4%       7.2%       7.4%       7.4%       7.0%
 Other fixed maturity
  securities:
  Principal               $    7.8   $   72.0   $   54.6   $  103.3   $   60.6   $   65.8   $   364.1   $   381.6
  Average interest rate        8.5%       6.4%       7.0%       6.6%       6.9%       6.8%
Mortgage loans on real
 estate:
  Principal               $  185.9   $  373.9   $  313.1   $  339.5   $  408.8   $3,751.2   $ 5,372.4   $ 5,527.6
  Average interest rate        9.2%       9.3%       7.0%       8.5%       7.6%       7.1%
LIABILITIES
Deferred fixed
 annuities:
  Principal               $1,639.6   $1,548.3   $1,733.7   $1,232.5   $1,169.6   $8,270.7   $15,594.4   $15,282.0
  Average credited rate        5.2%       4.8%       4.5%       4.3%       4.1%       4.1%
Immediate annuities:
  Principal               $   20.6   $   20.7   $   22.3   $   25.2   $   29.9   $   53.1   $   171.8   $   201.6
  Average credited rate        7.3%       7.3%       7.3%       7.3%       7.4%       7.4%
Long-term debt:
  Principal                     --         --         --         --         --   $  300.0   $   300.0   $   339.9
  Average interest rate         --         --         --         --         --        8.0%
Capital and preferred
 securities of
 subsidiary trusts:
  Principal                     --         --         --         --         --   $  300.0   $   300.0   $   314.5
  Average interest rate         --         --         --         --         --        7.6%
-----------------------------------------------------------------------------------------------------------------

  Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table above are as follows:
  Mortgage and other asset-backed securities (MBSs): The maturity year is determined based on the terms of the securities and the current rate of prepayment of the underlying pools of mortgages. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs (see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Investments -- Fixed Maturity Securities").
  Other Fixed Maturity Securities and Mortgage Loans on Real Estate: The maturity year is determined based on the maturity date of the security or loan.

  Deferred Fixed Annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates, and contract terms. Included are group annuity contracts ($10.30 billion) which are generally subject to market value adjustment upon surrender and may also be subject to surrender charges. Of the total group annuity liabilities, $7.17 billion was in contracts where the crediting rate is reset quarterly. For the remaining $3.13 billion of group annuity reserves, the crediting rate is reset annually on January 1. Also included are $5.29 billion of individual annuity liabilities where the crediting rate is reset annually, with portions resetting in each calendar quarter. Such individual annuity contracts are also subject to surrender charges calculated as a percentage of the lesser of deposits made or the amount surrendered and assessed at declining rates during the first seven years after a deposit is made. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread.
  Immediate Annuities: Included are non-life contingent contracts in payout status where the Company has guaranteed periodic, typically monthly, payments. The maturity year is based on the terms of the contract.
  Long-term Debt and Capital and Preferred Securities of Subsidiary Trusts: The maturity year is the stated maturity date of the obligation. While each obligation is callable, either at a premium or with a make-whole provision, the Company currently has no plans to call the obligations prior to the stated maturity date.

EQUITY MARKET RISK
  Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. At December 31, 1998, 86% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins which may require the Company to accelerate the amortization of deferred policy acquisition costs.
--------------------------------------------------------------------------------
INFLATION
  The rate of inflation did not have a material effect on the revenues or operating results of the Company during 1998, 1997 or 1996.

FIVE-YEAR SUMMARY

                                                                  YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)    1998       1997       1996       1995       1994
--------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (1)
Policy charges                                      $  698.9   $  545.2   $  400.9   $  286.6   $  217.2
Life insurance premiums                                200.0      205.4      198.6      199.1      176.7
Net investment income                                1,486.8    1,413.9    1,357.8    1,294.0    1,210.8
Realized gains (losses) on investments                  17.9       11.1       (0.2)      (1.7)     (16.5)
Other                                                  108.1       62.8       59.5       59.0       45.9
--------------------------------------------------------------------------------------------------------
  Total revenues                                     2,511.7    2,238.4    2,016.6    1,837.0    1,634.1
--------------------------------------------------------------------------------------------------------
Interest credited and other benefits                 1,284.4    1,235.4    1,201.6    1,155.4    1,031.5
Interest expense on debt and capital and preferred
  securities                                            35.1       26.1         --         --         --
Other operating expenses                               686.7      569.9      486.9      400.4      362.2
--------------------------------------------------------------------------------------------------------
  Total benefits and expenses                        2,006.2    1,831.4    1,688.5    1,555.8    1,393.7
--------------------------------------------------------------------------------------------------------
Income from continuing operations before federal
  income tax expense                                   505.5      407.0      328.1      281.2      240.4
Federal income tax expense                             173.1      141.8      115.8       96.3       82.5
--------------------------------------------------------------------------------------------------------
Income from continuing operations                   $  332.4   $  265.2   $  212.3   $  184.9   $  157.9
--------------------------------------------------------------------------------------------------------
Net income                                          $  332.4   $  265.2   $  223.6   $  209.6   $  178.4
--------------------------------------------------------------------------------------------------------
Basic and diluted net income per common share (2)   $   2.58   $   2.14
Cash dividends declared                             $   0.30   $   0.18
Diluted average shares outstanding (in millions)       128.6      124.1
RECONCILIATION OF NET INCOME TO NET OPERATING
  INCOME (1)
Net income                                          $  332.4   $  265.2   $  223.6   $  209.6   $  178.4
Less: Realized (gains) losses on investments, net
  of tax                                               (11.7)      (7.9)      (1.0)      (0.1)      10.3
Less: Income from discontinued operations, net of
  tax                                                     --         --      (11.3)     (24.7)     (20.5)
--------------------------------------------------------------------------------------------------------
  Net operating income                                 320.7      257.3      211.3      184.8   $  168.2
                                                                                                --------
Pro forma adjustments                                     --       (2.9)     (26.2)     (26.2)
---------------------------------------------------------------------------------------------
  Pro forma net operating income                    $  320.7   $  254.4   $  185.1   $  158.6
---------------------------------------------------------------------------------------------
Pro forma net operating income per common share     $   2.49   $   1.98   $   1.44   $   1.24
--------------------------------------------------------------------------------------------------------

(1) Comparisons between 1998 results of operations and those of prior years are affected by the Company's initial public offering in March 1997 and companion offerings of senior notes and capital securities as well as the payment of certain special dividends. Pro forma amounts adjust for these transactions. See note 1 to the consolidated financial statements for further description of these transactions and the related pro forma adjustments.

(2) Actual earnings and book value per common share amounts have not been presented for periods prior to 1997, because such amounts are not meaningful due to the effects of initial public offering and the $900.0 million of dividends paid prior to the initial public offering as described in note 1 to the consolidated financial statements.

                                                                       AS OF DECEMBER 31,
                                                    ---------------------------------------------------------
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)    1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL POSITION (1)
Total investments                                   $20,940.5   $19,673.2   $18,317.3   $17,837.0   $15,239.1
Deferred policy acquisition costs                     2,022.3     1,665.4     1,366.5     1,020.4       995.6
Separate account assets                              50,935.8    37,724.4    26,926.7    18,591.1    12,087.1
Other assets                                            772.6       829.9     1,159.7     1,057.6       921.5
-------------------------------------------------------------------------------------------------------------
  Total assets                                      $74,671.2   $59,892.9   $47,770.2   $38,506.1   $29,243.3
-------------------------------------------------------------------------------------------------------------
Policy reserves                                     $19,772.2   $18,702.8   $17,600.6   $16,771.9   $15,072.7
Separate account liabilities                         50,935.8    37,724.4    26,926.7    18,591.1    12,087.1
Other liabilities                                       917.3       943.1     1,111.2       526.4       222.9
Long-term debt                                          298.4       298.4          --          --          --
-------------------------------------------------------------------------------------------------------------
  Total liabilities                                  71,923.7    57,668.7    45,638.5    35,889.4    27,382.7
NFS-obligated mandatorily redeemable capital and
  preferred securities of subsidiary trusts             300.0       100.0          --          --          --
Shareholders' equity                                  2,447.5     2,124.2     2,131.7     2,616.7     1,860.6
-------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity        $74,671.2   $59,892.9   $47,770.2   $38,506.1   $29,243.3
-------------------------------------------------------------------------------------------------------------
Book value per common share(2)                      $   19.04   $   16.53
-------------------------------------------------------------------------------------------------------------
GROSS POLICY RESERVES BY BUSINESS SEGMENT
Variable annuities                                  $46,420.8   $34,486.7   $24,278.1   $16,761.8   $10,751.1
Fixed annuities                                      14,898.9    14,194.2    13,511.8    12,784.0    11,247.0
Life insurance                                        4,613.4     3,487.0     2,938.9     2,660.5     2,425.2
Corporate and other                                   4,365.5     3,791.9     3,302.5     2,644.3     2,252.7
Reserves ceded                                          409.4       467.5       495.9       512.4       483.8
-------------------------------------------------------------------------------------------------------------
                                                    $70,708.0   $56,427.3   $44,527.2   $35,363.0   $27,159.8
-------------------------------------------------------------------------------------------------------------

                                                      YEARS ENDED DECEMBER 31,
                                      ---------------------------------------------------------
      (IN MILLIONS OF DOLLARS)          1998        1997        1996        1995        1994
-----------------------------------------------------------------------------------------------
OPERATING INCOME BEFORE FEDERAL
  INCOME TAX EXPENSE BY BUSINESS
  SEGMENT (1)
Variable annuities                    $   218.4   $   150.9   $    90.3   $    50.8   $    24.6
Fixed annuities                           175.3       169.5       135.4       137.0       139.0
Life insurance                             94.8        70.9        67.2        67.6        53.0
Corporate and other                        (0.9)        4.6        35.4        27.5        40.3
-----------------------------------------------------------------------------------------------
                                      $   487.6   $   395.9   $   328.3   $   282.9   $   256.9
-----------------------------------------------------------------------------------------------
EXTERNAL SALES BY BUSINESS SEGMENT
Variable annuities                    $ 9,543.3   $ 7,535.8   $ 6,500.3   $ 4,399.3   $ 3,821.2
Fixed annuities                         2,068.0     2,137.9     1,600.5     1,864.2     1,308.6
Life insurance                          1,207.8       663.4       439.3       352.4       320.8
-----------------------------------------------------------------------------------------------
                                      $12,819.1   $10,337.1   $ 8,540.1   $ 6,615.9   $ 5,450.6
-----------------------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME
(in millions of dollars, except per share amounts)

                YEARS ENDED DECEMBER 31,                     1998        1997        1996
-------------------------------------------------------------------------------------------
REVENUES
Policy charges                                             $  698.9    $  545.2    $  400.9
Life insurance premiums                                       200.0       205.4       198.6
Net investment income                                       1,486.8     1,413.9     1,357.8
Realized gains (losses) on investments                         17.9        11.1        (0.2)
Other                                                         108.1        62.8        59.5
-------------------------------------------------------------------------------------------
                                                            2,511.7     2,238.4     2,016.6
-------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
Interest credited to policyholder account balances          1,069.0     1,016.6       982.3
Other benefits and claims                                     175.8       178.2       178.3
Policyholder dividends on participating policies               39.6        40.6        41.0
Amortization of deferred policy acquisition costs             214.6       167.2       133.4
Interest expense on debt and capital and preferred
  securities of subsidiary trusts                              35.1        26.1          --
Other operating expenses                                      472.1       402.7       353.5
-------------------------------------------------------------------------------------------
                                                            2,006.2     1,831.4     1,688.5
-------------------------------------------------------------------------------------------
Income from continuing operations before federal income
  tax expense                                                 505.5       407.0       328.1
Federal income tax expense                                    173.1       141.8       115.8
-------------------------------------------------------------------------------------------
Income from continuing operations                             332.4       265.2       212.3
Income from discontinued operations (less federal income
  tax expense of $4.5 in 1996)                                   --          --        11.3
-------------------------------------------------------------------------------------------
Net income                                                 $  332.4    $  265.2    $  223.6
-------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
Basic                                                      $   2.58    $   2.14
Diluted                                                    $   2.58    $   2.14
Weighted average common shares outstanding (in millions)      128.5       124.0
Weighted average diluted common shares outstanding (in
  millions)                                                   128.6       124.1

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(in millions of dollars, except per share amounts)

                        DECEMBER 31,                            1998         1997
------------------------------------------------------------------------------------
ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                 $14,247.9    $13,204.1
    Equity securities                                             134.0         80.4
  Fixed maturity securities held-to-maturity, at amortized
    cost (fair value $6.0 in 1997)                                   --          6.0
  Mortgage loans on real estate, net                            5,328.4      5,181.6
  Real estate, net                                                243.6        311.4
  Policy loans                                                    464.3        415.3
  Other long-term investments                                      44.0         25.2
  Short-term investments                                          478.3        449.2
------------------------------------------------------------------------------------
                                                               20,940.5     19,673.2
------------------------------------------------------------------------------------
Cash                                                               24.5        180.9
Accrued investment income                                         218.7        211.2
Deferred policy acquisition costs                               2,022.3      1,665.4
Other assets                                                      529.4        437.8
Assets held in separate accounts                               50,935.8     37,724.4
------------------------------------------------------------------------------------
                                                              $74,671.2    $59,892.9
------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Future policy benefits and claims                             $19,772.2    $18,702.8
Long-term debt                                                    298.4        298.4
Other liabilities                                                 917.3        943.1
Liabilities related to separate accounts                       50,935.8     37,724.4
------------------------------------------------------------------------------------
                                                               71,923.7     57,668.7
------------------------------------------------------------------------------------
Commitments and contingencies (notes 10 and 16)
NFS-obligated mandatorily redeemable capital and preferred
  securities of subsidiary trusts holding solely junior
  subordinated debentures of NFS                                  300.0        100.0
------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 50.0 million
    shares; no shares issued and outstanding                         --           --
  Class A common stock, $.01 par value. Authorized 750.0
    million shares; 23.8 million shares issued and
    outstanding                                                     0.2          0.2
  Class B common stock, $.01 par value. Authorized 750.0
    million shares; 104.7 million shares issued and
    outstanding                                                     1.0          1.0
  Additional paid-in capital                                      629.5        629.2
  Retained earnings                                             1,541.5      1,247.8
  Unearned compensation                                            (0.6)        (1.1)
  Accumulated other comprehensive income                          275.9        247.1
------------------------------------------------------------------------------------
                                                                2,447.5      2,124.2
------------------------------------------------------------------------------------
                                                              $74,671.2    $59,892.9
------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          ACCUMULATED
                              CLASS A   CLASS B   ADDITIONAL                                 OTHER           TOTAL
                              COMMON    COMMON     PAID-IN     RETAINED     UNEARNED     COMPREHENSIVE   SHAREHOLDERS'
  (IN MILLIONS OF DOLLARS)     STOCK     STOCK     CAPITAL     EARNINGS   COMPENSATION      INCOME          EQUITY
----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995              $ --      $1.0      $ 680.7     $1,550.7      $  --          $ 384.3        $2,616.7
Comprehensive income:
  Net income                     --        --           --        223.6         --               --           223.6
  Net unrealized losses on
    securities
    available-for-sale
    arising during the year      --        --           --           --         --           (170.9)         (170.9)
                                                                                                         -------------
Total comprehensive income                                                                                     52.7
                                                                                                         -------------
Dividends to shareholder         --        --       (129.3)      (368.6)        --            (39.8)         (537.7)
----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996                --       1.0        551.4      1,405.7         --            173.6         2,131.7
Comprehensive income:
  Net income                     --        --           --        265.2         --               --           265.2
  Net unrealized gains on
    securities
    available-for-sale
    arising during the year                --           --           --         --             73.5            73.5
                                                                                                         -------------
Total comprehensive income                                                                                    338.7
                                                                                                         -------------
Issuance of Class A common
  stock                         0.2        --        524.0           --         --               --           524.2
Dividends to shareholders        --        --       (450.0)      (423.1)        --               --          (873.1)
Other, net                       --        --          3.8           --       (1.1)              --             2.7
----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997               0.2       1.0        629.2      1,247.8       (1.1)           247.1         2,124.2
Comprehensive income:
  Net income                     --        --           --        332.4         --               --           332.4
  Net unrealized gains on
    securities
    available-for-sale
    arising during the year      --        --           --           --         --             28.8            28.8
                                                                                                         -------------
Total comprehensive income                                                                                    361.2
                                                                                                         -------------
Cash dividends declared          --        --           --        (38.7)        --               --           (38.7)
Other, net                       --        --          0.3           --        0.5               --             0.8
----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998              $0.2      $1.0      $ 629.5     $1,541.5      $(0.6)         $ 275.9        $2,447.5
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of dollars)

               YEARS ENDED DECEMBER 31,                    1998         1997         1996
--------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $   332.4    $   265.2    $   223.6
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Interest credited to policyholder account balances     1,069.0      1,016.6        982.3
    Capitalization of deferred policy acquisition costs     (584.2)      (487.9)      (422.6)
    Amortization of deferred policy acquisition costs        214.6        167.2        133.4
    Amortization and depreciation                             (6.6)        (0.6)         7.3
    Realized gains on invested assets, net                   (17.9)       (11.1)        (0.6)
    (Increase) decrease in accrued investment income          (7.5)        (1.0)         2.8
    Increase in other assets                                 (94.5)       (16.5)       (93.6)
    Decrease in policy liabilities                            (8.3)       (23.1)      (151.0)
    (Decrease) increase in other liabilities                 (54.5)       270.3        177.4
    Other, net                                                (4.6)        (5.7)        (5.3)
--------------------------------------------------------------------------------------------
Net cash provided by operating activities                    837.9      1,173.4        853.7
--------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of securities available-for-sale    1,557.0        993.4      1,162.8
Proceeds from sale of securities available-for-sale          610.5        574.5        299.6
Proceeds from maturity of fixed maturity securities
  held-to-maturity                                             6.0           --           --
Proceeds from repayments of mortgage loans on real
  estate                                                     678.2        437.3        309.0
Proceeds from sale of real estate                            103.8         34.8         18.5
Proceeds from repayments of policy loans and sale of
  other invested assets                                       23.6         22.7         22.8
Cost of securities available-for-sale acquired            (3,192.5)    (2,828.1)    (1,573.6)
Cost of mortgage loans on real estate acquired              (829.1)      (752.2)      (972.8)
Cost of real estate acquired                                  (0.8)       (24.9)        (7.9)
Policy loans issued and other invested assets acquired       (88.4)       (62.5)       (57.7)
Short-term investments, net                                  (29.1)      (441.0)        33.4
--------------------------------------------------------------------------------------------
Net cash used in investing activities                     (1,160.8)    (2,046.0)      (765.9)
--------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of Class A common stock              --        524.2           --
Net proceeds from issuance of NFS-obligated mandatorily
  redeemable capital and preferred securities of
  subsidiary trusts                                          193.7         98.3           --
Net proceeds from issuance of long-term debt                    --        294.5           --
Cash dividends paid                                          (36.0)       (15.4)       (52.0)
Increase in investment product and universal life
  insurance product account balances                       2,682.1      2,488.5      1,781.8
Decrease in investment product and universal life
  insurance product account balances                      (2,673.3)    (2,379.8)    (1,784.5)
--------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities          166.5      1,010.3        (54.7)
--------------------------------------------------------------------------------------------
Net (decrease) increase in cash                             (156.4)       137.7         33.1
Cash, beginning of year                                      180.9         43.2         10.1
--------------------------------------------------------------------------------------------
Cash, end of year                                        $    24.5    $   180.9    $    43.2
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1. ORGANIZATION AND DESCRIPTION OF BUSINESS
  Nationwide Financial Services, Inc. (NFS) was formed in November 1996 as a holding company for Nationwide Life Insurance Company (NLIC) and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. NFS and its subsidiaries are collectively referred to as "the Company." On March 11, 1997, NFS sold, in an initial public offering, 23.6 million shares of its newly-issued Class A common stock for net proceeds of $524.2 million (the Equity Offering). In March 1997, NFS also sold, in companion public offerings, $300.0 million of 8% Senior Notes (the Notes) and, through a wholly owned subsidiary trust, $100.0 million of 7.899% Capital Securities (the Capital Securities). Aggregate net proceeds from the Equity Offering, the offering of the Notes and the sale of the Capital Securities totaled $917.0 million. NFS contributed $836.8 million of the proceeds to the capital of NLIC and retained $80.2 million of the proceeds for general corporate purposes.
  Prior to the initial public offering, NFS was a wholly owned subsidiary of Nationwide Corporation (Nationwide Corp.). Nationwide Corp. continues to own all of the outstanding shares of Class B common stock, which represents approximately 98% of the combined voting power of the shareholders of NFS. During the first quarter of 1997, NFS's Board of Directors approved a 104,745 for one split of the NFS Class B common stock, which became effective February 10, 1997. Share information for all periods presented has been restated to reflect the split.
  During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings or retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations for all periods presented. See notes 14 and 19. On January 27, 1997, Nationwide Corp. contributed the common stock of NLIC and three marketing and distribution companies to NFS. Accordingly, the 1996 consolidated financial statements include the results of NLIC and its subsidiaries and the three marketing and distribution companies as if they were consolidated with NFS for all periods presented. Additionally, the Company paid $900.0 million of dividends to Nationwide Corp., $50.0 million on December 31, 1996 and $850.0 million on February 24, 1997.
  The Company is a leading provider of long-term savings and retirement products, including variable annuities, fixed annuities and life insurance.
  The following table compares actual 1998 results of operations to pro forma results of operations of the Company for the years ended December 31, 1997 and 1996, with pro forma adjustments to net investment income and interest expense giving effect to (i) the Equity Offering and companion offerings of the Notes and the Capital Securities, (ii) the $850.0 million dividend paid by the Company on February 24, 1997 and (iii) for 1996 only, the $50.0 million dividend paid by the Company on December 31, 1996, as if each had been consummated at the beginning of the year indicated. This pro forma information is not necessarily indicative of what would have occurred had the above transactions been made on the dates indicated, or of future results of the Company.

                                                                            (Unaudited)
                                                                        -------------------
    (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)         1998       1997       1996
-------------------------------------------------------------------------------------------
Revenues                                                     $2,511.7   $2,240.1   $2,008.4
Benefits and expenses                                         2,006.2    1,837.5    1,720.6
-------------------------------------------------------------------------------------------
Income from continuing operations before federal income tax
  expense                                                       505.5      402.6      287.8
Federal income tax expense                                      173.1      140.3      101.7
-------------------------------------------------------------------------------------------
Income from continuing operations                               332.4      262.3      186.1
Income from discontinued operations, net of federal income
  tax expense                                                      --         --       11.3
-------------------------------------------------------------------------------------------
Net income                                                   $  332.4   $  262.3   $  197.4
-------------------------------------------------------------------------------------------
Diluted earnings per common share:
  Income from continuing operations                          $   2.58   $   2.04   $   1.45
  Net income                                                 $   2.58   $   2.04   $   1.54
Weighted average number of diluted shares of common stock
  outstanding (in millions)                                     128.6      128.6      128.4
-------------------------------------------------------------------------------------------

  The impact on the above per common share amounts of realized gains on investments, net of tax, was $0.09 in 1998, $0.06 in 1997 and $0.01 in 1996.
--------------------------------------------------------------------------------
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for the Company's insurance subsidiaries, filed with the department of insurance of each insurance company's state of domicile, are prepared on the basis of accounting practices prescribed or permitted by each department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company's insurance subsidiaries have no material permitted statutory accounting practices.
  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.
  The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

(A) CONSOLIDATION POLICY
  The consolidated financial statements include the accounts of NFS and its wholly owned subsidiaries. Operations that are classified and reported as discontinued are not consolidated but rather are reported as "Income from discontinued operations" in the accompanying consolidated statements of income. All significant intercompany balances and transactions have been eliminated.

(B) VALUATION OF INVESTMENTS AND RELATED GAINS AND LOSSES
  The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of shareholders' equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as trading as of December 31, 1998 or 1997.
  Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.
  Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.
  Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

(C) REVENUES AND BENEFITS
  Investment Products and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance and policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.
  Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

(D) DEFERRED POLICY ACQUISITION COSTS
  The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

(E) SEPARATE ACCOUNTS
  Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $743.9 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

(F) FUTURE POLICY BENEFITS
  Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges. The average interest rate credited on investment product policy reserves was 5.95%, 6.12% and 6.30% for the years ended December 31, 1998, 1997 and 1996, respectively.
  Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities.

(G) PARTICIPATING BUSINESS
  Participating business represents approximately 40% in 1998 (50% in 1997 and 52% in 1996) of the Company's life insurance in force, 74% in 1998 (77% in 1997 and 78% in 1996) of the number of life insurance policies in force, and 14% in 1998 (27% in 1997 and 40% in 1996) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

(H) FEDERAL INCOME TAX
  The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.
  The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

(I) REINSURANCE CEDED
  Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. All of the Company's accident and health and group life insurance business is ceded to affiliates and is accounted for as discontinued operations. See notes 14 and 19.

(J) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
  On January 1, 1998 the Company adopted SFAS No. 131 -- Disclosures about Segments of an Enterprise and Related Information. SFAS 131 supersedes SFAS No. 14 -- Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, nor did it affect the manner in which the Company defines its operating segments. The segment information required for annual financial statements is included in note 17.

  On January 1, 1998, the Company adopted SFAS No. 132 -- Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of benefit plans in the financial statements. The revised disclosures required by SFAS 132 are included in note 11.
  In June 1998, the FASB issued SFAS No. 133 -- Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain insurance contracts, are also addressed by the Statement. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may be implemented earlier provided adoption occurs as of the beginning of any fiscal quarter after issuance. The Company plans to adopt this statement in first quarter 2000 and is currently evaluating the impact on results of operations and financial condition.
  In March 1998, The American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position
98-1 -- Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance intended to standardize accounting practices for costs incurred to develop or obtain computer software for internal use. Specifically, SOP 98-1 provides guidance for determining whether computer software is for internal use and when costs incurred for internal use software are to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1, which occurred on January 1, 1999, to have a material impact on the Company's financial statements.

(K) RECLASSIFICATION
  Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

--------------------------------------------------------------------------------
3. INVESTMENTS
  The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1998 and 1997 were:

                                                             GROSS        GROSS
                                               AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
          (IN MILLIONS OF DOLLARS)               COST        GAINS        LOSSES     FAIR VALUE
-----------------------------------------------------------------------------------------------
DECEMBER 31, 1998
Fixed maturity securities:
  U.S. Treasury securities and obligations of
    U.S Government corporations and agencies   $   256.0     $ 13.0       $   --     $   269.0
  Obligations of states and political
    subdivisions                                     1.6         --           --           1.6
  Debt securities issued by foreign
    governments                                    106.5        4.5           --         111.0
  Corporate securities                           9,899.6      423.2        (18.7)     10,304.1
  Mortgage-backed securities                     3,460.4      104.2         (2.4)      3,562.2
-----------------------------------------------------------------------------------------------
    Total fixed maturity securities             13,724.1      544.9        (21.1)     14,247.9
Equity securities                                  116.9       18.6         (1.5)        134.0
-----------------------------------------------------------------------------------------------
                                               $13,841.0     $563.5       $(22.6)    $14,381.9
-----------------------------------------------------------------------------------------------
DECEMBER 31, 1997
Fixed maturity securities:
  U.S. Treasury securities and obligations of
    U.S Government corporations and agencies   $   305.1     $  8.6       $   --     $   313.7
  Obligations of states and political
    subdivisions                                     1.6         --           --           1.6
  Debt securities issued by foreign
    governments                                     93.3        2.7         (0.2)         95.8
  Corporate securities                           8,698.7      355.5        (11.5)      9,042.7
  Mortgage-backed securities                     3,634.2      118.6         (2.5)      3,750.3
-----------------------------------------------------------------------------------------------
    Total fixed maturity securities             12,732.9      485.4        (14.2)     13,204.1
Equity securities                                   67.8       12.9         (0.3)         80.4
-----------------------------------------------------------------------------------------------
                                               $12,800.7     $498.3       $(14.5)    $13,284.5
-----------------------------------------------------------------------------------------------

  The amortized cost and estimated fair value of the U.S. Treasury security classified as held-to-maturity were $6.0 million as of December 31, 1997. The security matured on March 31, 1998.
  As of December 31, 1998 the Company had entered into S&P 500 futures contracts with a notional amount of $20.0 million to reduce the risk of changes in the fair market value of certain investments classified as equity securities. These contracts had an unrealized loss of $1.3 million as of December 31, 1998 which is included in the recorded amount of the equity securities and in accumulated other comprehensive income, net of tax, similar to other unrealized gains and losses on securities available-for-sale.

  The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1998, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED      ESTIMATED
                  (IN MILLIONS OF DOLLARS)                      COST         FAIR VALUE
---------------------------------------------------------------------------------------
Fixed maturity securities available for sale:
  Due in one year or less                                     $ 2,019.9      $ 2,048.0
  Due after one year through five years                         8,171.9        8,473.4
  Due after five years through ten years                        2,795.0        2,927.7
  Due after ten years                                             737.3          798.8
---------------------------------------------------------------------------------------
                                                              $13,724.1      $14,247.9
---------------------------------------------------------------------------------------

  The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

                  (IN MILLIONS OF DOLLARS)                     1998         1997
----------------------------------------------------------------------------------
Gross unrealized gains                                        $ 540.9      $ 483.8
Adjustment to deferred policy acquisition costs                (116.6)      (103.7)
Deferred federal income tax                                    (148.4)      (133.0)
----------------------------------------------------------------------------------
                                                              $ 275.9      $ 247.1
----------------------------------------------------------------------------------

  An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:

                 (IN MILLIONS OF DOLLARS)                   1998        1997        1996
------------------------------------------------------------------------------------------
Securities available-for-sale:
  Fixed maturity securities                                 $52.6      $137.5      $(289.2)
  Equity securities                                           4.5        (2.7)         8.9
Fixed maturity securities held-to-maturity                     --          --         (0.2)
------------------------------------------------------------------------------------------
                                                            $57.1      $134.8      $(280.5)
------------------------------------------------------------------------------------------

  Proceeds from the sale of securities available-for-sale during 1998, 1997 and 1996 were $610.5 million, $574.5 million and $299.6 million, respectively. During 1998, gross gains of $9.0 million ($9.9 million and $6.4 million in 1997 and 1996, respectively) and gross losses of $7.6 million ($18.0 million and $13.7 million in 1997 and 1996, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to Nationwide Corp. consisting of securities having an aggregate fair value of $850.0 million.
  Investments that were non-income producing for the twelve month period preceding December 31, 1998 amounted to $42.4 million ($19.4 million for 1997) and consisted of $32.7 million ($3.0 million in 1997) in securities available-for-sale and $9.7 million ($16.4 million in 1997) in real estate.
  Real estate is presented at cost less accumulated depreciation of $21.5 million as of December 31, 1998 ($45.1 million as of December 31, 1997) and valuation allowances of $5.4 million as of December 31, 1998 ($11.1 million as of December 31, 1997).

  The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1998 was $3.7 million. No valuation allowance has been recorded for these loans as of December 31, 1998. The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1997 was $19.9 million which includes $3.9 million of impaired mortgage loans on real estate for which the related valuation allowance was $0.1 million and $16.0 million of impaired mortgage loans on real estate for which there was no valuation allowance. During 1998, the average recorded investment in impaired mortgage loans on real estate was approximately $9.1 million ($31.8 million in 1997) and interest income recognized on those loans was $0.3 million ($1.0 million in 1997), which is equal to interest income recognized using a cash-basis method of income recognition.
  Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

                  (IN MILLIONS OF DOLLARS)                    1998       1997
------------------------------------------------------------------------------
Allowance, beginning of year                                  $42.5      $51.0
  Reductions credited to operations                            (0.1)      (1.2)
  Direct write-downs charged against the allowance               --       (7.3)
------------------------------------------------------------------------------
Allowance, end of year                                        $42.4      $42.5
------------------------------------------------------------------------------

  An analysis of investment income by investment type follows for the years ended December 31:

              (IN MILLIONS OF DOLLARS)                   1998          1997          1996
-------------------------------------------------------------------------------------------
Gross investment income:
  Securities available-for-sale:
    Fixed maturity securities                          $  982.5      $  911.6      $  917.1
    Equity securities                                       0.8           0.8           1.3
  Fixed maturity securities held-to-maturity                 --           0.4           0.4
  Mortgage loans on real estate                           458.9         457.7         432.8
  Real estate                                              40.4          42.9          44.3
  Short-term investments                                   23.1          26.9           4.2
  Other                                                    30.6          21.1           3.6
-------------------------------------------------------------------------------------------
      Total investment income                           1,536.3       1,461.4       1,403.7
Less investment expenses                                   49.5          47.5          45.9
-------------------------------------------------------------------------------------------
      Net investment income                            $1,486.8      $1,413.9      $1,357.8
-------------------------------------------------------------------------------------------

  An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

                  (IN MILLIONS OF DOLLARS)                    1998       1997       1996
-----------------------------------------------------------------------------------------
Securities available-for-sale:
  Fixed maturity securities                                   $(0.7)     $ 3.6      $(3.5)
  Equity securities                                             2.1        2.7        3.2
Mortgage loans on real estate                                   3.9        1.6       (4.1)
Real estate and other                                          12.6        3.2        4.2
-----------------------------------------------------------------------------------------
                                                              $17.9      $11.1      $(0.2)
-----------------------------------------------------------------------------------------

  Fixed maturity securities with an amortized cost of $6.5 million as of December 31, 1998 and $6.2 million as of December 31, 1997 were on deposit with various regulatory agencies as required by law.
--------------------------------------------------------------------------------
4. LONG-TERM DEBT
  On March 10, 1997, NFS sold the Notes in a public offering generating net proceeds of $294.5 million. The Notes bear interest at the rate of 8% per annum and mature on March 1, 2027. The Notes are redeemable in whole or in part, at the option of NFS, at any time on or after March 1, 2007 at scheduled redemption premiums through March 1, 2016, and, thereafter, at 100% of the principal amount thereof plus, in each case, accrued and unpaid interest. The Notes are not subject to any sinking fund payments. The terms of the Notes contain various restrictive covenants including limitations on the disposition of subsidiaries. As of December 31, 1998, NFS was in compliance with all such covenants. The Company made interest payments on the Notes in 1998 and 1997 of $24.0 million and $11.4 million, respectively.
--------------------------------------------------------------------------------
5. MANDATORILY REDEEMABLE CAPITAL AND PREFERRED SECURITIES OF SUBSIDIARY TRUSTS Nationwide Financial Services Capital Trust (Trust I) and Nationwide Financial
Services Capital Trust II (Trust II, or collectively, the Trusts), wholly owned subsidiaries of NFS, were formed under the laws of the state of Delaware. The Trusts exist for the exclusive purposes of (i) issuing Capital and Preferred Securities representing undivided beneficial interests in the assets of the Trusts; (ii) investing the gross proceeds from the sale of the Capital and Preferred Securities in Junior Subordinated Debentures of NFS; and (iii) engaging in only those activities necessary or incidental thereto. These Junior Subordinated Debentures and the related income effects are eliminated in the consolidated financial statements.
  On March 11, 1997, Trust I sold, in a public offering, $100.0 million of 7.899% Capital Securities, representing preferred undivided beneficial interests in the assets of Trust I generating net proceeds of $98.3 million. Concurrent with the sale of the Capital Securities, NFS sold to Trust I $103.1 million in principal amount of its 7.899% Junior Subordinated Debentures due March 1, 2037. The Junior Subordinated Debentures are the sole assets of Trust I and are redeemable by NFS in whole at any time or in part from time to time at par plus an applicable make-whole premium. The Capital Securities will mature or be called simultaneously with the Junior Subordinated Debentures and have a liquidation value of $1,000 per Capital Security.
  The Capital Securities, through obligations of NFS under the Junior Subordinated Debentures, the Capital Securities Guarantee Agreement and the related Declaration of Trust and Indenture, are fully and unconditionally guaranteed by NFS. Distributions on the Capital Securities are cumulative and payable semi-annually in arrears.
  On October 19, 1998, Trust II sold, in a public offering, $200 million of 7.10% Trust Preferred Securities representing preferred undivided beneficial interests in the assets of Trust II generating net proceeds of $193.7 million. Concurrent with the sale of the Preferred Securities, NFS sold to Trust II $206.2 million of Junior Subordinated Debentures due October 31, 2028. The Junior Subordinated Debentures are the sole assets of Trust II and are redeemable, in whole or in part, on or after October 19, 2003 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest. The Preferred Securities have a liquidation amount of $25 per security and must be redeemed by Trust II when the Junior Subordinated Debentures mature or are redeemed by NFS.
  The Preferred Securities, through obligations of NFS under the Junior Subordinated Debentures, the Preferred Securities Guarantee Agreement and the related Amended and Restated Declaration of Trust, are fully and unconditionally guaranteed by NFS. Distributions on the Preferred Securities are cumulative and payable quarterly beginning January 31, 1999. Including amortization of issue costs and amortization of a deferred loss on hedging transactions the effective interest rate on the Preferred Securities is 7.41%.
  Distributions on the Capital and Preferred Securities have been classified as interest expense in the consolidated statements of income. The Company made distributions on the Capital and Preferred Securities in 1998 and 1997 of $7.9 million and $3.8 million, respectively.
--------------------------------------------------------------------------------
6. FEDERAL INCOME TAX
  The Company's current federal income tax liability was $65.8 million and $59.4 million as of December 31, 1998 and 1997, respectively.
  The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1998 and 1997 are as follows:

                  (IN MILLIONS OF DOLLARS)                     1998        1997
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Future policy benefits                                        $207.7      $200.1
Liabilities in separate accounts                               319.9       242.0
Mortgage loans on real estate and real estate                   17.5        19.0
Other assets and other liabilities                              63.1        63.1
--------------------------------------------------------------------------------
Total gross deferred tax assets                                608.2       524.2
Less valuation allowance                                        (7.0)       (7.0)
--------------------------------------------------------------------------------
Net deferred tax assets                                        601.2       517.2
--------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Deferred policy acquisition costs                              568.7       480.5
Fixed maturity securities                                      212.2       193.3
Deferred tax on realized investment gains                       34.8        40.1
Equity securities and other long-term investments                9.6         7.5
Other                                                           21.6        22.2
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                           846.9       743.6
--------------------------------------------------------------------------------
Net deferred tax liability                                    $245.7      $226.4
--------------------------------------------------------------------------------

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. The valuation allowance was unchanged for the year ended December 31, 1998 (decreased $0.8 million during 1997 and no change during 1996).

  Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

                 (IN MILLIONS OF DOLLARS)                    1998        1997        1996
------------------------------------------------------------------------------------------
Currently payable                                           $168.9      $114.4      $116.0
Deferred tax expense (benefit)                                 4.2        27.4        (0.2)
------------------------------------------------------------------------------------------
                                                            $173.1      $141.8      $115.8
------------------------------------------------------------------------------------------

  Total federal income tax expense for the years ended December 31, 1998, 1997 and 1996 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                                1998            1997            1996
                                            ---------------------------------------------
         (IN MILLIONS OF DOLLARS)           AMOUNT    %     AMOUNT    %     AMOUNT    %
-----------------------------------------------------------------------------------------
Computed (expected) tax expense             $176.9   35.0   $142.5   35.0   $114.8   35.0
Tax exempt interest and dividends received
  deduction                                  (4.9)   (1.0)     --     0.0    (0.2)   (0.1)
Other, net                                    1.1     0.2    (0.7)   (0.2)    1.2     0.4
-----------------------------------------------------------------------------------------
Total (effective rate of each year)         $173.1   34.2   $141.8   34.8   $115.8   35.3
-----------------------------------------------------------------------------------------

  Total federal income tax paid was $160.0 million, $84.2 million and $117.3 million during the years ended December 31, 1998, 1997 and 1996, respectively.
--------------------------------------------------------------------------------
7. EARNINGS PER SHARE
  Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options.
  The calculation of basic and diluted earnings per share for the years ended December 31 are as follows:

          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)              1998        1997
--------------------------------------------------------------------------------
Basic and diluted net income                                  $332.4      $265.2
--------------------------------------------------------------------------------
Weighted average number of shares of common stock
  outstanding                                                  128.5       124.0
Dilutive effect of stock options                                 0.1         0.1
--------------------------------------------------------------------------------
Diluted average number of shares of common stock outstanding   128.6       124.1
--------------------------------------------------------------------------------
Net income per common share:
  Basic                                                       $ 2.58      $ 2.14
  Diluted                                                     $ 2.58      $ 2.14
--------------------------------------------------------------------------------

  Earnings per common share amounts have not been presented for periods prior to 1997, because such amounts are not meaningful due to the effects of the initial public offering and the $900 million of dividends paid prior to the initial public offering as described in note 1.

--------------------------------------------------------------------------------
8. COMPREHENSIVE INCOME
  Pursuant to SFAS No. 130 -- Reporting Comprehensive Income, which the Company adopted January 1, 1998, the Consolidated Statements of Shareholders' Equity include a new measure called "Comprehensive Income". Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholders' equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unrealized gains (losses) on securities available-for-sale. The related before and after federal tax amounts are as follows:

                (IN MILLIONS OF DOLLARS)                   1998         1997         1996
-------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
  available-for-sale arising during the period:
    Gross                                                 $  58.5      $ 141.1      $(272.4)
    Adjustment to deferred policy acquisition costs         (12.9)       (21.8)        57.0
    Related federal income tax (expense) benefit            (15.9)       (41.7)        44.0
-------------------------------------------------------------------------------------------
Net                                                          29.7         77.6       (171.4)
-------------------------------------------------------------------------------------------
Reclassification adjustment for net (gains) losses on
  securities available-for-sale realized during the
  period:
    Gross                                                    (1.4)        (6.3)         0.7
    Related federal income tax expense (benefit)              0.5          2.2         (0.2)
-------------------------------------------------------------------------------------------
Net                                                          (0.9)        (4.1)         0.5
-------------------------------------------------------------------------------------------
Total Other Comprehensive Income                          $  28.8      $  73.5      $(170.9)
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9. FAIR VALUE OF FINANCIAL INSTRUMENTS
  The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
  The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.
  Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.
  The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The following methods and assumptions were used by the Company in estimating its fair value disclosures:
  Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for equity securities exclude the fair value of futures contracts designated as hedges of equity securities.
  Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.
  Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.
  Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.
  Investment contracts: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.
  Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.
  Long-term Debt: The fair value for long-term debt is based on quoted market prices.
  Capital and preferred securities of subsidiary trusts: The fair value for capital and preferred securities of subsidiary trusts is based on quoted market prices.
  Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 10.
  Futures contracts: The fair value for futures contracts is based on quoted market prices.

  Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                1998                           1997
                                      --------------------------------------------------------
                                      CARRYING       ESTIMATED       CARRYING       ESTIMATED
      (IN MILLIONS OF DOLLARS)         AMOUNT        FAIR VALUE       AMOUNT        FAIR VALUE
----------------------------------------------------------------------------------------------
ASSETS
Investments:
    Securities available-for-sale:
         Fixed maturity securities    $14,247.9      $14,247.9       $13,204.1      $13,204.1
         Equity securities                135.3          135.3            80.4           80.4
    Fixed maturity securities
      held-to-maturity                       --             --             6.0            6.0
    Mortgage loans on real estate,
      net                               5,328.4        5,527.6         5,181.6        5,509.7
    Policy loans                          464.3          464.3           415.3          415.3
    Short-term investments                478.3          478.3           449.2          449.2
Cash                                       24.5           24.5           180.9          180.9
Assets held in separate accounts       50,935.8       50,935.8        37,724.4       37,724.4
LIABILITIES
Investment contracts                   15,473.8       15,163.8        14,708.2       14,322.1
Policy reserves on life insurance
  contracts                             4,298.4        4,153.3         3,994.6        3,831.6
Long-term debt                            298.4          339.9           298.4          327.0
Liabilities related to separate
  accounts                             50,935.8       49,926.5        37,724.4       36,747.0
Futures contracts                           1.3            1.3              --             --
Capital and preferred securities of
  subsidiary trusts                       300.0          314.5           100.0          109.4

--------------------------------------------------------------------------------
10. RISK DISCLOSURES
  The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

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

  Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.
  Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.
  Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $156.0 million extending into 1999 were outstanding as of December 31, 1998. The Company also had $43.3 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1998.
  Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (20% in
1997) in any geographic area and no more than 2% (2% in 1997) with any one borrower as of December 31, 1998. As of December 31, 1998, 42% (46% in 1997) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.
  Reinsurance: The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $187.9 million and $220.2 million as of December 31, 1998 and 1997, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.
--------------------------------------------------------------------------------
11. PENSION PLAN AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

  Pension costs charged to operations by the Company during the years ended December 31, 1998, 1997 and 1996 were $3.0 million, $8.3 million and $8.2 million, respectively. The Company has recorded a prepaid pension asset of $5.0 million as of December 31, 1998 and a net accrued pension expense as of December 31, 1997 of $0.2 million.
  In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.
  The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.
  The Company's accrued postretirement benefit expense as of December 31, 1998 and 1997 was $40.1 million and $36.5 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1998, 1997 and 1996 was $4.1 million, $3.0 million and $3.4 million, respectively.

  Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 1998 and 1997 follows:

                                                                            POSTRETIREMENT
                                               PENSION BENEFITS                BENEFITS
                                            --------------------------------------------------
         (IN MILLIONS OF DOLLARS)             1998          1997          1998          1997
----------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year     $2,033.8      $1,847.8      $  237.9      $  200.7
Service cost                                    87.6          77.3           9.8           7.0
Interest cost                                  123.4         118.6          15.4          14.0
Actuarial loss                                 123.2          60.0          15.6          24.4
Plan curtailment in 1998/merger in 1997       (107.2)          1.5            --            --
Benefits paid                                  (75.8)        (71.4)         (8.6)         (8.2)
----------------------------------------------------------------------------------------------
Benefit obligation at end of year            2,185.0       2,033.8         270.1         237.9
----------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  year                                       2,212.9       1,947.9          69.2          63.0
Actual return on plan assets                   300.7         328.1           5.0           3.6
Employer contribution                          104.1           7.2          12.1          10.6
Plan merger                                       --           1.1            --            --
Benefits paid                                  (75.8)        (71.4)         (8.4)         (8.0)
----------------------------------------------------------------------------------------------
Fair value of plan assets at end of year     2,541.9       2,212.9          77.9          69.2
----------------------------------------------------------------------------------------------
Funded status                                  356.9         179.1        (192.2)       (168.7)
Unrecognized prior service cost                 31.5          34.7            --            --
Unrecognized net (gains) losses               (345.7)       (330.7)         16.0           1.6
Unrecognized net (asset) obligation at
  transition                                   (11.0)         33.3           1.3           1.5
----------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost              $   31.7      $  (83.6)     $ (174.9)     $ (165.6)
----------------------------------------------------------------------------------------------

  Basis for measurements, funded status of the pension plan and postretirement life and health care benefit plan:

                                                                            POSTRETIREMENT
                                                  PENSION BENEFITS             BENEFITS
                                                  --------------------------------------------
                                                  1998       1997         1998          1997
----------------------------------------------------------------------------------------------
Weighted average discount rate                    5.50%      6.00%         6.65%         6.70%
Rate of increase in future compensation levels    3.75%      4.25%            --            --
Assumed health care cost trend rate:
  Initial rate                                       --         --        15.00%        12.13%
  Ultimate rate                                      --         --         8.00%         6.12%
  Uniform declining period                           --         --      15 YEARS      12 Years
----------------------------------------------------------------------------------------------

  The net periodic pension cost for the pension plan as a whole for the years ended December 31, 1998, 1997 and 1996 follows:

                (IN MILLIONS OF DOLLARS)                   1998         1997         1996
-------------------------------------------------------------------------------------------
Service cost (benefits earned during the period)          $  87.6      $  77.3      $  75.5
Interest cost on projected benefit obligation               123.4        118.6        105.5
Expected return on plan assets                             (159.0)      (139.0)      (116.1)
Recognized gains                                             (3.8)          --           --
Amortization of prior service cost                            3.2          3.2          3.2
Amortization of unrecognized transition obligation            4.2          4.2          4.1
-------------------------------------------------------------------------------------------
                                                          $  55.6      $  64.3      $  72.2
-------------------------------------------------------------------------------------------

  Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with the Nationwide Insurance Enterprise and employees of WSC ended participation in the plan. A curtailment gain of $67.1 million resulted (consisting of a $107.2 million reduction in the projected benefit obligation, net of the write-off of the $40.1 million remaining unamortized transition obligation related to WSC). The Company anticipates that the plan will settle the obligation related to WSC employees with a transfer of assets during 1999.
  Basis for measurements, net periodic pension cost for the pension plan:

                                                              1998       1997       1996
-----------------------------------------------------------------------------------------
Weighted average discount rate                                6.00%      6.50%      6.00%
Rate of increase in future compensation levels                4.25%      4.75%      4.25%
Expected long-term rate of return on plan assets              7.25%      7.25%      6.75%
-----------------------------------------------------------------------------------------

  The amount of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 1998, 1997 and 1996 was as follows:

                  (IN MILLIONS OF DOLLARS)                    1998       1997       1996
-----------------------------------------------------------------------------------------
Service cost (benefits attributed to employee service during
  the year)                                                   $ 9.8      $ 7.0      $ 6.5
Interest cost on accumulated postretirement benefit
  obligation                                                   15.4       14.0       13.7
Actual return on plan assets                                   (5.0)      (3.6)      (4.3)
Amortization of unrecognized transition obligation of
  affiliates                                                    0.2        0.2        0.2
Net amortization and deferral                                   1.2       (0.5)       1.8
-----------------------------------------------------------------------------------------
                                                              $21.6      $17.1      $17.9
-----------------------------------------------------------------------------------------

  Actuarial assumptions used for the measurement of the accumulated postretirement benefit obligation (APBO) and the NPPBC for the postretirement benefit plan for 1998, 1997 and 1996 were as follows:

                                                          1998          1997          1996
--------------------------------------------------------------------------------------------
NPPBC:
  Discount rate                                            6.70%         7.25%         6.65%
  Long term rate of return on plan assets, net of tax      5.83%         5.89%         4.80%
  Assumed health care cost trend rate:
    Initial rate                                          12.00%        11.00%        11.00%
    Ultimate rate                                          6.00%         6.00%         6.00%
    Uniform declining period                            12 YEARS      12 Years      12 Years
--------------------------------------------------------------------------------------------

  For the postretirement benefit plan as a whole, a one percentage point increase or decrease in the assumed health care cost trend rate would have no impact on the APBO as of December 31, 1998 and have no impact on the NPPBC for the year ended December 31, 1998.
--------------------------------------------------------------------------------
12. STOCK COMPENSATION
  The Company sponsors the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (LTEP) covering selected officers, directors and employees of the Company and certain of its affiliates. The LTEP provides for the grant of any or all of the following types of awards: (i) stock options for shares of Class A common stock; (ii) stock appreciation rights (SARs); (iii) restricted stock; and (iv) performance awards. The LTEP was effective December 11, 1996 and no awards may be granted under the LTEP after December 11, 2006. The number of shares of Class A common stock which may be issued under the LTEP, or as to which SARs or other awards may be granted, may not exceed 2.6 million.
  The Company has elected to continue to follow Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 -- Accounting for Stock-Based Compensation (SFAS 123). Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123, which require the fair value of the options granted to be recorded as expense over the vesting period, are required and are presented below.
  Stock options granted under the LTEP in 1998 and 1997 have ten year terms. One third of the options vest and become fully exercisable at the end of each of three years of continued employment, or upon retirement. No stock options were granted in years prior to 1997.
  The Company's stock option activity and related information for the two years ended December 31, is summarized below:

                                                   1998                          1997
                                         ------------------------------------------------------
                                          OPTIONS        WEIGHTED       OPTIONS        WEIGHTED
                                         ON CLASS A      AVERAGE       ON CLASS A      AVERAGE
                                           COMMON        EXERCISE        COMMON        EXERCISE
                                           STOCK          PRICE          STOCK          PRICE
-----------------------------------------------------------------------------------------------
Outstanding, beginning of period          242,500         $23.72             --              --
Granted                                   321,300         $39.51        242,500          $23.72
Exercised                                  (1,666)        $23.50             --              --
Forfeited/Expired                              --             --             --              --
-----------------------------------------------------------------------------------------------
Outstanding, end of period                562,134         $32.68        242,500          $23.72
-----------------------------------------------------------------------------------------------
Exercisable, end of period                 88,610         $23.70          2,500          $23.50
-----------------------------------------------------------------------------------------------
Weighted average fair value of options
  granted during the year                                 $15.79                         $ 9.79
-----------------------------------------------------------------------------------------------

  Exercise prices for options outstanding as of December 31, 1998, ranged from $23.50 to $42.94. The weighted average remaining contractual life of these options is 8.8 years.

  Fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

                                                               1998         1997
----------------------------------------------------------------------------------
Risk free interest rate                                         5.50%        6.00%
Dividend yield                                                  0.80%        0.80%
Volatility factor                                               0.342        0.347
Weighted average expected option life                         6 YEARS      6 Years
----------------------------------------------------------------------------------

  Had the compensation cost for the employee stock options been determined in accordance with the fair value based accounting method provided by SFAS 123, net income and net income per common share for the years ended December 31 would have been as follows:

                  (IN MILLIONS OF DOLLARS)                    PRO FORMA      AS PRESENTED
-----------------------------------------------------------------------------------------
1998
Net income                                                     $330.1              $332.4
Basic and diluted earnings per common share                    $ 2.57              $ 2.58
1997
Net income                                                     $264.1              $265.2
Basic and diluted earnings per common share                    $ 2.13              $ 2.14
-----------------------------------------------------------------------------------------

  Pro forma information has not been presented for the year ended December 31, 1996 as no stock awards were made prior to 1997.
--------------------------------------------------------------------------------
13. SHAREHOLDERS' EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS
  The Board of Directors of the Company has the authority to issue 50.0 million shares of preferred stock without further action of the shareholders. Preferred stock may be issued in one or more classes with full, special, limited or no voting powers, and designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions as stated in any resolution adopted by the Board of Directors of the Company issuing any class of preferred stock. No shares of preferred stock have been issued or are outstanding.
  The holders of Class A common stock are entitled to one vote per share. The holders of Class B common stock are entitled to ten votes per share. Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted. If at any time after the initial issuance of shares of Class A common stock the number of outstanding shares of Class B common stock falls below 5% of the aggregate number of issued and outstanding shares of common stock, then each outstanding share of Class B common stock shall automatically convert into one share of Class A common stock. In the event of any sale or transfer of shares of Class B common stock to any person or persons other than NMIC or its affiliates, such shares of Class B common stock so transferred shall be automatically converted into an equal number of shares of Class A common stock. Cash dividends of $0.30 and $0.18 per common share were declared during 1998 and 1997, respectively.

  Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and each of its insurance company subsidiaries exceed the minimum risk-based capital requirements.
  The statutory capital and surplus of NLIC as of December 31, 1998, 1997 and 1996 was $1.32 billion, $1.13 billion and $1.00 billion, respectively. The statutory net income of NLIC for the years ended December 31, 1998, 1997 and 1996 was $171.0 million, $111.7 million and $73.2 million, respectively.
  In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.
  The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.
--------------------------------------------------------------------------------
14. TRANSACTIONS WITH AFFILIATES
  As part of the restructuring described in note 1, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.
  The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1998, 1997 and 1996, the Company made lease payments to NMIC and its subsidiaries of $8.7 million, $9.1 million and $10.0 million, respectively.
  Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by this agreement are subject to allocation among NMIC, the Company and other affiliates. Amounts allocated to the Company were $95.0 million, $85.8 million and $101.6 million in 1998, 1997 and 1996, respectively. The allocations are based on techniques and procedures in accordance with insurance regulatory guidelines. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commissions expense and other methods agreed to by the participating companies that are within industry guidelines and practices. The Company believes these allocation methods are reasonable. In addition, the Company does not believe that expenses recognized under the inter-company agreements are materially different than expenses that would have been recognized had the Company operated on a stand alone basis. Amounts payable to NMIC from the Company under the cost sharing agreement were $31.9 million and $20.5 million as of December 31, 1998 and 1997, respectively.

  The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1998 and 1997 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.
  Intercompany reinsurance agreements exist between NLIC and, respectively, NMIC and ELICW whereby all of NLIC's accident and health and group life insurance business is ceded on a modified coinsurance basis. NLIC entered into the reinsurance agreements during 1996 because the accident and health and group life insurance business was unrelated to the Company's long-term savings and retirement products. Accordingly, the accident and health and group life insurance business has been accounted for as discontinued operations for all periods presented. Under modified coinsurance agreements, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by ELICW or NMIC, as the case may be. Risk of asset default is retained by the Company, although a fee is paid by ELICW or NMIC, as the case may be, to the Company for the Company's retention of such risk. The agreements will remain in force until all policy obligations are settled. However, with respect to the agreement between NLIC and NMIC, either party may terminate the contract on January 1 of any year with prior notice. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Amounts ceded to NMIC and ELICW for the years ended December 31, 1998, 1997 and 1996 were:

                                        1998                1997                1996
                                  --------------------------------------------------------
    (IN MILLIONS OF DOLLARS)       NMIC     ELICW      NMIC     ELICW      NMIC     ELICW
------------------------------------------------------------------------------------------
Premiums                          $ 90.1    $106.3    $ 91.4    $199.8    $ 97.3    $224.2
Net investment income and other
  revenue                         $ 11.1    $  9.4    $ 10.7    $ 13.4    $ 10.9    $ 14.8
Benefits, claims and expenses     $ 98.8    $160.5    $100.7    $225.9    $100.5    $246.6
------------------------------------------------------------------------------------------

  The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $441.1 million and $286.0 million as of December 31, 1998 and 1997, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.
--------------------------------------------------------------------------------
15. BANK LINES OF CREDIT
  In August 1996, NLIC, along with NMIC, entered into a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled. In

September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. As of December 31, 1998 the Company had no amounts outstanding under the agreement.
--------------------------------------------------------------------------------
16. CONTINGENCIES
  On October 29, 1998, the Company and certain of its subsidiaries were named in a lawsuit filed in the Common Pleas Court of Franklin County, Ohio related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). The plaintiff in such lawsuit seeks to represent a national class of the Company's customers and seeks unspecified compensatory and punitive damages. The Company is currently evaluating this lawsuit, which is in an early stage and has not been certified as a class. The Company intends to defend this lawsuit vigorously.
--------------------------------------------------------------------------------
17. SEGMENT INFORMATION
  The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments: Variable Annuities, Fixed Annuities and Life Insurance.
  The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.
  The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under variable annuity contracts.
  The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.
  In addition to the product segments, the Company reports corporate revenue and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its distribution companies, revenues and expenses of its investment advisor subsidiaries (other than the portion allocated to the Variable Annuities and Life Insurance segments), revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee and agent benefit plans, interest expense on long-term debt and capital and preferred securities and all realized gains and losses on investments in a Corporate and Other segment.

  The following table summarizes the financial results of the Company's business segments for the years ended December 31, 1998, 1997 and 1996.

                                    VARIABLE      FIXED       LIFE      CORPORATE
     (IN MILLIONS OF DOLLARS)       ANNUITIES   ANNUITIES   INSURANCE   AND OTHER     TOTAL
---------------------------------------------------------------------------------------------
1998
Net investment income(1)            $   (31.3)  $ 1,116.6   $  231.6    $  169.9    $ 1,486.8
Other operating revenue                 560.8        35.7      319.6        90.9      1,007.0
---------------------------------------------------------------------------------------------
Total operating revenue(2)              529.5     1,152.3      551.2       260.8      2,493.8
---------------------------------------------------------------------------------------------
Interest credited to policyholder
  account balances                         --       828.6      115.4       125.0      1,069.0
Interest expense on debt and
  capital and preferred securities
  of subsidiary trusts                     --          --         --        35.1         35.1
Amortization of deferred policy
  acquisition costs                     123.9        44.2       46.5          --        214.6
Other benefits and expenses             187.2       104.2      294.5       101.6        687.5
---------------------------------------------------------------------------------------------
Total expenses                          311.1       977.0      456.4       261.7      2,006.2
---------------------------------------------------------------------------------------------
Operating income (loss) before
  federal income tax                    218.4       175.3       94.8        (0.9)       487.6
Realized gains on investments              --          --         --        17.9         17.9
---------------------------------------------------------------------------------------------
Consolidated income before federal
  tax expense                       $   218.4   $   175.3   $   94.8    $   17.0    $   505.5
---------------------------------------------------------------------------------------------
Assets as of year end               $47,668.7   $15,215.7   $5,187.6    $6,599.2    $74,671.2
---------------------------------------------------------------------------------------------
1997
Net investment income(1)            $   (26.9)  $ 1,098.2   $  189.1    $  153.5    $ 1,413.9
Other operating revenue                 430.9        43.2      284.0        55.3        813.4
---------------------------------------------------------------------------------------------
Total operating revenue(2)              404.0     1,141.4      473.1       208.8      2,227.3
---------------------------------------------------------------------------------------------
Interest credited to policyholder
  account balances                         --       823.4       78.5       114.7      1,016.6
Interest expense on debt and
  capital and preferred securities
  of subsidiary trusts                     --          --         --        26.1         26.1
Amortization of deferred policy
  acquisition costs                      87.8        39.8       39.6          --        167.2
Other benefits and expenses             165.3       108.7      284.1        63.4        621.5
---------------------------------------------------------------------------------------------
Total expenses                          253.1       971.9      402.2       204.2      1,831.4
---------------------------------------------------------------------------------------------
Operating income before federal
  income tax                            150.9       169.5       70.9         4.6        395.9
Realized gains on investments              --          --         --        11.1         11.1
---------------------------------------------------------------------------------------------
Consolidated income before federal
  tax expense                       $   150.9   $   169.5   $   70.9    $   15.7    $   407.0
---------------------------------------------------------------------------------------------
Assets as of year end               $35,278.7   $14,436.3   $3,901.4    $6,276.5    $59,892.9
---------------------------------------------------------------------------------------------

                                    VARIABLE      FIXED       LIFE      CORPORATE
     (IN MILLIONS OF DOLLARS)       ANNUITIES   ANNUITIES   INSURANCE   AND OTHER     TOTAL
---------------------------------------------------------------------------------------------
1996
Net investment income(1)            $   (21.5)  $ 1,050.6   $  174.0    $  154.7    $ 1,357.8
Other operating revenue                 306.1        42.0      261.6        49.3        659.0
---------------------------------------------------------------------------------------------
Total operating revenue(2)              284.6     1,092.6      435.6       204.0      2,016.8
---------------------------------------------------------------------------------------------
Interest credited to policyholder
  account balances                         --       805.0       70.2       107.1        982.3
Amortization of deferred policy
  acquisition costs                      57.4        38.6       37.4          --        133.4
Benefits and expenses                   136.9       113.6      260.8        61.5        572.8
---------------------------------------------------------------------------------------------
Total expenses                          194.3       957.2      368.4       168.6      1,688.5
---------------------------------------------------------------------------------------------
Operating income before federal
  income tax                             90.3       135.4       67.2        35.4        328.3
Realized losses on investments             --          --         --        (0.2)        (0.2)
---------------------------------------------------------------------------------------------
Consolidated income from
  continuing operations before
  federal tax expense               $    90.3   $   135.4   $   67.2    $   35.2    $   328.1
---------------------------------------------------------------------------------------------
Assets as of year end               $25,069.7   $13,994.7   $3,353.3    $5,352.5    $47,770.2
---------------------------------------------------------------------------------------------

(1) The Company's method of allocating net investment income results in a charge (negative net investment income) to the Variable Annuities segment which is recognized in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.

(2) Excludes realized gains and losses on investments.
  The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.
--------------------------------------------------------------------------------
18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
  The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1998 and 1997.

                                                     FIRST       SECOND        THIRD       FOURTH
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)  QUARTER      QUARTER      QUARTER      QUARTER
--------------------------------------------------------------------------------------------------
1998
Revenues other than investment gains (losses)       $597.7       $620.4       $634.9       $640.8
Realized gains (losses) on investments                16.6          5.0         (5.0)         1.3
--------------------------------------------------------------------------------------------------
  Total revenues                                     614.3        625.4        629.9        642.1
Benefits and expenses                                482.2        498.9        511.3        513.8
--------------------------------------------------------------------------------------------------
Income before federal income tax expense             132.1        126.5        118.6        128.3
Federal income tax expense                            45.4         43.5         40.7         43.5
--------------------------------------------------------------------------------------------------
Net income                                          $ 86.7       $ 83.0       $ 77.9       $ 84.8
--------------------------------------------------------------------------------------------------
Basic and diluted earnings per common share         $ 0.67       $ 0.65       $ 0.61       $ 0.66
--------------------------------------------------------------------------------------------------

                                                     FIRST       SECOND        THIRD       FOURTH
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)  QUARTER      QUARTER      QUARTER      QUARTER
--------------------------------------------------------------------------------------------------
1997
Revenues other than investment gains (losses)       $531.7       $551.4       $566.7       $577.5
Realized gains (losses) on investments                21.1        (11.9)        (4.8)         6.7
--------------------------------------------------------------------------------------------------
  Total revenues                                     552.8        539.5        561.9        584.2
Benefits and expenses                                446.7        454.6        461.6        468.5
--------------------------------------------------------------------------------------------------
Income before federal income tax expense             106.1         84.9        100.3        115.7
Federal income tax expense                            37.2         29.7         34.9         40.0
--------------------------------------------------------------------------------------------------
Net income                                          $ 68.9       $ 55.2       $ 65.4       $ 75.7
--------------------------------------------------------------------------------------------------
Basic and diluted earnings per common share         $ 0.63       $ 0.43       $ 0.51       $ 0.59
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
19. DISCONTINUED OPERATIONS
  As discussed in note 1, NFS is a holding company for NLIC and certain other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the contribution by Nationwide Corp. to NFS of the outstanding common stock of NLIC and other companies, NLIC effected certain transactions with respect to certain subsidiaries and lines of business that were unrelated to long-term savings and retirement products.
  On September 24, 1996, NLIC's Board of Directors declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of three subsidiaries: ELICW, NCC and WCLIC. ELICW writes group accident and health and group life insurance business and maintains it offices in Wausau, Wisconsin. NCC is a property and casualty company with offices in Scottsdale, Arizona that serves as a fronting company for a property and casualty subsidiary of NMIC. WCLIC writes high dollar term life insurance policies and is located in San Francisco, California. ELICW, NCC and WCLIC have been accounted for as discontinued operations in the accompanying consolidated financial statements through December 31, 1996. The Company did not recognize any gain or loss on the disposal of these subsidiaries.
  Also, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to ELICW and NMIC, effective January 1, 1996. See note 14 for a complete discussion of the reinsurance agreements. The Company has discontinued its accident and health and group life insurance business and in connection therewith has entered into reinsurance agreements to cede all existing and any future writings to other affiliated companies. NLIC's accident and health and group life insurance business is accounted for as discontinued operations for all periods presented. The Company did not recognize any gain or loss on the disposal of the accident and health and group life insurance business. The assets, liabilities, results of operations and activities of discontinued operations are distinguished physically, operationally and for financial reporting purposes from the remaining assets, liabilities, results of operations and activities of the Company.

  A summary of the results of operations of discontinued operations for the years ended December 31, 1998, 1997 and 1996 is as follows:

   (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)       1998        1997         1996
-------------------------------------------------------------------------------------------
Revenues                                                   $   --      $   --      $  668.9
Net income                                                 $   --      $   --      $   11.3
Contribution to basic and diluted earnings per common
  share                                                    $   --      $   --      $   0.10
-------------------------------------------------------------------------------------------

  A summary of the assets and liabilities of discontinued operations as of December 31, 1998, 1997 and 1996 is as follows:

                (IN MILLIONS OF DOLLARS)                    1998        1997         1996
-------------------------------------------------------------------------------------------
Assets, consisting primarily of investments                $221.5      $247.3      $3,288.5
Liabilities, consisting primarily of policy benefits and
  claims                                                   $221.5      $247.3      $2,802.8
-------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nationwide Financial Services, Inc.:

  We have audited the accompanying consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries (collectively the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.
  As discussed in note 1 to the consolidated financial statements, the Company was formed in November 1996 as a holding company for Nationwide Life Insurance Company and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The consolidated financial statements are presented as if these companies were consolidated for all periods presented.

KPMG LLP

Columbus, Ohio
January 29, 1999

                                                                              83