Form 10-K405, Exhibit 13
period 1999-12-31
NATIONWIDE FINANCIAL SERVICES INC/
filed 2000-03-29
CIK 1029786

                                                                      Exhibit 13

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES





Please see pages 21-71 of the Company's 1999 Annual Report to Shareholders.

                                                                              21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                             NFS

INTRODUCTION
-----------------------------------------------------------
   Management's discussion and analysis of financial condition and results of operations of Nationwide Financial Services, Inc. and its subsidiaries (NFS or collectively the Company) for the three years ended December 31, 1999 follows. This discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this report.
   NFS is the holding company for Nationwide Life Insurance Company (NLIC) and other companies that comprise the retirement savings operations of the Nationwide group of companies (Nationwide). The Company is a leading provider of long-term savings and retirement products and sells a diverse range of products including individual annuities, private and public pension plans, life insurance and mutual funds as well as investment management and administrative services. As a result of its initial public offering (IPO) in March 1997, NFS is 18.5% publicly owned. The remaining 81.5% of NFS's common stock is owned by Nationwide.
   Management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) change in Nationwide's control of the Company through its beneficial ownership of approximately 97.8% of the combined voting power of all the outstanding common stock and approximately 81.5% of the economic interest in the Company;
(ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market; (ix) changes in interest rates and the capital markets causing a reduction of investment income or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends and ratings assigned by nationally recognized statistical rating organizations or A.M. Best Company, Inc.; (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and (xiii) failure of the Company or its significant business partners and vendors to identify and correct all non-Year 2000 compliant systems or to develop and execute adequate contingency plans.

RESULTS OF OPERATIONS
-----------------------------------------------------------
   In addition to net income, the Company reports net operating income, which excludes realized investment gains and losses. Net operating income is commonly used in the insurance industry as a measure of on-going earnings performance.
   The following table reconciles the Company's reported net income to net operating income for each of the last three years. In addition, net operating income reflecting pro forma adjustments for the IPO, companion senior notes and capital securities public offerings and special dividends is also presented for 1997.

NFS

This pro forma information is not necessarily indicative of what the Company's results would have been had the above transactions actually occurred at the beginning of 1997, or of future results of the Company.

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)   1999      1998      1997
-------------------------------------------------------------------
Net income                               $381.3    $332.4    $265.2
Realized (gains) losses on investments,
  net of tax                                7.0     (11.7)     (7.9)
Pro forma adjustments, net of tax            --        --      (2.9)
-------------------------------------------------------------------
    Net operating income (pro forma for
      1997)                              $388.3    $320.7    $254.4
-------------------------------------------------------------------
Basic and diluted net operating income
  per share (pro forma for 1997)         $ 3.02    $ 2.49    $ 1.98
-------------------------------------------------------------------

REVENUES
   Total operating revenues, which exclude realized gains and losses on investments, increased $320.5 million, or 13%, to $2.81 billion in 1999 compared to $2.49 billion in 1998. Operating revenues in 1998 were up 12% from $2.23 billion reported in 1997. The growth in operating revenues over the past two years has primarily been driven by increases in policy charges, net investment income and other income.
   Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of variable annuities and variable life insurance products; cost of insurance charges earned on universal life insurance products; administrative fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; and surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts. Policy charges for each of the last three years were as follows:

      (IN MILLIONS)          1999      1998      1997
------------------------------------------------------
Asset fees                  $616.6    $494.7    $384.8
Cost of insurance charges    117.0      88.8      68.5
Administrative fees          102.4      73.8      59.5
Surrender fees                59.6      41.6      32.4
------------------------------------------------------
  Total policy charges      $895.6    $698.9    $545.2
------------------------------------------------------

95                                                                             18.6
96                                                                             26.90
97                                                                             37.70
98                                                                             50.90
99                                                                             67.20

   The growth in asset fees reflects increases in total separate account assets of $16.22 billion, or 32%, in 1999 and $13.21 billion, or 35%, in 1998. Strong net cash flows into variable annuity and variable life insurance products as well as market appreciation in each of the last three years have resulted in separate account balances increasing from $26.93 billion at the beginning of 1997 to $67.16 billion at the end of 1999 representing a compound annual growth rate of 36% over the three year period.
   Cost of insurance charges are assessed as a percentage of the net amount at risk on universal life insurance policies. The net amount at risk is equal to a policy's death benefit minus the related policyholder account value. The increase in cost of insurance charges is due primarily to growth in the net amount at risk related to individual variable universal life insurance reflecting expanded distribution and increased customer demand for variable life insurance products. The net amount at risk related to individual variable universal life insurance grew to $19.76 billion at the end of 1999 compared to $14.95 billion and $10.44 billion at the end of 1998 and 1997, respectively.
   The growth in administrative fees is attributable to a significant increase in premiums on individual variable life policies and certain corporate-owned life policies where the company collects a premium load. Nearly all of the increase in surrender charges over the past two years is attributable to policyholder withdrawals in the Variable Annuities segment, and is driven by an overall

                                                                             NFS

increase in variable annuity policy reserves and a heightened competitive environment in the individual annuity marketplace.
   Net investment income includes the gross investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on the Company's general account invested assets which are not allocated to product segments. Net investment income grew from $1.41 billion and $1.49 billion in 1997 and 1998, respectively, to $1.53 billion in 1999 primarily due to increased invested assets to support growth in fixed annuity and life insurance policy reserves. Fixed annuity policy reserves, which include the fixed option of the Company's variable annuity products and funding agreements issued in conjunction with the Company's medium-term note program, increased $704.7 million in 1998 and $1.69 billion in 1999 and were $16.59 billion as of year end 1999. The growth in life insurance reserves was led by investment life insurance products, where fixed reserves increased $624.2 million in 1998 and $217.3 million in 1999. The increase in net investment income due to growth in invested assets was partially offset by declining investment yields in 1999 and 1998 due to lower average market interest rates.
   Realized gains and losses on investments are not considered by the Company to be recurring components of earnings. The Company makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors.
   Other income includes fees earned by the Company's investment management subsidiaries as well as commissions and other income earned by other subsidiaries of the Company that provide marketing, distribution and administration services. During 1998, NFS acquired three companies in an effort to expand the Company's investment management and large case pension plan administration services. All three acquisitions were accounted for using the purchase method, and the related revenues and expenses have only been included in the Company's consolidated results since the date of acquisition, affecting the year-to-year comparisons. Other income included in the Company's current year results earned by companies that were acquired in 1998 totaled $39.3 million compared to $20.5 million in 1998. The remaining $40.5 million and $24.8 million increases in other income during 1999 and 1998, respectively, are primarily attributable to growth in the Company's mutual fund operations that were in place during all the years presented.

BENEFITS AND EXPENSES
   Interest credited to policyholder account balances totaled $1.10 billion in 1999 compared to $1.07 billion in 1998 and $1.02 billion in 1997 and principally relates to fixed annuity and investment life insurance products. The growth in interest credited reflects the increase in policy reserves previously discussed partially offset by reduced average crediting rates. The average crediting rate on fixed annuity policy reserves was 5.59% in 1999 compared to 5.95% and 6.12% in 1998 and 1997, respectively.
   Amortization of deferred policy acquisition costs (DAC) increased $58.1 million in 1999 and $47.4 million in 1998 principally due to the Variable Annuities segment, which accounted for $39.0 million and $36.1 million of the increases as a result of growth in the number of policies and related policy reserves in each of the last two years.
   Operating expenses were $561.4 million in 1999, a 19% increase from 1998 operating expenses of $472.1 million. Operating expenses were $402.7 million in 1997. The increase reflects the growth in the number of annuity and life insurance contracts in force, particularly related to variable annuities and variable universal life insurance, and the related increase in administrative processing costs. The recent year increase also reflects investments in the Company's asset management operations.
   The operating expense comparisons are affected by the acquisitions completed in 1998 as well as the start up of Nationwide Trust Company, F.S.B. and Nationwide Financial Services (Bermuda), Ltd., which began operations in 1998. In addition, the 1999 to 1998 comparison is affected by the September 1999 acquisitions of Employers Life Insurance Company of Wausau (ELOW) and Pension Associates both of which were affiliates of

NFS

NFS prior to the purchase. Excluding the effects of the 1999 and 1998 acquisitions and start up companies, operating expenses increased only 13% and 11% during 1999 and 1998, respectively.
   The increase in interest expense on senior notes and capital and preferred securities of subsidiary trusts reflects the additional interest expense on $200.0 million of preferred securities issued through a subsidiary trust in October 1998.
   Federal income tax expense was $191.5 million representing an effective tax rate of 33.4% for 1999. Federal income tax expense in 1998 and 1997 was $173.1 million and $141.8 million, respectively, representing effective rates of 34.2% and 34.8%.

YEAR 2000
   The Company developed and implemented a plan to address issues related to the Year 2000. The problem relates to many existing computer systems using only two digits to identify a year in a date field. These systems were designed and developed without considering the impact of the change in the century. If not corrected, many computer systems could fail or create erroneous results when processing information dated after December 31, 1999. Like many organizations, the Company was required to renovate or replace many computer systems so that the systems would function properly after December 31, 1999.
   The Company completed an inventory and assessment of all computer systems. The Company renovated or replaced all applications that were not compliant. Testing of all systems included running each application in a Year 2000 environment was completed as planned during 1998. For applications being replaced, the Company had all replacement systems in place and functioning as planned by year-end 1998.
   The Company completed an inventory and assessment of all vendor products and tested and certified each as Year 2000 compliant. Any vendor products that could not be certified as Year 2000 compliant were replaced or eliminated in 1998.
   The Company's facilities in Columbus, Ohio were inventoried, assessed and tested as being Year 2000 compliant. Mission critical systems supporting the Company's infrastructure such as telecommunications, voice and networks were renovated and brought into compliance as planned during the second quarter of 1999.
   The Company also addressed issues associated with the exchange of electronic data with external organizations. The Company completed an inventory and assessment of all business partners utilizing electronic interfaces with the Company and processes were put in place to allow the Company to accept data regardless of the format. Contingency plans were completed that allow the Company to continue to send or receive data in the event of failures related to electronic transmissions.
   In addition to resolving internal Year 2000 readiness issues, the Company conducted a due diligence effort with external organizations, including mutual fund organizations, financial institutions and wholesale producers. This involved communication and follow-up with critical business partners to determine if they will be in a position to continue doing business in the Year 2000 and beyond. All of our critical business partners have reported that they are compliant.
   As part of its risk management strategy, the Company identified risk scenarios including the identification of external risk factors that could cause business interruptions from Year 2000 related events. These risk scenarios included increased customer service volume, increased producer service volume, utility failures, technology failures and disruptions in business operations, finance and cash flow. The Company completed its mitigation and contingency plans to address these risks that would, except for complete utility failure, permit uninterrupted service to customers and producers.
   The preceding Year 2000 discussion excludes the three companies acquired in 1998. The Company has reviewed the acquired companies' systems, applications, and business partner relationships. These companies achieved their plans by June 1999 and are compliant.
   Operating expenses in 1998 and 1997 include approximately $44.7 million and $45.4 million, respectively, for technology projects, including costs related to Year 2000. Year 2000 activi-

                                                                             NFS

ties totaled $6.4 million during 1999. The cost associated with the completion of Year 2000 renovation and replacement efforts will not result in a reduction in operating expenses. Rather, personnel and resources that were allocated to the Year 2000 issues have been reassigned to other technology-related projects.

RECENTLY ISSUED ACCOUNTING STANDARDS
   See note 2(j) to the consolidated financial statements for a discussion of recently issued accounting standards.

SALES INFORMATION
   In addition to statutory premiums and deposits related to life insurance and annuity products, the Company also reports mutual fund deposits and deposits into administered asset products as core sales. The following table summarizes total Company sales by business segment.

    (IN MILLIONS)         1999        1998        1997
---------------------------------------------------------
Variable annuities      $ 9,942.1   $ 9,543.3   $ 7,535.8
Fixed annuities           2,890.0     2,068.0     2,137.9
Life insurance            1,095.9       653.2       468.7
---------------------------------------------------------
Total core premiums
  and deposits           13,928.0    12,264.5    10,142.4
---------------------------------------------------------
Asset management
  account deposits          657.7       516.9       154.0
Asset administration
  account deposits        1,829.1       394.9       243.9
---------------------------------------------------------
Total non-insurance
  sales                   2,486.8       911.8       397.9
---------------------------------------------------------
Total core sales         16,414.8    13,176.3    10,540.3
---------------------------------------------------------
Bank-owned life
  insurance (BOLI)          123.2       554.6       194.7
Institutional products      577.2          --          --
Nationwide employee
  and agent benefit
  plans                     334.1       323.3       174.9
---------------------------------------------------------
Total sales             $17,449.3   $14,054.2   $10,909.9
---------------------------------------------------------

   Total core sales represent amounts that are recurring and are the sales figures management uses to set and evaluate the Company's sales goals. Sales of institutional products represent sales of funding agreements that secure notes issued to foreign investors through a third party trust under the Company's $2 billion medium-term note program. The program was launched in July 1999 as a means to expand spread based product offerings. The Company excludes institutional products and BOLI sales as well as deposits into Nationwide employee and agent benefit plans from its targeted sales comparisons. Although funding agreements and BOLI contribute to asset and earnings growth they do not produce steady production flow that lends itself to meaningful comparisons.
   Total core sales reached $16.41 billion during 1999 representing a 24% increase over 1998. Total annuity sales contributed $12.83 billion and $11.61 billion to 1999 and 1998 core sales, respectively. Core life insurance sales in 1999 were $1.10 billion, up 68% from 1998. Non-insurance sales, which include assets managed and administered account deposits, increased more than two and a half times from 1998 reaching $2.49 billion in 1999. The non-insurance sales comparisons are affected by the three acquisitions the Company completed during 1998, because the 1998 amounts only include sales subsequent to the respective dates of acquisition. The acquired companies contributed $2.04 billion and $559.3 million to 1999 and 1998 non-insurance sales, respectively.
   The Company sells its products through a broad distribution network. Unaffiliated entities that sell the Company's products to their own customer base include independent broker/dealers, national and regional brokerage firms, pension plan administrators, life insurance specialists and financial institutions. Representatives of the Company who market products directly to a customer base identified by the Company include Nationwide Retirement Solutions sales representatives and Nationwide agents.

NFS

   Core sales by distribution channel for each of the last three years are summarized as follows:

     (IN MILLIONS)         1999        1998        1997
----------------------------------------------------------
Independent
  broker/dealers         $ 5,442.2   $ 5,004.2   $ 4,976.6
National and regional
  brokerage firms (1)        919.3       615.3          --
Financial institutions     2,462.2     2,108.3     1,681.9
Pension plan
  administrators           1,169.7     1,015.8       916.7
Nationwide Retirement
  Solutions sales
  representatives          2,549.0     2,470.1     1,937.0
Nationwide agents            965.6       959.7       630.2
Life insurance
  specialists                420.0        91.1          --
----------------------------------------------------------
  Total core premiums
    and deposits          13,928.0    12,264.5    10,142.4
----------------------------------------------------------
Total non-insurance
  sales                    2,486.8       911.8       397.9
----------------------------------------------------------
  Total core sales       $16,414.8   $13,176.3   $10,540.3
----------------------------------------------------------

(1) Prior to 1998, national and regional brokerage firm sales were included in independent broker/dealer sales.
   The 1998 and 1997 statutory premiums and deposits have been restated to conform to the 1999 presentation which better reflects multi-product sales across all distribution channels.
   The competitive environment for individual annuity sales through the independent broker/dealer channel has become very challenging; however, total sales through this channel (including retirement plans and life insurance) were up 9% in 1999 reflecting the strength of the Company's multiple product strategy. Sales through financial institutions grew 14% during 1999 and 23% during 1998 driven mainly by proprietary individual annuity products sales.
   The increase in sales through life specialists reflects $409.2 million of corporate owned life insurance (COLI) sales in 1999 compared to $91.1 million in 1998. NFS entered the COLI market in 1998 and has quickly become a market leader though a focus on mid-sized cases.
   The Company's flagship products are marketed under The BEST of AMERICA(R) brand, and include individual and group variable annuities and variable life insurance. The BEST of AMERICA(R) products allow customers to choose from among investment options managed by premier mutual fund managers. The Company has also developed private label variable and fixed annuity products in conjunction with other financial services providers which allow those providers to sell products to their own customer bases under their own brand name.
   The Company also markets group deferred compensation retirement plans to employees of state and local governments for use under Internal Revenue Code
(IRC) Section 457. The Company utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products.
   Core sales by product for each of the last three years are as follows:

     (IN MILLIONS)         1999        1998        1997
----------------------------------------------------------
Best of America(R)
  products               $ 4,665.3   $ 4,661.1   $ 4,267.3
Private label annuities    1,280.3     1,093.3       981.9
The NEA Valuebuilder
  annuities                  168.5       172.6       134.8
Other                        906.9       727.2       307.8
----------------------------------------------------------
  Total individual
    annuities              7,021.0     6,654.2     5,691.8
----------------------------------------------------------
Best of America(R)
  group pension series     3,537.6     2,760.0     2,221.1
IRC Section 457
  annuities                2,190.4     2,155.3     1,716.5
Other                         83.1        41.8        44.3
----------------------------------------------------------
  Total group annuities    5,811.1     4,957.1     3,981.9
----------------------------------------------------------
Traditional/Universal
  life insurance             260.8       246.1       248.3
Best of America(R)
  variable life series       425.9       316.0       220.4
Corporate owned life
  insurance                  409.2        91.1          --
----------------------------------------------------------
  Total life insurance     1,095.9       653.2       468.7
----------------------------------------------------------
Total non-insurance
  sales                    2,486.8       911.8       397.9
----------------------------------------------------------
  Total core sales       $16,414.8   $13,176.3   $10,540.3
----------------------------------------------------------

BUSINESS SEGMENTS
-----------------------------------------------------------
   The Company has historically reported three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In

                                                                             NFS

addition, the Company reports certain other revenues and expenses in a Corporate and Other segment. Beginning in 1999 the Company began reporting a new product segment, Assets Managed and Administered. See note 18 of the Company's consolidated financial statements for a description of this change as well as other changes to the Company's segment reporting. Amounts reported for prior periods have been restated to reflect these changes. All information set forth below relating to the Company's Variable Annuities segment excludes the fixed option under the Company's variable annuity contracts. Such information is included in the Company's Fixed Annuities segment.
   The following table summarizes operating income (loss) before federal income tax expense for the Company's business segments for each of the last three years.

         (IN MILLIONS)            1999     1998     1997
---------------------------------------------------------
Variable annuities               $285.5   $218.4   $150.9
Fixed annuities                   177.2    175.3    169.5
Life insurance                    120.8     88.8     66.7
Assets managed and administered    25.6     14.1     13.2
Corporate and other               (25.3)    (9.0)    (4.4)
---------------------------------------------------------
                                 $583.8   $487.6   $395.9
---------------------------------------------------------

VARIABLE ANNUITIES
   The Variable Annuities segment consists of annuity contracts that provide the customer with access to a wide range of investment options, tax-deferred accumulation of savings, asset protection in the event of an untimely death, and flexible payout options including a lump sum, systematic withdrawal or a stream of payments for life. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts. The following table summarizes certain selected financial data for the Company's Variable Annuities segment for the years indicated.

    (IN MILLIONS)         1999        1998        1997
---------------------------------------------------------
INCOME STATEMENT DATA
Revenues                $   626.9   $   501.6   $   387.1
Benefits and expenses       341.4       283.2       236.2
---------------------------------------------------------
Operating income
  before federal
  income tax expense    $   285.5   $   218.4   $   150.9
---------------------------------------------------------
OTHER DATA
Statutory premiums and
  deposits (1)          $ 9,942.1   $ 9,543.3   $ 7,535.8
Policy reserves:
  Individual            $37,039.3   $28,940.4   $22,210.9
  Group                 $24,184.7   $17,480.4   $12,275.8
---------------------------------------------------------
Total                   $61,224.0   $46,420.8   $34,486.7
Pre-tax operating
  income to average
  policy reserves            0.55%       0.54%       0.51%
---------------------------------------------------------

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
   Pre-tax operating earnings reached a record $285.5 million in 1999, up 31% compared to 1998 earnings of $218.4 million, which were up 45% from 1997. Improved Variable Annuity segment results are primarily due to growth in asset fees partially offset by increased DAC amortization.
   Asset fees were $596.7 million in 1999 up 25% from $479.1 million in 1998 and totaled $370.2 million in 1997. Asset fees are charged as a percentage of policy reserves which have increased substantially in the past three years as a result of strong net cash flows and through market appreciation on investments underlying reserves. Variable annuity policy reserves grew $14.80 billion during 1999 reaching $61.22 billion as of year end 1999 compared to growth in 1998 of $11.93 billion and year end 1998 reserves of $46.42 billion. During 1997, policy reserves increased $10.21 billion.

NFS

95                                                                             16.8
96                                                                             24.30
97                                                                             34.50
98                                                                             46.40
99                                                                             61.20

   Sales in 1999 of $9.94 billion offset by withdrawals and surrenders totaling $6.52 billion generated net cash flows of $3.42 billion.
Although 1999 net cash flows are down from the $5.28 billion and $4.85 billion achieved in 1998 and 1999, respectively, the Company has shown the ability to consistently generate substantial positive cash flows and increase its base of asset fee generating reserves in a very competitive environment. The increase in withdrawal and surrender activity is attributable to an increase in competition in the individual variable annuity market which has increased transfers to competitors' products and the overall aging of the Company's book of individual annuity business. The Company will introduce new products, new product features and new retention strategies during 2000 in an effort to decrease the rate of surrenders.
   Although the equity markets have been volatile in recent years, equity market conditions over each of the past three years have contributed significantly to the growth in variable annuity policy reserves. Variable annuity policy reserves reflect market appreciation of $10.55 billion, $6.80 billion and $5.21 billion in 1999, 1998 and 1997, respectively.
   Amortization of DAC increased 31% in 1999 reaching $162.9 million compared to $123.9 million and $87.8 million in 1998 and 1997, respectively. The growth in DAC amortization is consistent with the overall growth in the variable annuity business.
   Changes in the Company's products and mix of business have slightly decreased policy charges as a percentage of reserves from 1.28% in 1999 compared to 1.32% and 1.41% in 1998 and 1997, respectively. Product changes include the introduction of new individual products with reduced policy charges. The mix of business has changed as group products have become a higher percentage of total reserves in each of the last three years driven by sales of private pension plans that have lower policy charge rates than individual products. In spite of this trend, efficiencies achieved through improved operating scale have enabled the Company to improve operating margins to 55 basis points of average policy reserves up from 54 basis points in 1998 and 51 basis points in 1997.

FIXED ANNUITIES
   The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate fixed for a prescribed period, tax-deferred accumulation of savings, and flexible payout options including a lump sum, systematic withdrawal or a stream of payments for life. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under the Company's variable annuity contracts. The following table summarizes certain selected financial data for the Company's Fixed Annuities segment for the years indicated.

                                                                             NFS

    (IN MILLIONS)         1999        1998        1997
---------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
Net investment income   $ 1,134.5   $ 1,116.6   $ 1,098.2
Other                        43.4        35.7        43.2
---------------------------------------------------------
                          1,177.9     1,152.3     1,141.4
---------------------------------------------------------
Benefits and expenses:
  Interest credited to
    policyholder
    account balances        837.5       828.6       823.4
  Other benefits and
    expenses                163.2       148.4       148.5
---------------------------------------------------------
                          1,000.7       977.0       971.9
---------------------------------------------------------
Operating income
  before federal
  income tax expense    $   177.2   $   175.3   $   169.5
---------------------------------------------------------
OTHER DATA
Statutory premiums and
  deposits (1)          $ 3,467.2   $ 2,068.0   $ 2,137.9
Policy reserves:
  Individual            $ 7,874.2   $ 6,818.3   $ 6,420.2
  Group                 $ 8,143.2     8,080.6   $ 7,774.0
  Institutional         $   574.5          --          --
---------------------------------------------------------
Total                   $16,591.9   $14,898.9   $14,194.2
Pre-tax operating
  income to average
  policy reserves            1.14%       1.21%       1.22%
---------------------------------------------------------

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices. The 1999 amount includes premiums from funding agreements securing medium term-notes.
   Fixed Annuities segment results reflect an increase in interest spread income attributable to growth in fixed annuity policy reserves offset by narrower interest margins during 1999. Interest spread is the differential between net investment income and interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by competitors, performance of the investment portfolio including the rate of prepayments, changes in market interest rates and other factors. The following table depicts the interest margins on general account policy reserves in the Fixed Annuities segment for each of the last three years.

                               1999     1998     1997
------------------------------------------------------
Net investment income           7.57%    8.02%    8.16%
Interest credited               5.59     5.95     6.12
------------------------------------------------------
                                1.98%    2.07%    2.04%
------------------------------------------------------

   During 1998 and the first half of 1999 the Company experienced an increase in mortgage loan and bond prepayment fees and such income accounted for approximately 9 basis points of the interest spread in 1999 compared to 16 basis points and 8 basis points in 1998 and 1997, respectively. The recent increases in interest rates have slowed prepayment activity and the Company expects interest spreads to remain at 190 to 195 basis points, excluding the impact of mortgage loan and bond prepayment income.
   The Company is able to mitigate the effects of changes in investment yields by periodically resetting the rates credited on fixed annuity contracts. As of December 31, 1999, $7.28 billion, or 44% of fixed annuity policy reserves, were in contracts where the guaranteed interest rate is reestablished each quarter. Fixed annuity policy reserves of $5.89 billion are in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter. The Company also has $1.39 billion of fixed annuity policy reserves that call for the crediting rate to be reset annually on each January 1 and $1.45 billion of fixed annuity policy reserves that are in payout status where the Company has guaranteed periodic, typically monthly, payments. The remaining $574.5 million of fixed annuity policy reserves relate to funding agreements issued in conjunction with the Company's medium-term note program where the crediting rate is fixed for the term of the contract.

NFS

95                                                                             12.8
96                                                                             13.50
97                                                                             14.20
98                                                                             14.90
99                                                                             16.60

   Fixed annuity policy reserves increased to $16.59 billion as of year-end compared to $14.90 billion a year ago and $14.19 billion as of the end of 1997. The 1999 growth reflects increased sales levels as well as the acquisition of ELOW.
   Fixed annuity sales during 1999 were $3.47 billion compared to 1998 sales of $2.07 billion. Sales in 1997 were $2.14 billion. Sales in 1999 include $577.2 million of funding agreements issued in conjunction with the Company's medium-term note program. Most of the Company's fixed annuity sales are premiums allocated to the fixed option of variable annuity contracts. Fixed annuity sales for 1999 include $2.49 billion in premiums allocated to the fixed option under a variable annuity contract, compared to $1.68 billion in 1998 and $1.67 billion in 1997. The increase in 1999 was driven by the Company's enhanced dollar cost averaging (DCA) program that offers customers a first year bonus interest rate and transfers the account balance systematically to variable options over a six or twelve month period.

LIFE INSURANCE
   The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and also allow the customer to build cash value on a tax-advantaged basis.
   The following table summarizes certain selected financial data for the Company's Life Insurance segment for the years indicated.

      (IN MILLIONS)           1999       1998       1997
----------------------------------------------------------
INCOME STATEMENT DATA
Revenues                    $  646.1   $  544.1   $  468.3
Benefits and expenses          525.3      455.3      401.6
----------------------------------------------------------
Operating income before
  federal income tax
  expense                   $  120.8   $   88.8   $   66.7
----------------------------------------------------------
OTHER DATA
Statutory premiums (1):
  Individual variable
    universal life
    insurance               $  426.0   $  315.9   $  220.3
  Corporate-owned life
    insurance               $  532.3   $  645.8   $  194.7
  Traditional and
    universal life
    insurance               $  260.8   $  246.1   $  248.4
----------------------------------------------------------
Total                       $1,219.1   $1,207.8   $  663.4
Policy reserves as of year
  end:
  Individual variable
    universal life
    insurance               $1,832.3   $1,270.1   $  895.6
  Corporate-owned life
    insurance               $1,498.6   $  903.6   $  221.9
  Traditional and
    universal life
    insurance               $2,582.9   $2,439.7   $2,369.5
----------------------------------------------------------
Total                       $5,913.8   $4,613.4   $3,487.0
----------------------------------------------------------

(1) Statutory data have been derived from the Annual Statements of the Company's life insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
   Life Insurance segment earnings in 1999 increased 36% to $120.8 million, up from $88.8 million a year ago and $66.7 million in 1997. Continued strong sales and reserve growth from both individual and corporate owned investment life insurance products contributed to the sharp earnings increases.

                                                                             NFS

   Driven primarily by increased policy charges, revenues from investment life products increased to $226.5 million in 1999 compared to $145.4 million in 1998 and $69.8 million in 1997. The revenue growth reflects significantly increased policy reserve levels as individual investment life reserves increased 44% in 1999 to $1.83 billion compared to $1.27 billion a year ago and $895.6 million at the end of 1997. Corporate owned investment life reserves, which include both BOLI and corporate-owned (COLI) products reached $1.50 billion, up from $903.6 million and $221.9 million at the end of 1998 and 1997, respectively.
   Pre-tax earnings from investment life products reached $53.4 million in 1999 compared to $29.6 million a year ago and $14.7 million in 1997. The strong revenue growth discussed previously more than offset increased operating expenses and slightly elevated mortality experience, which continues to remain within pricing assumptions.

95                                                                              2.7
96                                                                             2.90
97                                                                             3.50
98                                                                             4.60
99                                                                             5.90

   Traditional and universal life pre-tax earnings jumped 14% to $67.4 million in 1999 compared to $59.2 million in 1998 and were $52.0 million in 1997. The 1998 results reflect additional expenses related to the installation of a new policy administration system.
   Total life insurance premiums and deposits for 1999
were $1.22 billion compared to $1.21 billion during 1998
and $663.4 million in 1997. Excluding BOLI sales of $123.2
million in 1999 and $554.7 million in 1998, life insurance sales increased 68% in 1999 and 39% in 1998. Sales in 1999 include record levels of production for individual variable life insurance and COLI, reflecting the Company's efforts to sell variable life through multiple channels and growing consumer and producer demand.

ASSETS MANAGED AND ADMINISTERED
   The Assets Managed and Administered segment consists of the Company's investment adviser subsidiaries and the operations of businesses from which the Company receives fees for administrative services only.
   The following table summarizes certain selected financial data for the Assets Managed and Administered segment for the years indicated.

     (IN MILLIONS)          1999        1998        1997
----------------------------------------------------------
INCOME STATEMENT DATA
Revenues                  $   157.9   $    99.4   $   60.0
Operating expenses            132.3        85.3       46.8
----------------------------------------------------------
Operating income before
  federal income tax
  expense                 $    25.6   $    14.1   $   13.2
----------------------------------------------------------
OTHER DATA
Account deposits:
  Assets under
    management            $   657.7   $   516.9   $  154.0
  Assets administered     $ 1,829.1   $   394.9   $  243.9
Account assets (1):
  Assets under
    management            $22,866.7   $19,825.5   $7,840.0
  Assets administered     $15,784.8   $ 9,746.9   $2,753.0
----------------------------------------------------------

(1) Represents the notional amount of assets managed and administered. These assets are not reflected on the Company's consolidated balance sheet, unless part of an annuity or life insurance contract issued by the Company.
   Pre-tax earnings for the Assets Managed and Administered segment increased 82% to $25.6 million during 1999 compared to $14.1 million in 1998. Earnings have continued to grow even as the Company commits investment dollars toward staffing and infrastructure to expand this segment.
   The earnings comparisons are affected by acquisitions the Company completed during 1998 when NFS acquired three companies in an effort to expand the Company's investment management and large case pension plan administration services. The acquired companies contributed $39.8 million to revenues and $38.8 million to operating expenses during 1999. The $38.8 million of operating expenses attributable to the acquisitions includes $3.5 million of goodwill amortization. The remaining increases in revenues and operating expenses are attributable to growth in the Company's mutual fund operations that were in

NFS

place during all years presented, coupled with a mid-year 1999 increase in fees charged on certain products.
   Assets under management include $10.04 billion and $8.15 billion of Company managed investment options that support the Company's variable annuity and variable life insurance products as of December 31, 1999 and 1998, respectively. These assets are also included in the related variable annuity and variable life insurance policy reserves.

CORPORATE AND OTHER
   The following table summarizes certain selected financial data for the Company's Corporate and Other segment for the years indicated.

       (IN MILLIONS)           1999     1998     1997
------------------------------------------------------
INCOME STATEMENT DATA
Revenues                      $205.5   $196.4   $170.5
Benefits and expenses          230.8    205.4    174.8
------------------------------------------------------
Operating income before
  federal income tax expense
  (1)                         $(25.3)  $ (9.0)  $ (4.3)
------------------------------------------------------

(1) Excludes realized gains (losses) on investments.
   Revenues in the Corporate and Other segment consist of net investment income on invested assets not allocated to the four product segments, commissions and other income earned by the marketing and distribution subsidiaries of the Company and net investment income and policy charges from group annuity contracts issued to Nationwide Insurance employee and agent benefit plans.
   The decrease in operating income in 1999 and 1998 compared to 1997 primarily relates to interest expense on the notes and capital securities issued in March 1997 concurrent with the IPO and on the preferred securities issued in October 1998. Interest expense totaled $47.2 million, $35.1 million and $26.1 million in 1999, 1998 and 1997, respectively.
   In addition to the operating revenues previously presented, the Company also reports realized gains and losses on investments in the Corporate and Other segment. The Company realized net investment (losses) gains of $(11.0) million, $17.9 million and $11.1 million during 1999, 1998 and 1997, respectively.

INVESTMENTS
-----------------------------------------------------------
GENERAL
   The Company's assets are divided between separate account and general account assets. As of December 31, 1999, $67.16 billion (or 72%) of the Company's total assets were held in separate accounts and $25.89 billion (or 28%) were held in the Company's general account, including $22.59 billion of general account investments. Separate account assets consist primarily of deposits from the Company's variable annuity business. Most separate account assets are invested in various mutual funds. All of the investment risk in the Company's separate account assets is borne by the Company's customers, with the exception of $915.4 million of policy reserves as of December 31, 1999 ($743.9 million as of December 31, 1998) for which the Company bears the investment risk. In addition to the information presented herein, see note 3 to the consolidated financial statements for further information regarding the Company's investments.
   The following tables summarize the Company's consolidated general account invested assets by asset category.

                                   December 31, 1999
                              ---------------------------
       (in millions)          Carrying Value   % of Total
---------------------------------------------------------
Fixed maturity securities       $15,296.5         67.7%
Mortgage loans, net               5,786.3         25.6
Real estate, net                    254.8          1.1
Policy loans                        519.6          2.3
Equity securities                    96.4          0.5
Other long-term investments          73.8          0.3
Short-term investments              560.5          2.5
---------------------------------------------------------
  Total                         $22,587.9        100.0%
---------------------------------------------------------

                                                                             NFS

                                   December 31, 1998
                              ---------------------------
       (in millions)          Carrying Value   % of Total
---------------------------------------------------------
Fixed maturity securities       $14,247.9         68.0%
Mortgage loans, net               5,328.4         25.5
Real estate, net                    243.6          1.2
Policy loans                        464.3          2.2
Equity securities                   134.0          0.6
Other long-term investments          44.0          0.2
Short-term investments              478.3          2.3
---------------------------------------------------------
  Total                         $20,940.5        100.0%
---------------------------------------------------------

FIXED MATURITY SECURITIES
   The following tables summarize the composition of the Company's general account fixed maturity securities by category.

                                    December 31, 1999
                               ---------------------------
        (in millions)          Carrying Value   % of Total
----------------------------------------------------------
U.S. government/agencies         $   449.4          2.9%
Foreign governments                  110.4          0.7
State and political
  subdivisions                         0.8           --
Mortgage-backed securities:
  U.S. government/agencies         3,420.9         22.4
  Non-government/agencies               --           --
Corporate:
  Public                           5,950.5         38.9
  Private                          5,364.5         35.1
----------------------------------------------------------
    Total                        $15,296.5        100.0%
----------------------------------------------------------

                                    December 31, 1998
                               ---------------------------
        (in millions)          Carrying Value   % of Total
----------------------------------------------------------
U.S. government/agencies         $   269.0          1.9%
Foreign governments                  111.0          0.8
State and political
  subdivisions                         1.6           --
Mortgage-backed securities:
  U.S. government/agencies         3,562.2         25.0
  Non-government/agencies               --           --
Corporate:
  Public                           5,194.3         36.4
  Private                          5,109.8         35.9
----------------------------------------------------------
    Total                        $14,247.9        100.0%
----------------------------------------------------------

   The average duration and average maturity of the Company's general account fixed maturity securities as of December 31, 1999 were approximately 3.25 and
7.78 years, respectively. The market value of the Company's general account investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may also be likely to experience investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate environments.
   The National Association of Insurance Commissioners (NAIC) assigns securities quality ratings and uniform valuations called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. Of the Company's general account fixed maturity securities, 97% were in the highest two NAIC Designations as of December 31, 1999.
   The following tables set forth an analysis of credit quality, as determined by NAIC Designation, of the Company's general account fixed maturity securities portfolio.

                      Rating
(in millions)         Agency
    NAIC            Equivalent           December 31, 1999
 Designation       Designation      ---------------------------
     (1)               (2)          Carrying Value   % of Total
---------------------------------------------------------------
      1         Aaa/Aa/A              $ 9,802.7         64.1%
      2         Baa                     4,990.1         32.6
      3         Ba                        408.6          2.7
      4         B                          87.0          0.6
      5         Caa and lower               8.1           --
      6         In or near default           --           --
---------------------------------------------------------------
                                      $15,296.5        100.0%
---------------------------------------------------------------

NFS

                      Rating
(in millions)         Agency
    NAIC            Equivalent           December 31, 1998
 Designation       Designation      ---------------------------
     (1)               (2)          Carrying Value   % of Total
---------------------------------------------------------------
      1         Aaa/Aa/A              $ 9,166.1         64.3%
      2         Baa                     4,715.1         33.1
      3         Ba                        347.2          2.5
      4         B                           5.6           --
      5         Caa and lower              13.9          0.1
      6         In or near default           --           --
---------------------------------------------------------------
                                      $14,247.9        100.0%
---------------------------------------------------------------

(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparison's between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.
   The Company's general account mortgage-backed security (MBS) investments include residential MBSs and multi-family mortgage pass-through certificates. As of December 31, 1999, MBSs were $3.42 billion (or 22%) of the carrying value of the general account fixed maturity securities available-for-sale, all of which were guaranteed by the U.S. government or an agency of the U.S. government.
   The Company believes that general account MBS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account MBS investments is to provide reasonable cash flow stability and increased yield. General account MBS investments include collateralized mortgage obligations (CMOs), Real Estate Mortgage Investment Conduits (REMICs) and mortgage-backed pass-through securities. The Company's general account MBS investments do not include interest-only securities or principal-only securities or other MBSs which may exhibit extreme market volatility.
   Prepayment risk is an inherent risk of holding MBSs. However, the degree of prepayment risk is particular to the type of MBS held. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs. As of December 31, 1999, $2.01 billion (or 59%) of the carrying value of the general account MBS portfolio was invested in planned amortization class CMOs/REMICs
(PACs). PACs are securities whose cash flows are designed to remain constant over a variety of mortgage prepayment environments. Other classes in the CMO/REMIC security are structured to accept the volatility of mortgage prepayment changes, thereby insulating the PAC class.
   The following tables set forth the distribution by investment type of the Company's general account MBS portfolio.

                                    December 31, 1999
                               ---------------------------
        (in millions)          Carrying Value   % of Total
----------------------------------------------------------
Accrual                           $   75.7           2.2%
Planned Amortization Class         2,010.1          58.8
Sequential                            93.5           2.7
Scheduled                            120.7           3.5
Targeted Amortization Class          110.1           3.2
Very Accurately Defined
  Maturity                           477.9          14.0
Multi-family Mortgage Pass-
  through Certificates               367.6          10.8
Other                                165.3           4.8
----------------------------------------------------------
                                  $3,420.9         100.0%
----------------------------------------------------------

                                    December 31, 1998
                               ---------------------------
        (in millions)          Carrying Value   % of Total
----------------------------------------------------------
Accrual                           $   77.3           2.2%
Planned Amortization Class         2,433.4          68.3
Sequential                            45.6           1.3
Scheduled                            143.8           4.0
Targeted Amortization Class           92.0           2.6
Very Accurately Defined
  Maturity                           477.8          13.4
Multi-family Mortgage Pass-
  through Certificates               251.0           7.0
Other                                 41.3           1.2
----------------------------------------------------------
                                  $3,562.2         100.0%
----------------------------------------------------------

   The Company invests in private fixed maturity securities because of the (i) generally higher nominal yield available compared to comparably rated public fixed maturity securities, (ii) more restrictive financial and business covenants available in

                                                                             NFS

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

MORTGAGE LOANS
   As of December 31, 1999, general account mortgage loans were $5.79 billion (or 26%) of the carrying value of consolidated general account invested assets. As of such date, commercial mortgage loans constituted substantially all of total general account mortgage loans. Commitments to fund mortgage loans of $216.2 million extending into 2000 were outstanding as of December 31, 1999.

The summary below depicts loans by remaining principal balance as of December 31, 1999:

                                                                                             Apartment
                    (in millions)                        Office     Warehouse     Retail      & other      Total
------------------------------------------------------------------------------------------------------------------
East North Central                                      $  107.5    $  159.8     $  569.3    $  231.5     $1,068.1
East South Central                                          37.2        40.7        128.1        90.0        296.0
Mountain                                                    56.5        31.9         81.9       170.4        340.7
Middle Atlantic                                            177.2       107.5        195.8        94.0        574.5
New England                                                 83.1        13.9        133.7         5.0        235.7
Pacific                                                    211.0       391.5        465.2       133.6      1,201.3
South Atlantic                                             146.1       167.8        511.2       493.9      1,319.0
West North Central                                         109.8         8.2         58.0        77.0        253.0
West South Central                                         115.5       112.2        135.6       180.9        544.2
------------------------------------------------------------------------------------------------------------------
                                                        $1,043.9    $1,033.5     $2,278.8    $1,476.3      5,832.5
------------------------------------------------------------------------------------------------------
  Less valuation allowances and unamortized discount                                                          46.2
                                                                                                          --------
    Total mortgage loans on real estate, net                                                              $5,786.3
                                                                                                          --------

   As of December 31, 1999, the Company's largest exposure to any single borrowing group was $101.0 million, or 2% of the Company's general account mortgage loan portfolio.
   As of December 31, 1999 0.09% of the Company's mortgage loans were classified as delinquent compared to none a year ago. Foreclosed and restructured loans totaled only 0.33% and 0.64% of the Company's mortgage loans as of December 31, 1999 and 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES
-----------------------------------------------------------
   Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate strong cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. The Company's capital

NFS

structure consists of debt, capital and preferred securities of subsidiary trusts and equity, summarized in the following table.

                                     December 31,
                            ------------------------------
      (IN MILLIONS)           1999       1998       1997
----------------------------------------------------------
Long-term debt              $  298.4   $  298.4   $  298.4
Capital and preferred
  securities of subsidiary
  trusts                       300.0      300.0      100.0
----------------------------------------------------------
  Total long-term debt and
    capital and preferred
    securities                 598.4      598.4      398.4
----------------------------------------------------------
Shareholders' equity,
  excluding accumulated
  other comprehensive
  income                     2,502.6    2,171.6    1,877.1
Accumulated other
  comprehensive income         (15.5)     275.9      247.1
----------------------------------------------------------
  Total shareholders'
    equity                   2,487.1    2,447.5    2,124.2
----------------------------------------------------------
  Total capital             $3,085.5   $3,045.9   $2,522.6
----------------------------------------------------------

   NFS is a holding company whose principal asset is the common stock of NLIC. The principal sources of funds for NFS to pay interest, dividends and operating expenses are existing cash and investments, and dividends from NLIC and other subsidiaries.
   State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of certain prescribed limitations without prior approval. The ability of NLIC to pay dividends is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend if the fair market value of the dividend, together with that of other dividends made within the preceding 12 months, exceeds the greater of (i) 10% of statutory-basis policyholders' surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. NLIC's statutory-basis policyholders' surplus as of December 31, 1999 was $1.35 billion and statutory-basis net income for 1999 was $276.2 million. Total dividends declared in the twelve months preceding December 31, 1999 were $236.0 million. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of NFS and its stockholders. NFS currently does not expect such regulatory requirements to impair its ability to pay interest, dividends, operating expenses, and principal in the future.
   NFS, NLIC and Nationwide Mutual Insurance Company are parties to a $600.0 million revolving credit facility that provides an additional source of funds to the Company. The credit facility provides for a $600 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by any party. To date, no amounts have been drawn down on the facility. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.23 billion and NLIC maintain statutory surplus in excess of $875 million. The Company had no amounts outstanding under this agreement as of December 31, 1999.
   A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company mitigates this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account, and monitoring and matching anticipated cash inflows and outflows.
   For individual annuity products ($42.6 billion of reserves as of December 31, 1999) the surrender charge is calculated as a percentage of the lesser of deposits made or the amount surrendered and is assessed at declining rates during the first seven years after a deposit is made.
   For group annuity products ($33.1 billion of reserves as of December 31, 1999), the surrender charge amounts and periods can vary significantly, depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, over

                                                                             NFS

ninety percent of the general account group annuity reserves are subject to a market value adjustment at withdrawal.
   Life insurance policies are also subject to withdrawal. However, they are less susceptible to withdrawal than are annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
   The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company periodically reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. Adjustments are made periodically with respect to the Company's investment policies to reflect changes in the Company's short-term and long-term cash needs and changing business and economic conditions.
   Given the Company's historic cash flow and current financial results, management of the Company believes that the cash flow from the operating activities of the Company over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend and interest payments.

MARKET RISK SENSITIVE FINANCIAL INSTRUMENTS
-----------------------------------------------------------
   The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks the Company is exposed to.

INTEREST RATE RISK
-----------------------------------------------------------
   Fluctuations in interest rates can potentially impact the Company's earnings and cash flows, and the fair value of its assets and liabilities. Generally, in a declining interest rate environment, the Company may be required to reinvest the proceeds from matured and prepaid investments at rates lower than the overall yield of the portfolio, which could reduce interest spread income. In addition, minimum guaranteed crediting rates (typically 3% or 3.5%) on certain annuity contracts could result in a reduction of the Company's interest spread income in the event of a significant and prolonged decline in interest rates from market rates at the end of 1999. The average crediting rate of annuity products during 1999 was 5.59%, well in excess of the guaranteed rates. The Company mitigates this risk by investing in assets with maturities and durations that match the expected characteristics of the liabilities and by investing in mortgage backed securities with limited prepayment exposure.
   Conversely, a rising interest rate environment could result in a reduction of interest spread income or an increase in policyholder surrenders. Investments supporting annuity liabilities generally have a weighted average maturity of seven years when purchased and therefore, the change in yield of the portfolio will lag changes in market interest rates. This lag is increased if the rate of prepayments of mortgage-backed securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If the Company could not fund the surrenders with its cash flow from operations, the Company may be required to sell investments, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges or market value adjustments at the time of surrender, by investing in assets with maturities and durations that match the expected characteristics of the liabilities, and by investing in mortgage backed securities with limited prepayment exposure.

NFS

ASSET/LIABILITY MANAGEMENT STRATEGIES TO MANAGE INTEREST RATE RISK
-----------------------------------------------------------
   The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. The Company's general account investments are primarily managed in a number of pools that are segregated by weighted average maturity of the assets acquired by the pools. For fixed maturity securities and mortgages, the weighted average maturity is based on repayments which are scheduled to occur under the terms of the asset. For mortgage backed securities, repayments are determined using the current rate of repayment of the underlying mortgages and the terms of the securities. Each product line has an investment strategy based on its specific characteristics. The strategy establishes asset duration, quality and other guidelines. The Company determines the amount of new investments needed for each line to arrive at the amount of new investments needed for each pool by month. The investments acquired for each pool are shared on a proportional basis by each of the lines requesting investments in the pool based on their actual investment needs.
   For all business having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. On December 31, 1999, the average duration of assets in this pool was 7.09 years and the average duration of the liabilities was 7.41 years. Policy reserves on this business were $1.5 billion as of December 31, 1999.
   Because the timing of the payment of future benefits on the majority of the Company's business can be changed by the policyholder, the Company employs cash flow testing techniques in its asset/liability management process. In addition, each year the Company's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting the anticipated cash flows from such business and the assets required to support such business under a number of possible future interest rate scenarios. The first seven of these scenarios are required by state insurance regulation. Projections are also made using 14 additional scenarios which involve more extreme fluctuations in future interest rates and equity markets. Finally, to get a statistical analysis of possible results and to minimize any bias in the 21 predetermined scenarios, additional projections are made using 50 randomly generated interest rate scenarios. For the Company's 1999 cash flow testing process, interest rates for 90-day treasury bills ranged from 0.73% to 11.98% under the 21 predetermined scenarios and 1.44% to 18.53% under the 50 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from the Company's annuity and insurance business, which, in turn, are used to quantify the adequacy of the Company's reserves over the entire projection period. The results of the Company's cash flow testing indicated that the Company's reserves were adequate as of December 31, 1999.

                                                                             NFS

CHARACTERISTICS OF INTEREST RATE SENSITIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The following table provides information about the Company's financial instruments as of December 31, 1999 that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities, do not meet the definition of a financial instrument and are not included in the table.

                                                                                                                 Fair
        (in millions)            2000       2001       2002       2003       2004     Thereafter     Total       Value
------------------------------------------------------------------------------------------------------------------------
ASSETS
Fixed maturity securities:
  Corporate bonds:
    Principal                  $1,088.8   $1,669.0   $1,674.3   $1,047.6   $  971.6    $3,102.8    $ 9,554.1   $ 9,539.0
    Average interest rate           7.5%       7.4%       7.1%       7.1%       7.2%        7.9%
  Mortgage and other asset-
    backed securities:
      Principal                $  997.2   $  920.5   $  761.0   $  551.8   $  448.8    $1,606.6    $ 5,285.9   $ 5,196.9
      Average interest rate         7.3%       7.3%       7.3%       7.3%       7.3%        7.4%
  Other fixed maturity
    securities:
    Principal                  $   76.4   $   70.3   $  107.7   $   34.0   $   43.9    $  207.5    $   539.8   $   560.6
    Average interest rate           6.4%       6.0%       7.0%       7.8%       6.5%        8.3%
Mortgage loans on real
  estate:
  Principal                    $  292.8   $  270.9   $  369.9   $  391.2   $  483.2    $4,024.5    $ 5,832.5   $ 5,745.5
  Average interest rate             9.0%       8.3%       8.6%       7.8%       7.7%        7.8%
LIABILITIES
Deferred fixed annuities:
  Principal                    $2,076.0   $1,646.0   $1,448.0   $1,286.0   $1,149.0    $9,626.8    $17,231.8   $16,674.6
  Average credited rate             5.5%       5.4%       5.4%       5.4%       5.4%        5.5%
Immediate annuities:
  Principal                    $   27.0   $   24.0   $   21.0   $   19.0   $   17.0    $  123.0    $   231.0   $   237.8
  Average credited rate             7.2%       7.2%       7.2%       7.3%       7.3%        7.3%
Long-term debt:
  Principal                          --         --         --         --         --    $  300.0    $   300.0   $   290.5
  Average interest rate              --         --         --         --         --         8.0%
Capital and preferred
  securities of subsidiary
  trusts:
    Principal                        --         --         --         --         --    $  300.0    $   300.0   $   280.0
    Average interest rate            --         --         --         --         --         7.6%
DERIVATIVE FINANCIAL INSTRUMENTS
Interest rate swaps:
  Pay fixed/receive variable
    Notional value                   --         --   $   15.0   $   16.0   $   90.8    $  240.9    $   362.7   $     4.8
    Weighted average pay rate        --         --        2.7%       6.6%       6.8%        6.9%
    Weighted average receive
      rate                           --         --        7.5%       6.1%       6.1%        6.2%
  Pay variable/receive fixed
    Notional value                   --         --         --         --   $  320.4    $  285.3    $   605.7   $   (25.3)
    Weighted average pay rate        --         --         --         --        6.4%        6.5%
    Weighted average receive
      rate                           --         --         --         --        3.0%        5.4%
Interest rate futures:
  Short positions
    Contract amount/notional   $  323.6   $  256.0   $  168.0   $   22.0   $    9.0    $    3.0    $   781.6   $     1.3
    Weighted average
      settlement price         $   94.4   $   93.4   $   93.2   $   93.0   $   92.8    $   92.6

NFS

The following table provides information about the Company's financial instruments as of December 31, 1998 that are sensitive to changes in interest rates.

                                                                                                                Fair
       (in millions)            1999       2000       2001       2002       2003     Thereafter     Total       Value
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Fixed maturity securities:
  Corporate bonds:
    Principal                 $1,092.7   $1,049.2   $1,667.6   $1,386.3   $  882.7    $2,866.7    $ 8,945.2   $ 9,366.9
    Average interest rate          8.0%       7.5%       7.3%       7.2%       7.0%        7.6%
  Mortgage and other asset-
    backed securities:
      Principal               $  905.3   $  964.3   $  870.7   $  588.9   $  367.3    $  718.3    $ 4,414.8   $ 4,499.4
      Average interest rate        7.3%       7.4%       7.2%       7.4%       7.4%        7.0%
  Other fixed maturity
    securities:
    Principal                 $    7.8   $   72.0   $   54.6   $  103.3   $   60.6    $   65.8    $   364.1   $   381.6
    Average interest rate          8.5%       6.4%       7.0%       6.6%       6.9%        6.8%
Mortgage loans on real
  estate:
  Principal                   $  185.9   $  373.9   $  313.1   $  339.5   $  408.8    $3,751.2    $ 5,372.4   $ 5,527.6
  Average interest rate            9.2%       9.3%       7.0%       8.5%       7.6%        7.1%
LIABILITIES
Deferred fixed annuities:
  Principal                   $1,639.6   $1,548.3   $1,733.7   $1,232.5   $1,169.6    $8,270.7    $15,594.4   $15,282.0
  Average credited rate            5.2%       4.8%       4.5%       4.3%       4.1%        4.1%
Immediate annuities:
  Principal                   $   20.6   $   20.7   $   22.3   $   25.2   $   29.9    $   53.1    $   171.8   $   201.6
  Average credited rate            7.3%       7.3%       7.3%       7.3%       7.4%        7.4%
Long-term debt:
  Principal                         --         --         --         --         --    $  300.0    $   300.0   $   339.9
  Average interest rate             --         --         --         --         --         8.0%
Capital and preferred
  securities of subsidiary
  trusts:
    Principal                       --         --         --         --         --    $  300.0    $   300.0   $   314.5
    Average interest rate           --         --         --         --         --         7.6%

   Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table above are as follows:
   Mortgage and other asset-backed securities (MBSs): The maturity year is determined based on the terms of the securities and the current rate of prepayment of the underlying pools of mortgages. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs (see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Investments -- Fixed Maturity Securities").
   Other Fixed Maturity Securities and Mortgage Loans on Real Estate: The maturity year is determined based on the maturity date of the security or loan.
   Deferred Fixed Annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates, and contract terms. Included are group annuity contracts ($9.70 billion) which are generally subject to market value adjustment upon surrender and may also be subject to surrender charges. Of the total group annuity liabilities, $7.28 billion was in contracts where the crediting rate is reset quarterly. For the remaining $2.42 billion of group annuity reserves, the crediting rate is reset annually on

                                                                             NFS

January 1. Also included are $5.89 billion of individual annuity liabilities where the crediting rate is reset annually, with portions resetting in each calendar quarter. Such individual annuity contracts are also subject to surrender charges calculated as a percentage of the lesser of deposits made or the amount surrendered and assessed at declining rates during the first seven years after a deposit is made. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual annuities the credited rate is also adjusted to partially reflect current new money rates.
   Immediate Annuities: Included are non-life contingent contracts in payout status where the Company has guaranteed periodic, typically monthly, payments. The maturity year is based on the terms of the contract.
   Long-term Debt and Capital and Preferred Securities of Subsidiary Trusts: The maturity year is the stated maturity date of the obligation. While each obligation is callable, either at a premium or with a make-whole provision, the Company currently has no plans to call the obligations prior to the stated maturity date.
   Interest rate swaps and futures: The maturity year is based on the terms of the related contract. Variable swap rates and settlement prices reflect those in effect at December 31, 1999.

EQUITY MARKET RISK
-----------------------------------------------------------
   Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. At December 31, 1999, 88% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins which may require the Company to accelerate the amortization of deferred policy acquisition costs.

INFLATION
-----------------------------------------------------------
   The rate of inflation did not have a material effect on the revenues or operating results of the Company during 1999, 1998 or 1997.

FIVE-YEAR SUMMARY
--------------------------------------------------------------------------------

NFS

        (in millions, except per share amounts)
                YEARS ENDED DECEMBER 31,                    1999        1998        1997        1996        1995
------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (1)
Policy charges                                            $  895.6    $  698.9    $  545.2    $  400.9    $  286.6
Life insurance premiums                                      220.8       200.0       205.4       198.6       199.1
Net investment income                                      1,530.5     1,486.8     1,413.9     1,357.8     1,294.0
Realized gains (losses) on investments                       (11.0)       17.9        11.1        (0.2)       (1.7)
Other                                                        167.4       108.1        62.8        59.5        59.0
------------------------------------------------------------------------------------------------------------------
  Total revenues                                           2,803.3     2,511.7     2,238.4     2,016.6     1,837.0
------------------------------------------------------------------------------------------------------------------
Interest credited and other benefits                       1,096.4     1,284.4     1,235.4     1,201.6     1,155.4
Interest expense on debt and capital and preferred
  securities                                                  47.2        35.1        26.1          --          --
Other operating expenses                                     814.2       686.7       569.9       486.9       400.4
------------------------------------------------------------------------------------------------------------------
  Total benefits and expenses                              2,230.5     2,006.2     1,831.4     1,688.5     1,555.8
------------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal income
  tax expense                                                572.8       505.5       407.0       328.1       281.2
Federal income tax expense                                   191.5       173.1       141.8       115.8        96.3
------------------------------------------------------------------------------------------------------------------
Income from continuing operations                         $  381.3    $  332.4    $  265.2    $  212.3    $  184.9
------------------------------------------------------------------------------------------------------------------
Net income                                                $  381.3    $  332.4    $  265.2    $  223.6    $  209.6
------------------------------------------------------------------------------------------------------------------
Basic and diluted net income per common share (2)         $   2.96    $   2.58    $   2.14
Cash dividends declared                                   $   0.38    $   0.30    $   0.18
Diluted average shares outstanding                           128.6       128.6       124.1

RECONCILIATION OF NET INCOME TO NET OPERATING INCOME (1)
Net income                                                $  381.3    $  332.4    $  265.2    $  223.6    $  209.6
Less: Realized (gains) losses on investments, net of tax       7.0       (11.7)       (7.9)       (1.0)       (0.1)
Less: Income from discontinued operations, net of tax           --          --          --       (11.3)      (24.7)
------------------------------------------------------------------------------------------------------------------
  Net operating income                                       388.3       320.7       257.3       211.3       184.8
Pro forma adjustments                                           --          --        (2.9)      (26.2)      (26.2)
------------------------------------------------------------------------------------------------------------------
  Pro forma net operating income                          $  388.3    $  320.7    $  254.4    $  185.1    $  158.6
------------------------------------------------------------------------------------------------------------------
Pro forma net operating income per common share           $   3.02    $   2.49    $   1.98    $   1.44    $   1.24
------------------------------------------------------------------------------------------------------------------
Net operating return on average realized equity (4)           16.6%       15.8%       14.5%
------------------------------------------------------------------------------------------

(1) Comparisons between 1999 and 1998 results of operations and those of prior years are affected by the Company's initial public offering in March 1997 and companion offerings of senior notes and capital securities as well as the payment of certain special dividends. Pro forma amounts adjust for these transactions.
(2) Actual earnings and book value per common share amounts have not been presented for periods prior to 1997, because such amounts are not meaningful due to the effects of the initial public offering and the $900.0 million of dividends paid prior to the initial public offering.
(3) During 1999, NFS began reporting a new product segment, Assets Managed and Administered, and made certain other changes to amounts reported by segment. See note 18 to the consolidated financial statements for further description of theses changes.
(4) Based on net operating income and excluding accumulated other comprehensive income.

                                                                             NFS

FIVE-YEAR SUMMARY
--------------------------------------------------------------------------------

     (in millions, except per share amounts)
               AS OF DECEMBER 31,                     1999         1998         1997         1996         1995
-----------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL POSITION (1)
Total investments                                  $ 22,587.9    $20,940.5    $19,673.2    $18,317.3    $17,837.0
Deferred policy acquisition costs                     2,555.8      2,022.3      1,665.4      1,366.5      1,020.4
Separate account assets                              67,155.3     50,935.8     37,724.4     26,926.7     18,591.1
Other assets                                            755.0        772.6        829.9      1,159.7      1,057.6
-----------------------------------------------------------------------------------------------------------------
  Total assets                                     $ 93,054.0    $74,671.2    $59,892.9    $47,770.2    $38,506.1
-----------------------------------------------------------------------------------------------------------------
Policy reserves                                    $ 21,868.3    $19,772.2    $18,702.8    $17,600.6    $16,771.9
Separate account liabilities                         67,155.3     50,935.8     37,724.4     26,926.7     18,591.1
Other liabilities                                       944.9        917.3        943.1      1,111.2        526.4
Long-term debt                                          298.4        298.4        298.4           --           --
-----------------------------------------------------------------------------------------------------------------
  Total liabilities                                  90,266.9     71,923.7     57,668.7     45,638.5     35,889.4
-----------------------------------------------------------------------------------------------------------------
NFS-obligated mandatorily redeemable capital and
  preferred securities of subsidiary trusts             300.0        300.0        100.0           --           --
Shareholders' equity                                  2,487.1      2,447.5      2,124.2      2,131.7      2,616.7
-----------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity         $ 93,054.0    $74,671.2    $59,892.9    $47,770.2    $38,506.1
-----------------------------------------------------------------------------------------------------------------
Book value per common share (2)                    $    19.35    $   19.04    $   16.53
---------------------------------------------------------------------------------------

CUSTOMER FUNDS MANAGED AND ADMINISTERED
Variable annuities                                 $ 61,224.0    $46,420.8    $34,486.7    $24,278.1    $16,761.8
Fixed annuities                                      16,591.9     14,898.9     14,194.2     13,511.8     12,784.0
Life insurance                                        5,913.8      4,613.4      3,487.0      2,938.9      2,660.5
Corporate and other                                   4,977.7      4,365.5      3,791.9      3,302.5      2,644.3
-----------------------------------------------------------------------------------------------------------------
  Total policy reserves                              88,707.4     70,298.6     55,959.8     44,031.3     34,850.6
-----------------------------------------------------------------------------------------------------------------
Retail mutual funds                                   3,346.0      3,121.0      2,555.0      2,136.2      2,113.9
Stable value funds                                    9,484.0      8,549.8           --           --           --
Assets administered, net                              9,610.0      9,262.5      2,753.0      1,079.4        664.6
-----------------------------------------------------------------------------------------------------------------
                                                   $111,147.4    $91,231.9    $61,267.8    $47,246.9    $37,629.1
-----------------------------------------------------------------------------------------------------------------

                   (in millions)
             YEARS ENDED DECEMBER 31,                  1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME BEFORE FEDERAL INCOME TAX EXPENSE
  BY BUSINESS SEGMENT (1)(3)
Variable annuities                                   $   285.5    $   218.4    $   150.9    $    90.3    $    50.8
Fixed annuities                                          177.2        175.3        169.5        135.4        137.0
Life insurance                                           120.8         88.8         66.7         67.2         67.6
Assets managed and administered                           25.6         14.1         13.2           --           --
Corporate and other                                      (25.3)        (9.0)        (4.4)        35.4         27.5
------------------------------------------------------------------------------------------------------------------
                                                     $   583.8    $   487.6    $   395.9    $   328.3    $   282.9
------------------------------------------------------------------------------------------------------------------

CORE SALES BY BUSINESS SEGMENT (3)
Variable annuities                                   $ 9,942.1    $ 9,543.3    $ 7,535.8    $ 6,500.3    $ 4,399.3
Fixed annuities                                        2,890.0      2,068.0      2,137.9      1,600.5      1,864.2
Life insurance                                         1,095.9        653.2        468.7        419.3        352.4
Assets managed and administered                        2,486.8        911.8        397.9        407.5        154.4
------------------------------------------------------------------------------------------------------------------
                                                     $16,414.8    $13,176.3    $10,540.3    $ 8,927.6    $ 6,770.3
------------------------------------------------------------------------------------------------------------------

NFS

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

          (in millions, except per share amounts)
                  YEARS ENDED DECEMBER 31,                      1999        1998        1997
----------------------------------------------------------------------------------------------
REVENUES
  Policy charges                                              $  895.6    $  698.9    $  545.2
  Life insurance premiums                                        220.8       200.0       205.4
  Net investment income                                        1,530.5     1,486.8     1,413.9
  Realized gains (losses) on investments                         (11.0)       17.9        11.1
  Other                                                          167.4       108.1        62.8
----------------------------------------------------------------------------------------------
                                                               2,803.3     2,511.7     2,238.4
----------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
  Interest credited to policyholder account balances           1,096.4     1,069.0     1,016.6
  Other benefits and claims                                      210.4       175.8       178.2
  Policyholder dividends on participating policies                42.4        39.6        40.6
  Amortization of deferred policy acquisition costs              272.7       214.6       167.2
  Interest expense on debt and capital and preferred
    securities of subsidiary trusts                               47.2        35.1        26.1
  Other operating expenses                                       561.4       472.1       402.7
----------------------------------------------------------------------------------------------
                                                               2,230.5     2,006.2     1,831.4
----------------------------------------------------------------------------------------------
    Income before federal income tax expense                     572.8       505.5       407.0
Federal income tax expense                                       191.5       173.1       141.8
----------------------------------------------------------------------------------------------
    Net income                                                $  381.3    $  332.4    $  265.2
----------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE
  Basic                                                       $   2.96    $   2.58    $   2.14
  Diluted                                                     $   2.96    $   2.58    $   2.14
Weighted average common shares outstanding                       128.5       128.5       124.0
Weighted average diluted common shares outstanding               128.6       128.6       124.1

          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                             NFS

          (in millions, except per share amounts)
                        DECEMBER 31,                                    1999         1998
--------------------------------------------------------------------------------------------
ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                         $15,296.5    $14,247.9
    Equity securities                                                      96.4        134.0
  Mortgage loans on real estate, net                                    5,786.3      5,328.4
  Real estate, net                                                        254.8        243.6
  Policy loans                                                            519.6        464.3
  Other long-term investments                                              73.8         44.0
  Short-term investments                                                  560.5        478.3
--------------------------------------------------------------------------------------------
                                                                       22,587.9     20,940.5
--------------------------------------------------------------------------------------------
Cash                                                                       22.5         24.5
Accrued investment income                                                 238.7        218.7
Deferred policy acquisition costs                                       2,555.8      2,022.3
Other assets                                                              493.8        529.4
Assets held in separate accounts                                       67,155.3     50,935.8
--------------------------------------------------------------------------------------------
                                                                      $93,054.0    $74,671.2
--------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Future policy benefits and claims                                     $21,868.3    $19,772.2
Long-term debt                                                            298.4        298.4
Other liabilities                                                         944.9        917.3
Liabilities related to separate accounts                               67,155.3     50,935.8
--------------------------------------------------------------------------------------------
                                                                       90,266.9     71,923.7
--------------------------------------------------------------------------------------------
Commitments and contingencies (notes 11 and 17)
NFS-obligated mandatorily redeemable capital and preferred
  securities of subsidiary trusts holding solely junior
  subordinated debentures of NFS                                          300.0        300.0
--------------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 50.0 million
    shares; no shares issued and outstanding                                 --           --
  Class A common stock, $.01 par value. Authorized 750.0
    million shares; 23.8 million shares issued and
    outstanding                                                             0.2          0.2
  Class B common stock, $.01 par value. Authorized 750.0
    million shares; 104.7 million shares issued and
    outstanding                                                             1.0          1.0
  Additional paid-in capital                                              634.9        629.5
  Retained earnings                                                     1,867.4      1,541.5
  Accumulated other comprehensive income                                  (15.5)       275.9
  Other                                                                    (0.9)        (0.6)
--------------------------------------------------------------------------------------------
                                                                        2,487.1      2,447.5
--------------------------------------------------------------------------------------------
                                                                      $93,054.0    $74,671.2
--------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

NFS

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                          Accumulated
                                             Class A   Class B   Additional                  other                   Total
                                             common    common     paid-in     Retained   comprehensive           shareholders'
               (in millions)                  stock     stock     capital     earnings      income       Other      equity
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996                             $  --     $ 1.0     $ 551.4     $1,405.7      $ 173.6      $  --     $2,131.7
  Comprehensive income:
    Net income                                   --        --          --        265.2           --         --        265.2
    Net unrealized gains on securities
      available-for-sale arising during the
      year                                       --        --          --           --         73.5         --         73.5
                                                                                                                    ----------
  Total comprehensive income                                                                                          338.7
                                                                                                                    ----------
Issuance of Class A common stock                0.2        --       524.0           --           --         --        524.2
Dividends to shareholders                        --        --      (450.0)      (423.1)          --         --       (873.1)
Other, net                                       --        --         3.8           --           --       (1.1)         2.7
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997                               0.2       1.0       629.2      1,247.8        247.1       (1.1)     2,124.2

  Comprehensive income:
    Net income                                   --        --          --        332.4           --         --        332.4
    Net unrealized gains on securities
      available-for-sale arising during the
      year                                       --        --          --           --         28.8         --         28.8
                                                                                                                    ----------
  Total comprehensive income                                                                                          361.2
                                                                                                                    ----------
Cash dividends declared                          --        --          --        (38.7)          --         --        (38.7)
Other, net                                       --        --         0.3           --           --        0.5          0.8
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998                               0.2       1.0       629.5      1,541.5        275.9       (0.6)     2,447.5

  Comprehensive income:
    Net income                                   --        --          --        381.3           --         --        381.3
    Net unrealized losses on securities
      available-for-sale arising during the
      year                                       --        --          --           --       (314.9)        --       (314.9)
                                                                                                                    ----------
  Total comprehensive income                                                                                           66.4
                                                                                                                    ----------
Cash dividends declared                          --        --          --        (48.9)          --         --        (48.9)
Other, net                                       --        --         5.4         (6.5)        23.5       (0.3)        22.1
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999                             $ 0.2     $ 1.0     $ 634.9     $1,867.4      $ (15.5)     $(0.9)    $2,487.1
------------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                             NFS

                       (in millions)
                  YEARS ENDED DECEMBER 31,                      1999         1998         1997
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $   381.3    $   332.4    $   265.2
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Interest credited to policyholder account balances          1,096.4      1,069.0      1,016.6
    Capitalization of deferred policy acquisition costs          (638.7)      (584.2)      (487.9)
    Amortization of deferred policy acquisition costs             272.7        214.6        167.2
    Amortization and depreciation                                   8.9         (6.6)        (0.6)
    Realized (gains) losses on invested assets, net                11.0        (17.9)       (11.1)
    Increase in accrued investment income                          (8.0)        (7.5)        (1.0)
    Decrease (increase) in other assets                            64.7        (94.5)       (16.5)
    Decrease in policy liabilities                                (20.9)        (8.3)       (23.1)
    Increase (decrease) in other liabilities                      174.4        (54.5)       270.3
    Other, net                                                     (3.2)        (4.6)        (5.7)
-------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                 1,338.6        837.9      1,173.4
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of securities available-for-sale       2,307.9      1,557.0        993.4
  Proceeds from sale of securities available-for-sale             513.1        610.5        574.5
  Proceeds from maturity of fixed maturity securities
    held-to-maturity                                                 --          6.0           --
  Proceeds from repayments of mortgage loans on real estate       696.7        678.2        437.3
  Proceeds from sale of real estate                                 5.7        103.8         34.8
  Proceeds from repayments of policy loans and sale of other
    invested assets                                                40.9         23.6         22.7
  Cost of securities available-for-sale acquired               (3,720.6)    (3,192.5)    (2,828.1)
  Cost of mortgage loans on real estate acquired                 (971.4)      (829.1)      (752.2)
  Cost of real estate acquired                                    (14.2)        (0.8)       (24.9)
  Short-term investments, net                                      17.2        (29.1)      (441.0)
  Net cash paid for purchase of subsidiaries                     (125.2)          --           --
  Other, net                                                     (133.3)       (88.4)       (62.5)
-------------------------------------------------------------------------------------------------
      Net cash used in investing activities                    (1,383.2)    (1,160.8)    (2,046.0)
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of Class A common stock                 --           --        524.2
  Net proceeds from issuance of NFS-obligated mandatorily
    redeemable capital and preferred securities of
    subsidiary trusts                                                --        193.7         98.3
  Net proceeds from issuance of long-term debt                       --           --        294.5
  Cash dividends paid                                             (46.4)       (36.0)       (15.4)
  Increase in investment product and universal life
    insurance product account balances                          3,799.4      2,682.1      2,488.5
  Decrease in investment product and universal life
    insurance product account balances                         (3,709.6)    (2,673.3)    (2,379.8)
  Other, net                                                       (0.8)          --           --
-------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                    42.6        166.5      1,010.3
-------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                    (2.0)      (156.4)       137.7
Cash, beginning of year                                            24.5        180.9         43.2
-------------------------------------------------------------------------------------------------
Cash, end of year                                             $    22.5    $    24.5    $   180.9
-------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

NFS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS
-----------------------------------------------------------
   Nationwide Financial Services, Inc. (NFS) is the holding company for Nationwide Life Insurance Company (NLIC) and other companies that comprise the retirement savings operations of Nationwide. The Company is a leading provider of long-term savings and retirement products in the United States. The Company develops and sells a diverse range of products including variable annuities, fixed annuities and life insurance as well as investment management and administrative services. The Company markets its products through a broad network of distribution channels, including independent broker/dealers, national and regional brokerage firms, financial institutions, pension plan administrators, life insurance specialists, Nationwide Retirement Solutions sales representatives, and Nationwide agents.
   The 23.8 million outstanding shares of Class A common stock are publicly held and were primarily issued through NFS's initial public offering (IPO) completed in March 1997. The Class A shares represent 18.5% of the equity ownership in NFS and 2% of the combined voting power of NFS's Class A and Class B common stock. Nationwide Corporation (Nationwide Corp.), owns all of the outstanding shares of Class B common stock, which represents the remaining 81.5% equity ownership and 98% of the combined voting power of the shareholders of NFS.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------------
   The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for the Company's insurance subsidiaries, filed with the department of insurance of each insurance company's state of domicile, are prepared on the basis of accounting practices prescribed or permitted by each department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company's insurance subsidiaries have no material permitted statutory accounting practices.
   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.
   The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

(A) CONSOLIDATION POLICY
   The consolidated financial statements include the accounts of NFS and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(B) VALUATION OF INVESTMENTS AND RELATED GAINS AND LOSSES
   The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income in shareholders' equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy

                                                                             NFS

acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as held-to-maturity or trading as of December 31, 1999 or 1998.
   Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.
   Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.
   Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

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

NFS

(E) SEPARATE ACCOUNTS
   Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $915.4 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

(F) FUTURE POLICY BENEFITS
   Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges. The average interest rate credited on investment product policy reserves was 5.6%, 6.0% and 6.1% for the years ended December 31, 1999, 1998 and 1997, respectively.
   Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities.

(G) PARTICIPATING BUSINESS
   Participating business represents approximately 29% in 1999 (40% in 1998 and 50% in 1997) of the Company's life insurance in force, 69% in 1999 (74% in 1998 and 77% in 1997) of the number of life insurance policies in force, and 13% in 1999 (14% in 1998 and 27% in 1997) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

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

(J) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
   In March 1998, the American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP, which was adopted prospectively as of January 1, 1999, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SOP 98-1, the Company expensed internal use software

                                                                             NFS

related costs as incurred. The effect of adopting the SOP was to increase net income for 1999 by $9.8 million or $0.08 per share.
   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain investment and insurance contracts, are also addressed by the Statement. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In July 1999 the FASB issued Statement No. 137 which delayed the effective date of FAS 133 to fiscal years beginning after June 15, 2000. The Company plans to adopt this Statement in first quarter 2001 and is currently evaluating the impact on results of operations and financial condition.

(K) RECLASSIFICATION
   Certain items in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.

--------------------------------------------------------------------------------

(3) INVESTMENTS
--------------------------------------------------------------------------------

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1999 and 1998 were:

                                                                             Gross         Gross
                                                              Amortized    unrealized    unrealized    Estimated
                       (in millions)                            cost         gains         losses      fair value
-----------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
  Fixed maturity securities:
    U.S. Treasury securities and obligations of U.S.
      Government corporations and agencies                    $   428.4      $ 23.4       $  (2.4)     $   449.4
    Obligations of states and political subdivisions                0.8          --            --            0.8
    Debt securities issued by foreign governments                 110.6         0.6          (0.8)         110.4
    Corporate securities                                       11,414.7       118.9        (218.6)      11,315.0
    Mortgage-backed securities                                  3,425.3        25.8         (30.2)       3,420.9
-----------------------------------------------------------------------------------------------------------------
      Total fixed maturity securities                          15,379.8       168.7        (252.0)      15,296.5
  Equity securities                                                87.8        12.4          (3.8)          96.4
-----------------------------------------------------------------------------------------------------------------
                                                              $15,467.6      $181.1       $(255.8)     $15,392.9
-----------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
  Fixed maturity securities:
    U.S. Treasury securities and obligations of U.S.
      Government corporations and agencies                    $   256.0      $ 13.0       $    --      $   269.0
    Obligations of states and political subdivisions                1.6          --            --            1.6
    Debt securities issued by foreign governments                 106.5         4.5            --          111.0
    Corporate securities                                        9,899.6       423.2         (18.7)      10,304.1
    Mortgage-backed securities                                  3,460.4       104.2          (2.4)       3,562.2
-----------------------------------------------------------------------------------------------------------------
      Total fixed maturity securities                          13,724.1       544.9         (21.1)      14,247.9
  Equity securities                                               116.9        18.6          (1.5)         134.0
-----------------------------------------------------------------------------------------------------------------
                                                              $13,841.0      $563.5       $ (22.6)     $14,381.9
-----------------------------------------------------------------------------------------------------------------

NFS

   The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1999, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Amortized    Estimated
        (in millions)             cost       fair value
-------------------------------------------------------
Fixed maturity securities
  available for sale:
    Due in one year or less     $   847.0    $   847.0
    Due after one year through
      five years                  5,243.1      5,208.2
    Due after five years
      through ten years           5,046.8      5,005.2
    Due after ten years           4,242.9      4,236.1
-------------------------------------------------------
                                $15,379.8    $15,296.5
-------------------------------------------------------

   The components of unrealized (losses) gains on securities available-for-sale, net, were as follows as of December 31:

           (IN MILLIONS)              1999      1998
------------------------------------------------------
Gross unrealized (losses) gains      $(74.7)   $ 540.9
Adjustment to deferred policy
  acquisition costs                    50.9     (116.6)
Deferred federal income tax             8.3     (148.4)
------------------------------------------------------
                                     $(15.5)   $ 275.9
------------------------------------------------------

   An analysis of the change in gross unrealized (losses) gains on securities available-for-sale follows for the years ended December 31:

      (IN MILLIONS)          1999      1998      1997
------------------------------------------------------
Securities
  available-for-sale:
  Fixed maturity
    securities              $(607.1)   $52.6    $137.5
  Equity securities            (8.5)     4.5      (2.7)
------------------------------------------------------
                            $(615.6)   $57.1    $134.8
------------------------------------------------------

   Proceeds from the sale of securities available-for-sale during 1999, 1998 and 1997 were $513.1 million, $610.5 million and $574.5 million, respectively. During 1999, gross gains of $11.0 million ($9.0 million and $9.9 million in 1998 and 1997, respectively) and gross losses of $28.0 million ($7.6 million and $18.0 million in 1998 and 1997, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to Nationwide Corp. consisting of securities having an aggregate fair value of $850.0 million.
   NFS had $15.6 million of real estate investments at December 31, 1999 that were non-income producing the preceding twelve months. During 1998 NFS had investments of $42.4 million that were non-income producing, which consisted of $32.7 million of securities available-for-sale and $9.7 million in 1998 of real estate.
   Real estate is presented at cost less accumulated depreciation of $24.8 million as of December 31, 1999 ($21.5 million as of December 31, 1998) and valuation allowances of $5.5 million as of December 31, 1999 ($5.4 million as of December 31, 1998).
   The recorded investment of mortgage loans on real estate considered to be impaired was $3.7 million both as of December 31, 1999 and 1998. No valuation allowance has been recorded for these loans as of December 31, 1999 or 1998. During 1999, the average recorded investment in impaired mortgage loans on real estate was $3.7 million ($9.1 million in 1998) and there was no interest income recognized on those loans. Interest income recognized on impaired loans totaled $0.3 million in 1998 which is equal to interest income recognized using a cash-basis method of income recognition.

                                                                             NFS

   Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

        (IN MILLIONS)          1999     1998     1997
------------------------------------------------------
Allowance, beginning of year   $42.4    $42.5    $51.0
  Additions (reductions)
    charged to operations        0.7     (0.1)    (1.2)
  Direct write-downs charged
    against the allowance         --       --     (7.3)
  Allowance on acquired
    mortgage loans               1.3       --       --
------------------------------------------------------
Allowance, end of year         $44.4    $42.4    $42.5
------------------------------------------------------

   An analysis of investment income by investment type follows for the years ended December 31:

      (IN MILLIONS)          1999       1998       1997
---------------------------------------------------------
Gross investment income:
  Securities available-for-sale:
    Fixed maturity
      securities           $1,031.5   $  982.5   $  911.6
    Equity securities           2.5        0.8        0.8
  Fixed maturity
    securities
    held-to-maturity             --         --        0.4
  Mortgage loans on real
    estate                    460.4      458.9      457.7
  Real estate                  28.8       40.4       42.9
  Short-term investments       28.8       23.1       26.9
  Other                        25.8       30.6       21.1
---------------------------------------------------------
    Total investment
      income                1,577.8    1,536.3    1,461.4
Less investment expenses       47.3       49.5       47.5
---------------------------------------------------------
    Net investment income  $1,530.5   $1,486.8   $1,413.9
---------------------------------------------------------

   An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

       (IN MILLIONS)           1999     1998     1997
------------------------------------------------------
Securities
  available-for-sale:
  Fixed maturity securities   $(25.0)   $(0.7)   $ 3.6
  Equity securities              8.0      2.1      2.7
Mortgage loans on real
  estate                        (0.6)     3.9      1.6
Real estate and other            6.6     12.6      3.2
------------------------------------------------------
                              $(11.0)   $17.9    $11.1
------------------------------------------------------

   Fixed maturity securities with an amortized cost of $9.1 million as of December 31, 1999 and $6.5 million as of December 31, 1998 were on deposit with various regulatory agencies as required by law.

(4) LONG-TERM DEBT
-----------------------------------------------------------
   On March 10, 1997, NFS sold $300 million of Senior Notes (the Notes) in a public offering generating net proceeds of $294.5 million. The Notes bear interest at the rate of 8% per annum and mature on March 1, 2027. The Notes are redeemable in whole or in part, at the option of NFS, at any time on or after March 1, 2007 at scheduled redemption premiums through March 1, 2016, and, thereafter, at 100% of the principal amount thereof plus, in each case, accrued and unpaid interest. The Notes are not subject to any sinking fund payments. The terms of the Notes contain various restrictive covenants including limitations on the disposition of subsidiaries. As of December 31, 1999, NFS was in compliance with all such covenants. The Company made interest payments on the Notes of $24.0 million in 1999 and 1998 and $11.4 million in 1997.

(5) MANDATORILY REDEEMABLE CAPITAL AND
    PREFERRED SECURITIES OF SUBSIDIARY TRUSTS
-----------------------------------------------------------
   Nationwide Financial Services Capital Trust (Trust I) and Nationwide Financial Services Capital Trust II (Trust II, or collectively, the Trusts), wholly owned subsidiaries of NFS, were formed under the laws of the state of Delaware. The Trusts exist for the exclusive purposes of (i) issuing Capital and Preferred Securities representing undivided beneficial interests in the assets of the Trusts; (ii) investing the gross proceeds from the sale of the Capital and Preferred Securities in Junior Subordinated Debentures of NFS; and (iii) engaging in only those activities necessary or incidental thereto. These Junior Subordinated Debentures and the related income effects are eliminated in the consolidated financial statements.
   On March 11, 1997, Trust I sold, in a public offering, $100.0 million of 7.899% Capital Securities, representing preferred undivided beneficial interests in the assets of Trust I

NFS

generating net proceeds of $98.3 million. Concurrent with the sale of the Capital Securities, NFS sold to Trust I $103.1 million in principal amount of its 7.899% Junior Subordinated Debentures due March 1, 2037. The Junior Subordinated Debentures are the sole assets of Trust I and are redeemable by NFS in whole at any time or in part from time to time at par plus an applicable make-whole premium. The Capital Securities will mature or be called simultaneously with the Junior Subordinated Debentures and have a liquidation value of $1,000 per Capital Security.
   The Capital Securities, through obligations of NFS under the Junior Subordinated Debentures, the Capital Securities Guarantee Agreement and the related Declaration of Trust and Indenture, are fully and unconditionally guaranteed by NFS. Distributions on the Capital Securities are cumulative and payable semi-annually in arrears.
   On October 19, 1998, Trust II sold, in a public offering, $200 million of 7.10% Trust Preferred Securities representing preferred undivided beneficial interests in the assets of Trust II generating net proceeds of $193.7 million. Concurrent with the sale of the Preferred Securities, NFS sold to Trust II $206.2 million of Junior Subordinated Debentures due October 31, 2028. The Junior Subordinated Debentures are the sole assets of Trust II and are redeemable, in whole or in part, on or after October 19, 2003 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest. The Preferred Securities have a liquidation amount of $25 per security and must be redeemed by Trust II when the Junior Subordinated Debentures mature or are redeemed by NFS.
   The Preferred Securities, through obligations of NFS under the Junior Subordinated Debentures, the Preferred Securities Guarantee Agreement and the related Amended and Restated Declaration of Trust, are fully and unconditionally guaranteed by NFS. Distributions on the Preferred Securities are cumulative and payable quarterly beginning January 31, 1999. Including amortization of issue costs and amortization of a deferred loss on hedging transactions the effective interest rate on the Preferred Securities is 7.41%.
   Distributions on the Capital and Preferred Securities have been classified as interest expense in the consolidated statements of income. The Company made distributions on the Capital and Preferred Securities in 1999, 1998 and 1997 of $22.6 million, $7.9 million and $3.8 million, respectively.

(6) DERIVATIVE FINANCIAL INSTRUMENTS
-----------------------------------------------------------
   NFS uses derivative financial instruments, principally interest rate swaps, interest rate futures contracts and foreign currency swaps, to manage market risk exposures associated with changes in interest rates and foreign currency exchange rates. Provided they meet specific criteria, interest rate swaps and futures are considered hedges and are accounted for under the accrual method and deferral method, respectively. NFS has no significant derivative positions that are not considered hedges.
   Interest rate swaps are primarily used to convert specific investment securities and interest bearing policy liabilities from a fixed-rate to a floating-rate basis. Amounts receivable or payable under these agreements are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. The changes in fair value of the interest rate swap agreements are not recognized on the balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values are reported in accumulated other comprehensive income.
   Interest rate futures contracts are primarily used to hedge the risk of adverse interest rate changes related to NFS's mortgage loan commitments and anticipated purchases of fixed rate investments. Gains and losses are deferred and, at the time of closing, reflected as an adjustment to the carrying value of the related mortgage loans or investments. The carrying value adjustments are amortized into net investment income over the life of the related mortgage loans or investments.
   Foreign currency swaps are used to convert cash flows from specific policy liabilities and investments denominated in foreign currencies into U.S. dollars at specified exchange rates. Gains and

                                                                             NFS

losses on foreign currency swaps are recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.
   The following table summarizes the notional amount of derivative financial instruments classified as hedges outstanding as of December 31, 1999. Prior to 1999 NFS's activities in derivatives were not significant.

                (in millions)
------------------------------------------------------
INTEREST RATE SWAPS
  Pay fixed/receive variable rate swaps
    hedging investments                         $362.7
  Pay variable/receive fixed rate swaps
    hedging investments                         $ 28.5
  Other contracts hedging investments           $ 19.1
  Pay variable/receive fixed rate swaps
    hedging liabilities                         $577.2
FOREIGN CURRENCY SWAPS
  Hedging foreign currency denominated
    investments                                 $ 14.8
  Hedging foreign currency denominated
    liabilities                                 $577.2
INTEREST RATE FUTURES CONTRACTS                 $781.6
------------------------------------------------------

(7) FEDERAL INCOME TAX
-----------------------------------------------------------
   The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1999 and 1998 are as follows:

           (IN MILLIONS)              1999      1998
-----------------------------------------------------
DEFERRED TAX ASSETS
  Fixed maturity securities          $  5.3    $   --
  Future policy benefits              149.5     207.7
  Liabilities in separate accounts    373.6     319.9
  Mortgage loans on real estate and
    real estate                        18.5      17.5
  Other assets and other
    liabilities                        51.1      63.1
-----------------------------------------------------
    Total gross deferred tax assets   598.0     608.2
    Less valuation allowance           (7.0)     (7.0)
-----------------------------------------------------
    Net deferred tax assets           591.0     601.2
-----------------------------------------------------
DEFERRED TAX LIABILITIES
  Deferred policy acquisition costs   724.4     568.7
  Fixed maturity securities              --     212.2
  Deferred tax on realized
    investment gains                   34.7      34.8
  Equity securities and other
    long-term investments              10.8       9.6
  Other                                23.5      21.6
-----------------------------------------------------
    Total gross deferred tax
      liabilities                     793.4     846.9
-----------------------------------------------------
    Net deferred tax liability       $202.4    $245.7
-----------------------------------------------------

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. The valuation allowance was unchanged for the year ended December 31, 1999 (no change during 1998 and decreased $0.8 million during 1997).
   The Company's current federal income tax liability was $107.3 million and $65.8 million as of December 31, 1999 and 1998, respectively.

NFS

   Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

      (IN MILLIONS)          1999      1998      1997
------------------------------------------------------
Currently payable           $ 43.3    $168.9    $114.4
Deferred tax expense         148.2       4.2      27.4
------------------------------------------------------
                            $191.5    $173.1    $141.8
------------------------------------------------------

   Total federal income tax expense for the years ended December 31, 1999, 1998 and 1997 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                           1999
                                      --------------
           (in millions)              Amount     %
----------------------------------------------------
Computed (expected) tax expense       $200.5    35.0
Tax exempt interest and dividends
  received deduction                   (7.3)    (1.3)
Income tax credits                     (4.3)    (0.7)
Other, net                              2.6      0.4
----------------------------------------------------
    Total (effective rate of each
      year)                           $191.5    33.4
----------------------------------------------------

                                           1998
                                      --------------
           (in millions)              Amount     %
----------------------------------------------------
Computed (expected) tax expense       $176.9    35.0
Tax exempt interest and dividends
  received deduction                   (4.9)    (1.0)
Other, net                              1.1      0.2
----------------------------------------------------
    Total (effective rate of each
      year)                           $173.1    34.2
----------------------------------------------------

                                           1997
                                      --------------
           (in millions)              Amount     %
----------------------------------------------------
Computed (expected) tax expense       $142.5    35.0
Other, net                             (0.7)    (0.2)
----------------------------------------------------
    Total (effective rate of each
      year)                           $141.8    34.8
----------------------------------------------------

   Total federal income tax paid was $2.3 million, $160.0 million and $84.2 million during the years ended December 31, 1999, 1998 and 1997, respectively.

(8) EARNINGS PER SHARE
-----------------------------------------------------------
   Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options.
   The calculation of basic and diluted earnings per share for the years ended December 31 are as follows:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)   1999     1998     1997
-----------------------------------------------------------------
Basic and diluted net income             $381.3   $332.4   $265.2
-----------------------------------------------------------------
Weighted average common shares
  outstanding                             128.5    128.5    124.0
Dilutive effect of stock options            0.1      0.1      0.1
-----------------------------------------------------------------
Weighted average diluted common shares
  outstanding                             128.6    128.6    124.1
-----------------------------------------------------------------
Net income per common share:
  Basic                                  $ 2.96   $ 2.58   $ 2.14
  Diluted                                $ 2.96   $ 2.58   $ 2.14
-----------------------------------------------------------------

(9) COMPREHENSIVE INCOME
-----------------------------------------------------------
   Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholders' equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unreal-

                                                                             NFS

ized gains (losses) on securities available-for-sale. The related before and after federal tax amounts are as follows:

       (IN MILLIONS)          1999      1998     1997
------------------------------------------------------
Unrealized gains (losses)
  on securities
  available-for-sale
  arising during the
  period:
    Gross                    $(665.0)  $ 58.5   $141.1
    Adjustment to deferred
      policy acquisition
      costs                    167.5    (12.9)   (21.8)
    Related federal income
      tax (expense) benefit    171.8    (15.9)   (41.7)
------------------------------------------------------
         Net                  (325.7)    29.7     77.6
------------------------------------------------------
Reclassification adjustment
  for net (gains) losses on
  securities
  available-for-sale
  realized during the
  period:
    Gross                       17.0     (1.4)    (6.3)
    Related federal income
      tax expense (benefit)     (6.2)     0.5      2.2
------------------------------------------------------
         Net                    10.8     (0.9)    (4.1)
------------------------------------------------------
Total Other Comprehensive
  Income                     $(314.9)  $ 28.8   $ 73.5
------------------------------------------------------

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------------------------------
   The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
   The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.
   Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.
   The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
   The following methods and assumptions were used by the Company in estimating its fair value disclosures:
   Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.
   Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.

NFS

   Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.
   Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.
   Investment contracts: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.
   Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.
   Long-term Debt: The fair value for long-term debt is based on quoted market prices.
   Capital and preferred securities of subsidiary trusts: The fair value for capital and preferred securities of subsidiary trusts is based on quoted market prices.
   Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 11.
   Futures contracts: The fair value for futures contracts is based on quoted market prices.
   Interest rate and foreign currency swaps: The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.
   Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                        1999
                               -----------------------
                                Carrying    Estimated
        (in millions)            amount     fair value
------------------------------------------------------
ASSETS
Investments:
  Securities
    available-for-sale:
    Fixed maturity securities  $ 15,292.2   $ 15,292.2
    Equity securities                96.4         96.4
  Mortgage loans on real
    estate, net                   5,786.3      5,745.5
  Policy loans                      519.6        519.6
  Short-term investments            560.5        560.5
Cash                                 22.5         22.5
Assets held in separate
  accounts                       67,155.3     67,155.3
LIABILITIES
Investment contracts            (16,984.4)   (16,435.2)
Policy reserves on life
  insurance contracts            (4,883.9)    (4,607.9)
Long-term debt                     (298.4)      (290.5)
Liabilities related to
  separate accounts             (67,155.3)   (66,338.9)
Capital and preferred
  securities of subsidiary
  trusts                           (300.0)      (280.0)
DERIVATIVE FINANCIAL
  INSTRUMENTS
Interest rate swaps hedging
  assets                              4.3          4.3
Interest rate swaps hedging
  liabilities                          --        (24.2)
Foreign currency swaps              (11.8)       (11.8)
Futures contracts                     1.3          1.3
------------------------------------------------------

                                                                             NFS

                                        1998
                               -----------------------
                                Carrying    Estimated
        (in millions)            amount     fair value
------------------------------------------------------
ASSETS
Investments:
  Securities
    available-for-sale:
    Fixed maturity securities  $ 14,247.9   $ 14,247.9
    Equity securities               135.3        135.3
  Mortgage loans on real
    estate, net                   5,328.4      5,527.6
  Policy loans                      464.3        464.3
  Short-term investments            478.3        478.3
Cash                                 24.5         24.5
Assets held in separate
  accounts                       50,935.8     50,935.8
LIABILITIES
Investment contracts            (15,473.8)   (15,163.8)
Policy reserves on life
  insurance contracts            (4,298.4)    (4,153.3)
Long-term debt                     (298.4)      (339.9)
Liabilities related to
  separate accounts             (50,935.8)   (49,926.5)
Capital and preferred
  securities of subsidiary
  trusts                           (300.0)      (314.5)
DERIVATIVE FINANCIAL
  INSTRUMENTS
Interest rate swaps hedging
  assets                               --           --
Interest rate swaps hedging
  liabilities                          --           --
Foreign currency swaps                 --           --
Futures contracts                    (1.3)        (1.3)
------------------------------------------------------

(11) RISK DISCLOSURES
-----------------------------------------------------------
   The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:
   Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.
   Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.
   Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.
   Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.
   Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's expo-

NFS

sure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $216.2 million extending into 2000 were outstanding as of December 31, 1999. The Company also had $32.0 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1999.
   Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NFS, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. At December 31, 1999, NFS's credit risk from these derivative financial instruments was $6.1 million.
   Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 23% (22% in 1998) in any geographic area and no more than 2% (2% in 1998) with any one borrower as of December 31, 1999. As of December 31, 1999, 39% (42% in 1998) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.
   Reinsurance: The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $143.6 million and $187.9 million as of December 31, 1999 and 1998, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.

(12) PENSION PLAN AND POSTRETIREMENT BENEFITS
      OTHER THAN PENSIONS
-----------------------------------------------------------
   The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company. Assets of the Retirement Plan are invested in group annuity contracts of NLIC.
   Pension cost (benefit) charged to operations by the Company during the years ended December 31, 1999, 1998 and 1997 were $(0.2) million, $3.0 million and $8.3 million, respectively. The Company has recorded a prepaid pension asset of $16.7 million and $5.0 million as of December 31, 1999 and 1998.
   In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.
   The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however,

                                                                             NFS

certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.
   The Company's accrued postretirement benefit expense as of December 31, 1999 and 1998 was $49.6 million and $40.1 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1999, 1998 and 1997 was $4.9 million, $4.1 million and $3.0 million, respectively.
   Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 1999 and 1998 follows:

                                    Pension Benefits
                                  --------------------
         (IN MILLIONS)              1999        1998
------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning
  of year                         $2,185.0    $2,033.8
Service cost                          80.0        87.6
Interest cost                        109.9       123.4
Actuarial (gain) loss                (95.0)      123.2
Plan settlement in 1999/
  curtailment in 1998               (396.1)     (107.2)
Benefits paid                        (72.4)      (75.8)
------------------------------------------------------
Benefit obligation at end of
  year                             1,811.4     2,185.0
------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                2,541.9     2,212.9
Actual return on plan assets         161.8       300.7
Employer contribution                 12.4       104.1
Plan settlement                     (396.1)         --
Benefits paid                        (72.4)      (75.8)
------------------------------------------------------
Fair value of plan assets at end
  of year                          2,247.6     2,541.9
------------------------------------------------------
Funded status                        436.2       356.9
Unrecognized prior service cost       28.2        31.5
Unrecognized net (gains) losses     (402.0)     (345.7)
Unrecognized net (asset)
  obligation at transition            (7.7)      (11.0)
------------------------------------------------------
Prepaid (accrued) benefit cost    $   54.7    $   31.7
------------------------------------------------------

                                  Postretirement Benefits
                                  ------------------------
         (IN MILLIONS)               1999          1998
----------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning
  of year                          $  270.1      $  237.9
Service cost                           14.2           9.8
Interest cost                          17.6          15.4
Actuarial (gain) loss                 (64.4)         15.6
Benefits paid                         (11.0)         (8.6)
Acquired companies                     13.3            --
----------------------------------------------------------
Benefit obligation at end of
  year                                239.8         270.1
----------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                    77.9          69.2
Actual return on plan assets            3.5           5.0
Employer contribution                  20.9          12.1
Benefits paid                         (11.0)         (8.4)
----------------------------------------------------------
Fair value of plan assets at end
  of year                              91.3          77.9
----------------------------------------------------------
Funded status                        (148.5)       (192.2)
Unrecognized net (gains) losses       (46.7)         16.0
Unrecognized net (asset)
  obligation at transition              1.1           1.3
----------------------------------------------------------
Prepaid (accrued) benefit cost     $ (194.1)     $ (174.9)
----------------------------------------------------------

   Basis for measurements, funded status of the pension plan and postretirement life and health care benefit plan:

                                     Pension Benefits
                                     -----------------
                                      1999      1998
------------------------------------------------------
Weighted average discount rate        7.00%      5.50%
Rate of increase in future
  compensation levels                 5.25%      3.75%
------------------------------------------------------

                                      Postretirement
                                         Benefits
                                     -----------------
                                      1999      1998
------------------------------------------------------
Weighted average discount rate        7.80%      6.65%
Assumed health care cost trend
  rate:
  Initial rate                       15.00%     15.00%
  Ultimate rate                       5.50%      8.00%
                                          5
  Uniform declining period            YEARS   15 Years
------------------------------------------------------

NFS

   The net periodic pension cost for the pension plan as a whole for the years ended December 31, 1999, 1998 and 1997 follows:

      (IN MILLIONS)         1999      1998      1997
------------------------------------------------------
Service cost (benefits
  earned during the
  period)                  $  80.0   $  87.6   $  77.3
Interest cost on
  projected benefit
  obligation                 109.9     123.4     118.6
Expected return on plan
  assets                    (160.3)   (159.0)   (139.0)
Recognized gains              (9.1)     (3.8)       --
Amortization of prior
  service cost                 3.2       3.2       3.2
Amortization of
  unrecognized transition
  obligation                  (1.4)      4.2       4.2
------------------------------------------------------
                           $  22.3   $  55.6   $  64.3
------------------------------------------------------

   Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide Insurance and employees of WSC ended participation in the plan. A curtailment gain of $67.1 million resulted (consisting of a $107.2 million reduction in the projected benefit obligation, net of the write-off of the $40.1 million remaining unamortized transition obligation related to WSC). During 1999, the Plan transferred assets to settle its obligation related to WSC employees. A settlement gain of $32.9 million was recognized.
   Basis for measurements, net periodic pension cost for the pension plan:

                               1999    1998    1997
----------------------------------------------------
Weighted average discount
  rate                         6.08%   6.00%   6.50%
Rate of increase in future
  compensation levels          4.33%   4.25%   4.75%
Expected long-term rate of
  return on plan assets        7.33%   7.25%   7.25%
----------------------------------------------------

   The amount of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 1999, 1998 and 1997 was as follows:

         (IN MILLIONS)           1999    1998    1997
------------------------------------------------------
Service cost (benefits
  attributed to employee
  service during the year)       $14.2   $ 9.8   $ 7.0
Interest cost on accumulated
  postretirement benefit
  obligation                      17.6    15.4    14.0
Actual return on plan assets      (3.5)   (5.0)   (3.6)
Amortization of unrecognized
  transition obligation of
  affiliates                       0.6     0.2     0.2
Net amortization and deferral     (1.8)    1.2    (0.5)
------------------------------------------------------
                                 $27.1   $21.6   $17.1
------------------------------------------------------

   Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 1999, 1998 and 1997 were as follows:

                          1999        1998        1997
--------------------------------------------------------
Discount rate              6.65%       6.70%       7.25%
Long term rate of
  return on plan
  assets, net of tax       7.15%       5.83%       5.89%
Assumed health care
  cost trend rate:
  Initial rate            15.00%      12.00%      11.00%
  Ultimate rate            5.50%       6.00%       6.00%
  Uniform declining
    period               5 YEARS    12 Years    12 Years
--------------------------------------------------------

   For the postretirement benefit plan as a whole, a one percentage point increase or decrease in the assumed health care cost trend rate would have no impact on the APBO as of December 31, 1999 and have no impact on the NPPBC for the year ended December 31, 1999.

(13) STOCK COMPENSATION
-----------------------------------------------------------
   The Company sponsors the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (LTEP) covering selected officers, directors and employees of the Company and certain of its affiliates. The LTEP provides for the grant of any or all of the following types of awards: (i) stock options for shares of Class A common stock; (ii) stock appreciation rights (SARs); (iii) restricted stock; and (iv) performance awards. The LTEP was

                                                                             NFS

effective December 11, 1996 and no awards may be granted under the LTEP after December 11, 2006. The number of shares of Class A common stock which may be issued under the LTEP, or as to which SARs or other awards may be granted, currently may not exceed 2.6 million.
   The Company has elected to continue to follow Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 -- Accounting for Stock-Based Compensation (SFAS 123). Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123, which require the fair value of the options granted to be recorded as expense over the vesting period, are required and are presented below.
   Stock options granted under the LTEP in 1999, 1998 and 1997 have ten year terms. One third of the options vest and become fully exercisable at the end of each of three years of continued employment, or upon retirement. The Company's stock option activity and related information for the three years ended December 31, is summarized below:

                                                1999                      1998                      1997
                                       ----------------------    ----------------------    ----------------------
                                       Options on    Weighted    Options on    Weighted    Options on    Weighted
                                        Class A      average      Class A      average      Class A      average
                                         common      exercise      common      exercise      common      exercise
                                         stock        price        stock        price        stock        price
-----------------------------------------------------------------------------------------------------------------
Outstanding, beginning of period         562,134      $32.68      242,500       $23.72           --           --
  Granted                              1,076,475      $44.29      321,300       $39.51      242,500       $23.72
  Exercised                               (5,555)     $23.50       (1,666)      $23.50           --           --
  Cancelled                               (9,525)     $48.08           --           --           --           --
-----------------------------------------------------------------------------------------------------------------
Outstanding, end of period             1,623,529      $40.34      562,134       $32.68      242,500       $23.72
-----------------------------------------------------------------------------------------------------------------
Exercisable, end of period               321,897      $31.84       88,610       $23.70        2,500       $23.50
-----------------------------------------------------------------------------------------------------------------
Weighted average fair value of
  options granted during the year                     $18.44                    $15.79                    $ 9.79
-----------------------------------------------------------------------------------------------------------------

The following table summarizes information about employee options outstanding and exercisable at December 31, 1999.

                                                                                                 Options Currently
                                                                Options Outstanding                 Exercisable
                                                        -----------------------------------------------------------
                                                                      Weighted
                                                                       Average      Weighted               Weighted
                                                                      Remaining     Average                Average
                                                                     Contractual    Exercise               Exercise
               Range of Exercise Prices                  Number         Lives        Price      Number      Price
-------------------------------------------------------------------------------------------------------------------
$23.50-$31.19                                             235,279       7.19         $23.72     166,464     $23.63
$38.25-$48.13                                           1,388,250       9.10         $43.16     155,433     $40.63
-------------------------------------------------------------------------------------------------------------------

NFS

   The fair values of the stock options are estimated on the dates of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                            1999       1998       1997
--------------------------------------------------------
Risk free interest rate      5.36%      5.50%      6.00%
Dividend yield               0.80%      0.80%      0.80%
Volatility factor            0.414      0.342      0.347
Weighted average expected
  option life              5 YEARS    6 Years    6 Years
--------------------------------------------------------

   Had the compensation cost for the employee stock options been determined in accordance with the fair value based accounting method provided by SFAS 123, net income and net income per common share for the years ended December 31 would have been as follows:

       (in millions)          Pro forma    As presented
-------------------------------------------------------
1999
Net income                     $375.2         $381.3
Basic and diluted earnings
  per common share             $ 2.92         $ 2.96
1998
Net income                     $330.1         $332.4
Basic and diluted earnings
  per common share             $ 2.57         $ 2.58
1997
Net income                     $264.1         $265.2
Basic and diluted earnings
  per common share             $ 2.13         $ 2.14
-------------------------------------------------------

(14) SHAREHOLDERS' EQUITY, REGULATORY
      RISK-BASED CAPITAL, RETAINED EARNINGS
      AND DIVIDEND RESTRICTIONS
-----------------------------------------------------------
   The Board of Directors of the Company has the authority to issue 50.0 million shares of preferred stock without further action of the shareholders. Preferred stock may be issued in one or more classes with full, special, limited or no voting powers, and designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions as stated in any resolution adopted by the Board of Directors of the Company issuing any class of preferred stock. No shares of preferred stock have been issued or are outstanding.
   The holders of Class A common stock are entitled to one vote per share. The holders of Class B common stock are entitled to ten votes per share. Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted. If at any time after the initial issuance of shares of Class A common stock the number of outstanding shares of Class B common stock falls below 5% of the aggregate number of issued and outstanding shares of common stock, then each outstanding share of Class B common stock shall automatically convert into one share of Class A common stock. In the event of any sale or transfer of shares of Class B common stock to any person or persons other than NMIC or its affiliates, such shares of Class B common stock so transferred shall be automatically converted into an equal number of shares of Class A common stock. Cash dividends of $0.38, $0.30 and $0.18 per common share were declared during 1999, 1998 and 1997, respectively.
   Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and each of its insurance company subsidiaries exceed the minimum risk-based capital requirements.
   The statutory capital and surplus of NLIC as of December 31, 1999, 1998 and 1997 was $1.35 billion, $1.32 billion and $1.13 billion, respectively. The statutory net income of NLIC for

                                                                             NFS

the years ended December 31, 1999, 1998 and 1997 was $276.2 million, $171.0 million and $111.7 million, respectively.
   Ohio insurance laws limit the payment of dividends in excess of specified amounts without prior regulatory approval. At December 31, 1999 $40.2 million of dividends could be paid by NLIC without prior approval.
   In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.
   The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.

(15) TRANSACTIONS WITH AFFILIATES
-----------------------------------------------------------
   During second quarter 1999, NFS' wholly-owned subsidiary, Nationwide Life Insurance Company (NLIC), entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. During September NFS also acquired Pension Associates (PA), an affiliated pension plan administrator for $3.4 million. Because ELOW and PA were affiliates, the Company accounted for the purchases similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The combined net assets of the acquired companies exceeded the purchase price by $17.0 million and is reflected as a direct credit to shareholders' equity. These transactions contributed $0.01 to 1999 net income per share.
   NLIC has a reinsurance agreement with NMIC whereby all of NLIC's accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELICW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of NLIC's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by NLIC, although a fee is paid to NLIC for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELICW for the years ended December 31, 1999, 1998 and 1997 were $193.0 million, $216.9 million, and $315.3 million, respectively, while benefits, claims and expenses ceded were $216.9 million, $259.3 million, and $326.6 million, respectively.
   Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, beginning in 1999 Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 1999, 1998 and 1997, the Company made payments to NMIC and Nationwide Services Company totaling $132.3 million, $95.0 million, and

NFS

$85.8 million, respectively. In addition, the Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.
   The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1999, 1998 and 1997, the Company made lease payments to NMIC and its subsidiaries of $10.3 million, $8.7 million and $9.1 million, respectively.
   The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1999 and 1998 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.
   The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $560.5 million and $441.1 million as of December 31, 1999 and 1998, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.
   As part of certain restructuring activities that occurred prior to the March 1997 IPO, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.

(16) BANK LINES OF CREDIT
-----------------------------------------------------------
   NFS, NLIC and NMIC are parties to a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by any party. NFS, NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. As of December 31, 1999 the Company had no amounts outstanding under the agreement.

(17) CONTINGENCIES
-----------------------------------------------------------
   On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. No class has been certified. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. The Company intends to defend this lawsuit vigorously.

(18) SEGMENT INFORMATION
-----------------------------------------------------------
   The Company uses differences in products as the basis for defining its reportable segments. The Company reports four product segments: Variable Annuities, Fixed Annuities, Life Insurance and Assets Managed and Administered.
   The Variable Annuities segment consists of annuity contracts that provide the customer with access to a wide range of invest-

                                                                             NFS

ment options, tax-deferred accumulation of savings, asset protection in the event of an untimely death, and flexible payout options including a lump sum, systematic withdrawal or a stream of payments for life. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.
   The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate fixed for a prescribed period, tax-deferred accumulation of savings, and flexible payout options including a lump sum, systematic withdrawal or a stream of payments for life. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under variable annuity contracts.
   The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.
   Beginning in 1999 the Company began reporting a new product segment, Assets Managed and Administered. The Assets Managed and Administered segment includes the revenues and expenses of the Company's investment adviser subsidiaries and the operations of businesses from which the Company receives fees for administrative services only. Previously, the results of these operations were included in the Corporate and Other segment.
   In addition to the product segments, the Company reports corporate revenue and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, certain revenues and expenses related to the sales activities of its distribution companies, revenues and expenses related to group annuity contracts sold to Nationwide Insurance employee and agent benefit plans, interest expense on long-term debt and capital and preferred securities and all realized gains and losses on investments in a Corporate and Other segment.
   During 1999 the Company revised the allocation of net investment income among its Life Insurance and Corporate and Other segments. Also, certain amounts previously reported as other income were reclassified to operating expense. Amounts reported for prior years have been restated to reflect these changes as well as the new product segment previously discussed.

NFS

   The following table summarizes the financial results of the Company's business segments for the years ended December 31, 1999, 1998 and 1997.

                                                                              Assets
                                       Variable      Fixed       Life      Managed and    Corporate
            (in millions)              Annuities   Annuities   Insurance   Administered   and Other     Total
---------------------------------------------------------------------------------------------------------------
1999
Net investment income (1)              $   (41.4)  $ 1,134.5   $  253.1       $  5.1      $  179.2    $ 1,530.5
Other operating revenue                    668.3        43.4      393.0        152.8          26.3      1,283.8
---------------------------------------------------------------------------------------------------------------
    Total operating revenue (2)            626.9     1,177.9      646.1        157.9         205.5      2,814.3
---------------------------------------------------------------------------------------------------------------
Interest credited to policyholder
  account balances                            --       837.5      130.5           --         128.4      1,096.4
Interest expense on debt and capital
  and preferred securities of
  subsidiary trusts                           --          --         --           --          47.2         47.2
Amortization of deferred policy
  acquisition costs                        162.9        49.7       60.1           --            --        272.7
Other benefits and expenses                178.5       113.5      334.7        132.3          55.2        814.2
---------------------------------------------------------------------------------------------------------------
    Total expenses                         341.4     1,000.7      525.3        132.3         230.8      2,230.5
---------------------------------------------------------------------------------------------------------------
Operating income (loss) before
  federal income tax                       285.5       177.2      120.8         25.6         (25.3)       583.8
Realized losses on investments                --          --         --           --         (11.0)       (11.0)
---------------------------------------------------------------------------------------------------------------
Consolidated income before federal
  tax expense                          $   285.5   $   177.2   $  120.8       $ 25.6      $  (36.3)   $   572.8
---------------------------------------------------------------------------------------------------------------
Assets as of year end                  $62,628.8   $17,134.8   $6,616.7       $229.9      $6,443.8    $93,054.0
---------------------------------------------------------------------------------------------------------------
1998
Net investment income (1)              $   (31.3)  $ 1,116.6   $  225.6       $  1.6      $  174.3    $ 1,486.8
Other operating revenue                    532.9        35.7      318.5         97.8          22.1      1,007.0
---------------------------------------------------------------------------------------------------------------
    Total operating revenue (2)            501.6     1,152.3      544.1         99.4         196.4      2,493.8
---------------------------------------------------------------------------------------------------------------
Interest credited to policyholder
  account balances                            --       828.6      115.4           --         125.0      1,069.0
Interest expense on debt and capital
  and preferred securities of
  subsidiary trusts                           --          --         --           --          35.1         35.1
Amortization of deferred policy
  acquisition costs                        123.9        44.2       46.5           --            --        214.6
Other benefits and expenses                159.3       104.2      293.4         85.3          45.3        687.5
---------------------------------------------------------------------------------------------------------------
    Total expenses                         283.2       977.0      455.3         85.3         205.4      2,006.2
---------------------------------------------------------------------------------------------------------------
Operating income (loss) before
  federal income tax                       218.4       175.3       88.8         14.1          (9.0)       487.6
Realized gains on investments                 --          --         --           --          17.9         17.9
---------------------------------------------------------------------------------------------------------------
Consolidated income before federal
  tax expense                          $   218.4   $   175.3   $   88.8       $ 14.1      $    8.9    $   505.5
---------------------------------------------------------------------------------------------------------------
Assets as of year end                  $47,668.7   $15,215.7   $5,187.6       $ 97.6      $6,501.6    $74,671.2
---------------------------------------------------------------------------------------------------------------

                                                                             NFS

                                                                              Assets
                                       Variable      Fixed       Life      Managed and    Corporate
            (in millions)              Annuities   Annuities   Insurance   Administered   and Other     Total
---------------------------------------------------------------------------------------------------------------
1997
Net investment income (1)              $   (26.8)  $ 1,098.2   $  184.9       $  1.1      $  156.5    $ 1,413.9
Other operating revenue                    413.9        43.2      283.4         58.9          14.0        813.4
---------------------------------------------------------------------------------------------------------------
    Total operating revenue (2)            387.1     1,141.4      468.3         60.0         170.5      2,227.3
---------------------------------------------------------------------------------------------------------------
Interest credited to policyholder
  account balances                            --       823.4       78.5           --         114.7      1,016.6
Interest expense on debt and capital
  and preferred securities of
  subsidiary trusts                           --          --         --           --          26.1         26.1
Amortization of deferred policy
  acquisition costs                         87.8        39.8       39.6           --            --        167.2
Other benefits and expenses                148.4       108.7      283.5         46.8          34.1        621.5
---------------------------------------------------------------------------------------------------------------
    Total expenses                         236.2       971.9      401.6         46.8         174.9      1,831.4
---------------------------------------------------------------------------------------------------------------
Operating income before federal
  income tax                               150.9       169.5       66.7         13.2          (4.4)       395.9
Realized gains on investments                 --          --         --           --          11.1         11.1
---------------------------------------------------------------------------------------------------------------
Consolidated income before federal
  tax expense                          $   150.9   $   169.5   $   66.7       $ 13.2      $    6.7    $   407.0
---------------------------------------------------------------------------------------------------------------
Assets as of year end                  $35,278.7   $14,436.3   $3,901.4       $ 19.1      $6,257.4    $59,892.9
---------------------------------------------------------------------------------------------------------------

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

NFS

(19) QUARTERLY RESULTS OF OPERATIONS
     (UNAUDITED)
-----------------------------------------------------------

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1999 and 1998.

                                                               First     Second      Third     Fourth
          (in millions, except per share amounts)             Quarter    Quarter    Quarter    Quarter
------------------------------------------------------------------------------------------------------
1999
  Revenues other than investment gains (losses)               $662.5     $680.4     $710.2     $761.2
  Realized gains (losses) on investments                        (5.4)      (7.9)       6.2       (3.9)
------------------------------------------------------------------------------------------------------
    Total revenues                                             657.1      672.5      716.4      757.3
  Benefits and expenses                                        525.4      535.4      560.9      608.8
------------------------------------------------------------------------------------------------------
  Income before federal income tax expense                     131.7      137.1      155.5      148.5
  Federal income tax expense                                    43.9       45.7       52.2       49.7
------------------------------------------------------------------------------------------------------
  Net income                                                  $ 87.8     $ 91.4     $103.3     $ 98.8
------------------------------------------------------------------------------------------------------
Basic and diluted earnings per common share                   $ 0.68     $ 0.71     $ 0.80     $ 0.77
------------------------------------------------------------------------------------------------------
1998
  Revenues other than investment gains (losses)               $597.7     $620.4     $634.9     $640.8
  Realized gains (losses) on investments                        16.6        5.0       (5.0)       1.3
------------------------------------------------------------------------------------------------------
    Total revenues                                             614.3      625.4      629.9      642.1
  Benefits and expenses                                        482.2      498.9      511.3      513.8
------------------------------------------------------------------------------------------------------
  Income before federal income tax expense                     132.1      126.5      118.6      128.3
  Federal income tax expense                                    45.4       43.5       40.7       43.5
------------------------------------------------------------------------------------------------------
  Net income                                                  $ 86.7     $ 83.0     $ 77.9     $ 84.8
------------------------------------------------------------------------------------------------------
Basic and diluted earnings per common share                   $ 0.67     $ 0.65     $ 0.61     $ 0.66
------------------------------------------------------------------------------------------------------

                                                                             NFS

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS
NATIONWIDE FINANCIAL SERVICES, INC.
-----------------------------------------------------------

   We have audited the accompanying consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries (collectively the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Columbus, Ohio

January 28, 2000