Form 10-K, Exhibit 13
period 2000-12-31
NATIONWIDE FINANCIAL SERVICES INC/
filed 2001-03-29
CIK 1029786

                                                                      Exhibit 13

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES





Please see pages 23-87 of the Company's 2000 Annual Report to Shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

INTRODUCTION
Management's discussion and analysis of financial condition and results of operations (MD&A) of Nationwide Financial Services, Inc. and its subsidiaries (NFS or collectively, the Company) for the three years ended December 31, 2000 follows. This discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this report.

NFS is the holding company for Nationwide Life Insurance Company (NLIC) and other companies that comprise the retirement savings operations of the Nationwide group of companies (Nationwide). The Company is a leading provider of long-term savings and retirement products in the United States. The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products sold to institutions, life insurance and mutual funds and other asset management services. As a result of its initial public offering in March 1997 and subsequent stock related transactions since that date, NFS is 18.6% publicly owned. The remaining 81.4% of NFS's common stock is owned by Nationwide.

Management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) change in Nationwide's control of the Company through its beneficial ownership of approximately 97.8% of the combined voting power of all the outstanding common stock and approximately 81.4% of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends; (iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (ix) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends and
- 22
   23 -
ratings assigned by nationally recognized rating organizations; and (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.

BUSINESS OUTLOOK
As part of the Company's new disclosure procedures, the Company has incorporated a business outlook section as a permanent part of its earnings release, conference call and MD&A. The business outlook is intended to provide investors and analysts with management's expectations and forecasts regarding key drivers to the Company's business. As such, the following statements, which were made on January 30, 2001 as part of the Company's earnings release, are based on current business conditions at that date and are forward-looking:

- Operating earnings per share growth for 2001 is expected to be within a range of 7 to 10%.

- Operating revenue growth is also expected to be within a range of 7 to 10% for the full year 2001.

- Return on equity for 2001 is expected to be within a range of 15 to 16%.

- The equity markets, as measured by the S&P 500, and the related performance of the Company's separate account assets are assumed to achieve an annualized return of 8% for the full year, earned evenly throughout the year. This market assumption, when compared to the volatile market experienced in 2000, results in a 4% decline in the daily average S&P 500 in 2001 compared to 2000, a key indicator of asset fee growth for the separate account.

- Consistent with the realization of certain tax minimization strategies, an effective tax rate for 2001 is expected to be no more than 29%.

The ability of the Company to meet the indicated expectations and forecasts is subject to the factors described in the Introduction section immediately above. Prior to the start of the Company's quiet period (April 4, 2001) investors can continue to rely on this business outlook as being the Company's current expectations, unless the Company publishes a notice stating otherwise.

RESULTS OF OPERATIONS
In addition to net income, the Company reports net operating income, which excludes net realized investment gains and losses. Net operating income is commonly used in the insurance industry as a measure of on-going earnings performance.

The following table reconciles the Company's reported net income to net operating income for each of the last three years.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                            2000           1999           1998
---------------------------------------------------------------------------------------------------------
Net income                                                       $434.9         $381.3         $332.4
Net realized losses (gains) on investments, net of tax             16.1            7.0          (11.7)
---------------------------------------------------------------------------------------------------------
  Net operating income                                           $451.0         $388.3         $320.7
---------------------------------------------------------------------------------------------------------
Basic and diluted net operating income per share                 $ 3.50         $ 3.02         $ 2.49
---------------------------------------------------------------------------------------------------------

REVENUES
Total operating revenues, which exclude net realized gains and losses on investments, increased $380.9 million, or 14%, to $3.20 billion in 2000 compared to $2.81 billion in 1999. Operating revenues in 1999 were up 13% from $2.49 billion reported in 1998. The growth in operating revenues over the past two years has primarily been driven by increases in policy charges, net investment income and other income.

Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of individual and group variable annuities and investment life insurance products; cost of insurance charges earned on universal life insurance products; administrative fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; and surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts. Policy charges for each of the last three years consisted of the following:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
Asset fees                                                      $  715.4         $616.6         $494.7
Cost of insurance charges                                          156.5          117.0           88.8
Administrative fees                                                134.2          102.4           73.8
Surrender fees                                                      86.1           59.6           41.6
---------------------------------------------------------------------------------------------------------
  Total policy charges                                          $1,092.2         $895.6         $698.9
---------------------------------------------------------------------------------------------------------

The growth in asset fees reflects increases in total average separate account assets of $12.03 billion, or 21%, in 2000 and $13.26 billion, or 30%, in 1999. Net flows into variable annuity and investment life insurance products as well as market appreciation, as measured on a daily average basis, in each of the last three years have resulted in the increase in average separate account balances.

Cost of insurance charges are assessed on the net amount at risk on universal life insurance policies. The net amount at risk is equal to a policy's death benefit minus the related policyholder account value. The amount charged is based on the insured's age and other underwriting factors. The increase in cost of insurance charges is due primarily to growth in the net amount at risk related to individual investment life insurance reflecting expanded distribution and increased acceptance by producers and consumers. The net amount at risk related to individual investment life insurance grew to $24.69 billion at the end of 2000 compared to $19.76 billion and $14.95 billion at the end of 1999 and 1998, respectively.

The growth in administrative fees is attributable to a significant increase in premiums on individual investment life policies and certain corporate-owned life policies where the company collects a premium load. The substantial majority of the increase in surrender charges over the past two years is attributable to policyholder withdrawals in the Individual Annuity segment, and is driven by an overall increase in individual variable annuity policy reserves and a heightened competitive environment in the individual annuity marketplace.
- 24
   25 -

Net investment income includes the investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on the Company's general account invested assets which are not allocated to product segments, net of related investment expenses. General account assets supporting insurance products are closely correlated to the underlying reserves on these products. Net investment income grew from $1.49 billion and $1.53 billion in 1998 and 1999, respectively, to $1.67 billion in 2000 primarily due to increased invested assets to support growth in individual fixed annuity, institutional products and life insurance policy reserves. General account reserves supporting these products grew by $375.0 million and $2.10 billion in 2000 and 1999, respectively, and were $22.24 billion at December 31, 2000. The change in net investment income was also impacted by average yields on investments, which increased by 25 basis points in 2000 and declined by 24 basis points in 1999 following market interest rate trends.

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

BENEFITS AND EXPENSES
Interest credited to policyholder account balances totaled $1.18 billion in 2000 compared to $1.10 billion in 1999 and $1.07 billion in 1998 and principally relates to fixed annuities, both individual and institutional, and investment life insurance products. The growth in interest credited reflects the increase in policy reserves previously discussed and an overall increase in average crediting rates during 2000. The average crediting rate on fixed annuity policy reserves in the Individual Annuity and Institutional Products segments was 5.73% and 5.98% in 2000 compared to 5.74% and 5.72% in 1999 and 5.89% and 6.16% in
1998, respectively.

Amortization of deferred policy acquisition costs (DAC) increased $78.9 million in 2000 and $58.1 million in 1999 principally due to the Individual Annuity segment as a result of growth in the number of policies in-force in each of the last two years coupled with increased surrender activity during 2000. Amortization of DAC increased in the Life Insurance segment as a result of growth in policies in-force.

Operating expenses were $676.3 million in 2000, a 20% increase from 1999 operating expenses of $561.4 million. Operating expenses were $472.1 million in 1998. The increase reflects the growth in the number of annuity and life insurance contracts in-force and the related increase in administrative processing costs. The increase also reflects investments to expand the product portfolio and the retail and institutional distribution capabilities of the Company's asset management operations.

Federal income tax expense was $189.0 million representing an effective tax rate of 30.3% for 2000. Federal income tax expense in 1999 and 1998 was $191.5 million and $173.1 million, respectively, representing effective rates of 33.4% and 34.2%. An increase in tax exempt income and investment tax credits resulted in the decrease in effective rates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
See note 2(j) to the consolidated financial statements for a discussion of recently issued accounting pronouncements.

SALES INFORMATION
Sales are comprised of annuities, pension plans and life insurance products sold to a wide variety of customer bases. The 1999 and 1998 sales information has been restated to conform to the 2000 presentation, which better reflects multi-product sales across all distribution channels.

Sales are stated net of internal replacements, which in the Company's opinion provides a more meaningful disclosure of sales. In addition, sales exclude: mutual fund net flows; funding agreements issued to secure notes issued to foreign investors through an unrelated third party trust under the Company's $2 billion medium-term note program; bank-owned life insurance (BOLI); large case pension plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, they do not produce steady production flow that lends itself to meaningful comparisons and are therefore excluded from sales.

The Company sells its products through a broad distribution network. Unaffiliated entities that sell the Company's products to their own customer base include independent broker/dealers, brokerage firms, financial institutions, pension plan administrators, life insurance specialists and Nationwide agents. Representatives of the Company who market products directly to a customer base identified by the Company include Nationwide Retirement Solutions and The 401(k) Company.

Sales by distribution channel for each of the last three years are summarized as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
Independent broker/dealers                                      $6,240.6       $5,175.1       $4,841.8
Brokerage firms                                                  1,243.3          900.5          601.3
Financial institutions                                           3,093.5        2,456.8        2,010.5
Pension plan administrators                                      1,045.6        1,169.7        1,015.8
Nationwide Retirement Solutions                                  2,751.3        2,824.6        2,675.7
Nationwide agents                                                  815.8          787.9          731.8
Life insurance specialists                                         711.4          420.0           91.1
The 401(k) Company                                                 359.6          399.2          287.2
---------------------------------------------------------------------------------------------------------

The competitive environment for individual annuity sales through the independent broker/dealer channel has become very challenging; however, total sales through this channel (including retirement plans and life insurance) were up 21% in 2000 reflecting the strength of the Company's multiple product strategy, appointment of new distributors, introduction of new products and features and a broad distribution network. Sales through financial

- 26
   27 -
institutions grew 26% during 2000 and 22% during 1999 driven mainly by the appointment of new distributors in the bank channel and increased fixed annuity sales.

The increase in sales through life insurance specialists reflects $711.4 million of COLI sales in 2000 compared to $409.2 million in 1999. The Company entered the COLI market in 1998 and has quickly become a market leader through a focus on mid-sized cases.

The Company's flagship products are marketed under The BEST of AMERICA brand, and include individual and group variable annuities and variable life insurance. The BEST of AMERICA products allow customers to choose from investment options managed by premier mutual fund managers. The Company has also developed private label variable and fixed annuity products in conjunction with other financial services providers which allow those providers to sell products to their own customer bases under their own brand name.

The Company also markets group deferred compensation retirement plans to employees of state and local governments for use under Internal Revenue Code
(IRC) Section 457. The Company utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products.

Sales by product and segment for each of the last three years are as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
The BEST of AMERICA products                                    $5,586.6       $4,665.3       $4,661.1
Private label annuities                                            998.7          947.8          778.1
Other                                                               90.9          382.5          332.9
---------------------------------------------------------------------------------------------------------
  Total individual variable annuity sales                        6,676.2        5,995.6        5,772.1
---------------------------------------------------------------------------------------------------------
Deferred fixed annuities                                           534.8          332.5          315.2
Immediate fixed annuities                                          127.7           64.2           52.9
---------------------------------------------------------------------------------------------------------
  Total individual fixed annuity sales                             662.5          396.7          368.1
---------------------------------------------------------------------------------------------------------
    Total individual annuity sales                              $7,338.7       $6,392.3       $6,140.2
---------------------------------------------------------------------------------------------------------
The BEST of AMERICA products                                    $3,931.4       $3,537.7       $2,760.0
Nationwide Trust Company                                           482.4           81.1             --
The 401(k) Company                                                 359.6          399.1          287.2
Other                                                               47.3           83.1           41.8
---------------------------------------------------------------------------------------------------------
  Total private sector pension plan sales                        4,820.7        4,101.0        3,089.0
---------------------------------------------------------------------------------------------------------
IRC Section 457 annuities                                        2,148.8        2,190.3        2,143.0
Administration only agreements                                     422.7          354.3          229.8
---------------------------------------------------------------------------------------------------------
  Total public sector pension plan sales                         2,571.5        2,544.6        2,372.8
---------------------------------------------------------------------------------------------------------
    Total institutional products sales                          $7,392.2       $6,645.6       $5,461.8
---------------------------------------------------------------------------------------------------------
The BEST of AMERICA variable life series                        $  573.4       $  425.9       $  316.0
Corporate-owned life insurance                                     711.4          409.2           91.1
Traditional/Universal life insurance                               245.4          260.8          246.1
---------------------------------------------------------------------------------------------------------
  Total life insurance sales                                    $1,530.2       $1,095.9       $  653.2
---------------------------------------------------------------------------------------------------------

BUSINESS SEGMENTS
The Company has redefined its business segments in order to align this disclosure with the way management currently views its core operations. This updated view better reflects the different economics of the Company's various businesses and also aligns well with the Company's current market focus. As a result, the Company now reports four product segments: Individual Annuity, Institutional Products, Life Insurance and Asset Management. In addition, the Company reports certain other revenues and expenses in a Corporate segment. All 1999 and 1998 amounts have been restated to reflect the new business segments.

The following table summarizes operating income (loss) before federal income tax expense for the Company's business segments for each of the last three years.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
Individual annuity                                               $276.3         $254.4         $230.2
Institutional products                                            224.6          201.5          164.8
Life insurance                                                    161.1          122.7           88.8
Asset management                                                    4.5           22.9           14.0
Corporate                                                         (17.7)         (17.7)         (10.2)
---------------------------------------------------------------------------------------------------------
  Operating income before federal income tax expense             $648.8         $583.8         $487.6
---------------------------------------------------------------------------------------------------------

INDIVIDUAL ANNUITY
The Individual Annuity segment consists of both variable and fixed annuity contracts. Individual annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for a prescribed period. The Company's individual annuity products consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities.

- 28
   29 -

The following table summarizes certain selected financial data for the Company's Individual Annuity segment for the years indicated.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
(in millions)                                                    2000             1999             1998
-----------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
  Policy charges                                            $   574.0        $   484.7        $   389.5
  Net investment income                                         486.2            459.0            431.8
  Premiums on immediate annuities                                52.7             26.8             23.1
-----------------------------------------------------------------------------------------------------------
                                                              1,112.9            970.5            844.4
-----------------------------------------------------------------------------------------------------------
Benefits and expenses:
  Interest credited to policyholder account balances            397.9            385.0            357.9
  Amortization of DAC                                           238.2            171.0            129.3
  Other benefits                                                 54.0             23.8             22.5
  Other operating expenses                                      146.5            136.3            104.5
-----------------------------------------------------------------------------------------------------------
                                                                836.6            716.1            614.2
-----------------------------------------------------------------------------------------------------------
    Operating income before federal income tax expense      $   276.3        $   254.4        $   230.2
-----------------------------------------------------------------------------------------------------------
OTHER DATA
Sales:
  Individual variable annuities                             $ 6,676.2        $ 5,995.6        $ 5,772.1
  Individual fixed annuities                                    662.5            396.7            368.1
-----------------------------------------------------------------------------------------------------------
    Total individual annuity sales                          $ 7,338.7        $ 6,392.3        $ 6,140.2
-----------------------------------------------------------------------------------------------------------
Average account balances:
  Separate account                                          $38,016.1        $31,939.7        $25,563.9
  General account                                             6,942.9          6,712.5          6,072.8
-----------------------------------------------------------------------------------------------------------
    Total average account balances                          $44,959.0        $38,652.2        $31,636.7
-----------------------------------------------------------------------------------------------------------
Account balances as of year end:
  Individual variable annuities                             $39,753.1        $40,301.5        $32,034.3
  Individual fixed annuities                                  3,941.8          3,722.2          3,280.9
-----------------------------------------------------------------------------------------------------------
    Total account balances                                  $43,694.9        $44,023.7        $35,315.2
-----------------------------------------------------------------------------------------------------------
Return on average equity                                         20.1%            19.3%            20.1%
Pre-tax operating income to average account balances             0.61%            0.66%            0.73%
-----------------------------------------------------------------------------------------------------------

Pre-tax operating earnings reached $276.3 million in 2000, up 9% compared to 1999 earnings of $254.4 million, which were up 11% from 1998. Improved segment results are primarily due to growth in asset fees partially offset by increased DAC amortization.

Asset fees were $479.3 million in 2000 up 15% from $415.1 million in 1999 and totaled $337.8 million in 1998. Asset fees are calculated daily and charged as a percentage of separate account assets. Average separate account assets have increased substantially in the past three years as a result of net market appreciation and net flows of $781.7 million, $1.30 billion and $3.08 billion in 2000, 1999 and 1998, respectively. While separate account assets reflect market depreciation in 2000, there was substantial market appreciation in the first half of the year, which contributed to the growth in average separate account assets.

[AVERAGE INDIVIDUAL ANNUITY ACCOUNT BALANCES CHART]

Amortization of DAC increased 39% in 2000 reaching $238.2 million compared to $171.0 million and $129.3 million in 1999 and 1998, respectively. The growth in DAC amortization is consistent with the overall growth in the individual annuity business and the increase in surrender activity.

The following table depicts the interest spread on average general account reserves in the Individual Annuity segment for each of the last three years.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                  2000           1999           1998
---------------------------------------------------------------------------------------------------------
Net investment income                                             7.92%          7.58%          7.77%
Interest credited                                                 5.73           5.74           5.89
---------------------------------------------------------------------------------------------------------
  Interest spread                                                 2.19%          1.84%          1.88%
---------------------------------------------------------------------------------------------------------

During 1998 and 1999 the Company experienced an increase in mortgage loan and bond prepayment fees and such income accounted for approximately 4 basis points of the interest spread in 2000 compared to 7 basis points and 11 basis points in 1999 and 1998, respectively. Increases in interest rates in early 2000 generated higher net investment income and slowed prepayment activity.

The Company is able to mitigate the effects of changes in investment yields by periodically resetting the rates credited on fixed features of individual annuity contracts. As of December 31, 2000, individual fixed annuity policy reserves and fixed option of variable annuity reserves of $2.42 billion and $2.50 billion, respectively, are in contracts that adjust the crediting rate periodically with portions resetting in each calendar quarter. The Company also has $398.7 million of fixed option of variable annuity policy reserves related to private label annuities that call for the crediting rate to be reset annually on January 1 and $1.52 billion of individual fixed annuity policy reserves that are in payout status where the Company has guaranteed periodic, typically monthly, payments.

Led by variable product deposits of $8.31 billion and withdrawals and surrenders of $5.98 billion, Individual Annuity segment deposits in 2000 of $8.98 billion offset by withdrawals and surrenders totaling $6.47 billion generated net flows of $2.51 billion compared to the $2.85 billion and $3.63 billion achieved in 1999 and 1998, respectively. Despite the competitive nature of the individual annuity market, the Company has demonstrated the ability to generate consistent positive net flows by leveraging its broad distribution network and innovative product development resources. The Company successfully introduced new products, features and retention strategies during 2000.

Changes in the Company's products, including the introduction of new products with reduced policy charges have slightly decreased the ratio of asset fees to average separate account assets within the segment. This ratio was 1.26% in 2000 compared to 1.30% and 1.32% in 1999 and 1998, respectively.

The decrease in pre-tax operating income to average assets in 2000 and 1999 is primarily driven by the mix of products, which is demonstrated by average separate account assets accounting for 84.6%, 82.7% and 80.8% of total average account balances in 2000, 1999 and 1998, respectively. Higher sales of trail commission individual variable annuities and increased amortization of policy acquisition costs are also impacting margins.

- 30
   31 -

Individual Annuity sales, which exclude internal replacements, during 2000 were $7.34 billion compared to sales of $6.39 billion in 1999 and $6.14 billion in 1998. Sales growth in 2000 was driven by The Best of AMERICA variable annuities and reflects the successful introduction of the Extra Value rider, which accounted for $2.65 billion of sales. In addition, sales of deferred fixed annuities increased 61% to $534.8 million driven by additional bank distribution.

INSTITUTIONAL PRODUCTS
The Institutional Products segment is comprised of the Company's group pension and payroll deduction business, both public and private sectors, and medium-term note program. The public sector includes the 457 business in the form of fixed and variable annuities as well as administration only business. The private sector includes the 401(k) business generated through fixed and variable annuities, Nationwide Trust Company and The 401(k) Company. The sales figures do not include business generated through the Company's medium-term note program, large case pension plan acquisitions and Nationwide employee and agent benefit plans, however the income statement data does reflect this business.

The following table summarizes certain selected financial data for the Company's Institutional Products segment for the years indicated.

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
(in millions)                                                   2000           1999           1998
-----------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
  Asset fees                                               $   220.2      $   190.3      $   149.0
  Net investment income                                        828.8          771.9          785.6
  Other                                                        101.9           79.9           56.7
-----------------------------------------------------------------------------------------------------
                                                             1,150.9        1,042.1          991.3
-----------------------------------------------------------------------------------------------------
Benefits and expenses:
  Interest credited to policyholder account balances           628.8          580.9          595.7
  Other benefits and expenses                                  297.5          259.7          230.8
-----------------------------------------------------------------------------------------------------
                                                               926.3          840.6          826.5
-----------------------------------------------------------------------------------------------------
    Operating income before federal income tax expense     $   224.6      $   201.5      $   164.8
-----------------------------------------------------------------------------------------------------
OTHER DATA
Sales:
  Private sector pension plans                             $ 4,820.7      $ 4,101.0      $ 3,089.0
  Public sector pension plans                                2,571.5        2,544.6        2,372.8
-----------------------------------------------------------------------------------------------------
    Total institutional products sales                     $ 7,392.2      $ 6,645.6      $ 5,461.8
-----------------------------------------------------------------------------------------------------
Average account balances:
  Separate account                                         $27,806.7      $22,350.3      $16,995.4
  General account                                           10,521.2       10,147.7        9,667.4
  Administration only                                       10,084.1        8,923.7        4,303.6
-----------------------------------------------------------------------------------------------------
    Total average account balances                         $48,412.0      $41,421.7      $30,966.4
-----------------------------------------------------------------------------------------------------
Account balances as of year end:
  Private sector pension plans                             $21,161.4      $22,099.1      $16,270.2
  Public sector pension plans                               24,364.9       25,648.1       22,311.8
  Medium-term notes                                          1,627.7          574.5             --
-----------------------------------------------------------------------------------------------------
    Total account balances                                 $47,154.0      $48,321.7      $38,582.0
-----------------------------------------------------------------------------------------------------
Return on average equity                                        23.6%          22.7%          20.2%
Pre-tax operating income to average account balances            0.46%          0.49%          0.53%
-----------------------------------------------------------------------------------------------------

Institutional Products segment earnings growth in 2000 and 1999 was driven by higher asset fees from 24% and 32% increases in average separate account assets in 2000 and 1999, respectively. Net investment income increased $56.9 million in 2000 to $828.8 million, following a decline in 1999 of $13.7 million to $771.9 million. The change in net investment income was driven by higher average general account assets in each year and an increase in average investment yields in 2000 and a decrease in average investment yields in 1999. The increase in interest credited in 2000 is primarily the result of a 4% increase in average general account reserves and an increase in the average crediting rate of 26 basis points. The decrease in interest credited in 1999 is primarily the result of a 44 basis point decrease in the average interest-crediting rate reflecting lower market rates, offset by a 5% increase in average general account reserves. Higher operating expenses in 2000 reflect the significant technology investments made as part of the new business model in the public sector business.

The following table depicts the interest spread on average general account reserves in the Institutional Products segment for each of the last three years.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                  2000           1999           1998
---------------------------------------------------------------------------------------------------------
Net investment income                                             7.88%          7.61%          8.13%
Interest credited                                                 5.98           5.72           6.16
---------------------------------------------------------------------------------------------------------
  Interest spread                                                 1.90%          1.89%          1.97%
---------------------------------------------------------------------------------------------------------

During 1998 and 1999 the Company experienced an increase in mortgage loan and bond prepayment fees and such income accounted for approximately 4 basis points of the interest spread on group fixed annuities in 2000 compared to 8 basis points and 22 basis points in 1999 and 1998, respectively. Increases in interest rates in early 2000 generated higher net investment income and slowed prepayment activity.

The Company is able to mitigate the effects of changes in investment yields by periodically resetting the rates credited on fixed features sold through group annuity contracts. Fixed annuity policy reserves in the Institutional Product segment as of December 31, 2000, included $7.03 billion in contracts where the guaranteed interest rate is reestablished each quarter and $545.9 million in contracts that adjust the crediting rate periodically with portions resetting in each calendar quarter. In this segment, the Company also has $809.4 million of fixed option of variable annuity policy reserves that call for the crediting rate to be reset annually on January 1. The remaining $1.63 billion of fixed annuity policy reserves relate to funding agreements issued in conjunction with the Company's medium-term note program where the crediting rate is either fixed for the term of the contract or variable, based on an underlying index.

Institutional Products segment deposits in 2000 of $7.59 billion offset by participant withdrawals and surrenders totaling $5.64 billion generated net flows from participant activity of $1.95 billion. Net flows in 2000 are down from the $2.69 billion and $2.23 billion achieved in 1999 and 1998, respectively. Net case acquisitions (terminations) were ($1.57) billion in 2000, nominal in 1999 and $5.59 billion in 1998, driven by the acquisitions of National

- 32
   33 -

Deferred Compensation and The 401(k) Company. The increase in net terminations in 2000 reflects the increasingly competitive environment particularly in the public sector market.

Changes in the Company's products, including the introduction of new institutional products with reduced policy charges, and the mix of business have slightly decreased the ratio of asset fees to average separate account assets within the segment. This ratio was 0.79% in 2000 compared to 0.85% and 0.88% in 1999 and 1998, respectively.

The Company has recently experienced decreases in pre-tax operating income to average account balances, which reached 0.46% in 2000, compared to 0.49% in 1999 and to 0.53% in 1998. The decreases were primarily driven by a change in the mix of products, including new products with reduced policy charges and the growth in administration only and separate account products.

Institutional Product sales during 2000 reached $7.39 billion compared to sales of $6.65 billion in 1999 and $5.46 billion in 1998. The growth in each year is primarily attributable to private sector plans. The independent broker/dealer, brokerage firms and financial institutions channels all reported sales growth in excess of 20 percent each year.

LIFE INSURANCE

The Life Insurance segment consists of insurance products, including universal life insurance, BOLI and COLI products, which provide a death benefit and also allow the customer to build cash value on a tax-advantaged basis.

The following table summarizes certain selected financial data for the Company's Life Insurance segment for the years indicated.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
  Total policy charges                                          $  266.6       $  199.0       $  141.6
  Other                                                            484.7          449.0          402.5
---------------------------------------------------------------------------------------------------------
                                                                   751.3          648.0          544.1
---------------------------------------------------------------------------------------------------------
Benefits                                                           389.3          359.5          308.3
Operating expenses                                                 200.9          165.8          147.0
---------------------------------------------------------------------------------------------------------
                                                                   590.2          525.3          455.3
---------------------------------------------------------------------------------------------------------
    Operating income before federal income tax expense          $  161.1       $  122.7       $   88.8
---------------------------------------------------------------------------------------------------------
OTHER DATA
Sales:
  The BEST of AMERICA variable life series                      $  573.4       $  425.9       $  316.0
  Corporate-owned life insurance                                   711.4          409.2           91.1
  Traditional/Universal life insurance                             245.4          260.8          246.1
---------------------------------------------------------------------------------------------------------
    Total life insurance sales                                  $1,530.2       $1,095.9       $  653.2
---------------------------------------------------------------------------------------------------------
Policy reserves as of year end:
  Individual investment life insurance                          $2,092.0       $1,832.3       $1,270.1
  Corporate investment life insurance                            2,552.3        1,498.6          903.6
  Traditional life insurance                                     1,813.0        1,787.0        1,689.4
  Universal life insurance                                         768.2          795.9          750.3
---------------------------------------------------------------------------------------------------------
    Total policy reserves                                       $7,225.5       $5,913.8       $4,613.4
---------------------------------------------------------------------------------------------------------
Return on average equity                                            12.1%          11.1%           8.9%
---------------------------------------------------------------------------------------------------------

Life Insurance segment earnings in 2000 increased 31% to $161.1 million, up from $122.7 million a year ago and $88.8 million in 1998. Continued strong sales and reserve growth from both individual and corporate investment life insurance products contributed to the sharp earnings increases.
Driven primarily by increased policy charges, revenues from investment life products increased to $330.6 million in 2000 compared to $228.4 million in 1999 and $145.4 million in 1998. The revenue growth reflects significantly increased policy reserve levels as individual investment life reserves increased 14% in 2000 to $2.09 billion compared to $1.83 billion a year ago and $1.27 billion at the end of 1998. Corporate investment life reserves, which include both BOLI and COLI products reached $2.55 billion, up from $1.50 billion and $903.6 million at the end of 1999 and 1998, respectively.

Pre-tax earnings from investment life products reached $93.5 million in 2000 compared to $55.3 million a year ago and $29.6 million in 1998. The strong revenue growth discussed previously more than offset increased operating expenses associated with the growth in business.

Traditional/Universal life pre-tax earnings slightly increased to $67.6 million in 2000 compared to $67.4 million in 1999 and were $59.2 million in 1998. The 1998 results reflect additional expenses related to the installation of a new policy administration system.

Total life insurance sales, excluding all BOLI and Nationwide employee and agent benefit plan sales, increased 40% to $1.53 billion in 2000 compared to $1.10 billion during 1999 and $653.2 million in 1998. Sales in 2000 include record levels of production for individual investment life insurance and COLI, reflecting the Company's efforts to sell through multiple channels and growing producer and consumer acceptance of these product offerings.

- 34
   35 -

ASSET MANAGEMENT
The Asset Management segment consists primarily of the Company's investment advisor subsidiary, Villanova Capital, Inc. (Villanova Capital).

The following table summarizes certain selected financial data for the Company's Asset Management segment for the years indicated.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
  Total fee income                                             $   105.8      $   100.6      $    72.1
  Other                                                             13.6            8.0            1.8
---------------------------------------------------------------------------------------------------------
                                                                   119.4          108.6           73.9
Operating expenses                                                 114.9           85.7           59.9
---------------------------------------------------------------------------------------------------------
    Operating income before federal income tax expense         $     4.5      $    22.9      $    14.0
---------------------------------------------------------------------------------------------------------
OTHER DATA
  Asset management net flows                                   $   (98.0)     $ 1,753.5      $ 1,475.8
  Assets under management (1)                                  $22,953.4      $22,866.7      $19,825.5
---------------------------------------------------------------------------------------------------------

(1) These assets are not reflected on the Company's consolidated balance sheet, unless part of an annuity or life insurance product sold by the Company.

Pre-tax operating earnings for the Asset Management segment were $4.5 million in 2000 compared to $22.9 million in 1999 and $14.0 million in 1998. Revenues increased 10% to $119.4 million compared to $108.6 million a year ago. In 1999, revenues grew 47% from $73.9 million in 1998. Revenue growth reflects an increase in assets under management combined with a mid-year 1999 increase in fees charged on certain products. Earnings were impacted by the continued investments to expand the product portfolio and the retail and institutional distribution capabilities. Operating expenses increased $29.2 million in 2000 as Villanova Capital added six new managers to the investment management team, enhanced its research capabilities and implemented a rigorous review process to ensure that funds adhere to their mandates. Additionally, strategic investments in several internet distribution and venture capital initiatives increased operating expenses by $6.5 million and $1.0 million in 2000 and 1999, respectively.

Assets under management include $10.14 billion, $10.04 billion and $8.15 billion of Company managed investment options that support the Company's variable annuity and investment life insurance products as of December 31, 2000, 1999, and 1998, respectively. These assets are included in the related variable annuity and investment life insurance policy reserves on the Company's consolidated balance sheet.

CORPORATE
The Corporate segment includes net investment income not allocated to the four product segments, unallocated expenses, interest expense on debt and goodwill amortization. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments in the Corporate segment.

The following table summarizes certain selected financial data for the Company's Corporate segment for the years indicated.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Operating revenues                                               $ 60.7         $ 45.1         $ 40.1
Operating expenses                                                 78.4           62.8           50.3
---------------------------------------------------------------------------------------------------------
  Operating loss before federal income tax expense (1)           $(17.7)        $(17.7)        $(10.2)
---------------------------------------------------------------------------------------------------------

(1) Excludes net realized gains (losses) on investments.

The increase in operating loss in 2000 and 1999 compared to 1998 primarily relates to interest expense on the preferred securities issued in October 1998. Interest expense totaled $48.5 million, $47.2 million and $35.1 million in 2000, 1999 and 1998, respectively.

In addition to the operating revenues presented in the table above, the Company also reports net realized gains and losses on investments in the Corporate segment. The Company realized net investment (losses) gains of ($24.9) million, ($11.0) million and $17.9 million during 2000, 1999 and 1998, respectively. During 2000 the Company recognized a total of $19.4 million of realized losses on three fixed maturity security holdings.

INVESTMENTS

GENERAL
The Company's assets are divided between separate account and general account assets. As of December 31, 2000, $65.97 billion (71%) of the Company's total assets were held in separate accounts and $27.21 billion (29%) were held in the Company's general account, including $23.36 billion of general account investments. Separate account assets consist primarily of deposits from the Company's variable annuity business. Most separate account assets are invested in various mutual funds. All of the investment risk in the Company's separate account assets is borne by the Company's customers, with the exception of $1.12 billion of policy reserves as of December 31, 2000 ($915.4 million as of December 31, 1999) for which the Company bears the investment risk. In addition to the information presented herein, see note 3 to the consolidated financial statements for further information regarding the Company's investments.

- 36
   37 -

The following table summarizes the Company's consolidated general account invested assets by asset category.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 2000             December 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                   CARRYING         % OF         Carrying         % of
(in millions)                                         VALUE        TOTAL            Value        Total
-----------------------------------------------------------------------------------------------------------
Fixed maturity securities                         $15,497.2         66.3%       $15,296.5         67.7%
Mortgage loans, net                                 6,168.3         26.4          5,786.3         25.6
Real estate, net                                      310.7          1.3            254.8          1.1
Policy loans                                          562.6          2.4            519.6          2.3
Equity securities                                     150.2          0.6             96.4          0.5
Other long-term investments                           111.8          0.5             73.8          0.3
Short-term investments                                558.4          2.5            560.5          2.5
-----------------------------------------------------------------------------------------------------------
  Total                                           $23,359.2        100.0%       $22,587.9        100.0%
-----------------------------------------------------------------------------------------------------------

FIXED MATURITY SECURITIES
The following table summarizes the composition of the Company's general account fixed maturity securities by category.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 2000             December 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                   CARRYING         % OF         Carrying         % of
(in millions)                                         VALUE        TOTAL            Value        Total
-----------------------------------------------------------------------------------------------------------
U.S. government/agencies                          $   314.5          2.0%       $   449.4          2.9%
Foreign governments                                    95.6          0.6            110.4          0.7
State and political subdivisions                        8.8          0.1              0.8           --
Corporate:
  Public                                            5,460.8         35.2          4,810.8         31.5
  Private                                           4,442.3         28.7          4,510.2         29.5
Mortgage-backed securities -
  U.S. Government backed                            2,766.9         17.9          3,420.9         22.4
Asset-backed securities                             2,408.3         15.5          1,994.0         13.0
-----------------------------------------------------------------------------------------------------------
  Total                                           $15,497.2        100.0%       $15,296.5        100.0%
-----------------------------------------------------------------------------------------------------------

The average duration and average maturity of the Company's general account fixed maturity securities as of December 31, 2000 were approximately 3.32 and 5.03 years, respectively. The market value of the Company's general account investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may also be likely to experience investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate environments.

The National Association of Insurance Commissioners (NAIC) assigns securities quality ratings and uniform valuations called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. Of the Company's general account fixed maturity securities, 96% were in the highest two NAIC Designations as of December 31, 2000.

The following table sets forth an analysis of credit quality, as determined by NAIC Designation, of the Company's general account fixed maturity securities portfolio.

--------------------------------------------------------------------------------------------------------------
                    -------------------------------------------------------------------------------------
   (in millions)                                        DECEMBER 31, 2000             December 31, 1999
                                                        ------------------------------------------------------
       NAIC         Rating Agency                     CARRYING         % OF         Carrying         % of
  Designation (1)   Equivalent Designation (2)           VALUE        TOTAL            Value        Total
--------------------------------------------------------------------------------------------------------------
         1          Aaa/Aa/A                         $ 9,537.4         61.5%       $ 9,802.7         64.1%
         2          Baa                                5,397.1         34.8          4,990.1         32.6
         3          Ba                                   402.7          2.6            408.6          2.7
         4          B                                    121.3          0.8             87.0          0.6
         5          Caa and lower                         33.9          0.3              8.1           --
         6          In or near default                     4.8           --               --           --
--------------------------------------------------------------------------------------------------------------
                                                     $15,497.2        100.0%       $15,296.5        100.0%
--------------------------------------------------------------------------------------------------------------

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

The Company's general account mortgage-backed security (MBS) investments include residential MBSs and multi-family mortgage pass-through certificates. As of December 31, 2000, MBSs were $2.77 billion (18%) of the carrying value of the general account fixed maturity securities available-for-sale, all of which were guaranteed by the U.S. Government or an agency of the U.S. Government.

The Company believes that general account MBS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account MBS investments is to provide reasonable cash flow stability and increased yield. General account MBS investments include collateralized mortgage obligations (CMOs), Real Estate Mortgage Investment Conduits (REMICs) and mortgage-backed pass-through securities. The Company's general account MBS investments do not include interest-only securities or principal-only securities or other MBSs, which may exhibit extreme market volatility.

Prepayment risk is an inherent risk of holding MBSs. However, the degree of prepayment risk is particular to the type of MBS held. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs. As of December 31, 2000, $1.57 billion (57%) of the carrying value of the general account MBS portfolio was invested in planned amortization class CMOs/REMICs
(PACs). PACs are securities whose cash flows are designed to remain constant over a variety of mortgage prepayment environments. Other classes in the CMO/REMIC security are structured to accept the volatility of mortgage prepayment changes, thereby insulating the PAC class.

- 38
   39 -

The following table sets forth the distribution by investment type of the Company's general account MBS portfolio.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 2000             December 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                   CARRYING         % OF         Carrying         % of
(in millions)                                         VALUE        TOTAL            Value        Total
-----------------------------------------------------------------------------------------------------------
Planned Amortization Class                         $1,573.6         56.9%        $2,010.1         58.8%
Very Accurately Defined Maturity                      355.7         12.9            477.9         14.0
Multi-family Mortgage Pass-through Certificates       270.1          9.8            367.6         10.8
Sequential                                            122.7          4.4             93.5          2.7
Scheduled                                             105.1          3.8            120.7          3.5
Targeted Amortization Class                            99.8          3.6            110.1          3.2
Accrual                                                68.5          2.4             75.7          2.2
Other                                                 171.4          6.2            165.3          4.8
-----------------------------------------------------------------------------------------------------------
                                                   $2,766.9        100.0%        $3,420.9        100.0%
-----------------------------------------------------------------------------------------------------------

The Company's general account asset-backed security (ABS) investments include home equity/improvement ABSs and equipment lease ABSs, among others. As of December 31, 2000, ABSs were $2.41 billion (16%) of the carrying value of the general account fixed maturity securities available-for-sale.

The Company believes that general account ABS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account ABS investments is to provide reasonable cash flow stability and increased yield. The Company's general account ABS investments do not include interest-only securities or principal-only securities or other ABSs, which may exhibit extreme market volatility.

The following table sets forth the distribution by investment type of the Company's general account ABS portfolio.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 2000             December 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                   CARRYING         % OF         Carrying         % of
(in millions)                                         VALUE        TOTAL            Value        Total
-----------------------------------------------------------------------------------------------------------
Home Equity/Improvement                            $  592.5         24.6%        $  455.1         22.8%
Miscellaneous Asset Backed                            400.1         16.6            190.0          9.5
Equipment Leases                                      321.9         13.4            189.3          9.5
CBO/CLO                                               258.7         10.7            192.6          9.7
Manufactured Housing Backed                           251.5         10.5            246.1         12.3
Auto Loan Backed                                      190.0          7.9            170.8          8.6
Credit Tenant/Card Backed                             169.6          7.0            241.0         12.1
Franchise/Business Loan                               148.5          6.2            138.8          7.0
Other                                                  75.5          3.1            170.3          8.5
-----------------------------------------------------------------------------------------------------------
                                                   $2,408.3        100.0%        $1,994.0        100.0%
-----------------------------------------------------------------------------------------------------------

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

MORTGAGE LOANS
As of December 31, 2000, general account mortgage loans were $6.17 billion (26%) of the carrying value of consolidated general account invested assets. As of such date, commercial mortgage loans constituted substantially all of total general account mortgage loans. Commitments to fund mortgage loans of $360.6 million extending into 2001 were outstanding as of December 31, 2000.

The summary below depicts loans by remaining principal balance as of December 31, 2000:

-------------------------------------------------------------------------------------------------------------
                                          -------------------------------------------------------------------
                                                                                  APARTMENT
(in millions)                           OFFICE      WAREHOUSE         RETAIL        & OTHER          TOTAL
-------------------------------------------------------------------------------------------------------------
East North Central                    $  126.4       $  162.6       $  548.8       $  259.4       $1,097.2
East South Central                        27.7           38.9          122.5           82.6          271.7
Mountain                                  64.3           46.3           82.8          185.1          378.5
Middle Atlantic                          172.5          154.0          212.4          107.2          646.1
New England                              173.2           21.3          150.9            6.6          352.0
Pacific                                  231.8          407.8          437.6          134.7        1,211.9
South Atlantic                           162.1          171.3          490.8          513.4        1,337.6
West North Central                       146.5           14.8           27.2           95.8          284.3
West South Central                       180.8          111.0          151.1          190.2          633.1
-------------------------------------------------------------------------------------------------------------
                                      $1,285.3       $1,128.0       $2,224.1       $1,575.0        6,212.4
------------------------------------------------------------------------------------------
Less valuation allowances and unamortized discount                                                    44.1
-------------------------------------------------------------------------------------------------------------
  Total mortgage loans on real estate, net                                                        $6,168.3
-------------------------------------------------------------------------------------------------------------

As of December 31, 2000, the Company's largest exposure to any single borrowing group was $87.9 million (1.43%) of the Company's general account mortgage portfolio.

As of December 31, 2000, 0.16% of the Company's mortgage loans were classified as delinquent compared to 0.09% a year ago. Foreclosed and restructured loans totaled only 0.59% and 0.33% of the Company's mortgage loans as of December 31, 2000 and 1999, respectively.

- 40
   41 -

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

---------------------------------------------------------------------------------------------------------
                                                                 ----------------------------------------
                                                                               December 31,
                                                                 ----------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
Long-term debt                                                  $  298.4       $  298.4       $  298.4
Capital and preferred securities of subsidiary trusts              300.0          300.0          300.0
---------------------------------------------------------------------------------------------------------
  Total long-term debt and capital and preferred securities        598.4          598.4          598.4
---------------------------------------------------------------------------------------------------------
Shareholders' equity, excluding accumulated other
  comprehensive income (loss)                                    2,883.0        2,502.6        2,171.6
Accumulated other comprehensive income (loss)                      114.5          (15.5)         275.9
---------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                     2,997.5        2,487.1        2,447.5
---------------------------------------------------------------------------------------------------------
  Total capital                                                 $3,595.9       $3,085.5       $3,045.9
---------------------------------------------------------------------------------------------------------

NFS is a holding company whose principal asset is the common stock of NLIC. The principal sources of funds for NFS to pay interest, dividends and operating expenses are existing cash and investments and dividends from NLIC and other subsidiaries.

State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of certain prescribed limitations without prior approval. The ability of NLIC to pay dividends is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend if the fair market value of the dividend, together with that of other dividends made within the preceding 12 months, exceeds the greater of (i) 10% of statutory-basis policyholders' surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. NLIC's statutory-basis policyholders' surplus as of December 31, 2000 was $1.28 billion and statutory-basis net income for 2000 was $158.7 million. Total dividends paid in the twelve months preceding December 31, 2000 were $100.0 million. In addition, NLIC sought and obtained prior regulatory approval from the Ohio Department of Insurance to return $120.0 million of capital to NFS during 2000. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of NFS and its stockholders. NFS currently does not expect such regulatory requirements to impair its ability to pay interest, dividends, operating expenses, and principal in the future.

Also available as a source of funds to the Company is a $1 billion revolving credit facility entered into by NFS, NLIC and Nationwide Mutual Insurance Company with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.69 billion and NLIC maintain statutory surplus in excess of $935 million. The Company had no amounts outstanding under this agreement as of December 31, 2000. NLIC also launched a $300 million commercial paper program in early October 2000 that is backed by the credit facility described above. Therefore borrowing capacity under this facility is reduced by any amounts outstanding under the commercial paper program, which totaled $118.7 million at December 31, 2000.

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

For individual annuity products ($42.18 billion of reserves as of December 31, 2000) the surrender charge is generally calculated as a percentage of the lesser of deposits made or the amount surrendered and is assessed at declining rates during the first seven years after a deposit is made.

For group annuity products ($30.78 billion of reserves as of December 31, 2000), the surrender charge amounts and periods can vary significantly, depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, over ninety percent of the general account group annuity reserves are subject to a market value adjustment at withdrawal.

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

MARKET RISK SENSITIVE FINANCIAL INSTRUMENTS
The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and

- 42
   43 -
describes strategies used to manage these risks. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks the Company is exposed to.

INTEREST RATE RISK
Fluctuations in interest rates can potentially impact the Company's earnings, cash flows and the fair value of its assets and liabilities. Generally, in a declining interest rate environment, the Company may be required to reinvest the proceeds from matured and prepaid investments at rates lower than the overall yield of the portfolio, which could reduce interest spread income. In addition, minimum guaranteed crediting rates (typically 3.0% or 3.5%) on certain annuity contracts could result in a reduction of the Company's interest spread income in the event of a significant and prolonged decline in interest rates from market rates at the end of 2000. The average crediting rate of fixed annuity products during 2000 was 5.73% and 5.98% for the Individual Annuity and Institutional Products segments, respectively, well in excess of the guaranteed rates. The Company mitigates this risk by investing in assets with maturities and durations that match the expected characteristics of the liabilities and by investing in mortgage- and asset-backed securities with limited prepayment exposure.

Conversely, a rising interest rate environment could result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities have a weighted average maturity of approximately 4.5 years as of December 31, 2000 and therefore, the change in yield of the portfolio will lag changes in market interest rates. This lag is increased if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If the Company could not fund the surrenders with its cash flow from operations, the Company may be required to sell investments, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges or market value adjustments at the time of surrender, by investing in assets with maturities and durations that match the expected characteristics of the liabilities, and by investing in mortgage- and asset-backed securities with limited prepayment exposure.

ASSET/LIABILITY MANAGEMENT STRATEGIES TO MANAGE INTEREST RATE RISK
The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each product line has an investment strategy based on its specific characteristics. The strategy establishes asset maturity and duration, quality and other guidelines. For fixed maturity securities and mortgages, the weighted-average maturity is based on repayments, which are scheduled to occur under the terms of the asset. For mortgage- and asset-backed securities, repayments are determined using the current rate of repayment of the underlying mortgages or assets and the terms of the securities.

For individual immediate annuities having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. At December 31, 2000, the average duration of assets in this pool was 7.40 years and the average duration of the liabilities was 7.51 years. Individual immediate annuity policy reserves on this business were $1.52 billion as of December 31, 2000.

Because the timing of the payment of future benefits on the majority of the Company's business can be changed by the policyholder, the Company employs cash flow testing techniques in its asset/liability management process. In addition, each year the Company's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting the anticipated cash flows from such business and the assets required to support such business under a number of possible future interest rate scenarios. The first seven of these scenarios are required by state insurance regulation. Projections are also made using 11 additional scenarios, which involve more extreme fluctuations in future interest rates and equity markets. Finally, to get a statistical analysis of possible results and to minimize any bias in the 18 predetermined scenarios, additional projections are made using 50 randomly generated interest rate scenarios. For the Company's 2000 cash flow testing process, interest rates for 90-day treasury bills ranged from 1.02% to 12.99% under the 18 predetermined scenarios and 0.39% to 28.48% under the 50 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from the Company's annuity and insurance business, which, in turn, are used to quantify the adequacy of the Company's reserves over the entire projection period. The results of the Company's cash flow testing indicated that the Company's reserves were adequate as of December 31, 2000.

CHARACTERISTICS OF INTEREST RATE SENSITIVE FINANCIAL INSTRUMENTS
The following table provides information about the Company's financial instruments as of December 31, 2000 that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities, do not meet the definition of a financial instrument and are not included in the table.

- 44
   45 -

--------------------------------------------------------------------------------------------------------------------------
                            ----------------------------------------------------------------------------------------------
                                                                                           There-                    Fair
(in millions)                   2001        2002        2003        2004        2005        after       Total       Value
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Fixed maturity
 securities:
 Corporate bonds:
 Principal                  $1,578.1    $1,565.5    $1,169.4    $1,018.9    $1,329.1    $ 3,415.5   $10,076.5   $ 9,903.1
 Average interest rate           7.4%        7.4%        7.2%        7.4%        7.6%         8.2%        7.7%
 Mortgage and other
 asset-backed securities:
 Principal                  $1,193.7    $  991.3    $  725.9    $  555.7    $  431.1    $ 1,300.7   $ 5,198.4   $ 5,175.2
 Average interest rate           7.3%        7.4%        7.5%        7.6%        7.8%         7.8%        7.6%
 Other fixed maturity
 securities:
 Principal                  $   56.0    $    8.9    $   26.1    $   50.9    $   13.9    $   346.4   $   502.2   $   418.9
 Average interest rate           7.0%       10.9%        8.3%        7.8%        7.4%         8.0%        7.9%
Mortgage loans on real
 estate:
 Principal                  $  253.6    $  393.8    $  487.5    $  488.2    $  776.9    $ 3,812.4   $ 6,212.4   $ 6,327.8
 Average interest rate           8.7%        8.6%        8.1%        7.9%        8.2%         7.9%        8.0%
LIABILITIES
Deferred fixed annuities:
 Principal                  $2,239.0    $1,495.0    $1,282.0    $1,105.0    $  964.0    $ 9,404.9   $16,489.9   $15,753.7
 Average credited rate           5.8%        5.8%        5.9%        6.0%        6.1%         6.2%        6.1%
Immediate annuities:
 Principal                  $   45.0    $   41.0    $   35.0    $   32.0    $   28.0    $   204.0   $   385.0   $   282.0
 Average credited rate           7.2%        7.2%        7.2%        7.2%        7.3%         7.3%        7.3%
Short-term borrowings:
 Principal                  $  120.0    $     --    $     --    $     --    $     --    $      --   $   120.0   $   118.7
 Average interest rate           6.5%         --          --          --          --           --         6.5%
Long-term debt:
 Principal                  $     --    $     --    $     --    $     --    $     --    $   300.0   $   300.0   $   283.1
 Average interest rate            --          --          --          --          --          8.0%        8.0%
Capital and preferred
 securities of subsidiary
 trusts:
 Principal                  $     --    $     --    $     --    $     --    $     --    $   300.0   $   300.0   $   288.1
 Average interest rate            --          --          --          --          --          7.6%        7.6%
DERIVATIVE FINANCIAL
 INSTRUMENTS
Interest rate swaps:
 Pay fixed/receive
 variable
 Notional value             $     --    $   30.0    $   62.5    $  133.9    $  290.6    $   417.8   $   934.8   $   (21.3)
 Weighted average pay
  rate                            --         4.1%        6.7%        6.8%        6.4%         6.9%        6.6%
 Weighted average receive
  rate                            --         7.8%        6.6%        6.7%        7.0%         6.8%        6.9%
 Pay variable/receive
 fixed
 Notional value             $     --    $    5.0    $   28.1    $  343.4    $  394.2    $   293.5   $ 1,064.2   $   (32.1)
 Weighted average pay
  rate                            --         6.8%        6.9%        7.0%        7.1%         7.0%        7.1%
 Weighted average receive
  rate                            --         7.0%        4.0%        3.1%        2.6%         5.4%        3.6%
 Pay variable/receive
 variable
 Notional value             $     --    $     --    $  375.9    $    9.0    $  316.0    $    30.0   $   730.9   $     5.2
 Weighted average pay
  rate                            --          --         6.9%        6.9%        6.8%         7.2%        6.9%
 Weighted average receive
  rate                            --          --         4.0%        6.8%        5.0%         7.4%        4.6%
Interest rate futures:
 Long positions
 Contract amount/notional   $   36.0    $   34.0    $    6.0    $    4.0    $    1.0    $      --   $    81.0   $     0.3
 Weighted average
  settlement price          $   92.8    $   92.8    $   92.5    $   92.3    $   92.3    $      --   $    92.8
 Short positions
 Contract amount/notional   $1,685.8    $1,349.0    $  922.0    $  696.0    $  403.0    $   523.0   $ 5,578.8   $   (16.3)
 Weighted average
  settlement price          $   93.5    $   93.0    $   93.0    $   92.9    $   92.8    $    92.6   $    93.0
--------------------------------------------------------------------------------------------------------------------------

                            ----------------------
                                 1999
                                 Fair
(in millions)                   Value
--------------------------------------------------------------
ASSETS
Fixed maturity
 securities:
 Corporate bonds:
 Principal                  $ 9,321.0
 Average interest rate
 Mortgage and other
 asset-backed securities:
 Principal                  $ 5,414.9
 Average interest rate
 Other fixed maturity
 securities:
 Principal                  $   560.6
 Average interest rate
Mortgage loans on real
 estate:
 Principal                  $ 5,745.5
 Average interest rate
LIABILITIES
Deferred fixed annuities:
 Principal                  $16,197.4
 Average credited rate
Immediate annuities:
 Principal                  $   237.8
 Average credited rate
Short-term borrowings:
 Principal                  $      --
 Average interest rate
Long-term debt:
 Principal                  $   290.5
 Average interest rate
Capital and preferred
 securities of subsidiary
 trusts:
 Principal                  $   251.8
 Average interest rate
DERIVATIVE FINANCIAL
 INSTRUMENTS
Interest rate swaps:
 Pay fixed/receive
 variable
 Notional value             $     4.8
 Weighted average pay
  rate
 Weighted average receive
  rate
 Pay variable/receive
 fixed
 Notional value             $   (25.3)
 Weighted average pay
  rate
 Weighted average receive
  rate
 Pay variable/receive
 variable
 Notional value             $      --
 Weighted average pay
  rate
 Weighted average receive
  rate
Interest rate futures:
 Long positions
 Contract amount/notional   $      --
 Weighted average
  settlement price
 Short positions
 Contract amount/notional   $     1.3
 Weighted average
  settlement price
--------------------------------------------------------------------------

Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table above are as follows:

Mortgage and asset-backed securities: The maturity year is determined based on the terms of the securities and the current rate of prepayment of the underlying pools of mortgages or assets. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs and ABSs (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Investments -- Fixed Maturity Securities").

Other fixed maturity securities and mortgage loans on real estate: The maturity year is determined based on the maturity date of the security or loan.

Deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Included are group annuity contracts representing $8.39 billion of general account liabilities as of December 31, 2000, which are generally subject to market value adjustment upon surrender and which may also be subject to surrender charges. Of the total group annuity liabilities, $7.03 billion were in contracts where the crediting rate is reset quarterly, $545.9 million were in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter and $809.4 million were in contracts where the crediting rate is reset annually on January 1. Fixed annuity policy reserves of $1.63 billion relate to funding agreements issued in conjunction with the Company's medium-term note program where the crediting rate is either fixed for the term of the contract or variable, based on an underlying index. Also included in deferred fixed annuities are certain individual annuity contracts, which are also subject to surrender charges calculated as a percentage of the lesser of deposits made or the amount surrendered and assessed at declining rates during the first seven years after a deposit is made. At December 31, 2000, individual annuity general account liabilities totaling $4.92 billion were in contracts where the crediting rate is reset periodically, with portions resetting in each calendar quarter and $398.7 million that reset annually on January 1. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual annuities the credited rate is also adjusted to partially reflect current new money rates.

Immediate annuities: Included are non-life contingent contracts in payout status where the Company has guaranteed periodic, typically monthly, payments. The maturity year is based on the terms of the contract.

Short-term borrowings, long-term debt and capital and preferred securities of subsidiary trusts: The maturity year is the stated maturity date of the obligation. While each obligation is callable, either at a premium or with a make-whole provision, the Company currently has no plans to call the obligations prior to the stated maturity date.

Derivative financial instruments: The maturity year is based on the terms of the related contracts. Interest rate swaps include cross-currency swaps that eliminate all foreign currency exposure the Company has with existing assets and liabilities. Underlying details by currency have therefore been omitted. Variable swap rates and settlement prices reflect those in effect at December 31, 2000.

- 46
   47 -

EQUITY MARKET RISK
Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. At December 31, 2000, 88% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

INFLATION
The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2000, 1999 or 1998.

FIVE-YEAR SUMMARY

RESULTS OF OPERATIONS (1)

-----------------------------------------------------------------------------------------------------------
                                               ------------------------------------------------------------
                                                                  Years ended December 31,
                                               ------------------------------------------------------------
(in millions, except per share amounts)          2000         1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Policy charges                               $1,092.2     $  895.6     $  698.9     $  545.2     $  400.9
Life insurance premiums                         240.0        220.8        200.0        205.4        198.6
Net investment income                         1,668.4      1,530.5      1,486.8      1,413.9      1,357.8
Realized gains (losses) on investments          (24.9)       (11.0)        17.9         11.1         (0.2)
Other                                           194.6        167.4        108.1         62.8         59.5
-----------------------------------------------------------------------------------------------------------
  Total revenues                              3,170.3      2,803.3      2,511.7      2,238.4      2,016.6
-----------------------------------------------------------------------------------------------------------
Interest credited and other benefits          1,470.0      1,349.2      1,284.4      1,235.4      1,201.6
Interest expense on debt and trust
  securities                                     48.5         47.2         35.1         26.1           --
Other expenses                                1,027.9        834.1        686.7        569.9        486.9
-----------------------------------------------------------------------------------------------------------
  Total benefits and expenses                 2,546.4      2,230.5      2,006.2      1,831.4      1,688.5
-----------------------------------------------------------------------------------------------------------
Income from continuing operations before
  federal income tax expense                    623.9        572.8        505.5        407.0        328.1
Federal income tax expense                      189.0        191.5        173.1        141.8        115.8
-----------------------------------------------------------------------------------------------------------
  Income from continuing operations          $  434.9     $  381.3     $  332.4     $  265.2     $  212.3
-----------------------------------------------------------------------------------------------------------
  Net income                                 $  434.9     $  381.3     $  332.4     $  265.2     $  223.6
-----------------------------------------------------------------------------------------------------------
Basic and diluted net income per common
  share (2)                                  $   3.38     $   2.96     $   2.58     $   2.14           --
Cash dividends declared                      $   0.46     $   0.38     $   0.30     $   0.18           --
Diluted average shares outstanding              128.9        128.6        128.6        124.1           --
-----------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET
  OPERATING INCOME (1)
Net income                                   $  434.9     $  381.3     $  332.4     $  265.2     $  223.6
Less: Realized (gains) losses on
      investments, net of tax                    16.1          7.0        (11.7)        (7.9)        (1.0)
Less: Income from discontinued operations,
      net of tax                                   --           --           --           --        (11.3)
-----------------------------------------------------------------------------------------------------------
  Net operating income                          451.0        388.3        320.7        257.3        211.3
Pro forma adjustments                              --           --           --         (2.9)       (26.2)
-----------------------------------------------------------------------------------------------------------
  Pro forma net operating income             $  451.0     $  388.3     $  320.7     $  254.4     $  185.1
-----------------------------------------------------------------------------------------------------------
Pro forma net operating income per common
  share                                      $   3.50     $   3.02     $   2.49     $   1.98     $   1.44
Net operating return on average realized
  equity (3)                                     16.7%        16.6%        15.8%        14.5%          --
-----------------------------------------------------------------------------------------------------------

(1) Comparisons between 2000, 1999 and 1998 results of operations and those of prior years are affected by the Company's initial public offering in March 1997 and companion offerings of senior notes and capital securities as well as the payment of certain special dividends. Pro forma amounts adjust for these transactions.

(2) Actual earnings and book value per common share amounts have not been presented for 1996, because such amounts are not meaningful due to the effects of initial public offering and the $900.0 million of dividends paid prior to the initial public offering.

(3) Based on net operating income and excluding accumulated other comprehensive income.

(4) During 2000, NFS began reporting new product segments. See note 19 to the consolidated financial statements for further description of these changes.

- 48
   49 -

FIVE-YEAR SUMMARY

SUMMARY OF FINANCIAL POSITION (1)

-----------------------------------------------------------------------------------------------------------
                                               ------------------------------------------------------------
                                                                      As of December 31,
                                               ------------------------------------------------------------
(in millions, except per share amounts)           2000         1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Total invested assets                       $ 23,359.2   $ 22,587.9    $20,940.5    $19,673.2    $18,317.3
Deferred policy acquisition costs              2,872.7      2,555.8      2,022.3      1,665.4      1,366.5
Separate account assets                       65,968.8     67,155.3     50,935.8     37,724.4     26,926.7
Other assets                                     977.9        755.0        772.6        829.9      1,159.7
-----------------------------------------------------------------------------------------------------------
  Total assets                              $ 93,178.6   $ 93,054.0    $74,671.2    $59,892.9    $47,770.2
-----------------------------------------------------------------------------------------------------------
Policy reserves                             $ 22,243.3   $ 21,868.3    $19,772.2    $18,702.8    $17,600.6
Separate account liabilities                  65,968.8     67,155.3     50,935.8     37,724.4     26,926.7
Other liabilities                              1,370.6        944.9        917.3        943.1      1,111.2
Long-term debt                                   298.4        298.4        298.4        298.4           --
-----------------------------------------------------------------------------------------------------------
  Total liabilities                           89,881.1     90,266.9     71,923.7     57,668.7     45,638.5
-----------------------------------------------------------------------------------------------------------
NFS-obligated mandatorily redeemable
  capital and preferred securities of
  subsidiary trusts                              300.0        300.0        300.0        100.0           --
Shareholders' equity                           2,997.5      2,487.1      2,447.5      2,124.2      2,131.7
-----------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders'
    equity                                  $ 93,178.6   $ 93,054.0    $74,671.2    $59,892.9    $47,770.2
-----------------------------------------------------------------------------------------------------------
Book value per common share (2)             $    23.29   $    19.35     $  19.04     $  16.53           --
-----------------------------------------------------------------------------------------------------------
CUSTOMER FUNDS MANAGED AND ADMINISTERED
Individual annuity                          $ 43,694.9   $ 44,023.7    $35,315.2    $28,156.4    $21,153.4
Institutional products                        47,154.0     48,321.7     38,582.0     25,812.4     19,939.0
Life insurance                                 7,225.5      5,913.8      4,613.4      3,487.0      2,938.9
  Asset management, gross                     22,953.4     22,866.7     19,825.5      7,840.0      5,969.0
  Less intercompany eliminations             (10,031.7)    (9,978.5)    (8,154.7)    (5,285.0)    (3,832.8)
-----------------------------------------------------------------------------------------------------------
  Asset management, net                       12,921.7     12,888.2     11,670.8      2,555.0      2,136.2
-----------------------------------------------------------------------------------------------------------
                                            $110,996.1   $111,147.4    $90,181.4    $60,010.8    $46,167.5
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                               ------------------------------------------------------------
                                                                   Years ended December 31,
                                               ------------------------------------------------------------
(in millions)                                     2000         1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------
OPERATING INCOME BEFORE FEDERAL INCOME TAX
  EXPENSE BY BUSINESS SEGMENT (1,4)
Individual annuity                            $  276.3     $  254.4     $  230.2     $  186.9     $  100.9
Institutional products                           224.6        201.5        164.8        126.2        117.3
Life insurance                                   161.1        122.7         88.8         66.7         67.2
Asset management                                   4.5         22.9         14.0         11.7          8.4
Corporate                                        (17.7)       (17.7)       (10.2)         4.4         34.5
-----------------------------------------------------------------------------------------------------------
                                              $  648.8     $  583.8     $  487.6     $  395.9     $  328.3
-----------------------------------------------------------------------------------------------------------
SALES BY BUSINESS SEGMENT (4)
Individual annuity                            $7,338.7     $6,392.3     $6,140.2     $5,636.1     $4,815.9
Institutional products                         7,392.2      6,645.6      5,461.8      3,981.9      3,085.7
Life insurance                                 1,530.2      1,095.9        653.2        468.7        419.3
-----------------------------------------------------------------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                         Years ended December 31,
                                                                 ----------------------------------------
(in millions, except per share amounts)                             2000           1999           1998
---------------------------------------------------------------------------------------------------------
REVENUES
  Policy charges                                                $1,092.2       $  895.6       $  698.9
  Life insurance premiums                                          240.0          220.8          200.0
  Net investment income                                          1,668.4        1,530.5        1,486.8
  Realized (losses) gains on investments                           (24.9)         (11.0)          17.9
  Other                                                            194.6          167.4          108.1
---------------------------------------------------------------------------------------------------------
                                                                 3,170.3        2,803.3        2,511.7
---------------------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
  Interest credited to policyholder account balances             1,183.9        1,096.4        1,069.0
  Other benefits and claims                                        241.6          210.4          175.8
  Policyholder dividends on participating policies                  44.5           42.4           39.6
  Amortization of deferred policy acquisition costs                351.6          272.7          214.6
  Interest expense on debt and capital and preferred
    securities of subsidiary trusts                                 48.5           47.2           35.1
  Other operating expenses                                         676.3          561.4          472.1
---------------------------------------------------------------------------------------------------------
                                                                 2,546.4        2,230.5        2,006.2
---------------------------------------------------------------------------------------------------------
  Income before federal income tax expense                         623.9          572.8          505.5
Federal income tax expense                                         189.0          191.5          173.1
---------------------------------------------------------------------------------------------------------
  Net income                                                    $  434.9       $  381.3       $  332.4
---------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
  Basic                                                         $   3.38       $   2.96       $   2.58
  Diluted                                                       $   3.38       $   2.96       $   2.58
Weighted average common shares outstanding                         128.7          128.5          128.5
Weighted average diluted common shares outstanding                 128.9          128.6          128.6
---------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

- 50
   51 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------
                                                               ---------------------------
                                                                       December 31,
                                                               ---------------------------
(in millions, except per share amounts)                             2000           1999
------------------------------------------------------------------------------------------
ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                  $15,497.2      $15,296.5
    Equity securities                                              150.2           96.4
  Mortgage loans on real estate, net                             6,168.3        5,786.3
  Real estate, net                                                 310.7          254.8
  Policy loans                                                     562.6          519.6
  Other long-term investments                                      111.8           73.8
  Short-term investments                                           558.4          560.5
------------------------------------------------------------------------------------------
                                                                23,359.2       22,587.9
------------------------------------------------------------------------------------------
Cash                                                                62.7           22.5
Accrued investment income                                          252.5          238.7
Deferred policy acquisition costs                                2,872.7        2,555.8
Other assets                                                       662.7          493.8
Assets held in separate accounts                                65,968.8       67,155.3
------------------------------------------------------------------------------------------
                                                               $93,178.6      $93,054.0
------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Future policy benefits and claims                              $22,243.3      $21,868.3
Short-term borrowings                                              118.7             --
Long-term debt                                                     298.4          298.4
Other liabilities                                                1,251.9          944.9
Liabilities related to separate accounts                        65,968.8       67,155.3
------------------------------------------------------------------------------------------
                                                                89,881.1       90,266.9
------------------------------------------------------------------------------------------
Commitments and contingencies (notes 12 and 18)
NFS-obligated mandatorily redeemable capital and preferred
  securities of subsidiary trusts holding solely junior
  subordinated debentures of NFS                                   300.0          300.0
------------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 50.0 million
    shares; no shares issued and outstanding                          --             --
  Class A common stock, $.01 par value. Authorized 750.0
    million shares; 24.0 million and 23.8 million shares
    issued and outstanding, respectively                             0.2            0.2
  Class B common stock, $.01 par value. Authorized 750.0
    million shares; 104.7 million shares issued and
    outstanding                                                      1.0            1.0
  Additional paid-in capital                                       640.8          634.9
  Retained earnings                                              2,245.5        1,867.4
  Accumulated other comprehensive income (loss)                    114.5         (15.5)
  Other                                                             (4.5)         (0.9)
------------------------------------------------------------------------------------------
                                                                 2,997.5        2,487.1
------------------------------------------------------------------------------------------
                                                               $93,178.6      $93,054.0
------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
                             ------------------------------------------------------------------------------------------------------
                                                                                       Accumulated
                             Class A        Class B      Additional                         other                          Total
                              common         common         paid-in        Retained    comprehensive                 shareholders'
(in millions)                  stock          stock         capital        earnings        income         Other           equity
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1997               $0.2           $1.0          $629.2        $1,247.8        $247.1         $(1.1)        $2,124.2
Comprehensive income:
  Net income                      --             --              --           332.4            --            --            332.4
  Net unrealized gains on
    securities
    available-for-sale
    arising during the
    year                          --             --              --              --          28.8            --             28.8
-----------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive
    income                                                                                                                 361.2
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared           --             --              --           (38.7)           --            --            (38.7)
Other, net                        --             --             0.3              --            --           0.5              0.8
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1998                0.2            1.0           629.5         1,541.5         275.9          (0.6)         2,447.5
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                      --             --              --           381.3            --            --            381.3
  Net unrealized losses
    on securities
    available-for-sale
    arising during the
    year                          --             --              --              --        (314.9)           --           (314.9)
-----------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive
    income                                                                                                                  66.4
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared           --             --              --           (48.9)           --            --            (48.9)
Other, net                        --             --             5.4            (6.5)         23.5          (0.3)            22.1
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                0.2            1.0           634.9         1,867.4         (15.5)         (0.9)         2,487.1
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                      --             --              --           434.9            --            --            434.9
  Net unrealized gains on
    securities
    available-for-sale
    arising during the
    year                          --             --              --              --         130.0            --            130.0
-----------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive
    income                                                                                                                 564.9
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared           --             --              --           (59.2)           --            --            (59.2)
Other, net                        --             --             5.9             2.4            --          (3.6)             4.7
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000               $0.2           $1.0          $640.8        $2,245.5        $114.5         $(4.5)        $2,997.5
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

- 52
   53 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------
                                                                 ----------------------------------------
                                                                         Years ended December 31,
                                                                 ----------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                   $   434.9      $   381.3      $   332.4
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Interest credited to policyholder account balances             1,183.9        1,096.4        1,069.0
  Capitalization of deferred policy acquisition costs             (784.9)        (638.7)        (584.2)
  Amortization of deferred policy acquisition costs                351.6          272.7          214.6
  Amortization and depreciation                                     (0.4)           8.9           (6.6)
  Realized losses (gains) on invested assets, net                   24.9           11.0          (17.9)
  Increase in accrued investment income                            (13.8)          (8.0)          (7.5)
  (Increase) decrease in other assets                             (105.3)          64.7          (94.5)
  Decrease in policy liabilities                                    (0.3)         (20.9)          (8.3)
  Increase (decrease) in other liabilities                         234.3          174.4          (54.5)
  Other, net                                                        22.1           (3.2)          (4.6)
---------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                    1,347.0        1,338.6          837.9
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of securities available-for-sale        2,988.7        2,307.9        1,557.0
  Proceeds from sale of securities available-for-sale              624.3          513.1          610.5
  Proceeds from maturity of fixed maturity securities
    held-to-maturity                                                  --             --            6.0
  Proceeds from repayments of mortgage loans on real estate        911.7          696.7          678.2
  Proceeds from sale of real estate                                 18.7            5.7          103.8
  Proceeds from repayments of policy loans and sale of other
    invested assets                                                 79.3           40.9           23.6
  Cost of securities available-for-sale acquired                (3,589.9)      (3,720.6)      (3,192.5)
  Cost of mortgage loans on real estate acquired                (1,318.0)        (971.4)        (829.1)
  Cost of real estate acquired                                      (7.1)         (14.2)          (0.8)
  Short-term investments, net                                        2.1           17.2          (29.1)
  Net cash paid for purchase of subsidiaries                          --         (125.2)            --
  Other, net                                                      (272.3)        (133.3)         (88.4)
---------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                         (562.5)      (1,383.2)      (1,160.8)
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of NFS-obligated mandatorily
    redeemable capital and preferred securities of
    subsidiary
    trusts                                                            --             --          193.7
  Net proceeds from issuance of short-term borrowings              118.7             --             --
  Cash dividends paid                                              (56.7)         (46.4)         (36.0)
  Increase in investment and universal life insurance
    product account balances                                     4,517.0        3,799.4        2,682.1
  Decrease in investment and universal life insurance
    product account balances                                    (5,325.6)      (3,709.6)      (2,673.3)
  Other, net                                                         2.3           (0.8)            --
---------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities           (744.3)          42.6          166.5
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                     40.2           (2.0)        (156.4)
Cash, beginning of year                                             22.5           24.5          180.9
---------------------------------------------------------------------------------------------------------
Cash, end of year                                              $    62.7      $    22.5      $    24.5
---------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000, 1999 AND 1998

(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS
Nationwide Financial Services, Inc. (NFS) is the holding company for Nationwide Life Insurance Company (NLIC) and other companies that comprise the retirement savings operations of Nationwide. The Company is a leading provider of long-term savings and retirement products in the United States. The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products sold to institutions, life insurance, mutual funds and other asset management services. The Company markets its products through a broad network of distribution channels, including independent broker/dealers, national and regional brokerage firms, financial institutions, pension plan administrators, life insurance specialists, Nationwide Retirement Solutions, Nationwide agents and The 401(k) Company.

The 24.0 million shares of Class A common stock outstanding at December 31, 2000 are publicly held and were primarily issued through NFS's initial public offering completed in March 1997. The Class A shares represent 18.6% of the equity ownership in NFS and 2.2% of the combined voting power of NFS's Class A and Class B common stock. Nationwide Corporation (Nationwide Corp.), owns all of the outstanding shares of Class B common stock, which represents the remaining 81.4% equity ownership and 97.8% of the combined voting power of the shareholders of NFS.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for the Company's insurance subsidiaries, filed with the department of insurance of each insurance company's state of domicile, are prepared on the basis of accounting practices prescribed or permitted by each department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company's insurance subsidiaries have no material permitted statutory accounting practices.

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

- 54
   55 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments, the liability for future policy benefits and claims and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

(a) CONSOLIDATION POLICY
The consolidated financial statements include the accounts of NFS and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b) VALUATION OF INVESTMENTS AND RELATED GAINS AND LOSSES
The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income in shareholders' equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized.

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

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(c) REVENUES AND BENEFITS
Investment Products and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

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

(e) SEPARATE ACCOUNTS
Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $1.12 billion and $915.4 million of separate account assets at December 31, 2000 and 1999, respectively, the investment income and gains or losses of these accounts accrue

- 56
   57 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

(f) FUTURE POLICY BENEFITS
Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued.

(g) PARTICIPATING BUSINESS
Participating business represents approximately 21% in 2000 (29% in 1999 and 40% in 1998) of the Company's life insurance in force, 66% in 2000 (69% in 1999 and 74% in 1998) of the number of life insurance policies in force, and 8% in 2000 (13% in 1999 and 14% in 1998) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

(h) FEDERAL INCOME TAX
The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement, which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

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

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(i) REINSURANCE CEDED
Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

(j) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001.

SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

As of January 1, 2001, the Company had $755.4 million notional amount of freestanding derivatives with a market value of ($7.0) million. All other derivatives qualified for hedge accounting under SFAS 133. Adoption of SFAS 133 will result in the Company recording a net transition adjustment loss of $4.8 million (net of related income tax of $2.6 million) in net income. In addition, a net transition adjustment loss of $3.6 million (net of related income tax of $2.0 million) will be recorded in accumulated other comprehensive income as of January 1, 2001. The adoption of SFAS 133 will result in the Company derecognizing $17.0 million of deferred assets related to hedges, recognizing $10.9 million of additional derivative instrument liabilities and $1.3 million of additional firm commitment assets, while also decreasing hedged future policy benefits by $3.0 million and increasing the carrying amount of hedged investments by $10.6 million. Further, the adoption of SFAS 133 will result in the Company reporting total derivative instrument assets and liabilities of $44.8 million and $107.1 million, respectively.

Also, the Company expects that the adoption of SFAS 133 will increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign exchange rates during any period.

(k) RECLASSIFICATION
Certain items in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

- 58
   59 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(3)  INVESTMENTS
The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2000 and 1999 were:

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                    Gross          Gross
                                                  Amortized    unrealized     unrealized       Estimated
(in millions)                                          cost         gains         losses      fair value
-----------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
  Fixed maturity securities:
    U.S. Treasury securities and obligations of
      U.S. Government corporations and agencies   $   281.1        $ 33.5         $  0.1       $   314.5
    Obligations of states and political
      subdivisions                                      8.6           0.2             --             8.8
    Debt securities issued by foreign
      governments                                      94.1           1.6            0.1            95.6
    Corporate securities                            9,801.2         237.0          135.1         9,903.1
    Mortgage-backed securities --
      U.S. Government backed                        2,724.7          46.1            3.9         2,766.9
    Asset-backed securities                         2,388.2          36.3           16.2         2,408.3
-----------------------------------------------------------------------------------------------------------
        Total fixed maturity securities            15,297.9         354.7          155.4        15,497.2
  Equity securities                                   149.1          10.4            9.3           150.2
-----------------------------------------------------------------------------------------------------------
                                                  $15,447.0        $365.1         $164.7       $15,647.4
-----------------------------------------------------------------------------------------------------------

December 31, 1999
  Fixed maturity securities:
    U.S. Treasury securities and obligations of
      U.S. Government corporations and agencies   $   428.4        $ 23.4         $  2.4       $   449.4
    Obligations of states and political
      subdivisions                                      0.8            --             --             0.8
    Debt securities issued by foreign
      governments                                     110.6           0.6            0.8           110.4
    Corporate securities                            9,390.7         110.3          180.0         9,321.0
    Mortgage-backed securities --
      U.S. Government backed                        3,425.3          25.8           30.2         3,420.9
    Asset-backed securities                         2,024.0           8.6           38.6         1,994.0
-----------------------------------------------------------------------------------------------------------
        Total fixed maturity securities            15,379.8         168.7          252.0        15,296.5
  Equity securities                                    87.8          12.4            3.8            96.4
-----------------------------------------------------------------------------------------------------------
                                                  $15,467.6        $181.1         $255.8       $15,392.9
-----------------------------------------------------------------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2000, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------
                                                               ---------------------------
                                                               Amortized      Estimated
(in millions)                                                       cost     fair value
------------------------------------------------------------------------------------------
Fixed maturity securities available for sale:
  Due in one year or less                                      $ 1,288.7      $ 1,287.0
  Due after one year through five years                          4,597.5        4,592.5
  Due after five years through ten years                         3,090.7        3,157.1
  Due after ten years                                            1,208.1        1,285.4
------------------------------------------------------------------------------------------
                                                                10,185.0       10,322.0
  Mortgage-backed securities                                     2,724.7        2,766.9
  Asset-backed securities                                        2,388.2        2,408.3
------------------------------------------------------------------------------------------
                                                               $15,297.9      $15,497.2
------------------------------------------------------------------------------------------

The components of unrealized gains (losses) on securities available-for-sale, net, were as follows as of December 31:

------------------------------------------------------------------------------------------
                                                               ---------------------------
(in millions)                                                      2000           1999
------------------------------------------------------------------------------------------
Gross unrealized gains (losses)                                  $200.4         $(74.7)
Adjustment to deferred policy acquisition costs                   (24.4)          50.9
Deferred federal income tax                                       (61.5)           8.3
------------------------------------------------------------------------------------------
                                                                 $114.5         $(15.5)
------------------------------------------------------------------------------------------

An analysis of the change in gross unrealized gains (losses) on securities available-for-sale follows for the years ended December 31:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
Securities available-for-sale:
  Fixed maturity securities                                      $282.6        $(607.1)         $52.6
  Equity securities                                                (7.5)          (8.5)           4.5
---------------------------------------------------------------------------------------------------------
                                                                 $275.1        $(615.6)         $57.1
---------------------------------------------------------------------------------------------------------

Proceeds from the sale of securities available-for-sale during 2000, 1999 and 1998 were $624.3 million, $513.1 million and $610.5 million, respectively. During 2000, gross gains of $12.1 million ($11.0 million and $9.0 million in 1999 and 1998, respectively) and gross losses of $25.9 million ($28.0 million and $7.6 million in 1999 and 1998, respectively) were realized on those sales.

NFS had $13.0 million and $15.6 million of real estate investments at December 31, 2000 and 1999, respectively, that were non-income producing the preceding twelve months.

- 60
   61 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Real estate is presented at cost less accumulated depreciation of $25.7 million as of December 31, 2000 ($24.8 million as of December 31, 1999) and valuation allowances of $5.2 million as of December 31, 2000 ($5.5 million as of December 31, 1999).

The recorded investment of mortgage loans on real estate considered to be impaired was $9.8 million as of December 31, 2000 ($3.7 million as of December 31, 1999), which includes $5.3 million (none as of December 31, 1999) of impaired mortgage loans on real estate for which the related valuation allowance was $1.6 million (none as of December 31, 1999) and $4.5 million ($3.7 million as of December 31, 1999) of impaired mortgage loans on real estate for which there was no valuation allowance. During 2000, the average recorded investment in impaired mortgage loans on real estate was $7.7 million ($3.7 million in 1999) and interest income recognized on those loans totaled $0.4 million in 2000 (none in 1999) which is equal to interest income recognized using a cash-basis method of income recognition.

Activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31 was as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
Allowance, beginning of year                                       $44.4          $42.4          $42.5
  Additions (reductions) charged to operations                       4.1            0.7           (0.1)
  Direct write-downs charged against the allowance                  (3.2)            --             --
  Allowance on acquired mortgage loans                                --            1.3             --
---------------------------------------------------------------------------------------------------------
    Allowance, end of year                                         $45.3          $44.4          $42.4
---------------------------------------------------------------------------------------------------------

An analysis of investment income by investment type follows for the years ended December 31:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                       2000           1999           1998
---------------------------------------------------------------------------------------------------------
Gross investment income:
  Securities available-for-sale:
    Fixed maturity securities                                   $1,095.5       $1,031.5       $  982.5
    Equity securities                                                2.6            2.5            0.8
  Mortgage loans on real estate                                    494.5          460.4          458.9
  Real estate                                                       32.2           28.8           40.4
  Short-term investments                                            41.4           28.8           23.1
  Other                                                             52.3           25.8           30.6
---------------------------------------------------------------------------------------------------------
    Total investment income                                      1,718.5        1,577.8        1,536.3
Less investment expenses                                            50.1           47.3           49.5
---------------------------------------------------------------------------------------------------------
      Net investment income                                     $1,668.4       $1,530.5       $1,486.8
---------------------------------------------------------------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

An analysis of realized (losses) gains on investments, net of valuation allowances, by investment type follows for the years ended December 31:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999          1998
---------------------------------------------------------------------------------------------------------
Securities available-for-sale:
  Fixed maturity securities                                      $(18.5)        $(25.0)        $(0.7)
  Equity securities                                                 4.7            8.0           2.1
Mortgage loans on real estate                                      (4.2)          (0.6)          3.9
Real estate and other                                              (6.9)           6.6          12.6
---------------------------------------------------------------------------------------------------------
                                                                 $(24.9)        $(11.0)        $17.9
---------------------------------------------------------------------------------------------------------

Fixed maturity securities with an amortized cost of $12.8 million as of December 31, 2000 and $9.1 million as of December 31, 1999 were on deposit with various regulatory agencies as required by law.

(4)  SHORT-TERM BORROWINGS
NLIC established a $300 million commercial paper program in October 2000. Borrowings under the commercial paper program are unsecured and are issued for terms of 364 days or less. As of December 31, 2000 the Company had $118.7 million of commercial paper outstanding at an average effective rate of 6.48%. See also note 17.

(5)  LONG-TERM DEBT
On March 10, 1997, NFS sold $300 million of Senior Notes (the Notes) in a public offering generating net proceeds of $294.5 million. The Notes bear interest at the rate of 8% per annum and mature on March 1, 2027. The Notes are redeemable in whole or in part, at the option of NFS, at any time on or after March 1, 2007 at scheduled redemption premiums through March 1, 2016, and, thereafter, at 100% of the principal amount thereof plus, in each case, accrued and unpaid interest. The Notes are not subject to any sinking fund payments. The terms of the Notes contain various restrictive covenants including limitations on the disposition of subsidiaries. As of December 31, 2000, NFS was in compliance with all such covenants. The Company made interest payments on the Notes of $24.0 million in 2000, 1999 and 1998.

(6)  MANDATORILY REDEEMABLE CAPITAL AND PREFERRED SECURITIES OF SUBSIDIARY
     TRUSTS
Nationwide Financial Services Capital Trust (Trust I) and Nationwide Financial Services Capital Trust II (Trust II, or collectively, the Trusts), wholly owned subsidiaries of NFS, were formed under the laws of the state of Delaware. The Trusts exist for the exclusive purposes of (i) issuing Capital and Preferred Securities representing undivided beneficial interests in the assets of the Trusts; (ii) investing the gross proceeds from the sale of the Capital and Preferred Securities in Junior Subordinated Debentures of NFS; and (iii) engaging in only those activities necessary or incidental thereto. These Junior Subordinated Debentures and the related income effects are eliminated in the consolidated financial statements.

- 62
   63 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

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

On October 19, 1998, Trust II sold, in a public offering, 8 million shares representing $200 million of 7.10% Trust Preferred Securities representing preferred undivided beneficial interests in the assets of Trust II generating net proceeds of $193.7 million. Concurrent with the sale of the Preferred Securities, NFS sold to Trust II $206.2 million of Junior Subordinated Debentures due October 31, 2028. The Junior Subordinated Debentures are the sole assets of Trust II and are redeemable, in whole or in part, on or after October 19, 2003 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest. The Preferred Securities have a liquidation amount of $25 per security and must be redeemed by Trust II when the Junior Subordinated Debentures mature or are redeemed by NFS.

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

Distributions on the Capital and Preferred Securities have been classified as interest expense in the consolidated statements of income. The Company made distributions on the Capital and Preferred Securities in 2000, 1999 and 1998 of $22.8 million, $22.8 million and $7.9 million, respectively.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(7)  DERIVATIVE FINANCIAL INSTRUMENTS
The Company uses derivative financial instruments, principally interest rate swaps, interest rate futures contracts and foreign currency swaps, to manage market risk exposures associated with changes in interest rates and foreign currency exchange rates. Provided they meet specific criteria, interest rate and foreign currency swaps and futures are considered hedges and are accounted for under the accrual method and deferral method, respectively. The Company has no significant derivative positions that are not considered hedges. See note 2(j) regarding accounting for derivatives under SFAS 133 effective January 1, 2001.

Interest rate swaps are primarily used to convert specific investment securities and interest bearing policy liabilities from a fixed-rate to a floating-rate basis. Amounts receivable or payable under these agreements are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Currently, changes in fair value of the interest rate swap agreements are not recognized on the balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values are reported in accumulated other comprehensive income.

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

Foreign currency swaps are used to convert cash flows from specific policy liabilities and investments denominated in foreign currencies into U.S. dollars at specified exchange rates. Amounts receivable or payable under these agreements are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Gains and losses on foreign currency swaps are recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

- 64
   65 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The notional amount of derivative financial instruments outstanding as of December 31, 2000 and 1999 were as follows:

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
(in millions)                                                       2000          1999
------------------------------------------------------------------------------------------
INTEREST RATE SWAPS
  Pay fixed/receive variable rate swaps hedging investments     $  934.8        $362.7
  Pay variable/receive fixed rate swaps hedging investments         98.8          28.5
  Pay variable/receive variable rate swaps hedging
    investments                                                    184.0           9.0
  Other contracts hedging investments                               20.4          10.1
  Pay variable/receive fixed rate swaps hedging liabilities        965.3         577.2
  Pay variable/receive variable rate swaps hedging
    liabilities                                                    546.9            --
FOREIGN CURRENCY SWAPS
  Hedging foreign currency denominated investments              $   30.5        $ 14.8
  Hedging foreign currency denominated liabilities               1,542.2         577.2
INTEREST RATE FUTURES CONTRACTS                                 $5,659.8        $781.6
------------------------------------------------------------------------------------------

(8)  FEDERAL INCOME TAX
The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2000 and 1999 were as follows:

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
(in millions)                                                       2000          1999
------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
  Fixed maturity securities                                       $   --        $  5.3
  Future policy benefits                                            34.4         149.5
  Liabilities in separate accounts                                 462.0         373.6
  Mortgage loans on real estate and real estate                     18.8          18.5
  Other assets and other liabilities                                41.0          51.1
------------------------------------------------------------------------------------------
    Total gross deferred tax assets                                556.2         598.0
  Less valuation allowance                                          (7.0)        (7.0)
------------------------------------------------------------------------------------------
    Net deferred tax assets                                        549.2         591.0
------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
  Deferred policy acquisition costs                                783.7         724.4
  Fixed maturity securities                                         98.9            --
  Deferred tax on realized investment gains                         29.0          34.7
  Equity securities and other long-term investments                  6.4          10.8
  Other                                                             32.0          23.5
------------------------------------------------------------------------------------------
    Total gross deferred tax liabilities                           950.0         793.4
------------------------------------------------------------------------------------------
      Net deferred tax liability                                  $400.8        $202.4
------------------------------------------------------------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged for the years ended December 31, 2000, 1999 and 1998.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The Company's current federal income tax liability was $105.7 million and $107.3 million as of December 31, 2000 and 1999, respectively.

Federal income tax expense for the years ended December 31 was as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
Currently payable                                                $ 61.9         $ 43.3         $168.9
Deferred tax expense                                              127.1          148.2            4.2
---------------------------------------------------------------------------------------------------------
                                                                 $189.0         $191.5         $173.1
---------------------------------------------------------------------------------------------------------

Total federal income tax expense for the years ended December 31, 2000, 1999 and 1998 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

---------------------------------------------------------------------------------------------------------------
                                                ---------------------------------------------------------------
                                                           2000                    1999                    1998
                                                ---------------------------------------------------------------
(in millions)                             AMOUNT          %       Amount          %       Amount          %
---------------------------------------------------------------------------------------------------------------
Computed (expected) tax expense           $218.4       35.0       $200.5       35.0       $176.9       35.0
Tax exempt interest and dividends
  received deduction                       (24.7)      (4.0)        (7.3)      (1.3)        (4.9)      (1.0)
Income tax credits                          (8.0)      (1.3)        (4.3)      (0.7)          --         --
Other, net                                   3.3        0.6          2.6        0.4          1.1        0.2
---------------------------------------------------------------------------------------------------------------
  Total (effective rate of each year)     $189.0       30.3       $191.5       33.4       $173.1       34.2
---------------------------------------------------------------------------------------------------------------

Total federal income tax paid was $64.5 million, $2.3 million and $160.0 million during the years ended December 31, 2000, 1999 and 1998, respectively.

(9)  EARNINGS PER SHARE
Basic earnings per share represent the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share represent the amount of earnings for the period available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options.

The calculations of basic and diluted earnings per share for the years ended December 31 follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                            2000           1999           1998
---------------------------------------------------------------------------------------------------------
Basic and diluted net income                                     $434.9         $381.3         $332.4
---------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                        128.7          128.5          128.5
Dilutive effect of stock options                                    0.2            0.1            0.1
---------------------------------------------------------------------------------------------------------
Weighted average diluted common shares outstanding                128.9          128.6          128.6
---------------------------------------------------------------------------------------------------------
Net income per common share:
  Basic                                                          $ 3.38         $ 2.96         $ 2.58
  Diluted                                                        $ 3.38         $ 2.96         $ 2.58
---------------------------------------------------------------------------------------------------------

- 66
   67 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(10)  COMPREHENSIVE INCOME
Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholders' equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unrealized gains (losses) on securities available-for-sale. The related before and after federal tax amounts for the years ended December 31, 2000, 1999 and 1998 were as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities available-for-sale
  arising
  during the period:
  Gross                                                          $261.4        $(665.0)         $58.5
  Adjustment to deferred policy acquisition costs                 (75.3)         167.5          (12.9)
  Related federal income tax (expense) benefit                    (65.1)         171.8          (15.9)
---------------------------------------------------------------------------------------------------------
    Net                                                           121.0         (325.7)          29.7
---------------------------------------------------------------------------------------------------------
Reclassification adjustment for net (gains) losses on
  securities
  available-for-sale realized during the period:
  Gross                                                            13.8           17.0           (1.4)
  Related federal income tax expense (benefit)                     (4.8)          (6.2)           0.5
---------------------------------------------------------------------------------------------------------
    Net                                                             9.0           10.8           (0.9)
---------------------------------------------------------------------------------------------------------
      Total Other Comprehensive Income                           $130.0        $(314.9)         $28.8
---------------------------------------------------------------------------------------------------------

(11)  FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

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

The Company in estimating its fair value disclosures used the following methods and assumptions:

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

Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

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

Investment contracts: The fair value for the Company's liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the

- 68
   69 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

Short-term borrowings: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

Long-term debt: The fair value for long-term debt is based on quoted market prices.

Capital and preferred securities of subsidiary trusts: The fair value for capital and preferred securities of subsidiary trusts is based on quoted market prices.

Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 12.

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

Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                            2000                          1999
-----------------------------------------------------------------------------------------------------------
                                                   CARRYING      ESTIMATED       Carrying      Estimated
(in millions)                                        AMOUNT     FAIR VALUE         amount     fair value
-----------------------------------------------------------------------------------------------------------
ASSETS
  Investments:
    Securities available-for-sale:
      Fixed maturity securities                   $15,505.5      $15,505.5      $15,292.2      $15,292.2
      Equity securities                               150.2          150.2           96.4           96.4
    Mortgage loans on real estate, net              6,168.3        6,327.8        5,786.3        5,745.5
    Policy loans                                      562.6          562.6          519.6          519.6
    Short-term investments                            558.4          558.4          560.5          560.5
  Cash                                                 62.7           62.7           22.5           22.5
  Assets held in separate accounts                 65,968.8       65,968.8       67,155.3       67,155.3
LIABILITIES
  Investment contracts                            (16,874.9)     (16,035.7)     (16,984.4)     (16,435.2)
  Policy reserves on life insurance contracts      (5,368.4)      (5,128.5)      (4,883.9)      (4,607.9)
  Short-term borrowings                              (118.7)        (118.7)            --             --
  Long-term debt                                     (298.4)        (283.1)        (298.4)        (290.5)
  Liabilities related to separate accounts        (65,968.8)     (64,303.8)     (67,155.3)     (66,338.9)
Capital and preferred securities of subsidiary
  trusts                                             (300.0)        (288.1)        (300.0)        (251.8)
DERIVATIVE FINANCIAL INSTRUMENTS
  Interest rate swaps hedging assets                   (8.3)          (8.3)           4.3            4.3
  Interest rate swaps hedging liabilities             (26.2)         (32.2)            --          (24.2)
  Foreign currency swaps                              (24.3)         (30.9)         (11.8)         (11.8)
  Futures contracts                                   (16.0)         (16.0)           1.3            1.3
-----------------------------------------------------------------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(12)  RISK DISCLOSURES
The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

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

Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

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

Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts

- 70
   71 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $360.6 million extending into 2001 were outstanding as of December 31, 2000. The Company also had $55.6 million of commitments to purchase fixed maturity securities outstanding as of December 31, 2000.

Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NFS, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. At December 31, 2000, NFS's credit risk from these derivative financial instruments was $44.8 million.

Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (23% in 1999) in any geographic area and no more than 1% (2% in 1999) with any one borrower as of December 31, 2000. As of December 31, 2000, 36% (39% in 1999) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.

Reinsurance: The Company has entered into reinsurance contracts to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin) and beginning in 2000 with Security Benefit Life Insurance Company (SBL). Total recoveries due from Franklin were $97.7 million and $143.6 million as of December 31, 2000 and 1999, respectively, while amounts due from SBL totaled $45.4 million as of December 31, 2000. The contracts are immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin and SBL have each established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% and 100% of the reinsured reserves for Franklin and SBL, respectively.

(13)  PENSION PLAN AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Pension cost (benefit) charged to operations by the Company during the years ended December 31, 2000, 1999 and 1998 were $2.7 million, ($0.2) million and $3.0 million, respectively. The Company has recorded a prepaid pension asset of $13.6 million and $16.7 million as of December 31, 2000 and 1999.

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

The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however; certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

The Company's accrued postretirement benefit expense as of December 31, 2000 and 1999 was $51.0 million and $49.6 million, respectively and the net periodic postretirement benefit cost (NPPBC) for 2000, 1999 and 1998 was $4.1 million, $4.9 million and $4.1 million, respectively.

- 72
   73 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2000 and 1999 follows:

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                            Pension                   Postretirement
                                                            Benefits                     Benefits
-----------------------------------------------------------------------------------------------------------
(in millions)                                          2000           1999          2000           1999
-----------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year            $1,811.4       $2,185.0       $ 239.8        $ 270.1
Service cost                                           81.4           80.0          12.2           14.2
Interest cost                                         125.3          109.9          18.7           17.6
Actuarial loss (gain)                                  34.8          (95.0)         16.1          (64.4)
Plan settlement                                          --         (396.1)           --             --
Benefits paid                                         (71.2)         (72.4)        (10.4)         (11.0)
Acquired companies                                       --             --            --           13.3
-----------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                   1,981.7        1,811.4         276.4          239.8
-----------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year      2,247.6        2,541.9          91.3           77.9
Actual return on plan assets                          140.9          161.8          12.2            3.5
Employer contribution                                    --           12.4          26.3           20.9
Plan curtailment in 2000/settlement in 1999            19.8         (396.1)           --             --
Benefits paid                                         (71.2)         (72.4)        (10.4)         (11.0)
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year            2,337.1        2,247.6         119.4           91.3
-----------------------------------------------------------------------------------------------------------
Funded status                                         355.4          436.2        (157.0)        (148.5)
Unrecognized prior service cost                        25.0           28.2            --             --
Unrecognized net gains                               (311.7)        (402.0)        (34.1)         (46.7)
Unrecognized net (asset) obligation at
  transition                                           (6.4)          (7.7)          1.0            1.1
-----------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                     $   62.3       $   54.7       $(190.1)       $(194.1)
-----------------------------------------------------------------------------------------------------------

Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                            Pension                    Postretirement
                                                            Benefits                      Benefits
-----------------------------------------------------------------------------------------------------------
                                                       2000           1999           2000           1999
-----------------------------------------------------------------------------------------------------------

Weighted average discount rate                         6.75%          7.00%          7.50%          7.80%
Rate of increase in future compensation levels         5.00%          5.25%            --             --
Assumed health care cost trend rate:
  Initial rate                                           --             --          15.00%         15.00%
  Ultimate rate                                          --             --           5.50%          5.50%
  Uniform declining period                               --             --        5 YEARS        5 Years
-----------------------------------------------------------------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2000, 1999 and 1998 were as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
Service cost (benefits earned during the period)                $  81.4        $  80.0        $  87.6
Interest cost on projected benefit obligation                     125.3          109.9          123.4
Expected return on plan assets                                   (184.5)        (160.3)        (159.0)
Recognized gains                                                  (11.8)          (9.1)          (3.8)
Amortization of prior service cost                                  3.2            3.2            3.2
Amortization of unrecognized transition obligation (asset)         (1.3)          (1.4)           4.2
---------------------------------------------------------------------------------------------------------
                                                                $  12.3        $  22.3        $  55.6
---------------------------------------------------------------------------------------------------------

Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the plan resulting in a curtailment gain of $67.1 million. During 1999, the Plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32.9 million. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19.8 million.

Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                   2000           1999           1998
---------------------------------------------------------------------------------------------------------
Weighted average discount rate                                     7.00%          6.08%          6.00%
Rate of increase in future compensation levels                     5.25%          4.33%          4.25%
Expected long-term rate of return on plan assets                   8.25%          7.33%          7.25%
---------------------------------------------------------------------------------------------------------

The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2000, 1999 and 1998 were as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
(in millions)                                                      2000           1999           1998
---------------------------------------------------------------------------------------------------------
Service cost (benefits attributed to employee service during
  the year)                                                       $12.2          $14.2          $ 9.8
Interest cost on accumulated postretirement benefit
  obligation                                                       18.7           17.6           15.4
Expected return on plan assets                                     (7.9)          (4.8)          (4.4)
Amortization of unrecognized transition obligation of
  affiliates                                                        0.6            0.6            0.2
Net amortization and deferral                                      (1.3)          (0.5)           0.6
---------------------------------------------------------------------------------------------------------
                                                                  $22.3          $27.1          $21.6
---------------------------------------------------------------------------------------------------------

- 74
   75 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2000, 1999 and 1998 were as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                    2000           1999           1998
---------------------------------------------------------------------------------------------------------
Discount rate                                                       7.80%          6.65%          6.70%
Long-term rate of return on plan assets, net of tax in 1999
  and 1998                                                          8.30%          7.15%          5.83%
Assumed health care cost trend rate:
  Initial rate                                                     15.00%         15.00%         12.00%
  Ultimate rate                                                     5.50%          5.50%          6.00%
  Uniform declining period                                       5 YEARS        5 Years       12 Years
---------------------------------------------------------------------------------------------------------

Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2000 and on the NPPBC for the year ended December 31, 2000 was not calculated.

(14)  STOCK COMPENSATION
The Company sponsors the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (LTEP) covering selected officers, directors and employees of the Company and certain of its affiliates. The LTEP provides for the grant of any or all of the following types of awards: (i) stock options for shares of Class A common stock; (ii) stock appreciation rights (SARs); (iii) restricted stock; and (iv) performance awards. The LTEP was effective December 11, 1996 and no awards may be granted under the LTEP after December 11, 2006. The number of shares of Class A common stock which may be issued under the LTEP, or as to which SARs or other awards may be granted, currently may not exceed 6.1 million.

The Company has elected to continue to follow Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 -- Accounting for Stock-Based Compensation (SFAS 123). Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123, which require the fair value of the options granted to be recorded as expense over the vesting period, are presented below.

Stock options granted under the LTEP in 2000, 1999 and 1998 have ten year terms. Generally, one third of the options vest and become fully exercisable at the end of each of three years of continued employment, or upon

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES retirement. The Company's stock option activity and related information for the three years ended December 31, is summarized below:

----------------------------------------------------------------------------------------------------------------
                         ---------------------------------------------------------------------------------------
                                    2000                         1999                         1998
                         ---------------------------------------------------------------------------------------
                         OPTIONS ON     WEIGHTED       Options on     Weighted     Options on       Weighted
                            CLASS A      AVERAGE          Class A      Average        Class A        average
                             COMMON     EXERCISE           common     exercise         common       exercise
                              STOCK        PRICE            stock        price          stock          price
----------------------------------------------------------------------------------------------------------------
Outstanding, beginning
  of period               1,623,529       $40.34          562,134       $32.68        242,500         $23.72
Granted                   1,182,542       $27.60        1,076,475       $44.29        321,300         $39.51
Exercised                    (6,935)      $28.81           (5,555)      $23.50         (1,666)        $23.50
Cancelled                    (1,300)      $31.21           (9,525)      $48.08             --             --
----------------------------------------------------------------------------------------------------------------
Outstanding, end of
  period                  2,797,836       $34.99        1,623,529       $40.34        562,134         $32.68
----------------------------------------------------------------------------------------------------------------
Exercisable, end of
  period                    868,094       $37.39          321,897       $31.84         88,610         $23.70
----------------------------------------------------------------------------------------------------------------
Weighted average fair
  value of options
  granted during the
  year                                    $11.58                        $18.44                        $15.79
----------------------------------------------------------------------------------------------------------------

The following table summarizes information about employee options outstanding and exercisable at December 31, 2000.

-------------------------------------------------------------------------------------------------------------
                                      -------------------------------------------------------------------
                                                                                     Options currently
                                               Options outstanding                      exercisable
                                      -------------------------------------------------------------------
                                                   Weighted
                                                    average        Weighted                      Weighted
                                                  remaining         average                       average
                                                  contractual      exercise                      exercise
Range of exercise prices               Number         lives           price         Number          price
-------------------------------------------------------------------------------------------------------------
$23.50 -- $31.19                     1,366,779         8.65          $26.55        230,279         $23.69
$36.75 -- $48.13                     1,431,057         8.15          $43.05        637,815         $42.33
-------------------------------------------------------------------------------------------------------------

The fair values of the stock options are estimated on the dates of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                    2000           1999           1998
---------------------------------------------------------------------------------------------------------
Risk free interest rate                                             6.76%          5.36%          5.50%
Dividend yield                                                      1.46%          0.80%          0.80%
Volatility factor                                                  0.417          0.414          0.342
Weighted average expected option life                            5 YEARS        5 Years        6 Years
---------------------------------------------------------------------------------------------------------

- 76
   77 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Had the compensation cost for the employee stock options been determined in accordance with the fair value based accounting method provided by SFAS 123, net income and net income per common share for the years ended December 31 would have been as follows:

------------------------------------------------------------------------------------------
                                                               ---------------------------
                                                                                  As
(in millions, except per share amounts)                        Pro forma       presented
------------------------------------------------------------------------------------------
2000
Net income                                                       $425.1         $434.9
Basic and diluted earnings per common share                      $ 3.30         $ 3.38
------------------------------------------------------------------------------------------
1999
Net income                                                       $375.2         $381.3
Basic and diluted earnings per common share                      $ 2.92         $ 2.96
------------------------------------------------------------------------------------------
1998
Net income                                                       $330.1         $332.4
Basic and diluted earnings per common share                      $ 2.57         $ 2.58
------------------------------------------------------------------------------------------

(15) SHAREHOLDERS' EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS
The Board of Directors of the Company has the authority to issue 50.0 million shares of preferred stock without further action of the shareholders. Preferred stock may be issued in one or more classes with full, special, limited or no voting powers, and designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions as stated in any resolution adopted by the Board of Directors of the Company issuing any class of preferred stock. No shares of preferred stock have been issued or are outstanding.

The holders of Class A common stock is entitled to one vote per share. The holders of Class B common stock are entitled to ten votes per share. Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted. If at any time after the initial issuance of shares of Class A common stock the number of outstanding shares of Class B common stock falls below 5% of the aggregate number of issued and outstanding shares of common stock, then each outstanding share of Class B common stock shall automatically convert into one share of Class A common stock. In the event of any sale or transfer of shares of Class B common stock to any person or persons other than NMIC or its affiliates, such shares of Class B common stock so transferred shall be automatically converted into an equal number of shares of Class A common stock. Cash dividends of $0.46, $0.38 and $0.30 per common share were declared during 2000, 1999 and 1998, respectively.

Each insurance company's state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and its insurance company subsidiary exceed the minimum risk-based capital requirements.

The statutory capital and surplus of NLIC as of December 31, 2000, 1999 and 1998 was $1.28 billion, $1.35 billion and $1.32 billion, respectively. The statutory net income of NLIC for the years ended December 31, 2000, 1999 and 1998 was $158.7 million, $276.2 million and $171.0 million, respectively.

The NAIC completed a project to codify statutory accounting principles (Codification), which is effective January 1, 2001 for NLIC and its insurance company subsidiary. The resulting change to NLIC's January 1, 2001 surplus was an increase of approximately $80.0 million. The significant change for NLIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

Ohio insurance laws limit the payment of dividends in excess of specified amounts without prior regulatory approval. At December 31, 2000 no dividends could be paid by NLIC without prior approval.

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

(16)  TRANSACTIONS WITH AFFILIATES
During second quarter 1999, NFS' wholly-owned subsidiary, NLIC, entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. During September 1999, NFS also acquired Pension Associates (PA), an affiliated pension plan administrator for $3.4 million. Because ELOW and PA were affiliates, the Company accounted for the purchases similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The combined net assets of the acquired companies exceeded the purchase price by $17.0 million, which is reflected as a direct credit to shareholders' equity.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC's accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the

- 78
   79 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of NLIC's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by NLIC, although a fee is paid to NLIC for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELOW for the years ended December 31, 2000, 1999 and 1998 were $170.1 million, $193.0 million and $216.9 million, respectively, while benefits, claims and expenses ceded were $168.0 million, $197.3 million and $259.3 million, respectively.

Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, beginning in 1999 Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2000, 1999 and 1998, the Company made payments to NMIC and Nationwide Services Company totaling $156.6 million, $132.3 million and $95.0 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2000, 1999 and 1998, the Company made lease payments to NMIC and its subsidiaries of $14.3 million, $11.4 million and $9.2 million, respectively.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. Transactions under the agreements during 2000, 1999 and 1998 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $436.5 million and $560.5 million as of December 31, 2000 and 1999, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

(17)  BANK LINES OF CREDIT
Also available as a source of funds to the Company is a $1 billion revolving credit facility entered into by NFS, NLIC and NMIC. The facility is comprised of a five year $700 million agreement and a 364 day $300 million agreement with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.69 billion and NLIC maintain statutory surplus in excess of $935 million. The Company had no amounts outstanding under this agreement as of December 31, 2000. Of the total facility, $300 million is designated to back NLIC's $300 million commercial paper program. Therefore, borrowing capacity under this facility would be reduced by the amount of any commercial paper outstanding.

(18)  CONTINGENCIES
On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. No class has been certified. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and other named defendants. The Company intends to defend this lawsuit vigorously.

- 80
   81 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(19)  SEGMENT INFORMATION
The Company has redefined its business segments in order to align this disclosure with the way management currently views its core operations. This updated view better reflects the different economics of the Company's different businesses and also aligns well with the new market focus. As a result, the Company now reports four product segments: Individual Annuity, Institutional Products, Life Insurance and Asset Management. In addition, the Company reports certain other revenues and expenses in a Corporate segment. All 1999 and 1998 amounts have been restated to reflect the new business segments.

The Individual Annuity segment consists of both variable and fixed annuity contracts. Individual annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for a prescribed period. The Company's individual annuity products consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities.

The Institutional Products segment is comprised of the Company's group pension and payroll deduction business, both public and private sectors, and medium-term note program. The public sector includes the 457 business in the form of fixed and variable annuities as well as administration only business. The private sector includes the 401(k) business generated through fixed and variable annuities, Nationwide Trust Company and The 401(k) Company.

The Life Insurance segment consists of insurance products, including universal life insurance, bank-owned life insurance and corporate-owned life insurance products, which provide a death benefit and also allow the customer to build cash value on a tax-advantaged basis.

The Asset Management segment consists primarily of the Company's investment advisor subsidiary, Villanova Capital, Inc.

In addition to the product segments, the Company reports a Corporate segment. The Corporate segments includes net investment income not allocated to the four product segments, unallocated expenses, interest expense on debt and goodwill amortization. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments in the Corporate segment.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

The following tables summarize the financial results of the Company's business segments for the years ended December 31, 2000, 1999 and 1998.

-------------------------------------------------------------------------------------------------------------------
                           ----------------------------------------------------------------------------------------
                           INDIVIDUAL     INSTITUTIONAL      LIFE          ASSET
(in millions)               ANNUITY         PRODUCTS      INSURANCE     MANAGEMENT       CORPORATE       TOTAL
-------------------------------------------------------------------------------------------------------------------
2000
Net investment income       $   486.2      $   828.8       $  289.2        $  6.5        $   57.7      $ 1,668.4
Other operating revenue         626.7          322.1          462.1         112.9             3.0        1,526.8
-------------------------------------------------------------------------------------------------------------------
  Total operating revenue
    (1)                       1,112.9        1,150.9          751.3         119.4            60.7        3,195.2
-------------------------------------------------------------------------------------------------------------------
Interest credited to
  policyholder account
  balances                      397.9          628.8          157.2            --              --        1,183.9
Amortization of deferred
  policy acquisition
  costs                         238.2           49.2           64.2            --              --          351.6
Interest expense on debt
  and capital and
  preferred securities of
  subsidiary trusts                --             --             --            --            48.5           48.5
Other benefits and
  expenses                      200.5          248.3          368.8         114.9            29.9          962.4
-------------------------------------------------------------------------------------------------------------------
  Total benefits and
    expenses                    836.6          926.3          590.2         114.9            78.4        2,546.4
-------------------------------------------------------------------------------------------------------------------
Operating income (loss)
  before federal income
  tax (1)                       276.3          224.6          161.1           4.5           (17.7)         648.8
Realized losses on
  investments                      --             --             --            --           (24.9)         (24.9)
-------------------------------------------------------------------------------------------------------------------
Income (loss) before
  federal income tax        $   276.3      $   224.6       $  161.1        $  4.5        $  (42.6)     $   623.9
-------------------------------------------------------------------------------------------------------------------
Assets as of year end       $45,574.6      $37,302.2       $8,103.3        $181.7        $2,016.8      $93,178.6
-------------------------------------------------------------------------------------------------------------------

(1) Excludes net realized gains and losses on investments.

- 82
   83 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------------------------------------------
                            ---------------------------------------------------------------------------------------
                            Individual   Institutional        Life         Asset
(in millions)                Annuity        Products       Insurance     Management      Corporate       Total
-------------------------------------------------------------------------------------------------------------------
1999
Net investment income       $   459.0      $   771.9       $  253.1        $  4.9        $   41.6      $ 1,530.5
Other operating revenue         511.5          270.2          394.9         103.7             3.5        1,283.8
-------------------------------------------------------------------------------------------------------------------
  Total operating revenue
    (1)                         970.5        1,042.1          648.0         108.6            45.1        2,814.3
-------------------------------------------------------------------------------------------------------------------
Interest credited to
  policyholder account
  balances                      385.0          580.9          130.5            --              --        1,096.4
Amortization of deferred
  policy acquisition
  costs                         171.0           41.6           60.1            --              --          272.7
Interest expense on debt
  and capital and
  preferred securities of
  subsidiary trusts                --             --             --            --            47.2           47.2
Other benefits and
  expenses                      160.1          218.1          334.7          85.7            15.6          814.2
-------------------------------------------------------------------------------------------------------------------
  Total benefits and
    expenses                    716.1          840.6          525.3          85.7            62.8        2,230.5
-------------------------------------------------------------------------------------------------------------------
Operating income (loss)
  before federal income
  tax (1)                       254.4          201.5          122.7          22.9           (17.7)         583.8
Realized losses on
  investments                      --             --             --            --           (11.0)         (11.0)
-------------------------------------------------------------------------------------------------------------------
Income (loss) before
  federal income tax        $   254.4      $   201.5       $  122.7        $ 22.9        $  (28.7)     $   572.8
-------------------------------------------------------------------------------------------------------------------
Assets as of year end       $45,702.8      $39,127.6       $6,616.7        $183.9        $1,423.0      $93,054.0
-------------------------------------------------------------------------------------------------------------------

(1) Excludes net realized gains and losses on investments.

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------------------------------------------
                            ---------------------------------------------------------------------------------------
                            Individual    Institutional       Life         Asset
(in millions)                Annuity        Products       Insurance     Management      Corporate        Total
-------------------------------------------------------------------------------------------------------------------
1998
Net investment income       $   431.8      $   785.6       $  225.6        $  1.5        $   42.3      $ 1,486.8
Other operating revenue         412.6          205.7          318.5          72.4            (2.2)       1,007.0
-------------------------------------------------------------------------------------------------------------------
  Total operating revenue
    (1)                         844.4          991.3          544.1          73.9            40.1        2,493.8
-------------------------------------------------------------------------------------------------------------------
Interest credited to
  policyholder account
  balances                      357.9          595.7          115.4            --              --        1,069.0
Amortization of deferred
  policy acquisition
  costs                         129.3           38.9           46.4            --              --          214.6
Interest expense on debt
  and capital and
  preferred securities of
  subsidiary trusts                --             --             --            --            35.1           35.1
Other benefits and
  expenses                      127.0          191.9          293.5          59.9            15.2          687.5
-------------------------------------------------------------------------------------------------------------------
  Total benefits and
    expenses                    614.2          826.5          455.3          59.9            50.3        2,006.2
-------------------------------------------------------------------------------------------------------------------
Operating income (loss)
  before federal income
  tax (1)                       230.2          164.8           88.8          14.0           (10.2)         487.6
Realized gains on
  investments                      --             --             --            --            17.9           17.9
-------------------------------------------------------------------------------------------------------------------
Income before federal
  income tax                $   230.2      $   164.8       $   88.8        $ 14.0        $    7.7      $   505.5
-------------------------------------------------------------------------------------------------------------------
Assets as of year end       $36,641.8      $30,688.9       $5,187.6        $ 62.6        $2,090.3      $74,671.2
-------------------------------------------------------------------------------------------------------------------

(1) Excludes net realized gains and losses on investments.

The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.

- 84
   85 -

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

(20)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                    FIRST         SECOND          THIRD         FOURTH
(in millions, except per share amounts)            QUARTER        QUARTER        QUARTER        QUARTER
-----------------------------------------------------------------------------------------------------------
2000
Operating revenue                                   $798.8         $788.0         $804.2         $804.2
Realized losses on investments                        (3.0)         (10.4)          (2.9)          (8.6)
-----------------------------------------------------------------------------------------------------------
  Total revenues                                     795.8          777.6          801.3          795.6
Benefits and expenses                                641.8          624.9          637.1          642.6
-----------------------------------------------------------------------------------------------------------
  Income before federal income tax expense           154.0          152.7          164.2          153.0
Federal income tax expense                            49.2           48.5           47.5           43.8
-----------------------------------------------------------------------------------------------------------
  Net income                                        $104.8         $104.2         $116.7         $109.2
-----------------------------------------------------------------------------------------------------------
Basic and diluted earnings per common share         $ 0.82         $ 0.81         $ 0.91         $ 0.84
-----------------------------------------------------------------------------------------------------------

1999
Operating revenue                                   $662.5         $680.4         $710.2         $761.2
Realized gains (losses) on investments                (5.4)          (7.9)           6.2           (3.9)
-----------------------------------------------------------------------------------------------------------
  Total revenues                                     657.1          672.5          716.4          757.3
Benefits and expenses                                525.4          535.4          560.9          608.8
-----------------------------------------------------------------------------------------------------------
  Income before federal income tax expense           131.7          137.1          155.5          148.5
Federal income tax expense                            43.9           45.7           52.2           49.7
-----------------------------------------------------------------------------------------------------------
  Net income                                        $ 87.8         $ 91.4         $103.3         $ 98.8
-----------------------------------------------------------------------------------------------------------
Basic and diluted earnings per common share         $ 0.68         $ 0.71         $ 0.80         $ 0.77
-----------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
NATIONWIDE FINANCIAL SERVICES, INC.:
We have audited the accompanying consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries (collectively the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Columbus, Ohio

January 26, 2001

- 86
   87 -

REPORT OF MANAGEMENT

The management of Nationwide Financial Services, Inc and its subsidiaries (the Company) is responsible for the preparation and integrity of the consolidated financial statements and other financial information contained in this Annual Report. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and where necessary, include amounts that are based on the best estimates and judgment of management. Management believes the consolidated financial statements present fairly the Company's financial position and results of operations and that other financial data contained in the Annual Report has been compiled in a manner consistent with the consolidated financial statements.

KPMG LLP, independent auditors, performed an audit of the Company's consolidated financial statements. Management has made available to KPMG LLP all of the Company's financial records and related data.

Management maintains a system of internal accounting controls that provides reasonable assurance that transactions are executed and recorded with proper management authorization, and that assets of the Company are safeguarded. The Company maintains a strong internal audit function that independently assesses the effectiveness of the controls and makes recommendations for improvement. In addition, as part of their audit of the Company's consolidated financial statements, KPMG LLP completed a study and evaluation of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management believes that the Company's internal control system is adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical business environment that ensures the Company's affairs are conducted according to the highest standards of professional conduct, honesty and integrity. The Company's Code of Ethics and Business Practices, which is periodically distributed to all employees, reflects this responsibility. The code addresses the necessity of ensuring open communication within the Company; potential conflicts of interest; marketing practices; compliance with all laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company's Office of Ethics and Compliance is responsible for raising employee awareness of the Company's code, and serves as a confidential resource for inquiries and reporting.

The Audit Committee of the Board of Directors of the Company, composed of non-employee directors, meets periodically with the external and internal auditors to evaluate the effectiveness of work performed by them in discharging their respective responsibilities and to assure their independence and free access to the Audit Committee.

/s/ Mark R. Thresher

Mark R. Thresher
Senior Vice President -- Finance
January 26, 2001